Filed Pursuant to Rule 424(b)(3)
Registration No. 333-178204

PROSPECTUS

HOWARD BANCORP, INC.

1,150,891 SHARES OF COMMON STOCK OFFERED BY HOWARD BANCORP, INC.	173,003 SHARES OF COMMON STOCK WHICH COULD BE OFFERED BY THE SELLING STOCKHOLDER FROM TIME TO TIME ON A CONTINUOUS OR DELAYED BASIS

This prospectus relates to our initial public offering in which we are offering up to 1,150,891 shares of our common stock. This prospectus also relates to the possible sale, from time to time, in one or more transactions of 173,003 shares of common stock by an investor who is purchasing such shares in a private placement (see below) from us for investment and not with a view to resale.

Our common stock is currently quoted on the Over-the-Counter-Bulletin Board under the symbol “HBMD.” Our common stock has been approved for listing on The NASDAQ Stock Market LLC under the symbol “HBMD.”

In our initial public offering, we are distributing to holders of our common stock, at no charge, non-transferable subscription rights to purchase up to 1,150,891 shares of our common stock. We refer to this offering as the “rights offering.” In the rights offering, you will receive one subscription right for each full share of our common stock you owned at 5:00 p.m., Eastern Time, on February 27, 2012, the record date of the rights offering.

Each subscription right will entitle you to purchase 0.4359 share of our common stock at a subscription price of $7.30 per share, which we refer to as the basic subscription right. If you exercise all of your basic subscription rights, you may also have the opportunity to purchase additional shares of common stock at the same purchase price, subject to our acceptance of your request to purchase such additional shares, reduction, pro ration and certain other limitations.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on June 18, 2012, but we may extend the rights offering for additional periods ending no later than July 16, 2012. Our board of directors may cancel the rights offering for any reason at any time before it closes. If we cancel the rights offering, all subscription payments received will be returned, without interest or deduction, as soon as practicable.

Shares of common stock that remain unsubscribed for (after taking into account all over-subscription options exercised and accepted) at the expiration of the rights offering will be offered for sale to the public in a public offering at a price of $7.30 per share, which we refer to at the “public offer.” The public offer will terminate on June 25, 2012, unless the rights offering is extended. We must receive subscriptions for a minimum of $2.6 million (356,165 shares), in the aggregate, in order to complete the rights offering and the public offer. Once submitted, exercises of subscription rights and subscriptions in the public offer are irrevocable.

On October 3, 2011, we commenced, and on March 28, 2012, we completed a private placement of our common stock, which we refer to as the “private placement,” pursuant to which we entered into investment agreements with certain institutional investors pursuant to which, subject to their respective terms and conditions, simultaneously with the closing of the rights offering and the public offer, Emerald Advisers, Inc. (“Emerald”) is obligated to purchase from us 173,003 shares of our common stock and Battlefield Capital Management, LLC (“Battlefield”) is obligated to purchase that number of shares which equals 9.8% of our common stock outstanding upon closing of the rights offering, the public offer and the private placement, each at a price of $7.30 per share.

Emerald may offer and sell shares purchased in the private placement from time to time in one or more transactions through one or more brokers or dealers or agents or directly to purchasers at prevailing market or negotiated prices after completion of the rights offering and the public offer. Although it has no present intent to do so, such offers and sales may be made on a continuous or delayed basis, in or off the market. In connection with any such resales, Emerald may, under certain circumstances, be deemed to be an “underwriter” as that term is used in the Securities Act of 1933, as amended.

This investment involves a degree of risk, including the risk that you may lose all of your investment.
Please read “Risk Factors” beginning on page 16.

Offering Summary

	Minimum	Maximum
Number of shares	356,165	1,150,891
Gross proceeds	$2,600,004.50	$8,401,504.30
Fixed administrative fee payable to sales agent(1)	$50,000	$50,000
Estimated placement fee to sales agent(1)	$0	$378,105.30
Estimated other expenses of the offering	$463,946.75	$463,946.75
Net proceeds	$2,086,057.80	$7,509,452.30

(1)	Assumes that $3.0 million worth of the shares offered by us hereby are sold to our existing stockholders, officers and directors and their respective “friends and family” and that the remaining shares offered by us hereby are sold to other persons. If no shares are sold (a) in the rights offering and (b) to our existing stockholders, officers and directors and “friends and family” in the public offer, the estimated aggregate placement and fixed administrative fees and reimbursable expenses payable to the sales agent for selling in the public offer the maximum number of shares available for sale would be $766,105.30. See “Plan of Distribution.”

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, Maryland Office of the Commissioner of Financial Regulation, Federal Deposit Insurance Corporation, Board of Governors of the Federal Reserve System, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

GRIFFIN FINANCIAL GROUP, LLC

Prospectus dated May 21, 2012

i

ABOUT THIS PROSPECTUS

In making your investment decision, you should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with any other or different information. If anyone provides you with information that is different from, or inconsistent with, the information in this prospectus, you should not rely on it. We believe the information in this prospectus is materially complete and correct as of the date on the front cover. We cannot, however, guarantee that the information will remain correct after that date. For that reason, you should assume that the information in this prospectus is accurate only as of the date on the front cover and that it may not still be accurate on a later date. This document may only be used where it is legal to sell these securities. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of our shares of common stock.

Neither we, nor any of our officers, directors, agents or representatives, make any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

This prospectus does not offer to sell, or ask for offers to buy, any shares of our common stock in any state or other jurisdiction in which such offer or solicitation would be unlawful or where the person making the offer is not qualified to do so.

No action is being taken in any jurisdictions outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in those jurisdictions. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions that apply in those jurisdictions to this offering or the distribution of this prospectus.

In this prospectus, we rely on and refer to information and statistics regarding the banking industry and certain markets in Maryland. We obtained this market data from independent publications or other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

As used in this prospectus, “Howard Bancorp,” “we,” “us,” and “ours” refer to Howard Bancorp, Inc. and its subsidiaries. References to the “Bank” refer to Howard Bank, a wholly-owned subsidiary of Howard Bancorp, Inc., and references to the “offering” refer to both the rights offering and the public offer.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING AND THE PUBLIC OFFER

The following are examples of what we anticipate will be common questions about the rights offering and the public offer. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering and the public offer. This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and the public offer and provides additional information about us and our business, including potential risks related to the rights offering and public offer, the shares of our common stock offered hereby and our business, including those disclosed under “Risk Factors.”

What is the rights offering?

We are distributing, at no charge, to holders of our shares of common stock, non-transferable subscription rights to purchase shares of our common stock at a price of $7.30 per share. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., Eastern Time, on February 27, 2012, the record date for the rights offering. Each subscription right entitles the holder to a basic subscription right and an over-subscription option, as described below.

What is the basic subscription right?

The basic subscription right gives our stockholders the opportunity to purchase an aggregate of 1,150,891 shares of our common stock at a subscription price of $7.30 per share. For each share of our common stock you owned as of the record date for the rights offering, your basic subscription right gives you the opportunity to purchase 0.4359 share of our common stock. For example, if you owned 100 shares of common stock as of the record date, you would have received 100 subscription rights and would have the right to purchase [0.4359 X 100] shares of our common stock (rounded down to 43 shares, with the total subscription payment being adjusted accordingly, as discussed below) for $7.30 per full share (or a total payment of $313.90). You may exercise all or a portion of your basic subscription right, or you may choose not to exercise any subscription rights at all. If you exercise less than your full basic subscription right, however, you will not be entitled to subscribe for shares under your over-subscription option.

Fractional shares resulting from the exercise of basic subscription rights will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

If you hold a Howard Bancorp stock certificate, the number of rights you are entitled to pursuant to your basic subscription right is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company (“DTC”), you will not receive a rights certificate. Instead, DTC will issue one subscription right to your nominee record holder for each share of our common stock that you beneficially own as of the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

What is the over-subscription option?

If you purchase all of the shares of common stock available to you pursuant to your basic subscription right, you may also choose to subscribe for a portion of any shares that our other stockholders do not purchase through the exercise of their basic subscription rights, although acceptance of such subscription pursuant to the over-subscription option is within our sole discretion. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to subscribe for pursuant to your over-subscription option.

If sufficient shares of common stock are available, we generally expect that we will honor your over-subscription request in full. If over-subscription requests exceed the number of shares of common stock available, however, we expect that we will generally allocate the available shares of common stock among stockholders who over-subscribed by multiplying the number of shares requested by each stockholder through the exercise of their over-subscription options by a fraction which equals (x) the number of shares available to be issued through over-subscription options divided by (y) the total number of shares requested by all subscribers through the exercise of their over-subscription options, subject to the limitations described below. As described above for the basic subscription right, we will not issue fractional shares through the exercise of over-subscription options.

To properly exercise your over-subscription option, you must deliver the full subscription payment related to your over-subscription option at the same time you deliver payment related to your basic subscription right. Because we will not know the total number of unsubscribed shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription option, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you. For that calculation, you must assume that no other stockholder, other than you, will subscribe for any shares of our common stock pursuant to their basic subscription right. See “The Rights Offering — The Subscription Rights — Over-Subscription Option.”

Are there any limits on the number of shares I may purchase in the offering or own as a result of the offering?

As a bank holding company, we are subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Federal Reserve has the authority to prevent individuals and entities from acquiring control of us. Under Federal Reserve rules and regulations, if you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more persons or entities, will own more than 25% of our common stock after the offering, then you will be conclusively deemed to control us and would need to obtain prior approval of the Federal Reserve to complete the purchase. If, after giving effect to the offering, you will hold 10% or more of our common stock, you will be presumed to control us and would need to obtain prior approval of the Federal Reserve to complete the purchase unless the circumstances support a rebuttal of such presumption. We will not issue shares pursuant to the exercise of basic subscription rights or over-subscription options, or to any subscriber in the public offer who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of the applicable offering expiration date, such clearance or approval has not been obtained or any applicable waiting period has not expired. See “The Rights Offering — Limitation on How Many Shares of Common Stock You May Purchase in the Rights Offering” and “The Public Offer — Limitation on How Many Shares of Common Stock You May Purchase in the Public Offer.” You are urged to consult your own legal counsel regarding whether you are required to seek the prior approval of the Federal Reserve in connection with your exercise of the subscription rights issued to you or your subscription for shares of common stock in the public offer.

Why are we conducting the offering?

We are conducting the offering primarily to increase our capital levels in order to support organic growth and potential acquisition opportunities we believe will be available to us as a result of anticipated consolidation in the financial services industry as a result of pressures resulting from the existing economic and regulatory environment, including current economic conditions and the regulatory changes being instituted by, among other things, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and so that we will have sufficient capital to maintain our “well-capitalized” status after any such acquisition(s). We are actively looking for an appropriate acquisition opportunity, but we currently do not have any definitive agreements with respect to a potential acquisition.

The additional capital will also allow us to expand our loan and investment activities, including increasing our loans to one borrower limit, and provide us the means to take advantage of opportunities, including potential acquisition opportunities, that may become available to us in the future, especially in light of the current regulatory and economic environment.

We anticipate that we will use the proceeds of the offering: (i) to support potential acquisition(s) and pay related expenses; (ii) to contribute to the capital of Howard Bank for the primary purposes of supporting organic loan growth, increasing its investment activities, increasing the allowable maximum loan amount that it may extend to any one customer, and for the Bank’s working capital and other general corporate purposes; and (iii) for working capital and other general corporate purposes.

Our board of directors has chosen the structure of the offering to raise capital while giving existing stockholders, pursuant to the rights offering, the opportunity to limit their ownership dilution from a sale of common stock to other investors in the public offer and in the private placement.

How was the subscription price in the rights offering and the offer price in the public offer determined?

We established an offering committee, comprised of members of our board of directors, the majority of whom are independent directors and all of whom we expect will purchase shares in the offering. The subscription price in the rights offering and the offer price in the public offer (which we refer to in general as the “subscription price”) was determined by the offering committee, in consultation with Griffin Financial Group, LLC (“Griffin Financial Group”), after taking into account various factors including: (i) the market price for our common stock after taking into account the fact that Howard Bancorp is not a registrant under the Securities Exchange Act of 1934 (the “Exchange Act”) and our shares are not listed on an exchange and the lack of trading volume in the over the counter market and the wide bid ask spreads; (ii) the committee’s perception of our future prospects; (iii) our recent performance in prior periods; (iv) the state of the new issue capital markets generally and for banks, including, particularly, for banks of our size; (v) pricing and related data on recent underwritings for banks, particularly for banks of the Bank’s size in the mid-Atlantic states; (vi) pricing and related data on recent private placements for banks, particularly for banks of the Bank’s size in the mid-Atlantic states; (vii) pricing of recent merger and acquisition transactions for banks, particularly those of the Bank’s size in the mid-Atlantic states, less assumed control premiums; (viii) pricing discussions between us and investors solicited in the private placement; and (ix) pricing agreed to between us and the investors who are participating in the private placement.

The subscription price of $7.30 represents 80% of our reported tangible common book value per share at December 31, 2011 and may or may not be considered the fair market value of our common stock on that date or any date relevant hereto. You should not assume or expect that, after the offering, our shares of common stock will trade at or above the $7.30 purchase price.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your basic subscription rights in full, your ownership interest in Howard Bancorp will be diluted as a result of the offering, and even if you fully exercise your basic subscription rights, but do not exercise, and we do not accept, a certain level of over-subscription options (to the extent shares are available through the over-subscription option), you will experience dilution as a result of the sale of shares to the investors in the private placement. In addition, if you do not exercise your basic subscription rights in full, you will not be entitled to participate in the over-subscription option.

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment, including final clearance of any personal check, before the rights offering expires on June 18, 2012, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish a deadline before the expiration of the rights offering by which you must provide it with your instructions to exercise your subscription rights. Although our board of directors may, in its discretion, extend the expiration date of the rights offering, we currently do not intend to do so. Our board of directors may cancel the rights offering at any time. If we cancel the rights offering, all subscription payments received will be returned, without interest or deduction, as soon as practicable.

Stockholders residing in the U.S. that can be located without unreasonable effort or expense will be provided with reasonable notice (at least seven business days) of the rights offering via this prospectus prior to the expiration of the rights offering. Although we will make reasonable attempts to provide this prospectus to our stockholders, the rights offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone, other than by operation of law. Subscription rights will not be listed for trading on any stock exchange or market. Rights certificates may be completed only by the stockholder who receives the certificate or such stockholder’s transferee by operation of law.

Are we requiring a minimum overall subscription to complete the rights offering?

There is no individual minimum purchase requirement in the rights offering. However, we cannot complete the rights offering unless we receive aggregate subscriptions for at least $2.6 million (356,165 shares) of common stock in the rights offering and public offer.

Can the board of directors cancel or extend the offering?

Yes. Our board of directors may decide to cancel the rights offering or the public offer at any time and for any reason before the closing of the rights offering and the public offer, respectively. If our board of directors cancels the offering, any money received from subscribers will be returned, without interest or deduction, as soon as practicable. If we cancel only the public offer, however, subscription payments will not be returned to subscribers in the rights offering.

We also have the right to extend the rights offering for additional periods ending no later than July 16, 2012, and the public offer for a total of 67 days after the expiration of the rights offering, although we do not presently intend to do so.

Has the board of directors made a recommendation to stockholders regarding the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights will incur investment risk on new money invested. We cannot predict the price at which our shares of common stock will trade after the offering. The market price for our common stock may decrease to an amount below the subscription price, and if you purchase shares of our common stock at the subscription price, you may not be able to sell your shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms of the rights offering. See “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Will our directors and executive officers participate in the offering?

We expect our directors and executive officers, together with their affiliates, to participate in the offering at varying degrees, but they are not required to do so. Based on conversations with our directors and executive officers, we currently anticipate that our directors and executive officers will purchase approximately $1,500,000 of common stock in the offering. The purchase price paid by them will be $7.30 per share, the same paid by all other persons who purchase shares of our common stock in the offering. Following the offering, we expect our directors and executive officers, together with their affiliates, to own approximately 876,739 shares of common stock, or 25.0% and 19.9%, respectively, of our total outstanding shares of common stock if we sell 356,165 and 1,150,891 shares of stock in the offering and 517,354 and 603,699 shares in the private placement, respectively.

How do I exercise my subscription rights if I own shares in certificate form?

If you hold a Howard Bancorp common stock certificate and you wish to participate in the rights offering, you must deliver a properly completed and signed rights certificate, together with payment of the aggregate purchase price, to the subscription agent at or prior to 5:00 p.m., Eastern Time, on June 18, 2012. If you send a personal check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. In certain cases, you may be required to provide additional documentation or signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to Howard Bancorp or the Bank. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by 5:00 p.m., Eastern Time, on June 18, 2012.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your basic subscription rights to the fullest extent possible, and your over-subscription option to the fullest extent for which we accept your subscription pursuant to the over-subscription option, based on the amount of the payment received, subject to the availability of shares under the over-subscription option and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the expiration of the rights offering.

What should I do if I want to participate in the rights offering but my shares are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold your shares of common stock through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the shares you own. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase. You will not receive a rights certificate. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, June 18, 2012 expiration date that we have established for the rights offering.

What form of payment is required to purchase the shares of common stock in the rights offering?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in U.S. currency, by personal check drawn on a U.S. bank or certified check drawn on Howard Bank and payable to “Registrar and Transfer Company,” or by wire transfer of immediately available funds to the account maintained by the subscription agent. If you send payment by personal check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared.

When will I receive my new shares?

If you purchase stock in the rights offering by submitting a rights certificate and payment or if you purchase stock in the public offer by submitting a subscription agreement and payment, we will issue your new shares to you electronically in book entry form upon the closing of the rights offering and public offer, as applicable, which, in both cases, we expect will take place approximately two weeks after the expiration date of the rights offering, assuming our receipt of aggregate subscriptions for at least 356,165 shares in the offering. If your shares as of February 27, 2012 were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering your nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the closing of the rights offering.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable unless the rights offering is cancelled, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock in the rights offering.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and you should consider this investment as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 16 of this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If we do not complete the rights offering, all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable. If you own shares in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.

What fees or charges apply if I purchase shares of common stock in the rights offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising my subscription rights?

For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences.”

What is the public offer?

Concurrent with the rights offering, we and Griffin Financial Group will offer for sale to members of the public identified by Howard Bancorp and others in a public offering on a best efforts basis at the same $7.30 per share subscription price those shares of common stock that remain unsubscribed for (after taking into account all over-subscription options exercised and accepted) at the expiration of the rights offering. See “The Public Offer.”

If I am not a stockholder but wish to subscribe for shares of common stock in the public offer of any unsubscribed shares, what do I do?

We will conduct the public offer concurrently with the rights offering and accept subscription agreements for unsubscribed shares of common stock during the pendency of the rights offering. Such subscription agreements will be binding upon receipt by Griffin Financial Group. The public offer will remain open, and subscribers may submit subscription agreements to purchase shares in the public offer, for up to one week following the expiration of the rights offering (June 25, 2012 if the rights offering is not extended) or the date on which we have accepted subscriptions for all shares of common stock remaining available for sale. Our board of directors may choose to end the public offer prior to the expiration date of the public offer, extend the public offer or cancel the public offer. In the event the public offer is cancelled, all subscription payments received in the public offer will be returned promptly, without interest or deduction. Subscriptions will be accepted in the public offer only to the extent that shares are not subscribed for in the rights offering (taking into account all over-subscription options exercised and accepted).

Is the public offer subject to any minimum or maximum subscription amount?

There is no minimum or maximum amount of shares you can subscribe for in the public offer as long as we have shares remaining available for sale after the rights offering is completed and subject to the purchase limitations described discussed above. See “— Are there any limits on the number of shares I may purchase in the offering or own as a result of the offering?” above. You may not revoke or change your subscription after you have submitted your subscription agreement (which must be accompanied by payment for the shares you subscribe for). We may choose to reject your subscription entirely or accept it for only a portion of the shares for which you subscribe for any reason, including if an insufficient number of shares remain available for purchase after expiration of the rights offering.

Note, however, that we cannot complete the public offer unless we receive aggregate subscriptions for at least $2.6 million (356,165 shares) of common stock in the offering.

Are there backstop or standby purchasers?

No. We have entered into investment agreements with certain investors pursuant to which such investors will purchase between 517,354 and 603,699 shares of our common stock in the private placement at the same $7.30 per share subscription price as in the offering, subject to certain closing conditions. The number of shares they purchase will not be dependent on the number of shares that remain unsold after completion of the rights offering and the public offer. We expect the closing of the private placement to take place concurrently with the closing of the rights offering and public offer, assuming all conditions to closing of the private placement are satisfied by such closing date.

What effects will the offering have on our outstanding common stock?

As of May 21, 2012, we had 2,640,264 shares of our common stock issued and outstanding. In addition, we expect to sell up to 603,699 shares of common stock in the private placement, subject to satisfaction of certain closing conditions. Assuming no options or warrants are exercised prior to the closing of the offering and that all shares offered by us hereby are sold in the offering, we expect approximately 3,791,155 shares to be outstanding immediately after the closing of the offering, not including any shares sold in the private placement. In addition, if all 603,699 shares are sold in the private placement, then we expect 4,394,854 shares of our common stock will be outstanding immediately after closing of the offering and the private placement.

The issuance of shares of our common stock in the offering and the private placement will dilute, and thereby reduce, your proportionate ownership in our shares of common stock even if you fully exercise your basic subscription rights. In addition, the market price of the shares is unlikely to increase beyond the $7.30 subscription price in the offering between now and the closing of the offering, which prior to closing of the offering may limit any potential increase in market price per share of shares you already hold.

How much will Howard Bancorp receive from the offering?

We expect the aggregate proceeds in the offering, net of sales commission and expenses, will be approximately $2.1 million if the minimum number of shares is sold in the offering and $7.5 million if all of the shares offered hereby by us are sold.

What is the role of Griffin Financial Group in the public offer?

We have entered into an agreement with Griffin Financial Group pursuant to which Griffin Financial Group is acting as our financial advisor in connection with the public offer. Griffin Financial Group will also offer and sell shares of common stock on our behalf in the public offer, on a best efforts basis, primarily to investors who are not existing stockholders and who have been identified by our management and directors and others. Griffin Financial Group also consulted with our offering committee in setting the subscription price. Griffin Financial Group is not obligated to purchase any shares of our common stock in the offering. Griffin Financial Group provides us with on-going investment banking advisory services including advice on capital and mergers and acquisitions. We have agreed to pay certain fees to, and expenses of, Griffin Financial Group. Battlefield Capital Management, LLC, one of the investors in the private placement, is affiliated with Griffin Financial Group.

Whom should I contact if I have other questions?

If you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please contact our subscription agent for the rights offering, Registrar and Transfer Company, at (800) 368-5948 or info@rtco.com.

If you have any questions about the public offer, including with respect to submitting subscription agreements or payments in the public offer, please contact Eric S. Magrisi, Senior Managing Director of Griffin Financial Group at (757) 809-1401. You may also contact Mary Ann Scully or George C. Coffman at (410) 750-0020 with general questions about the public offer.

If you have any general questions regarding the rights offering, Howard Bancorp or the Bank please contact Mary Ann Scully or George C. Coffman at (410) 750-0020.

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including “Risk Factors” the financial statements and the notes to the financial statements.

Howard Bancorp, Inc. is the holding company for Howard Bank, a Maryland trust company operating as a commercial bank. We are headquartered in Ellicott City, Maryland. We engage in a general commercial banking business, making various types of loans and accepting deposits. We market our financial services to small to medium sized businesses and their owners, professionals, and high-net-worth individuals (the “mass affluent”).

At December 31, 2011, we had total assets of $323 million, loans outstanding, net, of $274 million, deposits of $263 million, shareholders’ equity of $37 million, and a book value per share of $9.12. Net income available to common stockholders for the year ended December 31, 2011 was $934 thousand.

Our core business strategy involves delivering advice and superior customer service to clients through local decision makers. Our specialized community banking focus on both local markets and small and medium-sized business related market segments is combined with a broad array of products, new technology and seasoned banking professionals which positions the Bank differently from most competitors. Our experienced executives establish a relationship with each client and bring value to all phases of a client’s business and personal banking needs. We call it “Hands-On Service.”

We seek to enhance stockholder value through market share growth, related revenue growth and the resulting growth in operating profits. Our long-term vision includes supplementing our historically organic growth with strategically significant acquisitions. We believe that acquiring other financial institutions — in whole or in part (through business line spin offs, branch sales or the hiring of teams of individuals) will allow us to expand our market, achieve certain operating efficiencies and grow our stockholder base and thus our share value and liquidity. We believe that our demonstrated expertise in commercial lending, deposit gathering (especially noninterest bearing transactional deposits) and community, trade and industry leadership positions us as an attractive acquirer. We also anticipate that increasing our capital levels will give us the ability to continue our organic asset growth and expand our relationships with key clients through a larger legal lending limit.

The recent economic recession and continuing sluggish economy have negatively impacted the real estate market and financial opportunities in our market area. While the drop in housing values in our primary market area has largely moderated, except for the high-end market, the sluggish economy and higher than usual unemployment has resulted in a continued slowdown in housing sales. Similarly the decrease in commercial real estate values has resulted in fewer commercial real estate loans being made or refinanced. Finally, the slow economic recovery has resulted in fewer businesses and less need for business funding. As a result, the financial opportunities for the banking industry in general and banks in our market areas have been negatively impacted by the recent economic recession and slow recovery. We have, however, except for the year ended December 31, 2009, reported net income in every year since the recession started in 2007.

On September 22, 2011, we issued to the Secretary of the Treasury 12,562 shares of our Senior Non-Cumulative Perpetual Preferred Stock, Series AA (the “Series AA Preferred Stock”), having a liquidation amount per share equal to $1,000, for an aggregate purchase price of $12,562,000. We issued the Series AA Preferred Stock pursuant to Treasury’s Small Business Lending Fund (“SBLF”), which was created for qualifying community banks and is intended to encourage small business lending. Howard Bancorp was one of only four commercial banks in Maryland to be approved for this influx of Tier 1 capital to enable continued small business loan portfolio growth. As part of, and as required by, the SBLF investment transaction, we redeemed the preferred stock that we had issued to the U.S. Department of the Treasury (“Treasury”) pursuant to the Capital Purchase Program under the Troubled Asset Relief Program (“TARP”) described below.

On February 27, 2009, pursuant to the Capital Purchase Program under TARP, we issued to Treasury, for an aggregate purchase price of $5,983,000, (i) 5,983 shares of our Fixed Rate Cumulative Preferred Stock, Series A (the “Series A Preferred Stock”), having a liquidation amount per share equal to $1,000 and (ii) a warrant to purchase 299.29930 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), having a liquidation amount per share equal to $1,000, for an exercise price of $0.01 per share, which was immediately exercised for 299 shares of Series B Preferred Stock. As part of, and as required by, the SBLF investment transaction, we redeemed the Series A Preferred Stock and Series B Preferred Stock we had issued to Treasury pursuant to the TARP Capital Purchase Program with the proceeds of the SBLF program described above, for an aggregate of $6.3 million (for a net investment of $6.2 million).

As a bank holding company registered under the Bank Holding Company Act of 1956, we are subject to the supervision of the Board of Governors of the Federal Reserve System. In addition, the Bank is subject to regulation, supervision and regular examination by the Maryland Commissioner of Financial Regulation and the Federal Deposit Insurance Corporation (“FDIC”), and the Bank’s deposits are insured by the FDIC. Our principal executive offices are located at 6011 University Boulevard, Suite 370, Ellicott City, Maryland 21043. Our telephone number is (410) 750-0020. Our website is www.howardbank.com. Information on our website is not incorporated by reference into this prospectus and is not a part of this prospectus.

Private Placement

On March 28, 2012, we completed a private placement of our common stock, pursuant to which we entered into investment agreements with certain investors. Pursuant to the investment agreements, subject to the terms and conditions contained therein:

•	Emerald (who we sometimes refer to as the “selling stockholder”) is obligated to purchase from us, at $7.30 per share, 173,003 shares of common stock; and
•	Battlefield is obligated to purchase from us, at $7.30 per share, that number of shares which equals 9.8% of our outstanding common stock after taking into account the closing of the rights offering, the public offer and the private placement.

The investors’ obligations to purchase the shares subscribed for in the private placement are subject to certain closing conditions, including that we raise an aggregate of at least $6.0 million in this offering and the private placement (which $6.0 million amount includes the amounts committed to be purchased by Emerald ($1.26 million) and Battlefield (between $2.5 million and $3.1 million)); once we raise the $2.6 million minimum amount in this offering, however, Emerald and Battlefield, assuming the other conditions to closing are satisfied, will be required to purchase the shares they have agreed to purchase under their investment agreements, which will bring the aggregate amount raised to more than the required $6.0 million aggregate minimum. For more information, see “Risk Factors — Risks Related to the Offering Generally — We may not sell all or even a substantial amount of the shares we are offering hereby, the private placement may not be consummated and the closing of the offering is not dependent on the closing of the private placement, which means that if you subscribe for shares of common stock in the offering, you may acquire securities in our company even though the proceeds raised in the offering alone may be insufficient to meet our objectives” and “The Private Placement.”

Risk Factors

An investment in our common stock involves risk that could result in the loss of some or all of your investment. Such risks include, but are not limited to, the following: (i) the fact that the recent economic recession could reduce demand for our products and services; (ii) that our loan portfolio, which consists substantially of commercial and commercial real estate loans, subjects us to risks unique to these types of loans; (iii) our dependence on our executive officers; (iv) that our growth strategy will increase our noninterest expense and may not be successful; (v) we face strong competition; (vi) we are subject to extensive regulation that could adversely affect our business and growth strategy and we may be adversely affected by regulatory changes, (vii) the private placement is subject to certain conditions and therefore may not close and we may not sell all or even a significant number of shares we are offering hereby, which may leave us with insufficient funds to execute our business plan; and (viii) there is limited market in our common stock and other factors that could negatively affect our stock price or your ability to re-sell your shares. You should carefully review all of the risk factors discussed in the “Risk Factors” section beginning on page 16.

Our Market Area

We are headquartered in Ellicott City, Maryland and we consider our primary market area to be Howard County and Anne Arundel County, Maryland. Our secondary market area includes the Maryland counties of Baltimore, Carroll and Harford as well as Baltimore City. We market our financial services to small to medium sized businesses and their owners, professionals and executives, and high-net-worth individuals. We have five full service branches located Ellicott City, Annapolis, Columbia, Laurel and western Ellicott City, Maryland.

For information about our primary market area, see “Our Business — Business of Howard Bancorp — Location and Market Area.”

The Rights Offering

Issuer
Howard Bancorp, Inc.
Securities offered
We are distributing to you, at no charge, one non-transferable subscription right for every one share of our common stock that you owned on the record date, either as a holder of record or, in the case of shares held of record by brokers, banks or other nominees, on your behalf, as a beneficial owner of such shares, subject to adjustments to eliminate fractional rights.
Subscription price
$7.30 per share.
Record date
5:00 p.m. Eastern Time on February 27, 2012.
Minimum offering
The offering is conditioned upon the receipt of subscriptions for at least $2.6 million (356,165 shares).
Maximum offering
$8,401,504.30 (1,150,891 shares)
Common stock to be outstanding after this offering
Assuming no warrants or options are exercised prior to the closing of the offering, we expect approximately 3,513,783 shares and 4,394,854 shares of our common stock will be outstanding immediately after completion of the offering at the minimum and maximum ends of the offering range, respectively, including the shares we expect to issue in the private placement.(1)
Expiration date of the rights offering
5:00 p.m. Eastern Time, on June 18, 2012. We may extend the rights offering without notice to you until July 16, 2012.
Basic subscription right
The basic subscription right will entitle you to purchase 0.4359 share of our common stock at a subscription price of $7.30 per share for each share of our common stock that you own. The number of rights you may exercise appears on your rights certificate if you are a holder of record.
Over-subscription option
If you purchase all of the shares of our common stock available to you pursuant to your basic subscription right, you may also choose to subscribe for a portion of any shares of our common stock that are not purchased by our stockholders through the exercise of their basic subscription rights. You may subscribe for shares of common stock pursuant to your over-subscription option, subject to the purchase and ownership limitations described below under the heading “Limitation on the purchase of shares.” We have the right, in our sole discretion, to accept or reject any subscription pursuant to the exercise of over-subscription options in whole or in part on or before the expiration date of the rights offering.

Limitation on the purchase of shares
We will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription options or in the public offer, or otherwise to any stockholder who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of June 18, 2012, such clearance or approval has not been obtained and/or any applicable waiting period has not expired.
Non-transferability of rights
The subscription rights may not be sold, transferred (other than by operation of law) or assigned and will not be listed for trading on any stock exchange or market.
No board recommendation
Our board of directors is making no recommendation regarding your exercise of the subscription rights. We urge you to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.
No revocation
All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $7.30 per share.
Material U.S. federal income tax consequences
For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the subscription rights in light of your particular circumstances.
Extension and cancellation
Although we do not presently intend to do so, we have the option to extend the rights offering expiration date, but in no event will we extend the rights offering beyond July 16, 2012. Our board of directors may cancel the rights offering at any time. If we cancel the rights offering, all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable.
The public offer
Shares of common stock not subscribed for in the rights offering will be offered for sale to the public on a best efforts basis in a public offering at $7.30 per share, which we refer to as the “public offer.” The public offer will begin at the same time as the rights offering and expire at the earlier of 5:00 p.m. Eastern Time, seven days after expiration of the rights offering (June 25, 2012 if the rights offering is not extended) or the date on which we have accepted subscriptions for all shares remaining for purchase. However, we have the right to extend the public offer for additional periods of no more than 67 days after expiration of the rights offering or to advance the expiration date, at our discretion.

Subscription agreements for unsubscribed shares will be binding upon receipt by Griffin Financial Group, even if you later learn of information that you consider to be unfavorable. We have the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration date of the public offer.

If we receive subscriptions for more shares than we are offering, we may not be able to fully or partially fill your subscription request. Shares will be allocated first to stockholders exercising their basic subscription rights and then to subscribers for shares pursuant to the over-subscription option in the rights offering to the extent we accept such subscriptions.
Subscription agent
Registrar and Transfer Company.
Financial advisor and agent in the public offer
Griffin Financial Group is acting as our financial advisor and sales agent in connection with the public offer. We have agreed to pay certain fees to, and expenses of, Griffin Financial Group.
Use of proceeds
We estimate that we will receive gross proceeds from this offering of $2.6 million and $8.4 million, respectively, and net proceeds from this offering of approximately $2.1 million and $7.5 million, respectively, if we sell the minimum and maximum number of shares we are offering hereby, after deducting sales commissions and estimated offering expenses payable by us. We anticipate using the net proceeds of the offering (i) to support potential acquisition(s) and pay related expenses, (ii) to contribute to the capital of the Bank for the primary purposes of supporting organic loan growth, increasing its investment activities, increasing the allowable maximum loan amount that it may extend to any one customer, and for the Bank’s working capital and other general corporate purposes, and (iii) for working capital and other general corporate purposes.
Current OTCBB and anticipated NASDAQ Capital Market symbol
HBMD
Risk Factors
An investment in shares of our common stock involves a high degree of risk. You should carefully read and consider the risks discussed under the caption “Risk Factors” beginning on page 16 and all other information in this prospectus before making a decision to invest in shares of our common stock in this offering.

(1)	The number of shares of our common stock to be outstanding after this offering is based on 2,640,264 shares outstanding as of May 21, 2012.

Unless otherwise indicated, the number of outstanding shares of common stock presented in this prospectus excludes: 119,375 shares of our common stock issuable upon exercise of outstanding warrants to purchase shares of our common stock; 395,351 shares of our common stock issuable upon the exercise of outstanding options under our stock incentive plans and employment agreements; 267,738 shares of our common stock that are available for future issuance under our stock incentive plans; and 517,354 shares and 603,699 shares, respectively, to be issued to investors pursuant to the private placement based on sales of the minimum and maximum number of shares offered by us hereby.

Summary Historical Consolidated Financial Information

You should read the summary historical consolidated financial information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Capitalization” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The summary historical consolidated financial information set forth below at December 31, 2011 and 2010 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial information set forth below at and for the fiscal years ended December 31, 2009, 2008 and 2007 has been derived from our audited consolidated financial statements that are not included in this prospectus. In the opinion of our management, these amounts contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Year ended December 31,
(in dollars, except per share data.)	2011	2010	2009	2008	2007
Operation Statement Data:
Interest income	$14,640	$14,255	$12,426	$12,288	$11,236
Interest expense	2,017	2,907	3,744	4,938	5,423
Provision for credit losses	1,164	1,633	3,670	1,150	1,325
Noninterest income	1,137	741	756	515	272
Noninterest expense	10,148	8,707	9,260	6,145	5,716
Federal and state income tax expense (benefit)	1,063	816	(1,304)	233	(2,427)
Net income	1,385	933	(2,188)	337	1,471
Dividends	451	326	274	—	—
Net income (loss) available to common shareholders	934	607	(2,462)	337	1,471
Per share data and shares outstanding:
Net income per share, basic	$0.35	$0.23	$(0.93)	$0.13	$0.57
Net income per share, diluted	$0.35	$0.23	$(0.93)	$0.13	$0.55
Book value per common share at period end	$9.12	$8.73	$8.44	$9.40	$9.19
Average common shares outstanding	2,638,443	2,634,822	2,633,066	2,631,438	2,602,352
Diluted average common shares outstanding	2,638,443	2,634,822	2,633,066	2,640,473	2,684,114
Shares outstanding at period end	2,640,264	2,636,837	2,633,836	2,633,064	2,629,099
Financial Condition data:
Total assets	$323,082	$300,219	$286,296	$229,811	$191,033
Loans receivable (gross)	277,177	256,307	252,745	204,090	172,491
Allowance for credit losses	3,433	3,523	3,508	2,659	2,671
Other interest-earning assets	13,655	15,338	20,277	14,017	9,657
Total deposits	262,642	239,314	228,743	182,486	152,119
Borrowings	22,984	31,024	28,458	21,928	13,989
Stockholders’ equity	36,630	29,288	28,514	24,756	24,151
Selected performance ratios:
Return on average assets	0.45%	0.31%	(0.85) %	0.16%	0.88%
Return on average equity	4.36%	3.22%	(7.28) %	1.38%	6.54%
Net interest margin(1)	4.37%	4.01%	3.54%	3.68%	3.64%
Net interest spread(2)	4.16%	3.77%	3.06%	2.94%	2.63%
Efficiency ratio(3)	73.75%	72.02%	98.11%	78.13%	93.94%
Asset quality ratios:
Nonperforming loans to gross loans	2.12%	2.20%	3.03%	2.22%	1.64%
Allowance for credit losses to loans	1.24%	1.37%	1.39%	1.30%	1.55%
Allowance for credit losses to nonperforming loans	58.39%	62.36%	45.86%	58.64%	94.54%
Nonperforming assets to loans and other real estate	2.80%	3.35%	3.34%	3.23%	1.64%
Capital ratios:
Leverage ratio	11.52%	9.52%	10.08%	10.89%	13.16%
Tier I risk-based capital ratio	13.14%	11.14%	11.30%	12.24%	13.78%
Total risk-based capital ratio	14.36%	12.39%	12.55%	13.49%	15.03%
Average equity to average assets	11.55%	9.60%	11.69%	11.67%	13.51%

(1)	Net interest margin is net interest income divided by average earning assets.
(2)	Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(3)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”) enacted into law on April 5, 2012, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not applicable to emerging growth companies. Many of these exemptions are also available to smaller reporting companies like us that have less than $75 million of worldwide common equity held by non-affiliates. Absent unforeseeable changed circumstances, however, we will not take advantage of those exemptions that are available to us solely as a result of our status as an emerging growth company, except with respect to allowable pre-offering communications in any future securities offerings.

In that regard, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to take advantage of the extended transition period for complying with new or revised accounting standards is irrevocable.

We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three year period.

RISK FACTORS

Before you invest in our common stock, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to make an investment in our common stock. The risks set out below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the value and trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Us and Our Business

The recent economic recession could result in increases in our level of nonperforming loans and/or reduce demand for our products and services, which could adversely affect our results of operations.

The recent recession contributed to a rise in unemployment and underemployment, a decline in the value of real estate and other assets and a lack of confidence in the financial markets and the economy both among financial institutions and their customers. Dramatic declines in the housing market over the past several years, with falling home prices and increasing foreclosures, negatively impacted the credit performance of real estate related loans and resulted in poor operating results and significant write-downs of asset values by many financial institutions. Asset write-downs, which initially were focused on asset-backed securities and later spread to other securities and loans, such as commercial and residential real estate loans, caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors reduced or ceased providing funding to borrowers, including to other financial institutions, or made such funding more costly. This market disruption and tightening of credit led to a lack of liquidity, an increased level of commercial and consumer delinquencies, lack of customer confidence, increased market volatility, widespread reduction of business activity generally and increased competition for deposits and quality loans among financial institutions. Although the economy has shown signs that it may begin to rebound from the recent recession, economic growth has been slow and inconsistent. The economic pressure on consumers and commercial borrowers and lack of confidence in the economy and financial markets resulting from the recent recession have adversely affected, and continue to affect, the willingness of companies to borrow to fund their future growth and otherwise decrease loan demand, which negatively impacts our business. Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates for financial institutions, which may impact charge-offs and provisions for credit and fraud losses. A continuation or worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on the banking industry and our business.

Unlike many of our larger competitors, the majority of our customers are businesses and individuals located or doing business in our target markets. As a result, we may be more impacted by a local economic downturn or recession than those of larger, more geographically diverse competitors. Furthermore, based on the size and resources of our small and medium size business customers, they may be less able to withstand sustained difficult economic conditions than larger companies with which they compete. Factors that adversely affect the economy in our target markets could reduce our deposit base and demand for our services and products and increase our credit losses. Consequently, we may be adversely affected, potentially materially, by adverse changes in economic conditions in and around our market areas.

The discounts and reserves we have taken against our loan portfolio based on our review of the recent recession’s impact on real estate values in our market areas may be insufficient. Furthermore, the economy could slip back into recession and the recent decline in real estate values could continue, either of which could lead to increased portfolio losses in the future that would materially and adversely affect us.

Because our loan portfolio consists largely of commercial business and commercial real estate loans, our portfolio carries a higher degree of risk than would a portfolio composed primarily of residential mortgage loans.

Our loan portfolio is made up largely of commercial business loans and commercial real estate loans. These types of loans generally expose a lender to a higher degree of credit risk of non-payment and loss than do residential mortgage loans because of several factors, including dependence on the successful operation of a business or a project for repayment, the collateral securing these loans may not be sold as easily as residential real estate, and loan terms with a balloon payment rather than full amortization over the loan term. In addition, commercial real estate and commercial loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one-to four-family residential mortgage loans. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one-to four-family residential mortgage loan. Underwriting and portfolio management activities cannot completely eliminate all risks related to these loans. Any significant failure to pay on time by our customers or a significant default by our customers would materially and adversely affect us.

We make both secured and some unsecured commercial and industrial loans. Unsecured loans generally involve a higher degree of risk of loss than do secured loans because, without collateral, repayment is wholly dependent upon the success of the borrowers’ businesses. Secured commercial and industrial loans are generally collateralized by accounts receivable, inventory, equipment or other assets owned by the borrower and include a personal guaranty of the business owner. Compared to real estate, that type of collateral is more difficult to monitor, its value is harder to ascertain, it may depreciate more rapidly and it may not be as readily saleable if repossessed. Further, commercial and industrial loans generally will be serviced primarily from the operation of the business, which may not be successful, and commercial real estate loans generally will be serviced from income on the properties securing the loans.

Approximately 74% of our loan portfolio as of December 31, 2011 was comprised of commercial business and commercial real estate loans collateralized by real estate. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. The real estate markets in Maryland have deteriorated in the last several years. Accordingly, it may be more difficult for commercial real estate borrowers to repay their loans in a timely manner in the current economic climate, as commercial real estate borrowers’ ability to repay their loans frequently depends on the successful development of their properties. We also may incur losses on commercial real estate loans due to declines in occupancy rates and rental rates, which may decrease property values and may decrease the likelihood that a borrower may find permanent financing alternatives. Currently, the availability of permanent financing alternatives in the market has been reduced and the terms have become more onerous, thereby increasing the re-financing risks inherent in our loan portfolio. Given the continued weaknesses in the commercial real estate market in general, there may be loans where the value of our collateral has been negatively impacted. The weakening of the commercial real estate market may increase the likelihood of default of these loans, which could negatively impact our loan portfolio’s performance and asset quality. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, we could incur material losses. Any of these events could increase our costs, require management time and attention, and materially and adversely affect us.

Due to the economic recession and slow economic recovery, the real estate market and local economy has deteriorated. While the declines in the value of our real estate collateral securing loans have been reflected in existing reserves, further deterioration in the real estate market or a prolonged economic recovery could adversely affect the value of the properties securing the loans or revenues from borrowers’ businesses, thereby increasing the risk of non-performing loans.

In addition, our commercial borrowers have been impacted by the current economic slowdown as consumers and other businesses have pulled back on spending. Small businesses that make up the majority of our commercial borrowers generally do not have the cash reserves to help cushion them from an economic slowdown to the same extent that large borrowers do and thus may be more heavily impacted by an economic downturn. A continued deterioration in the economy and slow economic recovery may also have a negative effect on the ability of our commercial borrowers to make timely repayments of their loans, which could have an adverse impact on our earnings.

Current market conditions include an over-supply of land, lots and finished homes in many markets, including those where we do business. As of December 31, 2011, we had $39.3 million, or 14%, of our total loans in real estate construction and land loans. Of this amount, $17.2 million were land loans, $3.2 million were made to finance residential construction with an identified purchaser while none were made to finance residential construction with no identified purchaser. Substantially all of these loans are located in Maryland. Further, $18.9 million of real estate construction loans were made to finance commercial construction. Construction loans are subject to risks during the construction phase that are not present in standard residential real estate and commercial real estate loans. These risks include:

•	the viability of the contractor;
•	the value of the project being subject to successful completion;
•	the contractor’s ability to complete the project, to meet deadlines and time schedules and to stay within cost estimates; and
•	concentrations of such loans with a single contractor and its affiliates.

Real estate construction and land loans also present risks of default in the event of declines in property values or volatility in the real estate market during the construction phase. If we are forced to foreclose on a project prior to completion, we may not be able to recover the entire unpaid portion of the loan, may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate amount of time. If any of these risks were to occur, it could adversely affect our financial condition, results of operations and cash flows.

The federal banking agencies have issued guidance regarding high concentrations of commercial real estate loans within bank loan portfolios. The guidance requires financial institutions that exceed certain levels of commercial real estate lending compared with their total capital to maintain heightened risk management practices that address the following key elements: including board and management oversight and strategic planning, portfolio management, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, and maintenance of increased capital levels as needed to support the level of commercial real estate lending. If there is any deterioration in our commercial real estate or real estate construction and land portfolios or if our regulators conclude that we have not implemented appropriate risk management practices, it could adversely affect our business and result in a requirement of increased capital levels, and such capital may not be available at that time.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings would decrease.

We maintain an allowance for loan losses that we believe is adequate for absorbing any potential losses in our loan portfolio. Management, through a periodic review and consideration of our loan portfolio, determines the amount of the allowance for loan losses. We cannot, however, predict with certainty the amount of probable losses in our portfolio or be sure that our allowance will be adequate in the future. If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb future losses, our losses will increase and our earnings will suffer.

In particular, it is more difficult to estimate loan losses for those types of loans — commercial and commercial real estate — that constitute the majority of our portfolio as compared to, for example, residential mortgage loans. Also, because these types of loans tend to have large loan balances, a loss on a single loan could have a significant adverse effect on our operations.

In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover future incurred losses in our loan portfolio, resulting in additions to the allowance and a corresponding decrease to earnings. Howard Bank’s allowance for loan losses was 1.24% of total loans and 58.39% of nonperforming assets at December 31, 2011, and material additions to the allowance could materially decrease our net income. If delinquencies and defaults continue to increase, we may be required to further increase our provision for loan losses.

In addition, bank regulators periodically review our allowance for loan losses and may require an increase in the provision for loan losses or further loan charge-offs to the allowance for loan losses. Any increase in the allowance for loan losses or loan charge-offs might have a material adverse effect on our financial condition and results of operations.

Because our loan portfolio includes residential real estate loans, our earnings are sensitive to the credit risks associated with these types of loans.

As of December 31, 2011, we had a total of $34.5 million in outstanding residential real estate loans, including construction and land loans, comprising 12.5% of our total loan portfolio. While residential real estate loans are more diversified than loans to commercial borrowers, a systematic decline in the economic health of a community, such as major job loss, could materially and adversely affect us. Also, a continuing decline in the value of residential real estate that serves as our secondary source of repayment could also materially and adversely affect us.

Downgrade of U.S. credit rating and uncertain political, credit and financial market conditions may reduce our net income, capital levels, liquidity and increase our future borrowing costs.

We are invested in U.S. government agency securities and residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae. As a result of the uncertain domestic political, credit and financial market conditions, investments in these types of financial instruments pose risks arising from liquidity and credit concerns. On August 5, 2011, Standard and Poor’s downgraded the United States credit rating from its AAA rating to AA+. On August 8, 2011, Standard & Poor’s also downgraded the long-term credit ratings of U.S. government-sponsored enterprises. The impact of this or any further downgrades to the U.S. government’s sovereign credit rating, or its perceived creditworthiness, and the impact of the current crisis in Europe with respect to the ability of certain European Union countries to continue to service their sovereign debt obligations is inherently unpredictable and could adversely affect the U.S. and global financial markets and economic conditions. These actions and events initially have had an adverse effect on financial markets and although we are unable to predict the longer-term impact on such markets and the participants therein, it may be material and adverse. These events could affect the liquidity or valuation of our current portfolio of such investment securities in the future, and could result in our counterparties requiring additional collateral for our borrowings. Further, unless and until the current United States political, credit and financial market conditions have been sufficiently resolved, it may increase our future borrowing costs.

Our profitability depends on interest rates, and changes in interest rates could have an adverse impact on our results of operations and financial condition.

Our results of operations will depend to a large extent on our “net interest income,” which is the difference between the interest expense incurred in connection with our interest-bearing liabilities, such as interest on deposit accounts, and the interest income received from our interest-earning assets, such as loans and investment securities. Changes in interest rates can increase or decrease our net interest income, because different types of assets and liabilities may react differently, and at different times, to market interest rate changes. When interest bearing liabilities mature or reprice more quickly than interest earning assets in a period, an increase in interest rates could reduce net interest income. Similarly, when interest earning assets mature or reprice more quickly than interest bearing liabilities, falling interest rates could reduce net interest income. Additionally, an increase in interest rates may, among other things, reduce the demand for loans and our ability to originate loans and decrease loan repayment rates. A decrease in the general level of interest rates may affect us through, among other things, increased prepayments on our loan and mortgage-backed securities portfolios and increased competition for deposits. Accordingly, changes in the level of market interest rates affect our net yield on interest earning assets, loan origination volume, loan and mortgage-backed securities portfolios, and our overall results. Fluctuations in interest rates are highly sensitive to many factors that are not predictable or controllable. Therefore, while we attempt to manage our risk from changes in market interest rates by adjusting the rates, maturity, repricing, and balances of the different types of interest-earning assets and interest bearing liabilities, we might not be able to maintain a consistent positive spread between the interest that we receive and the interest that we pay. As a result, a rapid increase or decrease in interest rates could have an adverse effect on our net interest margin and results of operations.

Monetary policy and general economic conditions will influence our results of operations.

Governmental economic and monetary policy will influence our results of operations. The rates of interest payable on deposits and chargeable on loans are affected by fiscal policy as determined by various governmental and regulatory authorities, in particular the Federal Reserve, as well as by national, state and local economic conditions. In addition, adverse general economic conditions may impair the ability of our borrowers to repay loans.

Because the Bank serves a limited market area, we could be more adversely affected by an economic downturn in our market area than our larger competitors that are more geographically diverse.

Our current primary market area consists of Howard County, Maryland and Anne Arundel County, Maryland, and our secondary market area includes the Maryland counties of Baltimore, Carroll and Harford and Baltimore City. Broad geographic diversification is not currently part of our community bank focus. As a result, if our market areas suffer an economic downturn, our business and financial condition may be more severely affected by such circumstances. Our larger bank competitors serve more geographically diverse market areas, parts of which may not be affected by the same economic conditions that may exist in our market areas.

The small to medium-sized businesses that the Bank lends to may have fewer resources to weather a downturn in the economy, which may impair a borrower’s ability to repay a loan to the Bank that could materially harm our operating results.

The Bank targets its business development and marketing strategy primarily to serve the banking and financial services needs of small to medium-sized businesses. These small to medium-sized businesses frequently have smaller market share than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience significant volatility in operating results. Any one or more of these factors may impair the borrower’s ability to repay a loan. In addition, the success of a small to medium-sized business often depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business and its ability to repay a loan. Economic downturns and other events that negatively impact our market areas could cause the Bank to incur substantial credit losses that could negatively affect our results of operations and financial condition.

We depend heavily on four key employees, Mary Ann Scully, Paul G. Brown, Charles E. Schwabe and George C. Coffman, to continue the implementation of our long-term business strategy and the loss of their services could disrupt our operations and result in reduced earnings.

Ms. Scully is our President and Chief Executive Officer, Mr. Brown is an Executive Vice President and our Chief Lending Officer, Chief Client Services Officer and Chief Credit Risk Officer, Mr. Schwabe is an Executive Vice President and our Secretary, Chief Administrative Officer, Chief Information Officer and Chief Operational Risk Officer, and Mr. Coffman is an Executive Vice President and our Chief Financial Officer. We believe that our continued growth and future success will depend in large part on the skills of our senior management team. We believe our senior management team possesses valuable knowledge about and experience in the banking industry and that their knowledge and relationships would be difficult to replicate. We have entered into an employment agreement with each of Ms. Scully, Mr. Brown, Mr. Schwabe and Mr. Coffman and acquired key-person life insurance on each such executive officer, but the existence of such agreements and insurance does not assure that we will be able to retain their services or recover losses associated with the loss of their services. The unexpected loss of the services of Ms. Scully, Mr. Brown, Mr. Schwabe and Mr. Coffman could have a material adverse effect on our business, operations, financial condition and operating results, as well as the value of our common stock.

Regulatory changes allowing the payment of interest on commercial accounts may negatively impact our core deposit strategy and our net interest income.

Our current core deposit strategy includes continuing to increase our noninterest bearing commercial accounts in order to lower our cost of funds. Recent changes effected by the Dodd-Frank Act, however, permit the payment of interest on such accounts, which was previously prohibited. If our competitors begin paying interest on commercial accounts, this may increase competition from other financial institutions for these deposits and negatively affect our ability to continue to increase commercial deposit accounts, may require us to consider paying interest on such accounts, or may otherwise require us to revise our core deposit strategy, any of which could increase our interest expense and therefore our cost of funds and, as a result, decrease our net interest income which would adversely impact our results of operations.

Our growth strategy may not be successful, may be dilutive and may have other adverse consequences.

As previously noted, a key component of our growth strategy is to pursue acquisitions of other financial institutions or branches of other financial institutions. As consolidation of the banking industry continues, the competition for suitable acquisition candidates may increase. We compete with other banking companies for acquisition opportunities, and there are a limited number of candidates that meet our acquisition criteria. Consequently, we may not be able to identify suitable candidates for acquisitions. If we are unable to locate suitable acquisition candidates willing to sell on terms acceptable to us, our net income could decline and we would be required to find other methods to grow our business. We may also open additional branches organically and expand into new markets or offer new products and services. These activities would involve a number of risks, including:

•	the time and expense associated with identifying and evaluating potential acquisitions and merger partners;
•	using inaccurate estimates and judgments to evaluate credit, operations, management and market risks with respect to the target institution or its branches or assets;
•	diluting our existing stockholders in an acquisition;
•	the time and expense associated with evaluating new markets for expansion, hiring experienced local management and opening new offices or branches as there may be a substantial time lag between these activities before we generate sufficient assets and deposits to support the costs of the expansion;
•	operating in markets in which we have had no or only limited experience;
•	taking a significant amount of time negotiating a transaction or working on expansion plans, resulting in management’s time and attention being diverted from the operation of our existing business;
•	we may not be able to correctly identify profitable or growing markets for new branches;
•	the time and expense associated with integrating the operations and personnel of the combined businesses;
•	the ability to realize the anticipated benefits of the acquisition;
•	creating an adverse short-term effect on our results of operations;
•	losing key employees and customers as a result of an acquisition that is poorly received;
•	time and costs associated with regulatory approvals;
•	lack of information on a target institution or its branches or assets;
•	inability to obtain additional financing (including by issuing additional common equity), if necessary, on favorable terms or at all; and
•	unforeseen adjustments, write-downs, write-offs or restructuring or other impairment charges.

In addition, we may not be able to integrate successfully or operate profitably any financial institutions we may acquire. We may experience disruption and incur unexpected expenses in integrating acquisitions. Any acquisitions we do make may not enhance our cash flows, business, financial condition, results of operations or prospects and may have an adverse effect on our results of operations, particularly during periods in which the acquisitions are being integrated into our operations.

Also, the costs to lease and start up new branch facilities or to acquire existing financial institutions or branches, and the additional costs to operate these facilities, may increase our noninterest expense. It also may be difficult to adequately and profitably manage the anticipated growth from the new branches. We can provide no assurance that any new branch sites will successfully attract a sufficient level of deposits and other banking business to offset their operating expenses.

Further, we plan to make significant investment in our infrastructure in the immediate future. We relocated and expanded our fifth branch in May 2012. We also currently plan to open additional branches in the counties where we now operate and contiguous counties over the next few years, although we have no definitive plans or agreements in place with respect to any such additional branches. We anticipate that this will have the short-term effect of, at least temporarily, increasing our expenses at a faster rate than revenue growth, which will have an adverse effect on net income.

If we grow too quickly and are not able to control costs and maintain asset quality, growth could materially and adversely affect our financial condition and results of operations. Further, we may not be successful in our growth strategy, which would negatively impact our financial condition and results of operations.

Our need to comply with extensive and complex governmental regulation could have an adverse effect on our business and our growth strategy, and we may be adversely affected by changes in laws and regulations.

The banking industry is subject to extensive regulation by state and federal banking authorities. Many of these regulations are intended to protect depositors, the public or the FDIC insurance funds, not stockholders. Regulatory requirements affect our lending practices, capital structure, investment practices, dividend policy and many other aspects of our business. These requirements may constrain our operations, and changes in regulations could adversely affect us. The burden imposed by these federal and state regulations may place banks in general, and Howard Bank specifically, at a competitive disadvantage compared to less regulated competitors. In addition, the cost of compliance with regulatory requirements could adversely affect our ability to operate profitably or increase profitability. See “Supervision and Regulation” for more information about applicable banking laws and regulations.

Further, regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, classification of our assets and determination of the level of our allowance for loan losses. If regulators require Howard Bank to charge-off loans or increase its allowance for loan losses, our earnings would suffer. Any change in such regulation and oversight, whether in the form of regulatory policy, regulation, legislation or supervisory action, may have a material impact on our operations. For a further discussion, see “Supervision and Regulation.”

In addition, because federal regulation of financial institutions changes regularly and is the subject of constant legislative debate, we cannot forecast how federal regulation of financial institutions may change in the future and impact our operations. Changes in regulation and oversight, including in the form of changes to statutes, regulations or regulatory policies or changes in interpretation or implementation of statutes, regulations or policies, could affect the service and products we offer, increase our operating expenses, increase compliance challenges and otherwise adversely impact our financial performance and condition. In addition, the burden imposed by these federal and state regulations may place banks in general, and Howard Bank specifically, at a competitive disadvantage compared to less regulated competitors.

Further, as a public company, we will incur significant legal, accounting, insurance and other expenses. Compliance with other rules of the United States Securities and Exchange Commission and the rules of The NASDAQ Stock Market LLC, will increase our legal and financial compliance costs and make some activities more time consuming and costly.

The dividend rate on the Series AA Preferred Stock we issued in connection with the SBLF will fluctuate initially from 1% to 5% based on our level of “Qualified Small Business Lending,” or “QSBL,” as compared to our “baseline” level. The cost of the capital we received from the Series AA Preferred Stock will increase if the level of our “QSBL” as of September 30, 2013 does not represent an increase from our “baseline” level. This cost also will increase if we have not redeemed the Series AA Preferred Stock within 4.5 years of the closing of the SBLF transaction.

The per annum dividend rate on the Series AA Preferred Stock can fluctuate on a quarterly basis during the first ten quarters during which the Series AA Preferred Stock is outstanding, based upon changes in the amount of qualified small business lending (“QSBL”), as defined in the Supplemental Reports related to the SBLF transaction, from a “baseline” level (“QSBL Baseline”). The dividend rate for the initial dividend period was 5.0% per annum. For the second dividend period through the ninth dividend period, the annual dividend rate may be adjusted to between 1% and 5%, to reflect the amount of percentage change in the Bank’s level of QSBL from the QSBL Baseline to the level as of the end of the second quarter preceding the dividend period in question. For the tenth dividend period through 4.5 years after the closing of the SBLF transaction, the annual dividend rate will be fixed at between 1% and 5%, based upon the percentage increase in QSBL from the QSBL Baseline to the level as of the end of the ninth dividend period (i.e., as of September 30, 2013) however, if there is no increase in QSBL from the QSBL Baseline to the level as of the end of the ninth dividend period (or if QSBL has decreased during that time period), the dividend rate will be fixed at 7%. Further, the potential dividend rate reduction in any period is limited, such that the reduction will not apply to any Series AA Preferred Stock proceeds that exceed the dollar amount of the increase in QSBL for that period as compared to the QSBL Baseline.

In addition, if our QSBL is not above the QSBL Baseline at the end of the eighth dividend period, because of our participation in TARP Capital Purchase Program, we must also pay a lending incentive fee of 2% per annum (payable quarterly), calculated based on the liquidation value of the outstanding Series AA Preferred Stock as of the end of that quarter, beginning with dividend payment dates on or after April 1, 2014 and ending on April 1, 2016. After 4.5 years from the closing of the SBLF transaction, the annual dividend rate will be fixed at 9%, regardless of the level of QSBL. Depending on our financial condition at the time, any such increases in the dividend rate could have a material negative effect on our liquidity.

Failure to pay dividends on our Series AA Preferred Stock may have negative consequences, including external involvement in our board of directors.

If dividends on the Series AA Preferred Stock are not paid in full for six quarterly dividend periods, whether or not consecutive, and if the aggregate liquidation preference amount of the then-outstanding shares of Series AA Preferred Stock is at least $25.0 million, the total number of positions on our board of directors will automatically increase by two and the holders of the Series AA Preferred Stock, acting as a single class, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid full dividends for at least four consecutive quarterly dividend periods. If full dividends have not been paid on the Series AA Preferred Stock for five or more quarterly dividend periods, whether or not consecutive, we must invite a representative selected by the holders of a majority of the outstanding shares of Series AA Preferred Stock, voting as a single class, to attend all meetings of our board of directors in a nonvoting observer capacity. Any such representative would not be obligated to attend any board meeting to which he or she is invited, and this right will end when we have paid full dividends for at least four consecutive dividend periods.

Our preferred shares impact net income available to our common stockholders and our earnings per share.

The dividends declared on the Series AA Preferred Stock reduce net income available to common shareholders and our earnings per common share. The Series AA Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of the Company.

The recently enacted Dodd-Frank Act may adversely impact our results of operations, liquidity or financial condition.

On July 21, 2010, President Obama signed into law the Dodd-Frank Act. The Dodd-Frank Act represents a comprehensive overhaul of the U.S. financial services industry. Among other things, the Dodd-Frank Act established the new federal Consumer Financial Protection Bureau (the “CFPB”), includes provisions that allow financial institutions to pay interest on business checking accounts, broadens the base for FDIC insurance assessments, includes new restrictions on how mortgage brokers and loan originators may be compensated, includes additional mortgage origination provisions including risk retention, and adds and modifies many other regulations applicable to insured depository institutions. The Dodd-Frank Act requires the CFPB and other federal agencies to implement many new and significant rules and regulations to implement its various provisions, and the full impact of the Dodd-Frank Act on our business will not be known for years until regulations implementing the statute are adopted and implemented. As a result, we cannot at this time predict the extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with these new laws and regulations may require us to make changes to our business and operations, impose on us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes will also likely result in additional costs and a diversion of management’s time from other business activities. Any of these consequences, as well as the failure to comply with new requirements or any future changes in laws or regulations, may adversely impact our results of operations, liquidity or financial condition. For a more detailed description of the Dodd-Frank Act, see “Supervision and Regulation — The Dodd-Frank Act.”

Federal and state banking agencies periodically conduct examinations of our business, including compliance with laws and regulations, and our failure to comply with any supervisory actions to which we are or become subject as a result of such examinations may adversely affect us.

State and federal banking agencies, including the FDIC and the Maryland Office of the Commissioner of Financial Regulation, periodically conduct examinations of our business, including compliance with laws and regulations. If, as a result of an examination, a state or federal banking agency were to determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations had become unsatisfactory, or that we or our management was in violation of any law or regulation, it may take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to restrict our growth, to assess civil monetary penalties against our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate the Bank’s deposit insurance. If we become subject to such regulatory actions, our business, results of operations and reputation may be negatively impacted.

Many of our new activities and expansion plans require regulatory approvals, and failure to obtain them may restrict our growth.

We intend to complement and expand our business by pursuing strategic acquisitions of banks and other financial institutions. We must generally receive regulatory approval before we can acquire an institution or business. Such regulatory approvals may not be granted on terms that are acceptable to us, or at all. We may also be required to sell branches as a condition to receiving regulatory approval, which condition may not be acceptable to us or, if acceptable to us, may reduce the benefit of any acquisition.

In addition to the acquisition of existing financial institutions, as opportunities arise, we plan to continue de novo branching as a part of our internal growth strategy and possibly enter into new markets through de novo branching. De novo branching and any acquisition carries with it numerous risks, including the inability to obtain all required regulatory approvals. The failure to obtain these regulatory approvals for potential future strategic acquisitions and de novo branches may impact our business plans and restrict our growth.

We may be required to raise additional capital in the future, but that capital may not be available when it is needed on attractive terms, or at all.

We are required by regulatory authorities to maintain adequate levels of capital to support our operations. Our capital requirements for the foreseeable future are currently satisfied. We may at some point, however, need to raise additional capital to support our continued growth. Our ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside our control. Accordingly, we cannot assure you of our ability to raise additional capital, if needed, on terms acceptable to

us. If we cannot raise additional capital when needed, our ability to further expand our operations could be materially impaired. In addition, if we decide to raise additional equity capital, your interest in Howard Bancorp could be diluted. Furthermore, if we raise additional capital through the issuance of debt securities, there can be no assurance that sufficient revenues or cash flow will exist to service such debt.

The market value of our investments could negatively impact stockholders’ equity.

All of our securities investment portfolio as of December 31, 2011 has been designated as available for sale pursuant to Statement of Financial Accounting Standards (SFAS) No. 115, relating to accounting for investments. SFAS 115 requires that unrealized gains and losses in the estimated value of the available for sale portfolio be “marked to market” and reflected as a separate item in stockholders’ equity, net of tax. Also, at December 31, 2011, we maintained approximately 4.1% of total assets in securities available for sale. Although our securities investment portfolio currently has an average maturity of approximately 1.47 years, if the market value of the investment portfolio declines, this could cause a corresponding decline in stockholders’ equity.

Our lending limit may limit our growth.

We are limited in the amount we can loan to a single borrower by the amount of our capital. Generally, under current law, we may lend up to 15% of our unimpaired capital and surplus to any one borrower. Based upon our current capital levels, the amount we may lend is significantly less than that of many of our competitors and may discourage potential borrowers who have credit needs in excess of our lending limit from doing business with us. We accommodate larger loans by selling participations in those loans to other financial institutions, but this strategy may not always be available.

Because our stock is not guaranteed or insured by any governmental agency, you could lose your entire investment.

The shares of common stock offered in the offering are not savings accounts or deposits, are not insured or guaranteed by the FDIC or any other governmental agency, and involve investment risk, including the possible loss of your entire investment.

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected, by the actions of our employees or otherwise, our business and, therefore, our operating results may be materially adversely affected.

We are subject to security and operational risks relating to our use of technology that could damage our reputation and our business.

Security breaches in our Internet banking activities or other communication and information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations. We rely on standard Internet and other security systems to provide the security and authentication necessary to effect secure transmission of data. These precautions may not protect our systems from compromises or breaches of our security measures.

Increased and/or special FDIC assessments will hurt our earnings.

The recent economic recession has caused a high level of bank failures, which has dramatically increased FDIC resolution costs and led to a significant reduction in the balance of the Deposit Insurance Fund. As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. Increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the FDIC imposed a special assessment on all insured institutions. Our special assessment, which was reflected in earnings for the quarter ended June 30,

2009, was $115,000. In lieu of imposing an additional special assessment, the FDIC required all institutions to prepay their assessments for the fourth quarter of 2009 and all of 2010, 2011 and 2012. Additional increases in the base assessment rate or special assessments would negatively impact our earnings.

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with, among others, commercial banks, savings institutions, mortgage brokerage firms, credit unions, mutual funds, and insurance companies operating locally and elsewhere. There are also a number of smaller community-based banks that pursue similar operating strategies as Howard Bank. In addition, some of our competitors have recently offered loans with lower fixed rates and loans on more attractive terms than we have been willing to offer. Our continued profitability depends upon our continued ability to successfully compete in our market area. The greater resources and deposit and loan products offered by our competition may limit our ability to increase our interest earning assets. See “Our Business — Business of Howard Bank — Competition” for more information about competition in our market area.

The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Increased competition among financial services companies due to the recent consolidation of certain competing financial institutions may adversely affect our ability to market our products and services. Also, technology has lowered barriers to entry and made it possible for banks to compete in our market without a retail footprint by offering competitive rates, as well as non-banks to offer products and services traditionally provided by banks. Additionally, due to their size, many competitors may offer a broader range of products and services as well as better pricing for certain products and services than we can, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our ability to successfully compete in our market area. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected.

Anti-takeover provisions in our corporate documents and in Maryland corporate law may make it difficult and expensive to remove current management.

Anti-takeover provisions in our corporate documents and in Maryland law may render the removal of our existing board of directors and management more difficult. Consequently, it may be difficult and expensive for our stockholders to remove current management, even if current management is not performing adequately. See “Description of Capital Stock” for a description of anti-takeover provisions in our corporate documents and under Maryland law.

Our articles of incorporation limit the liability of our directors and officers.

Our articles of incorporation provide that, to the full extent permitted by Maryland law, no director or officer of Howard Bancorp will be liable to us or our stockholders for money damages. This limitation could impair the ability of us and our stockholders to recover for damages resulting from acts or omissions of our directors and officers.

Risks Related to an Investment in Our Common Stock

Future dividend payments and common stock repurchases are subject to certain restrictions by the terms of the Secretary of the Treasury’s equity investment in us.

Under the terms of the SBLF, for so long as any preferred stock issued under the SBLF remains outstanding, we are prohibited from making a dividend payment or share repurchase on our common stock if we do not remain current on our preferred stock dividend payments or, after the payment or repurchase, our Tier 1 capital would not be at least 90% of the amount existing at the time immediately after September 22, 2011, excluding any subsequent net charge-offs and partial repayments of the SBLF funding. After two years, and until the tenth anniversary of the investment date, this 90% limitation will decrease by a dollar amount equal to 10% of the SBLF funding for every 1% increase in QSBL that we have achieved over the QSBL Baseline. These restrictions will no longer apply to us after we have repaid the SBLF funding in full.

We do not intend to pay cash dividends in the foreseeable future, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We expect that we will retain all earnings, if any, for operating capital, and we do not expect to pay any dividends in the near future. In addition, the payment of cash dividends may be made only if we are in compliance with certain applicable regulatory requirements governing the payment of cash dividends. Our ability to declare and pay cash dividends is dependent upon, among other things, restrictions imposed by the reserve and capital requirements of Maryland and federal law and regulations, our income and financial condition, tax considerations and general business conditions. Even if we have earnings in an amount sufficient to pay cash dividends, the board of directors may decide to retain earnings for the purpose of financing growth. We cannot assure you that cash dividends on our common stock will ever be paid. You should not purchase common stock in the offering if you need or desire dividend income from this investment. See “Market for Common Stock, Dividend Policy and Related Stockholder Matters.”

We can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of stockholders’ interests in Howard Bancorp and could depress our stock price.

Our articles of incorporation currently authorize an aggregate of 10,000,000 shares of common stock, 2,640,264 of which are outstanding as of the date of this prospectus, 119,375 are reserved for issuance pursuant to outstanding warrants, 395,531 of which are reserved for issuance pursuant to outstanding options granted under our stock incentive plans and employment agreements, 267,738 are reserved for issuance pursuant to future grants under our stock incentive plans, up to 603,699 of which will be issued pursuant to the private placement and 1,150,891 of which are offered by us hereby, and 5,000,000 shares of preferred stock. Our board of directors has the authority to amend our articles of incorporation, without stockholder approval, to increase or decrease the aggregate number of shares of stock or the number of shares of any class of stock that we have the authority to issue. The board of directors is further authorized to issue additional shares of common stock and preferred stock, at such times and for such consideration as it may determine, without stockholder action. The ability of the board of directors to increase our authorized shares of capital stock, and the existence of authorized but unissued shares of common stock and preferred stock, could have the effect of rendering more difficult or discouraging hostile takeover attempts, or of facilitating a negotiated acquisition and could affect the market for and price of our common stock. Because our common stockholders do not have preemptive rights to purchase shares of our capital stock (that is, the right to purchase a stockholder’s pro rata share of any securities issued by Howard Bancorp), any future offering of capital stock could have a dilutive effect on holders of our common stock. See “Description of Capital Stock.”

There is a limited trading market in our common stock, which will hinder your ability to sell our common stock and may lower the market price of the stock.

Although there are market makers in our common stock, our common stock is traded only sporadically. An active trading market for shares of our common stock may never develop or be sustained following this offering. Persons purchasing shares in the offering may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the subscription price even if a liquid trading market does develop. This limited trading market for our common stock also may reduce the market value of our common stock. Before purchasing you should consider the limited trading market for our shares and be financially prepared and able to hold your shares for an indefinite period. See “Market for Common Stock, Dividend Policy and Related Stockholder Matters.”

While our common stock has been approved for listing on The NASDAQ Stock Market in connection with the offering, we must still meet the requirements for listing upon closure of the offering and therefore we cannot assure you that our stock will so be listed. If our common stock is not listed on NASDAQ, it will continue to be quoted on the Over-the-Counter Bulletin Board. The Over-the-Counter Bulletin Board is a market with less liquidity and fewer buyers and sellers than The NASDAQ Stock Market. If an active trading market for our stock does not develop, you may not be able to sell your shares in an efficient manner and the sale of a large number of shares at one time could temporarily depress the market price. The limited trading market could also result in a wider spread between the “bid” and “ask” prices for the stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time. For these reasons, our common stock should not be viewed as a short-term investment. See “Market for the Common Stock, Dividend Policy and Related Stockholder Matters.” Further, we cannot assure you that an active and liquid market will develop in our common stock even if the common stock is listed on The NASDAQ Stock Market.

Our share price will fluctuate, which may make it difficult for you to sell your common stock.

The market price of our common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects. As a result, the market price of our common stock may be below the price you want to sell it at if and when you decide to sell your shares of common stock. Factors that may affect market sentiment include:

•	operating results that vary from the expectations of our management or of securities analysts and investors;
•	developments in our business or in the financial service sector generally;
•	regulatory or legislative changes affecting our industry generally or our business and operations in particular;
•	operating and securities price performance of companies that investors consider to be comparable to us;
•	changes in estimates or recommendations by securities analysts;
•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by us or our competitors; and
•	changes in financial markets and national and local economies and general market conditions, such as interest rates and stock, commodity, credit or asset valuations or volatility.

Since 2008 and continuing through the present, the business environment for financial services firms has been extremely challenging. During this period many publicly traded financial services companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance or prospects of such companies. We may experience market fluctuations that are not directly related to our operating performance but are influenced by the market’s perception of the state of the financial services industry in general and, in particular, the market’s assessment of general credit quality conditions, including default and foreclosure rates in the industry.

While the U.S. and other governments continue efforts to restore confidence in financial markets and promote economic growth, further market and economic turmoil could still occur in the near- or long-term, negatively affecting our business, financial condition and results of operations, as well as the price, trading volume and volatility of our common stock.

Our stock value may suffer from anti-takeover provisions that may impede potential takeovers.

Provisions in our corporate documents and in Maryland corporate law may make it difficult and expensive for a potential acquiror to pursue a tender offer, change in control or takeover attempt of us. As a result, you may not have an opportunity to participate in such a transaction, even if the potential acquirer were to offer a premium over the then prevailing market price of our stock. See “Description of Capital Stock” for a description of anti-takeover provisions in our corporate documents and under Maryland law.

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements, which will increase our operating costs.

Upon completion of the offering, we will become a public reporting company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports, and that we maintain effective disclosure controls and procedures and internal control over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert management’s attention from our banking operations.

Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our disclosure control and procedures and internal control over financial reporting, which could require us to upgrade our systems and/or hire additional staff, which will increase our operating costs.

Risks Related to the Offering Generally

We may not sell all or even a substantial amount of the shares we are offering hereby, the private placement may not be consummated and the closing of the offering is not dependent on the closing of the private placement, which means that if you subscribe for shares of common stock in the offering, you may acquire securities in our company even though the proceeds raised in the offering alone may be insufficient to meet our objectives.

Our current funds are insufficient to fully implement our current business plan, particularly with respect to growth and future acquisitions, as discussed elsewhere in this prospectus, and we will still have insufficient funds in this regard even if we receive subscriptions for the minimum amount in the offering. Completion of the offering is conditioned solely on our receiving subscriptions for a minimum of $2.6 million (356,165 shares) in the offering, and your exercise of subscription rights in the rights offering or a subscription for shares in the public offer pursuant is irrevocable. Closing of the private placement (i.e. when we will receive the proceeds for the shares the private placement investors have committed to purchase in the private placement) is subject to various closing conditions including that we receive aggregate gross proceeds of at least $6.0 million in this offering and the private placement (including the amounts to be purchased by the investors in the private placement), which requires that we raise at least $2.6 million in this offering; once we raise the $2.6 million minimum in this offering, however, Emerald and Battlefield, assuming the other conditions to closing are satisfied, will be required to purchase the shares they have agreed to purchase under their investment agreements, which will bring the aggregate amount raised to more than the required $6.0 million aggregate minimum. Therefore, if you commit to purchase shares in the offering, but we are unable to close the private placement or sell a significant number of shares in the offering, you may be investing in a company that does not, at present, have the funds to implement its business strategy, including future growth and entry into acquisitions in the future. In such case, we may be required to try to raise additional capital in the future. See “— Risks Related to Us and our Business — We may be required to raise additional capital in the future, but that capital may not be available when it is needed on attractive terms, or at all.”

The offering is not underwritten on a firm commitment basis.

While we have retained Griffin Financial Group to assist us in connection with sales of the common stock in the public offer, Griffin Financial Group will act on a “best efforts” basis only, and will offer and sell the shares to investors who are not existing stockholders and who have been identified by our management and directors, as well as to others. Its services to us in this connection cannot be construed as any assurance that the public offer will be successful. Because the offering is not underwritten by a broker-dealer on a firm commitment basis, there can be no assurance that all, or even a substantial number, of the shares of common stock we are offering hereby will be sold. If we do not sell all of the shares we are offering hereby, we could be required to raise additional capital earlier than we would if we did sell all of the shares we are so offering.

The subscription price may not be indicative of the future price of our common stock.

Because there is currently no active trading market for our common stock, our board of directors established the subscription price for the offering based on factors it considered appropriate.

We established an offering committee, comprised of members of our board of directors, the majority of whom are independent directors. The price of the shares offered in the rights offering and the public offer was set at the price of the shares of common stock offered and sold in the private placement, was determined by the offering committee after consultation with Griffin Financial Group and arms-length negotiation with the investors in the private placement, and is based on a variety of factors. The subscription price of $7.30 per share represents 80% of our reported tangible common book value per share at December 31, 2011 and may or may not be considered the fair value or intrinsic value of our common stock to be offered in the offering.

Also, there is no firm commitment underwriter involved in the offering. When a firm commitment underwriter is involved, the subscription price typically reflects market forces at work because the underwriter works with the issuer to price the offering, based on factors that include demand for the shares from securities dealers and the underwriter’s analysis of the issuer’s financial performance. Although imperfect and expensive, this process provides some protection that the subscription price is the market price.

If you purchase shares in the offering, you may not be able to sell them at or above the subscription price. The trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded. Accordingly, we cannot assure you that if you purchase common stock in the offering you will later be able to sell it at or above the subscription price. See “The Rights Offering — Determination of Subscription Price.”

We will have broad discretion over the use of the net proceeds of the offering and may apply the proceeds of this offering to uses that do not improve our operating results or increase the value of your investment.

Although this prospectus generally describes the use of the proceeds of the offering, we will have broad discretion in determining the specific timing and use of the offering proceeds. Until utilized, we anticipate that we will invest the net offering proceeds in liquid assets. We have not made a specific allocation for the use of the net proceeds. Therefore, we will have broad discretion as to the timing and specific application of the net proceeds, and investors may not have the opportunity to evaluate the economic, financial and other relevant information that we will use in applying the net proceeds, and we may spend the proceeds in a manner that stockholders do not deem desirable. Our application of the net proceeds of the offering may not ultimately improve our operating results or increase the value of your investment.

We can decide to not accept all or a part of your subscription pursuant to the exercise of over-subscription options and in the public offer. Until that decision is made, you will not have use of your funds.

With respect to the exercise of over-subscription options in the rights offering, and in the public offer, to the extent shares remain available after expiration of the rights offering, we will have broad and sole discretion in determining which subscriptions to accept, in whole or in part. In deciding which subscriptions to accept, we may consider, among other things, the order in which subscriptions are received, a subscriber’s potential to do business with, or to direct business to, the Bank and legal or regulatory restrictions. As a result, a subscriber cannot be assured of receiving any shares subscribed for pursuant to the exercise of over-subscription options or in the public offer of the unsubscribed shares, and may forego use of all or a portion of such subscriber’s funds pending allocation of available shares.

You will not be able to sell the shares you buy in the offering until your account is credited with the shares of common stock.

If you purchase shares of our common stock in the rights offering by submitting a rights certificate and payment, we will issue to you in book entry form the shares of common stock you purchase in the rights offering upon closing of the rights offering, which we expect will take place concurrently with the closing of the public offer, assuming in each case we receive aggregate subscriptions for at least 356,165 shares of common stock in the offering, and the private placement. If your shares are held by a custodian bank, broker, dealer or other nominee and you purchase shares of our common stock in the rights offering, your account with your nominee will be credited with the shares of common stock you purchased in the rights offering upon closing of the rights offering. Similarly, if you purchase shares in the public offer, we will issue your shares in book entry form or credit your account with your nominee at closing of the public offer, which will anticipate will be approximately one week after expiration of the public offer. Until the shares of common stock you purchase in the offering are issued to you in book entry form or credited to your account, you may not be able to sell your shares.

Because our securities are not guaranteed or insured by any governmental agency, you could lose your entire investment.

The shares offered in this offering are not savings accounts or deposits, are not insured or guaranteed by the FDIC or any other governmental agency, and involve investment risk, including the possible loss of your entire investment.

Risks Related to the Rights Offering

If you do not exercise your subscription rights, including a certain percentage of your over-subscription option, or we do not accept a certain percentage of your subscription pursuant to your exercise of the over-subscription option, your percentage ownership will be diluted.

Assuming we sell the full amount of shares issuable in connection with the rights offering, we will issue approximately 1,150,891 shares of our common stock. If you choose not to exercise your subscription rights and we sell shares to other stockholders in the rights offering or to current and new stockholders in the public offer and to the investors in the private placement, your relative ownership interest in our common stock will be diluted. Even if you fully exercise your basic subscription rights, but do not subscribe for a certain number of additional shares pursuant to the exercise of your over-subscription option (to the extent shares are available through the over-subscription option), or we do not accept such subscription in whole or in part, you will experience dilution as a result of the sale of shares to the investors in the private placement.

You may not revoke your exercise of rights; we may cancel the rights offering at any time without further obligation to you.

Once you have exercised your subscription rights, you may not revoke your exercise even if you learn information about us that you consider to be unfavorable. We may terminate the rights offering at our discretion. If we cancel the rights offering, we will not have any obligation to you except to return any payment received, without interest or deduction, as soon as practicable.

The subscription rights are not transferable, and there is no market for the subscription rights.

You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and purchase common stock to realize any potential value from your subscription rights.

If you do not act promptly and follow the subscription instructions, we may reject your exercise of subscription rights.

If you desire to purchase shares in the rights offering, you must act promptly to ensure that the subscription agent actually receives all required forms and payments before the expiration of the rights offering at 5:00 p.m., Eastern Time, on June 18, 2012. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration of the rights offering. We are not responsible if your nominee fails to ensure that the subscription agent receives all required forms and payments before the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise of your subscription rights prior to the expiration of the rights offering, the subscription agent may reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertake any action to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

We cannot guarantee that you will receive any or the entire amount of shares for which you over-subscribed.

Holders who fully exercise their basic subscription rights will be entitled to subscribe for an additional number of shares, however, we have the right to accept or reject subscriptions in whole or in part pursuant to the exercise of over-subscription options in our sole discretion. To the extent we do not otherwise reject a subscription, we expect that in general shares will be allocated pursuant to the exercise of over-subscription options pro rata among rights holders who over-subscribed, based on the number of over-subscription shares to which they subscribed. We cannot guarantee that you will receive any or the entire amount of shares for which you over-subscribed. If the amount of shares allocated to you in connection with your over-subscription option is less than your over-subscription request, or we otherwise reject all or a portion of your subscription pursuant to your exercise of the over-subscription option, then the excess funds held by the subscription agent on your behalf will be returned to you as soon as practicable, without interest or penalty, and we will have no further obligations to you.

RECENT DEVELOMENTS

On April 12, 2012, we reported earnings for the first quarter of 2012. Outlined below is a summary of those results. The following tables contain certain information concerning the financial position and results of operations of Howard Bancorp, Inc. at and for the three months ended March 31, 2012 as well as the prior comparison period. You should read this information in conjunction with the audited financial statements included in this prospectus. The financial information at March 31, 2012 and for the three months ended March 31, 2011 are unaudited and are derived from our interim financial statements. The financial condition data at December 31, 2011 is derived from our audited financial statements. In the opinion of management, financial information at March 31, 2012 and for the three months ended March 31, 2012 and 2011 reflect all adjustments, consisting only of normal recurring accruals, which are necessary to present fairly the results for such periods. Results for the three-month period ended March 31, 2012 may not be indicative of operations for the year ending December 31, 2012.

	Three Months ended March 31,		Year ended December 31, 2011
(in thousands, except per share data)	2012	2011
Operation Statement Data:
Interest income	$3,809	$3,533	$14,640
Interest expense	527	515	2,017
Net Interest Income	3,282	3,018	12,623
Provision for credit losses	141	112	1,164
Noninterest income	86	182	1,137
Noninterest expense	2,546	2,503	10,148
Federal and state income tax expense (benefit)	282	241	1,063
Net income (loss)	399	344	1,385
Dividends	157	82	451
Net income (loss) available to common shareholders	242	262	934
Per share data and shares outstanding:
Net income (loss) per share, basic	$0.09	$0.10	$0.35
Net income per (loss) share, diluted	$0.09	$0.10	$0.35
Book value per common share at period end	$9.20	$8.83	$9.12
Average common shares outstanding	2,640,264	2,636,837	2,638,443
Diluted average common shares outstanding	2,640,264	2,636,837	2,638,443
Shares outstanding at period end	2,640,264	2,636,837	2,640,264
Financial Condition data:
Total assets	$347,821	$305,421	$323,082
Loans receivable (gross)	280,661	251,235	277,177
Allowance for credit losses	3,521	3,806	3,433
Other interest-earning assets	22,187	19,740	13,655
Total deposits	284,899	241,201	262,642
Borrowings	25,180	33,869	22,984
Stockholders’ equity	36,865	29,552	36,630
Selected performance ratios:
Return on average assets	0.48%	0.47%	0.45%
Return on average equity	4.34%	4.71%	4.36%
Net interest margin	4.11%	4.33%	4.37%
Net interest spread	3.86%	4.13%	4.16%
Efficiency ratio	75.60%	78.21%	73.75%
Asset quality ratios:
Nonperforming loans to gross loans	2.25%	1.99%	2.12%
Allowance for credit losses to loans	1.25%	1.51%	1.24%
Allowance for credit losses to nonperforming loans	55.85%	76.21%	58.39%
Nonperforming assets to loans and other real estate	2.74%	3.83%	2.80%
Capital ratios:
Leverage ratio	10.91%	9.84%	11.52%
Tier I risk-based capital ratio	12.98%	11.41%	13.14%
Total risk-based capital ratio	14.22%	12.66%	14.36%
Average equity to average assets	9.13%	9.89%	11.55%

Earnings Overview

Our consolidated net income for the first quarter of 2012 of $399 thousand was up 16% compared to $344 thousand earned during the same period in 2011. Consolidated net income available to common shareholders for the first quarter of 2012 was $242 thousand, which was lower than the similar period in 2011 of $262 million by $20 thousand or 8% due to an increase in the preferred dividends, which increased by $75 thousand or 92% from the $82 thousand in the first quarter of 2011 to the $157 thousand incurred for the first three months of 2012. On a diluted per common share basis, earnings for the first quarter of 2012 were $0.09, down 10% compared to $0.10 for the same period in 2011. Our results of operations for the first quarter of 2012 produced an annualized return on average assets of 0.48% and an annualized return on average common stockholders’ equity of 4.34% compared to prior year ratios of 0.47% and 4.71%, respectively.

Our first quarter net interest income for 2012 versus 2011 increased by $264 thousand or 9%, primarily driven by an increase in earnings assets and lower funding costs. The net interest margin was 4.11%, down 22 basis points compared to the first quarter of 2011. Noninterest income decreased $96 thousand or 53%. The decrease in noninterest income was primarily attributable to a $132 thousand loss incurred upon the sale of a property held as Other Real Estate Owned (OREO) during the first quarter of 2012. No sales of OREO occurred during the first quarter of 2011. Excluding this sale, other sources of noninterest income were $218 thousand, which increased by $36 thousand or 20% over the same period in 2011.

The provision for credit losses for the first quarter of 2012 increased $29 thousand, or 26%, compared to the first quarter of 2011, given the growth of the loan portfolio. The principal amount of loans charged-off for the first quarter of 2012 was $79 thousand, which was lower than the $130 thousand charged-off during the first quarter of 2011.

Noninterest expenses were $2.55 million for the first quarter of 2012, up slightly compared to the first quarter of 2011 expenses of $2.50 million. The increase in noninterest expenses was primarily due to higher personnel costs, which were up $106 thousand or 8% compared to the first quarter of 2011. The increase in personnel costs was due to increases in salaries and benefits, as well as increasing the number of our associates as we continue to expand. In addition, professional fees were increased due to the cost of legal and investment banking experts partnering with us along our strategic growth initiatives.

The provision for income taxes was $282 thousand for the first quarter of 2012 compared to $241 thousand for the first quarter of 2011. This resulted in an effective tax rate for the first quarter of 2012 of 41.35% compared to 41.25% for the prior year’s first quarter. The increase in the income tax increase was primarily due to higher levels of pre-tax earnings. The effective tax rate is influenced by certain nondeductible expense items relative to pre-tax income.

Balance Sheet Overview

Total assets increased $42 million, or 14%, to $347.1 million at March 31, 2012 compared to $305.4 million at March 31, 2011. The March 31, 2012 level of total assets also reflected an increase of $24.7 million, or 7.7%, compared to $323.1 million at December 31, 2011. Compared to year end 2011, this increase in assets was primarily due to a $14.7 million increase in cash and cash equivalents, an additional $7.2 million in our investment securities portfolio and net growth of $3.2 million in loans outstanding.

The asset growth was funded primarily from increases in customer deposits, which increased from $241.2 million on March 31, 2011, and $262.6 million at December 31, 2011 to $284.9 million at March 31, 2012, an increase of $44 million or 18% compared to March 31, 2011, and an increase of $22.3 million or 8.5% from December 31, 2011. From a funding and client service perspective, most important was the growth in noninterest-bearing deposits of $10.2 million or 16.4% from $62.0 million at December 31, 2011 to $72.2 million at March 31, 2012.

Asset Quality

Asset quality continued to improve during the first quarter of 2012. The provision for loan and lease losses for the first quarter of 2012 was $141 thousand compared to $112 thousand for the same period in 2011. The ratio of the allowance for credit losses as a percentage of total loans outstanding was 1.25% at March 31, 2012, compared to 1.51% at March 31, 2011, and the ratio of nonperforming assets (non-performing loans, OREO and restructured loans) to total assets was 2.23% at the end of the first quarter of 2012, compared to 2.40% at the end of 2011 and 3.15% on March 31, 2011.

Dividends and Capital

Our capital levels improved further during the first quarter of 2012. We recorded net income of $399 thousand during the first three months of 2012 and paid preferred dividends under the SBLF Program of $157 thousand for the quarter. To date, we have not paid any dividends on our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may,” “should” and words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations, particularly with respect to our business plan and strategies, including branch expansion, customer, market and asset growth, expanding client relationships, increasing originations of residential mortgage loans, our portfolio of mortgage loans and our selling of loans into the secondary market, and increasing noninterest income and noninterest bearing commercial deposit accounts;
•	statements with respect to our intentions to acquire one or more financial institutions, and the impact of such acquisitions on us;
•	statements regarding anticipated changes in expenses;
•	statements regarding the asset quality of our investment portfolios and anticipated recovery and collection of unrealized losses on securities available for sale;
•	statements with respect to our allowance for loan losses, and the adequacy thereof;
•	statements regarding our intentions to lease space in the building we own;
•	statements with respect to anticipated losses on, resolution of and additional reserves with respect to nonperforming assets;
•	statements with respect to our intentions regarding disclosure and other changes resulting from the JOBS Act; and
•	the closing of the private placement and the impact of the offering and the private placement on us.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not undertake any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market area, that are worse than expected;
•	we may not sell a significant amount of the shares we are offering hereby and/or the private placement may not close, leaving us with insufficient funds to implement our current business plan and less capital than we anticipate for future operations;
•	competition among depository and other financial institutions;
•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;
•	adverse changes in the securities markets;
•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
•	our ability to enter new markets successfully and capitalize on growth opportunities, and to otherwise implement our growth strategy;
•	our ability to successfully integrate acquired entities, if any;
•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;
•	changes in our organization, compensation and benefit plans;
•	loss of key personnel; and
•	other risks discussed in this prospectus, particularly in the “Risk Factors” section.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. You should not put undue reliance on any forward-looking statements. Please see “Risk Factors” beginning on page 16.

USE OF PROCEEDS

Because the offering is a best efforts offering, we are presenting this information assuming that we sell the minimum and maximum number of shares of common stock available for sale in the offering. We will not receive any proceeds from the sale of the 173,003 shares of common stock being offered for resale by the selling stockholder.

	Minimum	Maximum
Gross offering proceeds	$2,600,004.50	$8,401,504.30
Fixed administrative fee payable to sales agent(1)	$50,000	$50,000
Estimated placement fee to sales agent(1)	$0	$378,105.30
Estimated other expenses of the offering	$463,946.75	$463,946.75
Net proceeds from the offering	$2,086,057.80	$7,509,452.30

(1)	Assumes that $3.0 million worth of the shares offered by Howard Bancorp hereby are sold to our existing stockholders, officers and directors and “friends and family” of our officers, directors and employees and that the remaining shares we are offering hereby are sold to other persons. If no shares are sold (a) in the rights offering and (b) to our existing stockholders, officers and directors and “friends and family” in the public offer, the estimated aggregate placement and fixed administrative fees and reimbursable expenses payable to the sales agent for selling in the public offer the maximum number of shares available for sale in the offering would be $766,105.30. See “Plan of Distribution.”

We intend to use the net proceeds of the offering: (i) to support potential acquisition(s) and pay related expenses; (ii) to contribute to the capital of Howard Bank for the primary purposes of supporting organic loan growth, increasing its investment activities, increasing the allowable maximum loan amount that it may extend to any one customer, and for the Bank’s working capital and other general corporate purposes; and (iii) for working capital and other general corporate purposes, provided, however, that no more than 15% of the net offering proceeds will be allocated to working capital and general corporate purposes.

We have not quantified plans for use of the offering proceeds for each of the foregoing purposes.

MARKET FOR COMMON STOCK, DIVIDEND POLICY AND RELATED
STOCKHOLDER MATTERS

Our common stock is quoted on the Over-The-Counter Bulletin Board (the “OTCBB”) under the symbol “HBMD.” However, there is not an active trading market for our common stock at this time. While our common stock has been approved for listing on The NASDAQ Stock Market in connection with this offering, such approval is contingent upon our meeting the listing standards upon closing of the offering and therefore we cannot assure you that the common stock will be so listed. While we believe there are currently several market makers in our stock, we cannot assure you that these entities will continue to make a market in our stock or that other entities will make a market in our common stock if our current market makers cease to do so. To our knowledge, to date, our common stock has traded only on a very limited basis. As reported by the OTCBB as of the date of this prospectus, the last reported trade in our common stock was $6.25, on May 16, 2012 and the common stock’s 52-week high trading price was $7.00 and its 52-week low trading price was $4.51.

We cannot predict whether or if a liquid trading market in shares of our common stock will develop or be maintained. Investors in our common stock should have a long-term investment intent. Persons purchasing shares in the offering may not be able to sell their shares at a price equal to or above subscription price. See “Risk Factors — There is a limited trading market in our common stock, which will hinder your ability to sell our common stock and may lower the market price of the stock.”

At May 18, 2012, we had 335 stockholders of record.

Dividend Policy

We have not paid any dividends on our common stock since our inception and we presently do not intend to pay any dividends in the foreseeable future. We expect that we will retain all earnings, if any, for operating capital. Our ability to pay dividends is dependent upon, among other things, restrictions imposed by the reserve and capital requirements of Maryland and federal law and regulations, our income and financial condition, tax considerations, and general business conditions. In addition, there are restrictions on our ability to pay dividends on our common stock if we are in arrears in the required dividend payment on our Series AA Preferred Stock. See “Description of Capital Stock — Series AA Preferred Stock — Restrictions on Dividends and Repurchases.” If you are looking for an investment that pays dividends, you should not invest in the offering.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization at December 31, 2011:

•	on an actual basis;
•	on an as adjusted basis to give effect to the assumed sale of 517,354 shares of common stock and 603,699 shares of common stock in the private placement, after deducting estimated sales commissions and offering expenses as if it had occurred on December 31, 2011; and
•	on an as adjusted basis to give effect to the sale of 356,165 and 1,150,891 shares of common stock in this offering, assuming simultaneous closing of the private placement, after deducting estimated sales commissions and offering expenses as if it had occurred on December 31, 2011.

This table should be read in conjunction with “Summary Historical Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

	As of December 31, 2011	As Adjusted to Reflect Private Placement		Pro Forma
		Assuming Minimum Shares Sold in Offering	Assuming Maximum Shares Sold in Offering	Assuming Minimum Shares Sold in Offering	Assuming Maximum Shares Sold in Offering
Cash and cash equivalents	$18,204,668	$21,706,983	$22,293,179	$23,793,041	$29,802,631
Indebtedness:
Long term debt	$10,000,000	$10,000,000	$10,000,000	$10,000,000	$10,000,000
Total Indebtedness	$22,983,855	$22,983,855	$22,983,855	$22,983,855	$22,983,855
Stockholders’ Equity:
Preferred Stock, par value $0.01 per share; (liquidation preference of $1,000 per share) 5,000,000 shares authorized; shares issued and outstanding of 12,562 at December 31, 2011	$12,562,000	$12,562,000	$12,562,000	$12,562,000	$12,562,000
Common Stock, par value $0.01 per share; 5,000,000 shares authorized; 2,640,264 shares issued and outstanding	26,403	31,577	32,440	35,138	43,949
Surplus	28,412,754	31,909,895	32,495,227	33,992,391	39,993,171
Accumulated Deficit	(4,391,439)	(4,391,439)	(4,391,439)	(4,391,439)	(4,391,439)
Accumulated other comprehensive income	20,215	20,215	20,215	20,215	20,215
Total stockholders’ equity	$36,629,933	$40,132,248	$40,718,443	$42,218,305	$48,227,896
Total stockholders’ equity and long term debt	$46,629,933	$50,132,248	$50,718,443	$52,218,305	$58,227,896
Capital Ratios:
Tier 1 risk based capital ratio	13.14%	14.39%	14.60%	15.14%	17.29%
Total risk based capital ratio	14.36%	15.62%	15.83%	16.36%	18.52%
Leverage ratio	11.52%	12.49%	12.64%	13.05%	14.63%
Equity to assets ratio	11.34%	12.29%	12.45%	12.85%	14.41%

DILUTION

If you invest in our common stock in this offering, your interest will be accreted to the extent of the difference between the subscription price of our common stock and the pro forma as adjusted net tangible book value of our common stock after giving effect to this offering.

As of December 31, 2011, our net tangible common book value was approximately $24,067,933, or $9.12 per share of common stock. Our net tangible common book value per share represents our tangible assets less our liabilities and preferred stock divided by our shares of common stock outstanding as of December 31, 2011.

After giving effect to our sale of shares of common stock in both the private placement (assuming the sale of 517,354 shares and 603,699 shares in the private placement assuming the minimum and maximum amounts offered hereby) and 356,165 and 1,150,891 shares in this offering at the subscription price of $7.30 per share, and after deducting estimated sales commissions and estimated offering expenses payable by us, our as adjusted net tangible common book value as of December 31, 2011 would have been $29,656,305, or $8.44 per share of common stock if we sold 356,165 shares and been $35,665,895 or $8.12 per share of common stock if we sold 1,150,891 shares. This represents an immediate decrease in the as adjusted net tangible common book value of $0.68 per share to existing stockholders and an immediate increase of $1.14 per share to new investors assuming the sale of 356,165 shares and an immediate decrease in the as adjusted net tangible common book value of $1.00 per share to existing stockholders and an immediate increase of $0.82 per share to new investors assuming the sale of 1,150,891 shares.

The following tables illustrates this dilution:

Sale of 356,165 shares:
Per-share subscription price		$7.30
Net tangible common book value as of December 31, 2011	$9.12
Dilution per share attributable to this offering	(0.68)
As adjusted net tangible common book value per share after the private placement and this offering		$8.44
Increase in net tangible common book value per share to new investors in this offering		$1.14
Sale of 1,150,891 shares:
Per-share subscription price		$7.30
Net tangible common book value as of December 31, 2011	$9.12
Dilution per share attributable to this offering	(1.00)
As adjusted net tangible common book value per share after the private placement and this offering		$8.12
Increase in net tangible common book value dilution per share to new investors in this offering		$0.82

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

This section is intended to help potential investors understand our financial performance through a discussion of the factors affecting our consolidated financial condition at December 31, 2011, 2010 and 2009. This section should be read in conjunction with the Consolidated Financial Statements and notes to the consolidated financial statements that appear elsewhere in this prospectus.

Overview

Howard Bancorp, Inc. is the holding company for Howard Bank. Howard Bank is a trust company chartered under Subtitle 2 of Title 3 of the Financial Institutions Article of the Annotated Code of Maryland. The Bank was formed in March 2004 and commenced banking operations on August 9, 2004. Howard Bank does not exercise trust powers, and our regulatory structure is the same as a Maryland-chartered commercial bank. As such, our business has consisted primarily of originating both commercial and real estate loans secured by property in our market area. Typically, commercial real estate and business loans involve a higher degree of risk and carry a higher yield than one-to four-family residential loans. Although we plan to continue to focus on commercial customers, we intend to increase our originations of one- to four-family residential mortgage loans going forward, increasing our portfolio of mortgage lending and also selling select loans into the secondary markets.

We are headquartered in Ellicott City, Maryland and we consider our primary market area to be Howard County, Maryland and Anne Arundel County, Maryland. Our secondary market area, primarily for commercial lending, includes the Maryland counties of Baltimore, Carroll, Frederick, Montgomery and Prince George’s as well as Baltimore City. We engage in a general commercial banking business, making various types of loans and accepting deposits. We market our financial services to small to medium sized businesses and their owners, professionals and executives, and high-net-worth individuals. Our loans are primarily funded by core deposits of customers in our market.

Our core business strategy is to deliver superior customer service that is supported by an extremely high level of banking sophistication. Our specialized community banking focus on both local markets and small business related market segments is combined with a broad array of products, new technology and seasoned banking professionals which positions the Bank differently than most competitors. Our experienced executives establish a relationship with each client and bring value to all phases of a client’s business and personal banking needs. We call it Hands-On Service.

Our results of operations depend mainly on our net interest income, which is the difference between the interest income we earn on our loan and investment portfolios and the interest expense we pay on deposits and borrowings. Results of operations are also affected by provisions for credit losses, noninterest income and noninterest expense. Our noninterest expense consists primarily of compensation and employee benefits, as well as office occupancy, deposit insurance and general administrative and data processing expenses. Our operations are significantly affected by general economic and competitive conditions, particularly with respect to changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially affect our financial condition and results of operations.

During the year ended December 31, 2011, our net interest income increased $1.3 million, or 11%, compared to the year ended December 31, 2010, primarily as a result of lower interest paid on deposits during the 2011 period. We had net income of $1.4 million at December 31, 2011 compared to net income of $933 thousand for the same period in 2010, a $452 thousand or 48% increase. This increase was primarily as a result of the increased net interest income and a decrease in the provision for credit losses, partially offset by an increase in noninterest expenses resulting from increased infrastructure costs to support a growing institution and increased cost associated with Other Real Estate Owned (“OREO”) properties. Comparing December 31, 2011 to the same period in 2010, total assets, total loans, and total deposits grew by 8%, 8%, and 10% respectively. While this growth was modest compared to growth in prior years, our noninterest-bearing deposit accounts, which are the most indicative of our growth in overall core relationships, increased by nearly $13.4 million, or 28%.

During the year ended December 31, 2010, our net interest income increased $2.7 million or 31%, compared to the year ended December 31, 2009, due to increased interest income resulting from an increase in average earning assets of $37 million or 15% over 2009, as well as lower interest paid on interest-bearing funds for 2010. Although average interest-bearing funds increased by $37 million for 2010 over 2009, the interest cost of those funds decreased by over $800 thousand or more than 20%. We had net income of $933 thousand in 2010, compared to a net loss of $2.2 million in 2009. In addition to the increase in net interest income, the provision for credit losses decreased from $3.7 million in 2009 to $1.6 million for 2010, and while noninterest income levels were similar for both years, total noninterest expenses decreased by $553 thousand for 2010 compared to 2009 due primarily to a $1.3 million valuation adjustment that we recorded in 2009 on a property we acquired via foreclosure.

Our nonperforming assets totaled $7.8 million, or 2.40% of total assets, at December 31, 2011, compared to $8.7 million, or 2.89% of total assets, at December 31, 2010 and $8.5 million, or 2.97% of total assets, at December 31, 2009. We had one loan totaling $90 thousand delinquent more than 90 days at December 31, 2011 compared to $150 thousand (one loan) and $10 thousand (one loan) of such delinquencies at December 31, 2010 and December 31, 2009, respectively. In addition, we provided $1.2 million for credit losses for the year ended December 31, 2011 compared to $1.6 million for credit losses during the year ended December 31, 2010 and $3.7 million during the year ended December 31, 2009, reflecting a decrease in nonperforming loans and a lower level of required specific reserves for the credit loss provision.

On March 28, 2012, we completed a private placement of our common stock, pursuant to which we entered into investment agreements with certain investors. Pursuant to the investment agreements, subject to the terms and conditions contained therein:

•	Emerald is obligated to purchase from us, at $7.30 per share, 173,003 shares of common stock; and
•	Battlefield is obligated to purchase from us, at $7.30 per share, that number of shares which equals 9.8% of our outstanding common stock after taking into account the closing of the rights offering, the public offer and the private placement.

The investors’ obligations to purchase the shares subscribed for in the private placement are subject to certain closing conditions. For more information, see “Risk Factors — Risks Related to the Offering Generally — We may not sell all or even a substantial amount of the shares we are offering hereby, the private placement may not be consummated and the closing of the offering is not dependent on the closing of the private placement, which means that if you subscribe for shares of common stock in the offering, you may acquire securities in our company even though the proceeds raised in the offering alone may be insufficient to meet our objectives” and “The Private Placement.”

We do not offer “interest only” mortgage loans on one- to four-family residential properties (where the borrower pays interest but no principal for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on their loan, resulting in an increased principal balance during the life of the loan. We do not offer “subprime loans” (loans that generally are made to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (traditionally defined as loans having less than full documentation). We also do not own any private label mortgage-backed securities.

Our Business Strategy

Highlights of our business strategy are as follows:

•	Increase Howard Bank’s capital levels through earnings and external capital raises as appropriate.

•	Consistently execute on broadening existing customer relationships and attracting target customers. We believe that it helps a company compete successfully when it chooses activities that are both different from rivals and valued by target customers. And, such activities must be done extraordinarily well. The knowledge and expertise of our team of bankers coupled with agility and speed in responding, flexibility and creativity in developing solutions and access to decision makers positions us well to compete in the financial services industry in our market area.

While we have been successful in growing loans and gathering noninterest-bearing deposits, we plan to focus on expanding our existing relationships with core products and services that enhance our cost of funds and noninterest income and attracting new “target customers” with the intention of acquiring, retaining and continuously developing profitable core relationships with the potential for depth and longevity. This will require extending the culture of consultative sales/cross sales, proactive relationship management, and extraordinary service (internal and external) held by certain key employees across the Bank and coupling this culture extension with greater discipline, thus resulting in greater efficiency and productivity in our execution.

•	Leverage Howard Bank’s attributes that help it compete successfully to expand the Bank’s presence — first in Anne Arundel County and possibly in contiguous counties in attracting targeted customers. We will consider both organic and acquired expansion.
•	Increase noninterest income as a significant contributor to operating revenue. As net interest margins continue to be compressed, Howard Bank must identify and create new sources of noninterest income, diversifying operating revenue from heavy dependence on net interest income.
•	Develop and acquire a consistent level of talent across the Bank to ensure we continue to compete successfully. A key element of being able to compete successfully in our markets is the team of bankers, executive management and board of directors. We will cultivate and nurture the necessary talent to ensure that the knowledge, expertise and attitude of every member of our Bank-wide team are aligned with our strategic vision and mission of “providing financial solutions.” This will require having the right people in the right positions, appropriate staffing and resources across the Bank, continuous training, development, coaching and mentoring, and a culture of empowerment and accountability.
•	Ensure that Enterprise Risk Management is appropriately structured and monitored. Risk management has been a key differentiator of banks throughout this crisis and will continue to be in the future. We will give keen attention to risk management Bank-wide, identifying the right skill sets, processes, procedures and organizational and governance structures.

Critical Accounting Policies

Our accounting and financial reporting policies conform to the accounting principles generally accepted in the United States of America and general practice within the banking industry. Accordingly, the financial statements require management to exercise significant judgment or discretion or make significant assumptions based on the information available that have, or could have, a material impact on the carrying value of certain assets or on income. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. In reviewing and understanding financial information for us, you are encouraged to read and understand the significant accounting policies used in preparing our financial statements. We consider the allowance for credit losses to be our most significant accounting policy, which is further described in Note 6 of the Notes to the financial statements.

The allowance for credit losses is established through a provision for credit losses charged against income. Loans are charged against the allowance for credit losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that represents the amount of probable and reasonably estimable known and inherent losses in the loan portfolio, based on evaluations of the collectability of loans. The evaluations take into consideration such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, estimated losses relating to specifically identified loans, and current economic conditions. This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, the amount and timing of expected future cash flows on impacted loans, value of collateral, estimated losses on our loan portfolios as well as consideration of general loss experience. Based on our estimate of the level of allowance for credit losses required, we record a provision for credit losses to maintain the allowance for credit losses at an appropriate level.

We cannot predict with certainty the amount of loan charge-offs that we will incur. We do not currently determine a range of loss with respect to the allowance for credit losses. In addition, our regulatory agencies, as an integral part of their examination processes, periodically review our allowance for credit losses. Such agencies may require that we recognize additions to the allowance for credit losses based on their judgments about information available to them at the time of their examination. To the extent that actual outcomes differ from management’s estimates, additional provisions to the allowance for credit losses may be required that would adversely impact earnings in future periods.

We account for income taxes under the asset/liability method. We recognize deferred tax assets for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, as well as operating loss and tax credit carry-forwards. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We recognize the effect on deferred tax assets and liabilities of a change in tax rates in income in the period indicated by the enactment date. We establish a valuation allowance for deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. The judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part, be beyond our control. It is at least reasonably possible that management’s judgment about the need for a valuation allowance for deferred tax assets could change in the near term.

We follow the provisions of ASC Topic 718 “Compensation,” which requires the expense recognition over a service period for the fair value of share based compensation awards, such as stock options, restricted stock, and performance based shares. This standard allows management to establish modeling assumptions as to expected stock price volatility, option terms, forfeiture rates and dividend rates which directly impact estimated fair value. The accounting standard also allows for the use of alternative option pricing models which may impact fair value as determined. Our practice is to utilize reasonable and supportable assumptions which are reviewed with the appropriate Board Committee.

Balance Sheet Analysis and Comparison of Financial Condition

A comparison between December 31, 2011, December 31, 2010 and December 31, 2009 balance sheets is presented below.

Assets

Total assets increased $22.9 million, or 7.6%, to $323.1 million at December 31, 2011 compared to $300.2 million at December 31, 2010. This increase in assets was primarily due to a $20.2 million, or 7.9%, increase in loans, to $276.5 million at December 31, 2011 from $256.3 million at December 31, 2010, and also a $6.5 million, or 56.5%, increase in cash and due from banks. The asset growth was funded primarily from increases in customer deposits, which increased from $239.3 million at December 31, 2010 to $262.6 million at December 31, 2011, an increase of $23.3 million or 9.7%. From a funding perspective, most important was the growth in noninterest-bearing deposits of $13.4 million or 27.5% from $48.7 million at December 31, 2010 to $62.0 million at December 31, 2011. In addition, our total capital levels increased by over $7.3 million or 25.1% year over year, due to both increased levels of earnings and the additional funds we received as a result of our participation in the SBLF program.

Securities Available for Sale

We currently hold both U.S. agency securities and mortgage backed securities in our securities portfolio, all of which are considered as available for sale. Our securities portfolio is used to provide the required collateral for funding via commercial customer repurchase agreements as well as to provide sufficient liquidity to fund our loans and provide funds for withdrawals of deposited funds. At December 31, 2011 and

December 31, 2010 we held an investment in stock of the Federal Home Loan Bank of Atlanta (“FHLB”) of $1.3 million and $1.5 million, respectively. This investment, which is required for continued membership, is based partially upon the dollar amount of borrowings outstanding from the FHLB. These investments are carried at cost. We have never held stock in Fannie Mae or Freddie Mac.

The following tables set forth the composition of our investment securities portfolio at the dates indicated.

	December 31,
(in thousands)	2011		2010		2009
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
U.S. Federal agencies	$12,774	$12,773	$14,037	$14,037	$13,707	$13,709
Mortgage-backed	568	603	953	1,003	1,614	1,694
Total	$13,342	$13,376	$14,990	$15,040	$15,321	$15,403

We had securities available for sale of $13.4 million and $15.0 million at December 31, 2011 and December 31, 2010, respectively, which were recorded at fair value. This represents a decrease of $1.7 million, or 11.1%, for the year ended December, 2011 from the prior year end. We did not record any gains or losses on the sales or calls of securities or mortgage backed securities in either the years ended December 31, 2011 or 2010.

With respect to our portfolio of securities available for sale, we held securities with unrealized losses of $2,494 and $2,708 at December 31, 2011 and 2010, respectively. The minimal changes in the fair value of these securities resulted primarily from interest rate fluctuations. We do not intend to sell these securities nor is it more likely than not that we would be required to sell these securities before their anticipated recovery, and we believe the collection of the investment and related interest is probable. Based on this analysis, we consider all of the unrealized losses to be temporary impairment losses.

Portfolio Maturities and Yields

The composition and maturities of the investment securities portfolio at December 31, 2011 and 2010 are summarized in the following tables. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur.

As of December 31, 2011
(in thousands)	One year or less		After one through five years		After five through ten years		After ten years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
U.S. Government Agencies	$6,000	0.01%	$6,774	0.51%	$—	—%	$—	—%	$12,774	0.27%
Mortgage-backed	—	—	247	5.11	168	4.97	153	4.85	568	5.00
	$6,000	0.01%	$7,021	0.67%	$168	4.97%	$153	4.85%	$13,342	0.48%

As of December 31, 2010
(in thousands)	One year or less		After one through five years		After five through ten years		After ten years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
U.S. Government Agencies	$12,037	0.25%	$2,000	0.60%	$—	—%	$—	—%	$14,037	0.30%
Mortgage-backed	—	—	424	5.21	—	—	529	5.00	953	5.09
	$12,037	0.25%	$2,424	1.41%	$—	—%	$529	5.00%	$14,990	0.61%

Loan Portfolio

Total loans increased by $20.2 million or 7.9%, to $276.5 million at December 31, 2011 from $256.3 million at December 31, 2010. At December 31, 2011, total loans were 85.6% of total assets relatively unchanged compared to 85.4% of total assets at December 31, 2010. Loan growth throughout the banking industry has been hampered by decreased loan demand resulting from uncertain economic conditions.

The following table sets forth the composition of our loan portfolio at the dates indicated. We had loans held for sale of $646 thousand at December 31, 2011, and $1.06 million at December 31, 2010.

December 31,
(dollars in thousands)	2011		2010		2009		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real Estate
Construction and land	$39,268	14.2%	$30,604	11.9%	$33,437	13.2%	$32,230	15.8%	$29,225	16.9%
Residential – first lien	22,087	8.0	22,309	8.7	20,202	8.0	18,986	9.3	17,181	10.0
Residential – junior lien	9,242	3.3	9,889	3.9	10,401	4.1	9,261	4.5	7,237	4.2
Total residential real estate	31,329	11.3	32,198	12.6	30,603	12.1	28,247	13.8	24,418	14.2
Commercial – owner occupied	46,588	16.8	46,947	18.3	43,397	17.2	35,366	17.3	33,523	19.4
Commercial – non-owner occupied	76,880	27.8	58,438	22.8	51,193	20.3	28,758	14.1	20,336	11.8
Total commercial real estate	123,468	44.6	105,385	41.1	94,590	37.4	64,124	31.4	53,859	31.2
Total real estate loans	194,065	70.2	168,187	65.6	158,630	62.8	124,601	61.1	107,502	62.3
Commercial loans and leases	81,243	29.4	86,851	33.9	92,816	36.7	77,436	37.9	62,959	36.5
Consumer loans	1,223	0.4	1,269	0.5	1,299	0.5	2,053	1.0	2,030	1.2
Total loans	$276,531	100.0%	$256,307	100.0%	$252,745	100.0%	$204,090	100.0%	$172,491	100.0%
Allowance for loan and lease losses	(3,433)		(3,523)		(3,508)		(2,659)		(2,671)
Net loans	$273,098		$252,784		$249,237		$201,431		$169,820

Loan Portfolio Maturities and Yields

The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2011.

	December 31, 2011
	Construction & Land		Residential Real Estate First Lien		Residential Real Estate Junior Lien
(dollars in thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Due during the twelve months ending December 31,
2012	$30,585	5.22%	$—	—%	$12	5.82%
2013	4,398	4.60	—	—	—	—
2014	861	6.00	—	—	40	3.00
2015 to 2016	3,423	6.03	—	—	1,767	3.08
2017 to 2021	—	—	—	—	4,302	3.30
2022 to 2026	—	—	2,476	5.08	482	6.75
2027 and beyond	—	—	19,611	5.54	2,639	5.56
Total	$39,268	5.24%	$22,087	5.49%	$9,242	4.09%

	Commercial Real Estate Owner Occupied		Commercial Real Estate Non Owner Occupied		Commercial Loans & Leases
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Due during the twelve months ending December 31,
2012	$4,883	5.94%	$8,152	4.78%	$36,533	4.40%
2013	1,573	6.15	6,266	5.49	5,478	4.26
2014	6,437	6.41	19,047	6.22	7,423	6.22
2015 to 2016	20,114	6.03	20,644	6.09	10,336	5.88
2017 to 2021	11,169	5.76	22,677	4.68	19,559	6.44
2022 to 2026	2,412	4.88	—	—	1,914	6.09
2027 and beyond	—	—	93	6.50	—	—
Total	$46,588	5.95%	$76,880	5.52%	$81,243	5.28%

	Consumer Loans		Total Loans
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Due during the twelve months ending December 31,
2012	$236	6.00%	$80,401	4.85%
2013	650	3.48	18,366	4.89
2014	49	7.29	33,857	6.25
2015 to 2016	222	6.60	56,507	5.94
2017 to 2021	66	8.38	57,773	5.38
2022 to 2026	—	—	7,284	5.39
2027 and beyond	—	—	22,344	5.55
Total	$1,223	4.95%	$276,531	5.43%

The following table sets forth the scheduled repayments of fixed and adjustable rate loans in our portfolio as of December 31, 2011, that are contractually due after one year, or after December 31, 2012.

	Due After one year
(in thousands)	Fixed	Adjustable	Total
Real Estate
Construction & Land	$7,271	$1,412	$8,683
Residential – First Lien	21,729	358	22,087
Residential – Junior Lien	2,104	7,126	9,230
Total Residential Real Estate	23,833	7,484	31,317
Commercial – Owner Occupied	35,419	6,285	41,704
Commercial – Non-owner Occupied	57,850	10,878	68,728
Total Commercial Real Estate	93,270	17,163	110,432
Total Real Estate Loans	124,374	26,059	150,432
Commercial Loans & Leases	37,359	7,352	44,711
Consumer Loans	392	595	987
Total Loans	$162,124	$34,006	$196,130

Premises and Equipment

The composition of our investments in premises and equipment are presented in the following table:

	December 31,
(in thousands)	2011	2010	2009
Land	2,660	$2,660	$—
Building and leasehold improvements	7,141	6,653	2,282
Furniture and equipment	1,912	1,702	1,540
Software	163	161	141
	11,876	11,176	3,963
Less: accumulated depreciation and amortization	2,392	1,937	1,581
Net premises and equipment	$9,484	$9,239	$2,382

For the year ended December 31, 2011, the primary increase in our fixed assets was the purchase of additional furniture and equipment associated with the growth of our operational and administrative infrastructure staff, which has increased to correspond with the increase in assets, deposits and customers. We did not open any new branches during 2011, but we opened a new full service branch in May 2012. During 2010, we purchased and now own a property that includes one of our branch locations as well as both office and retail space. In addition to the current branch, we expect to utilize a portion of the center for future Bank expansion and intend to lease the remainder of the space.

Deposits

We accept deposits primarily from the areas in which our offices are located. We have consistently focused on building broader customer relationships and targeting small business customers to increase our core deposits. We also rely on our customer service to attract and retain deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Customer deposits have historically provided us with a sizeable source of relatively stable and low-cost funds to support asset growth. Our deposit accounts consist of commercial and retail checking accounts, savings accounts, certificates of deposit (“CDs”), money market accounts, and individual retirement accounts. We do not currently accept brokered deposits other than those obtained under Promontory Interfinancial Network’s certificate of deposit account registry service (“CDARS”) program.

We review and update interest rates paid, maturity terms, service fees and withdrawal penalties on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements, anticipated short term loan demand and our deposit growth goals.

Our deposits increased from $239.3 million at December 31, 2010 to $262.6 million at December 31, 2011, an increase of $23.3 million or 9.7%. The increase resulted primarily from a $13.4 million or 27.5% increase in noninterest-bearing checking accounts, which increased from $48.7 million at December 31, 2010 to $62.0 million at December 31, 2011. In addition, CDs increased from $95.2 million at December 31, 2010 to $111.0 million at December 31, 2011, an increase of $15.8 million or 16.6%. As the growth in noninterest bearing checking and CDs were sufficient to fund the growth in loans and assets, other categories of deposits were not maintained at previous levels and experienced minor declines.

Deposits increased $10.6 million, or 4.6%, to $239.3 million at December 31, 2010 from $228.7 million at December 31, 2009. The increase resulted from a $9.7 million or 24.8% increase in noninterest-bearing checking accounts from $39.0 million at December 31, 2009 to $48.7 million at December 31, 2010. Money market accounts also increased by $19.9 million or 44.4% from December 31, 2009 to December 31, 2010.

The following tables set forth the distribution of total deposits, by account type, at the dates indicated.

	December 31,
(dollars in thousands)	2011			2010			2009
	Amount	% of Total	Weighted Average Rate	Amount	% of Total	Weighted Average Rate	Amount	% of Total	Weighted Average Rate
Noninterest-bearing demand	62,044	24%	—%	$48,679	20%	—%	$38,998	17%	—%
Interest-bearing checking	17,687	7	0.43	17,152	7	0.42	15,901	6	0.46
Money market accounts	61,267	23	0.70	64,637	27	0.76	44,759	20	1.01
Savings	10,644	4	0.65	13,608	6	1.29	15,644	7	1.77
Certificates of deposit $100,000 and over	79,718	30	1.21	68,118	29	1.76	65,340	29	3.01
Certificates of deposit under $100,000	31,282	12	1.06	27,120	11	1.70	48,101	21	2.82
Total deposits	$262,642	100%	0.91%	$239,314	100%	1.31%	$228,743	100%	2.14%

As of December 31, 2011 and 2010, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was $79.7 million and $68.1 million, respectively. The following table sets forth the maturity of those certificates as of December 31, 2011.

(in thousands)	December 31, 2011
Three months or less	$18,400
Over three to six months	6,026
Over six to twelve months	25,568
Over one year	29,724
$79,718

Borrowings

Customer deposits remain the primary source we use to meet funding needs. Borrowings consist of overnight unsecured master notes, overnight securities sold under agreement to repurchase (“repurchase agreements”) and FHLB advances. Our borrowings totaled $23.0 million at December 31, 2011 and $31.0 million and $28.5 million at December 31, 2010 and 2009, respectively. Short-term borrowings are summarized on the following table:

	December 31,
	2011		2010		2009
(dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
Securities Sold Under Agreement to Repurchase & Master Notes
At period end	$6,984	0.62%	$11,024	0.59%	$14,459	0.84%
Average for the year	$12,211	0.39%	$14,983	0.62%	$10,374	0.90%
Maximum month-end balance	$17,379		$17,424		$15,774
Federal Funds Purchased and Short-term Borrowed Funds
At period end	$6,000	0.59%	$14,000	0.96%	$6,000	0.49%
Average for the year	$9,629	0.98%	$8,203	1.49%	$11,368	0.89%
Maximum month-end balance	$12,500		$14,000		$19,000

Short-term borrowings totaled $13.0 million at December 31, 2011 and $25.0 million at December 31, 2010. Short-term borrowing consist of overnight electronic sweep products that move customer excess funds from non-interest bearing account to interest bearing ones. Master notes sweep funds from the Bank customer accounts to Howard Bancorp. Repurchase agreements sweep funds within the Bank and are secured by pledges of U.S. Government Agency securities, based upon their fair value, as collateral for 100% of the principal and accrued interest of its repurchase agreements. At December 31, 2011and 2010 there were

$5.8 million and $9.0 million, respectively in borrowings under these agreements. Finally we did not utilize any Federal funds purchased at December 31, 2011 and used $4.0 million at December 31, 2010. At December 31, 2011 we had three advances outstanding totaling $6.0 million and at December 31, 2010 had five advances outstanding totaling $10 million in FHLB advances with a final remaining maturity of less than one year.

Total Shareholders’ Equity

Total shareholders’ equity increased by $7.3 million or 25.1% from $29.3 million at December 31, 2010 to $36.6 million at December 31, 2011. Over $6.0 million of the increase represented the net proceeds of our issuance to Treasury of our Series AA Preferred Stock pursuant to the SBLF Program. The remainder of the capital growth represents retention of the previous four quarters of earnings.

Total shareholders’ equity at December 31, 2011 represents a capital to asset ratio of 11.34%, while the total shareholders’ equity of at December 31, 2010 represents a capital to asset ratio of 9.76%.

Average Balance and Yields

The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, and have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	For the year ended December 31,
	2011			2010			2009
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Earning assets
Loans and leases:(1)
Commercial loans and leases	$84,384	$4,758	5.64%	$90,787	$4,927	5.43%	$89,285	$4,643	5.20%
Commercial real estate	108,073	6,318	5.85	101,284	5,805	5.73	73,737	4,368	5.92
Construction and land	34,252	1,732	5.06	33,581	1,640	4.88	34,950	1,489	4.26
Residential real estate	32,880	1,646	5.01	31,640	1,664	5.26	30,119	1,614	5.36
Consumer	1,250	62	4.97	1,390	67	4.82	1,327	65	4.87
Total loans	260,839	14,516	5.57	258,682	14,103	5.45	229,418	12,179	5.31
Federal funds sold	11,891	22	0.19	6,508	28	0.43	3,968	71	1.79
Securities:(2)
U.S Gov agencies	13,845	45	0.32	14,448	49	0.34	8,051	51	0.63
Mortgage-backed	816	40	4.86	1,364	69	5.06	2,317	120	5.18
Other investments	1,459	17	1.19	1,642	6	0.37	1,696	5	0.29
Total securities	16,120	102	0.63	17,454	124	0.71	12,064	176	1.46
Total earning assets	288,850	14,640	5.07	282,644	14,255	5.04	245,450	12,426	5.06
Cash and due from banks	3,209			11,200			6,728
Bank premises and equipment, net	9,264			5,526			2,486
Other assets	9,136			6,427			5,537
Less: allowance for credit losses	(3,890)			(3,702)			(2,952)
Total assets	$306,569			$302,095			$257,249
Interest-bearing liabilities Deposits:
Interest-bearing demand accounts	$15,859	68	0.43	$16,348	69	0.42	$15,854	72	0.45
Money market	62,448	438	0.70	56,818	434	0.76	39,900	404	1.01
Savings	11,974	78	0.65	17,020	219	1.29	5,947	105	1.77
Time deposits $100,000 and over	58,845	714	1.21	58,240	1,023	1.76	40,769	1,226	3.01
Other time deposits	42,322	449	1.06	48,649	827	1.70	58,096	1,636	2.82
Total interest-bearing deposits	191,448	1,748	0.91	197,075	2,572	1.31	160,566	3,443	2.14
Short-term borrowings	21,840	168	0.77	22,337	215	0.96	21,820	195	0.89
Long-term borrowings	7,666	101	1.31	8,225	120	1.46	4,696	106	2.26
Total interest-bearing funds	220,954	2,017	0.91	227,637	2,907	1.28	187,082	3,744	2.00
Noninterest-bearing deposits	53,040			44,658			39,300
Other liabilities and accrued expenses	826			796			798
Total liabilities	274,820			273,091			227,180
Shareholders' equity	31,749			29,004			30,069
Total liabilities & shareholders' equity	$306,569			$302,095			$257,249
Net interest rate spread(3)		$12,623	4.16%		$11,348	3.77%		$8,682	3.06%
Effect of noninterest-bearing funds			0.21			0.25			0.48
Net interest margin on earning assets(4)			4.37%			4.01%			3.54%

(1)	Loan fee income is included in the interest income calculation, and nonaccrual loans are included in the average loan base upon which the interest rate earned on loans is calculated.
(2)	Available for sale securities are presented at amortized cost.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column is further broken down to show the impact of changes in either rates or volumes. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	For the Year ended December 31,
	2011 vs. 2010 Due to variances in			2010 vs. 2009 Due to variances in
(in thousands)	Total	Rates	Volumes(1)	Total	Rates	Volumes(1)
Interest earned on:
Loans and leases:
Commercial loans and leases	$(169)	$192	$(361)	$284	$51	$233
Commercial real estate	513	116	397	1,437	(36)	1,473
Construction and land	92	58	34	151	55	96
Residential real estate	(18)	(80)	62	49	(8)	57
Consumer	(5)	2	(7)	2	—	2
Taxable securities	(22)	(14)	(8)	(52)	(23)	(29)
Federal funds sold	(6)	(16)	10	(43)	(13)	(30)
Interest-bearing deposits in other banks	—	—	—	—	—	—
Total interest income	385	258	127	1,828	26	1,802
Interest paid on:
Savings deposits	(141)	(108)	(33)	114	(7)	121
Checking plus interest deposits	(1)	1	(2)	(3)	(1)	(2)
Money market accounts	4	(35)	40	30	(25)	55
Time deposit $100,000 and over	(309)	(316)	7	(204)	(129)	(75)
Other time deposits	(378)	(310)	(67)	(808)	(163)	(645)
Short-term borrowings	(47)	(43)	(4)	20	53	(33)
Long-term borrowing	(19)	(12)	(7)	13	—	13
Total interest expense	(890)	(823)	(67)	(838)	(272)	(566)
Net interest earned	$1,275	$1,082	$193	$2,666	$298	$2,368

(1)	Change attributed to mix (rate and volume) are included in volume variance.

Comparison of Results of Operations — Years Ended December 31, 2011 and December 31, 2010

General

Net income available to common shareholders increased $327 thousand, or 53.9%, to $934 thousand for the year ended December 31, 2011 compared to net income of $607 thousand for the year ended December 31, 2010. The increase in net income was primarily due to an increase of $1.3 million or 11.2% in net interest income which continued to benefit from overall decreases in the cost of funding and a $469 thousand reduction in the provision for credit losses, partially offset by an increase in noninterest expenses of $1.4 million, of which nearly $777 thousand was due to declines in the values of foreclosed real estate and $427 thousand was due to compensation and benefit increases.

Interest Income

Interest income increased $385 thousand, or 2.7%, to $14.6 million for the year ended December 31, 2011 compared to $14.3 million during 2010. The increase was due to a $413 thousand, or 2.9%, increase in interest income on loans, partially offset by a $22 thousand decrease in interest income earned on investment securities and balances due from depository institutions. The modest increase in interest income on loans was due to a 12 basis point increase in the average loan portfolio yield and an improvement in the mix of loans towards higher-yielding loan products. The decrease in interest income on investment securities was due to a decrease in the average balance of investment securities and, to a lesser extent, an 8 basis point decrease in the average yield earned as short term interest rates continued to decline.

Interest Expense

Interest expense decreased $890 thousand, or 30.6%, to $2.0 million for the year ended December 31, 2011, compared to $2.9 million during 2010. This decrease was primarily attributable to continued decreases in rates paid on interest-bearing deposits and, to a lesser extent, lower volumes of certain deposit products. The decrease in interest expense on interest-bearing deposits was the result of a decrease in the average balance of interest-bearing deposits and a 40 basis point decrease in the average rate paid on interest-bearing deposits, which was due to both a decrease in the reliance on higher-cost certificates of deposit as a funding source, given our growth in noninterest-bearing deposits, and lower rates paid on money market accounts based on lower market rates.

Net Interest Income

Net interest income is our largest source of operating revenue. Net interest income is affected by various factors including changes in interest rates and the composition of interest-earning assets and interest-bearing liabilities and maturities. Net interest income is determined by the interest rate spread (i.e., the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income increased $1.3 million, or 11.2%, during the year ended December 31, 2011 compared to the year ended December 31, 2010. The increase in net interest income was primarily due to the $824 thousand, or 32.0%, reduction in interest expense on interest-bearing deposits. In addition, interest income increased by $385 thousand, or 2.7%, for the year ended December 31, 2011 compared to 2010.

Provision for Credit Losses

We establish a provision for credit losses, which is a charge to earnings, in order to maintain the allowance for credit losses at a level we consider adequate to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for credit losses, management considers past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of nonperforming loans. The amount of the allowance is based on estimates and actual losses may vary from such estimates as more information becomes available or economic conditions change. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as circumstances change as more information becomes available. The allowance for credit losses is assessed on a quarterly basis and provisions are made for credit losses as required in order to maintain the allowance.

Based on management’s evaluation of the above factors, we had a provision for credit losses of $1.2 million for the 2011 year compared to $1.6 million during 2010, a reduction of $469 thousand, or 28.7%. The $1.2 million provision during 2011 reflects both an improvement in the number and amount of nonperforming loans, as the ratio of nonperforming loans to total loans decreased from 2.20% at December 31, 2010 to 2.12% at December 31, 2011, as well as the additional general provisions that are required given our continued growth in the size of the loan portfolio.

Management analyzes the allowance for credit losses as described in the section entitled “Allowance for Credit Losses.” The provision that is recorded is sufficient, in management’s judgment, to bring the allowance for credit losses to a level that reflects the losses inherent in our loan portfolio relative to loan mix, economic conditions and historical loss experience. Management believes, to the best of its knowledge, that all known losses as of the balance sheet dates have been recorded. However, although management uses the best information available to make determinations with respect to the provisions for credit losses, additional provisions for credit losses may be required to be established in the future should economic or other conditions change substantially. In addition, as an integral part of their examination process, the Maryland Office of the Commissioner of Financial Regulation and the FDIC will periodically review the allowance for credit losses. The Maryland Office of the Commissioner of Financial Regulation and the FDIC may require us to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

Noninterest Income

Noninterest income was $1.1 million for the year ended December 31, 2011 compared to $741 thousand for the year ended December 31, 2010. Service charges on deposit accounts, which consist of account activity fees such as overdraft fees and other traditional banking fees, had a slight decline of $92 thousand. This decrease of 23.6% is due mainly to a decrease in fees related to overdrafts and non-sufficient fund activities on transaction accounts. Other operating income consists mainly of certain loan fees, non-depository account fees and gains / losses on the sale of mortgage loans originated for sale. The Bank began selling mortgage loans into the secondary market during 2010. In the fourth quarter of 2011, the Bank sold two properties previously held as OREO and recorded a gain on sale of $459 thousand, which is included in noninterest income.

Noninterest Expenses

Noninterest expenses increased $1.4 million or 16.6%, to $10.1 million for the year ended December 31, 2011 compared to the $8.7 million the year ended December 31, 2010. The increase was primarily due to an increase of $1.0 million related to the both valuation adjustments in the carrying value of OREO and taxes and maintenance related costs on the OREO properties that we currently hold and a $427 thousand, or 9.3%, increase in salaries and employee benefits. Salaries and employee benefits increased during 2011 primarily as a result of an increase in the number of staff, and to a lesser extent, normal salary increases along with increases in medical insurance premiums we pay on behalf of employees.

Occupancy expenses decreased 5.5% from the prior year due to lower rental costs. In July 2010 the Bank purchased the property which housed our Centennial branch location. This purchase reduced rental expense approximately $170 thousand during 2011.

Marketing and business development expenses increased 36.1% during 2011 compared to the prior year to support sales growth and research initiatives in conjunction with ongoing strategic initiatives. Additional professional fees, which consist primarily of legal, accounting and consulting expenses, increased 43.7% over the prior year related to an increase in organizational matters.

Other operating expenses consists mainly of loan related expenses (including legal fees associated with non-performing assets) and a variety of general expenses such as phone and data lines, supplies and postage and courier services. These expenses increased $212 thousand or 18.9% during 2011 compared to 2010. Expenses related to maintaining and servicing operating software and date line increased 16.9% as we continue to provide our customers with the latest technology.

Income Tax Expense

Income tax expense amounted to $1.1 million and $816 thousand for the years ended December 31, 2011 and 2010, respectively, resulting in effective tax rates of 40.4% and 46.6%, respectively. The increase in income tax expense was primarily due to higher income before income tax expense for 2011 compared to 2010. The effective tax rate is influenced by certain non deductible expense items relative to pre-tax income.

Comparison of Results of Operations — Years Ended December 31, 2010 and 2009

General

Net income for the year ended December 31, 2010 was $933 thousand, an increase of $3.1 million from net loss of $2.2 million reported for 2009. The net income in 2010 resulted primarily from a year over year increase in net interest income of $2.7 million, or 31%, a decrease in the provision for credit losses of $2.0 million, or 55%, and a decrease in noninterest expenses of $553 thousand, or 6%.

Net Interest Income

Net interest income increased by $2.7 million, to $11.3 million for the year ended December 31, 2010, up from $8.7 million for the year ended December 31, 2009 as a result of a decrease in interest expense and an increase in interest income. Interest income, which is primarily driven by interest income on loans, was $14.3 million for 2010, up from $12.4 million in 2009, representing an increase of $1.8 million, or 15%. Interest expense for 2010 decreased by $837 thousand, or 22%, from $3.7 million in 2009 to $2.9 million for 2010 primarily as a result of a decrease in the average interest rate paid on deposits and as a result of a shift in the mix of our interest-bearing deposits to lower-cost deposit products. Our net interest margin was 4.01% for the year ended December 31, 2010 compared to 3.54% for the year ended December 31, 2009.

Interest Income

Total interest income increased by $1.8 million, or 15%, to $14.3 million for the year ended December 31, 2010 compared to $12.4 million for the year ended December 31, 2009, due primarily to an increase in the average balance of interest-earning assets. Average interest-earning assets increased by $37.2 million, or 15.2%, to $282.6 million for the year ended December 31, 2010 from $245.4 million for the year ended December 31, 2009. In addition, the aggregate average yield on interest-earning assets decreased to 5.04% for the year ended December 31, 2010 from 5.06% for 2009, and the average yield on loans increased from 5.31% in 2009 to 5.45% for 2010, while the yield on shorter term fed funds and investment securities decreased from the previous year. Please see “— Rate/Volume Analysis” for more detailed information regarding the impact of changes in yield and changes in level of interest earning assets during 2010.

Interest income on loans increased $1.9 million, or 16%, to $14.1 million for the year ended December 31, 2010 compared to $12.2 million for the year ended December 31, 2009. This increase is primarily the result of higher average loans balances during the year ended December 31, 2010, as well as a 14 basis point increase in the average yield on loans. Average loans increased approximately $29.3 million, or 13%, to $259 million during 2010 from $229 million during 2009. This increase was primarily attributable to our increasing emphasis on commercial real estate loans during 2010. The average yield on loans receivable increased slightly to 5.45% for the year ended December 31, 2010 from 5.31% for the year ended December 31, 2009. The increase in average yield was primarily attributable to our introduction of interest rate floors on variable rate loans and successful attempts to obtain higher rates on origination of new loans in the generally low interest rate environment.

Interest Expense

Total interest expense decreased by $837 thousand, or 22%, to $2.9 million for the year ended December 31, 2010 from $3.7 million for the year ended December 31, 2009. This decrease in interest expense was due to decreases in the average cost of interest-bearing liabilities and the shifting mix of our funding into lower cost deposits and other low cost funding alternatives. The lowered costs and the improved mix of deposits led to the average cost of interest-bearing liabilities decreasing to 1.28% during the year ended December 31, 2010 from 2.00% during the year ended December 31, 2009, while average interest-bearing liabilities increased by $40.6 million, or 22%, to $228 million during 2010 from $187 million during 2009.

Interest expense on deposits decreased by $871 thousand, or 25.3%, to $2.6 million for the year ended December 31, 2010 from $3.4 million for the year ended December 31, 2009. This was the result of decreases in the average rate paid on interest-bearing deposits during 2010 compared to 2009, partially offset by a $37 million increase in the average balance of interest-bearing deposits to $197 million during 2010 from $161 million during 2009. The average rate paid on interest-bearing deposits decreased to 1.31% during the year ended December 31, 2010 from 2.14% during the year ended December 31, 2009. The cost of funds decrease is primarily attributable to the improved mix of deposits toward lower cost alternatives, as well as reductions in interest expense on certificates of deposit and, to a lesser extent, on savings accounts. The average rate on certificates of deposit over $100 thousand decreased to 1.76% during the year ended December 31, 2010 from 3.01% during the year ended December 31, 2009, and the average rate on certificates of deposit under $100 thousand decreased to 1.70% during the year ended December 31, 2010 from 2.82% during 2009. In general, a decrease in the level of market interest rates enabled us to reduce the rate of interest paid on all of our deposit products during 2010.

Provision for Credit Losses

The provision for credit losses decreased by $2.0 million, or 55%, to $1.6 million for the year ended December 31, 2010 from $3.7 million for the year ended December 31, 2009. The decrease in the provision for credit losses was due to a lower level of specific reserves during 2010 as a result of our having fewer nonperforming loans for which a provision had not already been taken. The 2009 provision also was impacted by a large amount of charge-offs of loans given some considerable deterioration on several large credit relationships.

Noninterest Income

Noninterest income decreased slightly by $15 thousand, or 2%, to $742 thousand during the year ended December 31, 2010 from $756 thousand for the year ended December 31, 2009. The primary reason for the decrease was a small reduction in service charges on deposit accounts, partially offset by an increase in loan and transaction based fees.

Noninterest Expenses

Noninterest expenses decreased by $553 thousand, or 6%, to $8.7 million for the year ended December 31, 2010 from $9.3 million for the year ended December 31, 2009. 2009 expenses included a $1.3 million valuation adjustment on the carrying value of properties held as OREO. Exclusive of this 2009 valuation adjustment, recurring expenses increased for the year ended December 31, 2010 by $733 thousand, or 9% over 2009. The largest increases were in compensation and employee benefits and collection related expenses on troubled loans. Compensation and employee benefits increased by $463 thousand, or 11%, to $4.6 million for the year ended December 31, 2010 from $4.1 million for the year ended December 31, 2009. The primary reason for this increase is the hiring of additional credit administration and support personnel during 2010, as well as the full year costs of a branch that opened in early 2009 and a regional office that commenced operations in the fourth quarter of 2009. A portion of the increase in compensation and employee benefits was also attributable to normal salary increases and an increase in medical insurance costs.

Loan collection related costs, which are included in other operating costs on our financial statements, increased from $129 thousand, exclusive of the OREO valuation adjustment, in 2009 to $475 thousand for the year ended December 31, 2010, an increase of $346 thousand, or 268%. The 2010 expenses related to the increased emphasis on working out problems with nonperforming loans, and in many cases the legal expenses associated with protecting our collateral position for those loans. In cases where we have taken possession of the collateral either through foreclosure or other means, we have had increased expenses associated with the acquisition of title to such properties.

Most other categories of expenses either reflected smaller increases in expenditure levels, or decrease for 2010 compared to 2009. We anticipate that professional fees will be higher during 2011 and beyond as a result of our common stock offerings, and as a result of increased legal and accounting fees in connection with our ongoing reporting obligations under the Securities Exchange Act of 1934 after the registration statement of which this prospectus is a part is declared effective.

Income Tax Expense (Benefit)

The income tax expense for the year ended December 31, 2010 was $816 thousand compared to a tax benefit of $1.3 million in 2009. The increased tax expense for 2010 was based upon pretax income of $1.7 million, while the 2009 benefit is primarily the result of the net loss before income taxes of $3.5 million.

Nonperforming and Problem Assets

Management performs reviews of all delinquent loans and our loan officers contact customers to attempt to resolve potential credit issues in a timely manner. When in the best interests of Howard Bank and the customer, we will do a troubled debt restructure with respect to a particular loan. When not possible, we are aggressively moving loans through the legal and foreclosure process within applicable legal constraints.

Loans are placed on non-accrual status when payment of principal or interest is 90 days or more past due and the value of the collateral securing the loan, if any, is less than the outstanding balance of the loan. Loans are also placed on non-accrual status if management has serious doubt about further collectability of principal or interest on the loan, even though the loan is currently performing. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if the loan is brought current, has performed in accordance with the contractual terms for a reasonable period of time and ultimate collectability of the total contractual principal and interest is no longer in doubt.

The table below sets forth the amounts and categories of our nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings and OREO (which includes real estate acquired through, or in lieu of, foreclosure), at the dates indicated.

	December 31,
(in thousands)	2011	2010	2009	2008	2007
Non-accrual loans:
Real estate loans:
Commercial	$1,988	$3,601	$3,391	$3,100	$—
Residential – First Lien	368	—	40	47	—
Residential – Junior Lien	44
Construction & Land	—	—	—		2,825
Commercial	3,229	1,764	1,454	955	—
Consumer	9	—	—	—	—
Total non-accrual loans	5,638	5,365	4,885	4,102	2,825
Trouble debt restructure loans:
Real estate loans:
Commercial	—	—	2,765	432	—
Residential – First Lien	240	—	—	—	—
Construction & Land	—	—	—	—	—
Commercial	—	285	—	—	—
Total trouble debt restructure loans	240	285	2,765	432	—
Total non-performing loans	5,878	5,650	7,650	4,534	2,825
Other real estate owned:
Land	595	877	839	2,116	—
Commercial	1,084	1,941	—	—	—
Residential	206	206	—	—	—
Total other real estate owned	1,885	3,024	839	2,116	—
Total non-performing assets	$7,763	$8,674	$8,489	$6,650	$2,825
Ratios:
Non-performing loans to total gross loans	2.12	2.20	3.03	2.22	1.64
Non-performing assets to total assets	2.40	2.89	2.97	2.89	1.48

Included in total non-accrual loans above are five trouble debt restructured loans totaling $751 thousand where that were not performing in accordance with the modified terms, and the accrual of interest has ceased. There was one trouble debt restructured loan for $240 thousand that was performing in accordance with its modified terms, and where interest income is recognized. There was one commercial owner occupied real estate loan for $90 thousand that was 90 days or more past due and still accruing interest at December 31, 2011 and one residential home equity line of credit with a balance of $150 thousand that was 90 days or more past due and still accruing interest at December 31, 2010. As of December 31, 2009 there was one consumer loan with a balance of $10 thousand that was more than 90 days delinquent.

Interest income that would have been recorded during the year ended December 31, 2011, 2010 and 2009 if nonaccrual loans had been current and in accordance with their original terms was $105 thousand, $183 thousand and $142 thousand, respectively. No interest income was recorded on such loans during these periods.

Under accounting principles generally accepted in the United States of America, we are required to account for certain loan modifications or restructurings as “troubled debt restructurings.” In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if Howard Bank, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession, such as a reduction in the effective interest rate, to the borrower that we would not otherwise consider. However, all debt restructurings or loan modifications for a borrower do not necessarily always constitute troubled debt restructurings.

Nonperforming assets amounted to $7.8 million or 2.40% of total assets, at December 31, 2011 compared to $8.7 million or 2.89% of total assets at December 31, 2010 and $8.5 million or 2.97% of total assets at December 31, 2009. Total nonperforming assets decreased by $910 thousand during 2011 due primarily a $1.1 million or 37.7% decrease in OREO with to the sale of two properties totaling $2.1 million, offset by the addition of $1.0 million in new OREO from three commercial condominiums.

At December 31, 2011, our nonperforming loans consisted mainly of two large owner occupied commercial real estate loans under one customer relationship, one large commercial relationship partially guaranteed by the SBA, several small commercial loans with SBA guarantees, and two residential mortgages. The composition of our nonperforming loans is further described below:

•	Two owner occupied commercial real estate loans totaling $2.0 million to a local borrower who also owns a property housing one of his business ventures in Sussex County Delaware. We have received an updated appraisal, and have partially charged off the loans to ensure that our remaining carrying value is fully supported by the appraised value of the property. The owner has listed property for sale, and we do not currently anticipate any additional reserves or further loss on this loan.
•	Four commercial loans to a local business totaling $2.0 million. The largest individual loan has a 75% SBA guarantee, and reserves have been taken to reflect the amount expected to be received after claims are submitted to the SBA.
•	Twelve commercial loans totaling approximately $1.2 million to borrowers that had a portion of their loans guaranteed by the SBA. In general the amount carried under non-performing loans above represents only the guaranteed portion that we expect to receive from the SBA after claims are filed. The Bank’s portion of these loans has already been charged-off, thus no further losses are expected on these loans.
•	Two residential first lien mortgages for approximately $412 thousand.

Other Real Estate Owned

Real estate we acquire as a result of foreclosure is classified as OREO. When property is acquired it is recorded at the lower of cost, which is the unpaid balance of the loan plus estimated foreclosure costs, or fair value at the date of foreclosure. If there is a subsequent decline in the value of real estate owned, we provide an additional allowance to reduce real estate acquired through foreclosure to its fair value less estimated disposal costs. Costs relating to holding such real estate are charged against income in the current period while costs relating to improving such real estate are capitalized until a saleable condition is reached up to the property’s net realizable value, then such costs would be charged against income in the current period. We had foreclosed real estate of $1.9 million at December 31, 2011, $3.0 million at December 31, 2010 and $839 thousand at December 31, 2009. Foreclosed real estate at December 31, 2011 consisted of seven properties, including one single family home located in Anne Arundel County, Maryland, three pieces of undeveloped land in Baltimore County and three commercial properties, in Prince Georges County Maryland.

Classification of Loans

Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention.

We maintain an allowance for credit losses at an amount estimated to equal all credit losses incurred in our loan portfolio that are both probable and reasonable to estimate at a balance sheet date. Our determination as to the classification of our assets is subject to review by the Maryland Commissioner of Financial Regulation and the FDIC. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

The following table sets forth our amounts of classified loans and criticized loans (classified loans and loans designated as special mention) as of the periods indicated.

	December 31,
(in thousands)	2011	2010	2009
Classified loans:
Substandard	$5,881	$5,650	$4,913
Doubtful	—	—	—
Total classified loans	5,881	5,650	4,913
Special mention	—	2,017	1,095
Total criticized loans	$5,881	$7,667	$6,008

At December 31, 2011, total classified loans consisted of $5.6 million of nonaccrual loans (consisting primarily of $0.4 million in residential real estate, $2.0 million in commercial real estate loans and $3.2 million in commercial business lines and loans) and $0.3 million of performing loans that were considered special mention. At December 31, 2010, total criticized loans consisted of $5.4 million of non-accrual loans (consisting of $3.6 million in commercial real estate loans and $1.8 million in commercial business lines and loans) and $2.0 million of performing loans that were considered special mention.

See “— Allowance for Credit Losses” for a discussion of these substandard loans as they relate to the allowance for credit losses.

Allowance for Credit Losses

We provide for credit losses based upon the consistent application of our documented allowance for credit loss methodology. All credit losses are charged to the allowance for credit losses and all recoveries are credited to it. Additions to the allowance for credit losses are provided by charges to income based on various factors which, in our judgment, deserve current recognition in estimating probable losses. We regularly review the loan portfolio and make provisions for credit losses in order to maintain the allowance for credit losses in accordance with accounting principles generally accepted in the United States (“GAAP”). The allowance for credit losses consists primarily of two components:

1)  Specific allowances are established for loans classified as substandard or doubtful. For loans classified as impaired, the allowance is established when the net realizable value (collateral value less costs to sell) of the impaired loan is lower than the carrying amount of the loan. The amount of impairment provided for as a specific allowance is represented by the deficiency, if any, between the underlying collateral value and the carrying value of the loan. Impaired loans for which the estimated fair value of the loan, or the loan’s observable market price or the fair value of the underlying collateral, if the loan is collateral dependent, exceeds the carrying value of the loan are not considered in establishing specific allowances for credit losses; and

2)  General allowances established for credit losses on a portfolio basis for loans that do not meet the definition of impaired loans. The portfolio is grouped into similar risk characteristics, primarily loan type and regulatory classification. We apply an estimated loss rate to each loan group. The loss rates applied are based upon our loss experience adjusted, as appropriate, for the qualitative factors discussed below. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions.

The allowance for credit losses is maintained at a level to provide for losses that are probable and can be reasonably estimated. Management’s periodic evaluation of the adequacy of the allowance is based on Howard Bank’s past credit loss experience, known and inherent losses in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

A loan is considered past due or delinquent when a contractual payment is not paid on the day it is due. A loan is considered impaired when, based on current information and events, it is probable that Howard Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. The impairment of a loan may be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if repayment is expected to be provided by the collateral. Generally, Howard Bank’s impairment on such loans is measured by reference to the fair value of the collateral. Interest income on impaired loans is recognized on the cash basis.

Our loan policies state that after all collection efforts have been exhausted, and the loan is deemed to be a loss, then the remaining loan balance will be charged to the established allowance for credit losses. All loans are evaluated for loss potential once it has been determined by the Watch Committee that the likelihood of repayment is in doubt. When a loan is past due for at least 90 days or a deterioration in debt service coverage ratio, guarantor liquidity, or loan-to-value ratio has occurred that would cause concern regarding the likelihood of the full repayment of principal and interest, and the loan is deemed not to be well secured, the loan should be moved to nonaccrual status and a specific reserve is established if the net realizable value is less than the principal value of the loan balance(s). Once the actual loss value has been determined a charge-off against the allowance for credit losses for the amount of the loss is taken. Each loss is evaluated on its specific facts regarding the appropriate timing to recognize the loss.

The adjustments to historical loss experience are based on our evaluation of several qualitative factors, including:

•	changes in lending policies, procedures, practices or personnel;
•	changes in the level and composition of construction portfolio and related risks;
•	changes and migration of classified assets;
•	changes in exposure to subordinate collateral lien positions;

•	levels and composition of existing guarantees on loans by SBA or other agencies;
•	changes in national, state and local economic trends and business conditions;
•	changes and trends in levels of loan payment delinquencies; and
•	any other factors that managements considers relevant to the quality or performance of the loan portfolio.

We evaluate the allowance for credit losses based upon the combined total of the specific and general components. Generally when the loan portfolio increases, absent other factors, the allowance for credit loss methodology results in a higher dollar amount of estimated probable losses than would be the case without the increase. Generally when the loan portfolio decreases, absent other factors, the allowance for credit loss methodology results in a lower dollar amount of estimated probable losses than would be the case without the decrease.

Commercial and commercial real estate loans generally have greater credit risks compared to the one- to four-family residential mortgage loans we originate, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related business and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy. Actual credit losses may be significantly more than the allowance for credit losses we have established, which could have a material negative effect on our financial results.

Generally, we underwrite commercial loans based on cash flow and business history and receive personal guarantees from the borrowers where appropriate. We generally underwrite commercial real estate loans and residential real estate loans at a loan-to-value ratio of 85% or less. Accordingly, in the event that a loan becomes past due and, randomly with respect to performing loans, we will conduct visual inspections of collateral properties and/or review publicly available information, such as online databases, to ascertain property values. We will also obtain formal appraisals on a regular basis even if we are not considering liquidation of the property to repay a loan. It is our practice to obtain updated appraisals if there is a material change in market conditions or if we become aware of new or additional facts that indicate a potential material reduction in the value of any individual property collateral.

For impaired loans, we utilize the appraised value in determining the appropriate specific allowance for credit losses attributable to a loan. In addition, changes in the appraised value of multiple properties securing our loans may result in an increase or decrease in our general allowance for credit losses as an adjustment to our historical loss experience due to qualitative and environmental factors, as described above.

As of December 31, 2011 and 2010, nonperforming loans amounted to $5.9 million and $5.7 million, respectively. The amount of nonperforming loans requiring specific reserves totaled $2.3 million and $2.1 million, respectively, and the amount of nonperforming loans with no specific valuation allowance totaled $3.6 million at both December 31, 2011 and 2010.

Nonperforming loans are evaluated and valued at the time the loan is identified as impaired on a case by case basis, at the lower of cost or market value. Market value is measured based on the value of the collateral securing the loan. The value of real estate collateral is determined based on an appraisal by qualified licensed appraisers hired by us. Appraised values may be discounted based on management’s historical experience, changes in market conditions from the time of valuation, and/or management’s expertise and knowledge of the client and client’s business. The difference between the appraised value and the principal balance of the loan will determine the specific allowance valuation required for the loan, if any. Nonperforming loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly.

We evaluate the loan portfolio on at least a quarterly basis, more frequently if conditions warrant, and the allowance is adjusted accordingly. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, the Maryland Office of the Commissioner of Financial Regulation and the FDIC will periodically review the allowance for credit losses. The Maryland Office of the Commissioner of Financial Regulation and the FDIC may require us to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

The following table sets forth activity in our allowance for credit losses for the twelve months ended:

	December 31,
(in thousands)	2011	2010	2009	2008	2007
Balance at beginning of year	$3,523	$3,508	$2,659	$2,671	$1,346
Charge-offs:
Real estate
Construction and land loans	—	—	—	(709)	—
Residential first lien loans	—	—	—	—	—
Residential junior lien loans	—	(40)	—	—	—
Commercial owner occupied loans	(1,033)	—	—	—	—
Commercial non-owner occupied loans	—	(100)	—	—	—
Commercial loans and leases	(562)	(1,585)	(2,818)	(453)	—
Consumer loans	(21)	(29)	(13)	—	—
	(1,616)	(1,754)	(2,831)	(1,162)	—
Recoveries:
Real estate
Construction and land loans	—	—	—	—	—
Residential first lien loans	—	—	—	—	—
Residential junior lien loans	—	—	—	—	—
Commercial owner occupied loans	—	—	—	—	—
Commercial non-owner occupied loans	—	—	—	—	—
Commercial loans and leases	361	135	2	—	—
Consumer loans	1	1	8	—	—
	362	136	10	—	—
Net recoveries (charge-offs)	(1,254)	(1,618)	(2,821)	(1,162)	—
Provision for credit losses	1,164	1,633	3,670	1,150	1,325
Balance at end of year	$3,433	$3,523	$3,508	$2,659	$2,671

For additional information with respect to the portions of the allowance for credit losses attributable to our loan classifications, see “— Allocation of Allowance for Credit Losses.” For additional information with respect to nonperforming loans and delinquent loans, see “— Nonperforming and Problem Assets” and “— Nonperforming and Problem Assets — Delinquent Loans.”

Allocation of Allowance for Credit Losses

The following tables set forth the allowance for credit losses allocated by loan category and the percent of loans in each category to total loans at the dates indicated. The allowance for credit losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

December 31,
	2011		2010		2009		2008		2007
(dollars in thousands)	Amount	Percent(1)	Amount	Percent(1)	Amount	Percent(1)	Amount	Percent(1)	Amount	Percent(1)
Real estate
Construction and land loans	$174	14.2%	$143	11.9%	$515	13.2%	$663	15.8%	$1,096	16.9%
Residential first lien loans	111	8.0	16	9.1	30	8.0	89	9.3	57	10.0
Residential junior lien loans	64	3.3	20	3.8	26	4.1	51	4.5	36	4.2
Commercial owner occupied loans	611	16.8	892	18.2	903	17.2	287	17.3	325	19.4
Commercial non-owner occupied loans	197	27.8	124	22.7	358	20.3	288	14.1	248	11.8
Commercial loans and leases	2,233	29.4	2,294	33.8	1,658	36.7	1,253	37.9	859	36.5
Consumer loans	43	0.5	34	0.5	18	0.5	28	1.1	50	1.2
Total	$3,433	100.0%	$3,523	100.0%	$3,508	100.0%	$2,659	100.0%	$2,671	100.0%

(1)	Represents the percent of loans in each category to total loans.

We measure the historic loss performance based upon the levels of losses incurred in each preceding 24-month period. The increased level of the allowance attributable to construction loans and commercial non-owner occupied loans in 2009 was due to an increased level of losses that occurred in each category over the 24 months preceding December 31, 2009, that did not exist for the other periods represented. Similarly, the increase in the allowance attributable to the commercial loan portfolio at December 31, 2011 and December 31, 2010 was impacted by an increased number of losses in that category for the 24 months preceding each measurement date. See “— Nonperforming and Problem Assets — Classification of Loans.”

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations. Our primary sources of funds consist of deposit inflows, loan repayments, advances from the FHLB, principal repayments and the sale of securities available for sale. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Our Asset Liability Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of December 31, 2011 and December 31, 2010. We will maintain our focus on retaining appropriate liquidity levels following the completion of the offering.

We regularly monitor and adjust our investments in liquid assets based upon our assessment of:

1)	Expected loan demand;
2)	Expected deposit flows and borrowing maturities;
3)	Yields available on interest-earning deposits and securities; and;
4)	The objectives of our asset/liability management program.

Excess liquid assets are invested generally in interest-earning deposits and short-term securities.

Our most liquid assets are cash and cash equivalents. The level of these assets is dependent on our operating, financing, lending and investing activities during any given period. At December 31, 2011 and 2010, cash and cash equivalents totaled $18.2 million and $11.8 million, respectively.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our statements of cash flows included in our financial statements.

At December 31, 2011 and 2010, we had $59.5 million and $52.1 million, respectively, in loan commitments outstanding, including commitments issued to originate loans of $31.2 million and $20.9 million at December 31, 2011 and 2010, respectively, and $23.4 million and $26.2 million in unused lines of credit to borrowers at December 31, 2011 and 2010, respectively. In addition to commitments to originate loans and unused line of credits we had $5.0 million in letters of credit at both December 31, 2011 and 2010. Certificates of deposit due within one year of December 31, 2011 and 2010 totaled $67.5 million, or 25.7% of total deposits, and $69.5 million, or $29.0% of total deposits, respectively. If these deposits do not remain with us, we may be required to seek other sources of funds, including loan and securities sales, and FHLB advances. Depending on market conditions, we may be required to pay higher rates on our deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2012. We believe, however, based on historical experience and current market interest rates that we will retain upon maturity a large portion of our certificates of deposit with maturities of one year or less as of December 31, 2011.

Our primary investing activity is originating loans. During the year ended December 31, 2011 and the years ended December 31, 2010 and 2009, cash used to fund net loan growth was $23.3 million, $7.4 million and $51.5 million, respectively. During these periods, we purchased $39.2 million, $53.2 million and $48.6 million of securities, respectively.

Financing activities consist primarily of activity in deposit accounts and FHLB advances. We experienced a net increase in deposits of $23.3 million and $10.6 million, respectively, during the years ended December 31, 2011 and 2010. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the FHLB, which provide an additional source of funds. FHLB advances declined to $16 million in 2011, compared to $20 million in 2010, and were $14 million at December 31, 2009. At December 31, 2011, we had the ability to borrow up to a total of $64.2 million based upon our credit availability at the FHLB, subject to collateral requirements.

The Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2011 and 2010, the Bank exceeded all regulatory capital requirements. The Bank is considered “well capitalized” under regulatory guidelines. See — “Supervision and Regulation — Banking Regulation — Capital Requirements” and Note 17 of the Notes to the Financial Statements.

The net proceeds from our planned stock offerings will significantly increase our liquidity and capital resources. Our financial condition and results of operations will be enhanced by the net proceeds from the offering, resulting in increased interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the offerings, our short term return on equity ratio will be adversely affected following the offerings.

Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements

We are party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of our customers. These financial instruments are limited to commitments to originate loans and involve, to varying degrees, elements of credit, interest rate, and liquidity risk. These do not represent unusual risks, and management does not anticipate any losses which would have a material effect on us.

Outstanding loan commitments and lines of credit at December 31, 2011 and December 31, 2010 are as follows:

	December 31,
(in thousands)	2011	2010
Unfunded loan commitments	$31,203	$20,945
Unused lines of credit	23,424	26,219
Letters of credit	4,902	4,906

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. We generally require collateral to support financial instruments with credit risk on the same basis as we do for balance sheet instruments. Management generally bases the collateral required on the credit evaluation of the counterparty. Commitments generally have interest rates at current market rates, expiration dates or other termination clauses and may require payment of a fee. Available credit lines represent the unused portion of lines of credit previously extended and available to the customer so long as there is no violation of any contractual condition. These lines generally have variable interest rates. Since we expect many of the commitments to expire without being drawn upon, and since it is unlikely that all customers will draw upon their lines of credit in full at any one time, the total commitment amount or line of credit amount does not necessarily represent future cash requirements. We evaluate each customer’s credit-worthiness on a case-by-case basis. Because we conservatively underwrite these facilities at inception, we have not had to withdraw any commitments. We are not aware of any loss that we would incur by funding our commitments or lines of credit.

The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial condition at December 31, 2011, December 31, 2010 or December 31, 2009 as a liability for credit loss related to these commitments.

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2011-05, Presentation of Comprehensive Income. This guidance requires companies to present comprehensive income in a single statement below net income or in a separate statement of comprehensive income immediately following the income statement. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. This guidance does not change which items are reported in other comprehensive income or the requirement to report reclassifications of items from other comprehensive income to net income. This guidance is effective for fiscal years and interim periods beginning after December 15, 2011 and will require retrospective application for all periods presented.

In April 2011, the FASB issued ASU No. 2011-03, Reconsideration of Effective Control for Repurchase Agreements. ASU No. 2011-03 affects all entities that enter into agreements to transfer financial assets that both entitle and obligate the transferor to repurchase or redeem the financial assets before their maturity. The amendments in ASU No. 2011-03 remove from the assessment of effective control the criterion relating to the transferor’s ability to repurchase or redeem financial assets on substantially the agreed terms, even in the event of default by the transferee. ASU No. 2011-03 also eliminates the requirement to demonstrate that the transferor possesses adequate collateral to fund substantially all the cost of purchasing replacement financial assets. The guidance is effective for our reporting period ended June 30, 2012. The guidance will be applied prospectively to transactions or modifications of existing transaction that occur on or after January 1, 2012.

In April 2011, the FASB issued ASU No. 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. The provisions of ASU No. 2011-02 provide additional guidance related to determining whether a creditor has granted a concession, include factors and examples for creditors to consider in evaluating whether a restructuring results in a delay in payment that is insignificant, prohibit creditors from using the borrower’s effective rate test to evaluate whether a concession has been granted to the borrower, and add factors for creditors to use in determining whether a borrower is experiencing financial difficulties. A provision in ASU No. 2011-02 also ends the FASB’s deferral of the additional disclosures about troubled debt restructurings as required by ASU No. 2010-20. The provisions of ASU No. 2011-02 were effective for our reporting period ending September 30, 2011. The adoption of ASU No. 2011-02 did not have a material impact on our statements of income and condition.

In July 2010, the FASB issued ASU 2010-20, Receivables (Subtopic 310) — Disclosures About the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The main objective of ASU 2010-20 is to provide financial statement users greater transparency about an entity’s allowance for credit losses and the credit quality of its financing receivables. Existing disclosure guidance was amended to require an entity to provide a greater level or disaggregated information about the credit quality of its financing receivables and its allowance for credit losses. In addition, the amendments in ASU 2010-20 require an entity to disclose credit quality indicators, past due information, and modification of its financing receivables. These improvements will help financial statement users assess an entity’s credit risk exposures and its allowance for credit losses. ASU 2010-20 is effective for interim or annual periods ending on or after December 31, 2010. Since ASU 2010-20 only requires enhanced disclosures, the adoption of this statement did not have a material impact on our financial statements or results of operations.

In March 2010, the FASB issued ASU 2010-11, Derivatives and Hedging. ASU 2010-11 provides clarification and related additional examples to improve financial reporting by resolving potential ambiguity about the breadth of the embedded credit derivative scope exception in ASC 815-15-15-8. ASU 2010-11 is effective at the beginning of the first fiscal quarter beginning after June 15, 2010. The adoption of this guidance did not have a significant impact on our financial statements.

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends Subtopic 820-10 to clarify existing disclosures, require new disclosures, and includes conforming amendments to guidance on employers’ disclosures about postretirement benefit plan assets. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The adoption of this guidance did not have a significant impact on our financial statements.

Impact of Inflation and Changing Prices

Our financial statements and related notes have been prepared in accordance with U.S. GAAP. U.S. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

OUR BUSINESS

Business of Howard Bancorp, Inc.

We were incorporated under the laws of the State of Maryland in April 2005 to serve as the bank holding company of Howard Bank.

On May 18, 2005, the stockholders of Howard Bank approved the reorganization of Howard Bank into a holding company structure. The reorganization became effective on December 15, 2005. In connection with the reorganization, (i) Howard Bank became our wholly-owned subsidiary, (ii) each outstanding share (or fraction thereof) of Howard Bank common stock was converted into two shares (or fraction thereof) of our common stock, and the former holders of Howard Bank common stock became the holders of all our outstanding shares, and (iii) warrants and options to purchase shares of Howard Bank common stock became options and warrants to purchase Howard Bancorp stock and were adjusted to reflect the exchange of two shares of our common stock for each share of the Bank’s common stock.

Our primary business is owning all of the capital stock of Howard Bank. In addition to regulation of the Bank, as a bank holding company registered under the Bank Holding Company Act of 1956, we are subject to regulation and review by the Federal Reserve. See “Supervision and Regulation.”

Business of Howard Bank

General

Howard Bank is a trust company chartered under Subtitle 2 of Title 3 of the Financial Institutions Article of the Annotated Code of Maryland. The Bank was formed in March 2004 and commenced banking operations on August 9, 2004. Howard Bank has chosen, for the time being, not to seek and exercise trust powers, and our business, powers and regulatory structure is the same as a Maryland-chartered commercial bank. The Bank is subject to regulation, supervision and regular examination by the Maryland Commissioner of Financial Regulation and the Federal Deposit Insurance Corporation, and our deposits are insured by the Federal Deposit Insurance Corporation. The Bank has three operating subsidiaries, two of which hold foreclosed real estate and the other of which owns and manages real estate that we use for one of our branch locations and that also contains office and retail space.

Howard Bank is headquartered in Ellicott City which is located in Howard County, Maryland. It has branches in both Howard County and the adjacent Anne Arundel County. We engage in a general commercial banking business, making various types of loans and accepting deposits. We market our financial services to small and medium sized businesses and their owners, professionals and executives, and high-net-worth individuals (the “mass affluent”).

Our core business strategy involves delivering advice and superior customer service to clients through local decision makers. The specialized focus of the Bank on both local markets and small and medium-sized business related market segments is combined with a broad array of products, new technology and seasoned banking professionals to position the Bank differently from most competitors. Our experienced executives establish a relationship with each client and bring value to all phases of a client’s business and personal banking needs. To develop this strategy, we have established long-standing relationships with key customers in the community and with local business leaders who can create business opportunities.

Our primary source of revenue is net interest income, with fees generated by lending, mortgage banking and depository service charges constituting a much smaller share of revenues. We have positioned the balance sheet to hold a high percentage of earning assets and, in turn, to have those earning assets dominated by loans rather than securities investments. Generally speaking, loans earn more attractive returns than investments and are a key source of product cross sales and customer referrals. Certain economic conditions may favor investments over loans, such as poor corporate earnings, downturns in real estate cycles and other general slowing economic conditions. At all times, our loan and investment strategies seek to balance the need to maintain adequate liquidity via excess cash or federal funds sold with opportunities to appropriately leverage our capital.

Our strategic plan focuses on enhancing stockholder value through market share growth as reflected in balance sheet growth, related revenue growth and resulting growth in operating profits. We opened our fourth full service branch location in December 2008 and our fifth branch (which was not full service) in March 2010, and we moved and converted our fifth branch to a full service branch during May 2012. We also plan to open additional branches in the counties where we now operate and contiguous counties over the next several years, although we have no definitive plans or agreements in place with respect to any such additional branches. Our long-term vision includes supplementing our historically organic growth with strategically significant acquisitions. We believe that acquiring other financial institutions — in whole or in part (through business line spin-offs, branch sales or the hiring of teams of individuals) will allow us to expand our market, achieve certain operating efficiencies, and grow our stockholder base and thus our share value and liquidity. We believe that our demonstrated expertise in commercial lending, deposit gathering (especially non interest bearing transactional deposits) and community leadership positions us as an attractive acquirer. We also anticipate that increasing our capital levels will give us the ability to continue our organic asset growth and expand our relationships with key clients through a larger legal lending limit. Since the Bank’s opening in late 2004, we have participated loans and loan commitments to correspondent banking institutions because of our inability to retain 100% of certain loans originated given our legal lending limit.

Competitive Position

We believe that our position as a community bank with over $300 million in assets positions us well to survive the current economic slowdown, market consolidation and heightened regulatory environment. Our formation in 2003 and 2004 has positioned us to take advantage of the ability to outsource certain activities (internal audit, compliance review, information security monitoring) and to source new products and services (check imaging, online banking) in a highly efficient manner and thus avoid the risk of impairment of operating earnings faced by some older small banks who, we believe, are locked into legacy systems and are finding the onslaught of new regulations more shocking. These strategic partnerships include contractual relationships with some of the largest and strongest providers of item processing, data processing, information monitoring and payments systems alternatives. We believe that this provides the Bank with the best of technology and product selection without sacrificing the more intimate delivery advantages of a community bank. We believe the current economic and regulatory environment will lead to greater consolidation among financial institutions, including community banks. Some of that consolidation will occur with larger banks, thus exacerbating the scarcity of banks able to underwrite traditionally as we do and offer advice face-to-face, which we believe gives us a wider window of opportunity to extend our brand and value proposition. We believe, however, that to the extent some of that consolidation occurs between and among smaller banks, the resulting combined institutions will be better positioned to differentiate themselves.

We believe that our “Hands On” approach to delivering small and medium-sized businesses a very broad and deep array of competitive credit and cash management services through a term of experienced advisors and providing them with access to local policy and decision makers fills a “white space” between the sophisticated but distracted large banks whose best personnel work with the largest companies and the small banks who are very responsive but less capable of being proactive in providing advice. Relationship managers, team leaders and executive management at the Bank generally have decades of banking experiences and are well established in the communities that they serve. They are able to interface with clients directly to share that experience and to provide connections with their own network of other specialized advisors. We believe we also benefit from our committed leadership at both the executive management and board level who bring a broad array of skills and experiences to our company and are able to position the Bank for consistent profitable growth.

Current Strategy

The following highlights our current business strategy and strategic priorities.

•	Increase Howard Bank’s capital levels through earnings and external capital raises as appropriate.
•	Consistently execute on broadening existing customer relationships and attracting target customers. We believe that it helps a company compete successfully when it chooses activities that are both different from rivals and valued by target customers. And, such activities must be done extraordinarily well. The knowledge and expertise of our team of bankers coupled with agility and speed in responding, flexibility and creativity in developing solutions and access to decision makers positions us well to compete in the financial services industry in our market area.

While we have been successful in growing loans and gathering noninterest bearing deposits, we plan to focus on expanding our existing relationships with core products and services that enhance our cost of funds and noninterest income and attracting new “target customers” with the intention of acquiring, retaining and continuously developing profitable core relationships with the potential for depth and longevity. This will require extending the culture of consultative sales/cross sales, proactive relationship management, and extraordinary service (internal and external) held by certain key employees across the Bank and coupling this culture extension with greater discipline, thus resulting in greater efficiency and productivity in our execution.

•	Leverage Howard Bank’s attributes that help it compete successfully to expand the Bank’s presence — first in Anne Arundel County and possibly in contiguous counties in attracting targeted customers. We will consider both organic and acquired expansion.
•	Increase noninterest income as a significant contributor to operating revenue. As net interest margins continue to be compressed, Howard Bank must identify and create new sources of noninterest income, diversifying operating revenue from heavy dependence on net interest income.
•	Develop and acquire a consistent level of talent across the Bank to ensure we continue to compete successfully. A key element to being able to compete successfully in our markets is the team of bankers, executive management and board of directors. We will cultivate and nurture the necessary talent to ensure that the knowledge, expertise and attitude of every member of our Bank-wide team are aligned with our strategic vision and mission of “providing financial solutions.” This will require having the right people in the right positions, appropriate staffing and resources across the Bank, continuous training, development, coaching and mentoring, and a culture of empowerment and accountability.
•	Ensure that Enterprise Risk Management is appropriately structured and monitored. Risk management has been a key differentiator of banks throughout this crisis and will continue to be in the future. We will give keen attention to risk management Bank-wide, identifying the right skill sets, processes, procedures and organizational and governance structures.

We will not be able to fully execute our current business strategy, particularly with respect to growth, if we do not close the private placement or /sell a significant number of our shares of common stock we are offering hereby. See “Risk Factors — Risks Related to the Offering Generally — We may not sell all or even a substantial amount of the shares we are offering hereby, the private placement may not be consummated and the closing of the offering is not dependent on the closing of the private placement, which means that if you subscribe for shares of common stock in the offering, you may acquire securities in our company even though the proceeds raised in the offering alone may be insufficient to meet our objectives.”

Location and Market Area

Our headquarters are located in Ellicott City, Maryland, and we consider our primary market area to be the Maryland counties of Howard and Anne Arundel. Our secondary market area includes the Maryland counties of Baltimore, Carroll and Harford and as well as Baltimore City. We also have loans outside our market areas, in particular in Frederick, Montgomery and Prince George’s Counties in Maryland, although we do not actively solicit business outside our market areas. We have five full service branches located Ellicott City, Annapolis, Columbia, Laurel and western Ellicott City, Maryland.

Howard County is located in central Maryland, between Baltimore and Washington, D.C. Howard County is a fast growing county with a well-educated and well-compensated labor force. The population of Howard County increased 15.8% during the 2000 – 2010 period, compared to 9.0% for the state of Maryland as a whole and, according to estimates from the Maryland State Data Center, Department of Planning (May 2011 estimates), is expected to increase another 9.3% by 2020. For the period 2006 – 2010 the percentage of residents 25 or older with a bachelor’s degree or higher was 58.3%, significantly higher than the Maryland average of 35.7%.

Howard County is one of the wealthiest counties in the nation. Based on estimated median annual household income from 2005 through 2009, Howard County was the third wealthiest county in the United States, and the wealthiest county in Maryland. Median household income in Howard County during the 2006 – 2010 period was $103,273, more than 46% higher than the $70,647 statewide median and more than twice the $51,914 median for the U.S. as a whole. The median value of an owner-occupied home in the county during the 2006 – 2010 period was $456,200, almost 40% higher than the statewide median value of $329,400.

In addition, Howard County has a vibrant business community. According to the Maryland Department of Business and Economic Development (2009 – 2010), approximately 8,700 businesses operate in Howard County, with over 200 of these having 100 or more employees. Private, non-farm employment increased 10.7% in the county between 2000 and 2009, compared to 3.1% for the state of Maryland as a whole and just .4% for the U.S. as a whole. As reported by the U.S. Bureau of Labor Statistics, as of February 2012 the unemployment rate in Howard County was just 5.0%, slightly lower than the year before and significantly lower than both the state and national rates of 7.1% and 8.7%, respectively (February 2012 figures are preliminary estimates).

Anne Arundel County, adjacent to Howard County, also has a favorable profile with respect to the provision of financial services and opportunities for growth. The population in Anne Arundel County grew 9.8% during the 2000 – 2010 period, compared to 9.0% for the state of Maryland as a whole. Expected population growth in Anne Arundel County (according to estimates from the Maryland State Data Center, Department of Planning (May 2011 estimates)), at 5.9% by 2020, is not as robust as Howard County’s, however the size of its population is almost double. Median household income of $83,456 during the 2006 – 2010 period was higher than both the state and national medians. The median value of an owner-occupied home in the county during the 2006 – 2010 period was $370,100, 12.4% higher than the statewide median value.

Anne Arundel County also has an active business community. According to the Maryland Department of Business and Economic Development (2009 – 2010), approximately 14,100 businesses operate in Anne Arundel County, with nearly 300 of these having 100 or more employees. Private, non-farm employment increased 8.7% in the county between 2000 and 2009, compared to 3.1% for the state of Maryland as a whole and just .4% for the U.S. as a whole. As reported by the U.S. Bureau of Labor Statistics the unemployment rate in Anne Arundel County as of February 2012 was 6.4% (preliminary figure), higher than that in Howard County but still lower than the Maryland and national unemployment rates.

For the period 2006 – 2010 the percentage of residents 25 or older with a bachelor’s degree or higher in Anne Arundel County was 35.7%, the same as the state-wide average of but higher than the U.S. average of 27.9%.

We also believe that both counties will experience additional capital investment and economic expansion as a result of the implementation of the Department of Defense Base Realignment and Closure (BRAC) and the location of the U.S. Cyber Command headquarters at Fort Meade in Anne Arundel County, which is less than five miles from the Howard County line, as part of BRAC. According to The Fort Meade Regional Growth Management Committee’s May 2010 estimates, total job growth at Fort Meade is expected to be over 28,000 jobs, and total Fort Meade-driven job growth, included indirect jobs, is expected to exceed 61,000.

Unless otherwise noted, the source of the above information is the U.S. Census Bureau.

Lending Activities

General.  Our primary market focus is on making loans to and gathering deposits from small and medium size businesses and their owners, professionals and executives, and high-net-worth individuals in our primary market area. Our loans are made to customers primarily in Howard and Anne Arundel Counties, Maryland, and the surrounding communities. Our lending activities consist generally of short to medium term commercial lending, commercial mortgage lending for both owner occupied and investor properties, residential mortgage lending and consumer lending, both secured and unsecured. A substantial portion of our loan portfolio consists of loans to businesses secured by real estate and/or other business assets.

Credit Policies and Administration.  We have adopted a comprehensive lending policy, which includes stringent underwriting standards for all types of loans. Our lending staff follows pricing guidelines established periodically by our management team. In an effort to manage risk, very little authority is given to individual loan officers. Most loan officers can approve loans of up to $50,000, although one of our loan officers can approve loans of up to $100,000 and our President and Chief Executive Officer and our Chief Loan Officer can together approve loans of up to $250,000. Loans above these amounts but less than $1.5 million (or up to $2.0 million for renewal of a loan in an amount previously approved) must be reviewed and approved by an officers’ loan committee. All credit decisions in excess of the officers’ loan committee’s lending authority must be approved prior to funding by our board Loan Committee. Under the leadership of our executive management team, we believe that we employ experienced lending officers, secure appropriate collateral and carefully monitor the financial conditions of our borrowers and the concentration of loans in our portfolio.

In addition to the normal repayment risks, all loans in the portfolio are subject to the state of the economy and the related effects on the borrower and/or the real estate market. Generally, longer-term loans have periodic interest rate adjustments and/or call provisions. Senior management monitors the loan portfolio closely to ensure that we minimize past due loans and that we swiftly deal with potential problem loans.

Howard Bank also retains an outside, independent firm to review the loan portfolio. This firm performs a detailed annual review. We use the results of the firm’s report primarily to validate the risk ratings applied to loans in the portfolio and identify any systemic weaknesses in underwriting, documentation or management of the portfolio. Results of the annual review are presented to executive management, the audit committee of the board and the full board of directors and are available to and used by regulatory examiners when they review the Bank’s asset quality. Through 2011 we retained Maryland Financial Advisory to perform this review, and beginning in 2012 we have retained Clifton Gunderson to perform this review.

The Bank maintains the normal checks and balances on the loan portfolio not only through the underwriting process but through the utilization of an internal credit administration group that both assists in the underwriting and serves as an additional reviewer of underwriting. The separately-managed loan administration group also has oversight for documentation, compliance and timeliness of collection activities. Our outsourced internal audit firm also reviews documentation, compliance and file management.

Commercial Lending.  Our commercial lending consists of lines of credit, revolving credit facilities, accounts receivable and inventory financing, term loans, equipment loans, small business administration (SBA) loans, stand-by letters of credit and unsecured loans. Commercial loans constituted $81 million, or 29.4% of our loan portfolio at December 31, 2011. We originate commercial loans for any business purpose, including the financing of leasehold improvements and equipment, the carrying of accounts receivable, general working capital, contract administration and acquisition activities. These loans typically have maturities of seven years or less. We have a diverse client base and we do not have a concentration of these types of loans in any specific industry segment. We generally secure commercial business loans with accounts receivable and inventory, equipment, indemnity deeds of trust and other collateral such as marketable securities, cash value of life insurance, and time deposits at Howard Bank. Commercial business loans have a higher degree of risk than residential mortgage loans because the availability of funds for repayment generally depends on the success of the business. To help manage this risk, we establish parameters/ covenants at the inception of the loan to provide early warning systems before payment default. We normally seek to obtain appropriate collateral and personal guarantees from the borrower’s principal owners. We are able, given our business model, to proactively monitor the financial condition of the business.

Commercial Mortgage Lending.  We finance commercial real estate for our clients, for both owner-occupied properties and investor properties (including residential properties). Commercial real estate loans constituted $124 million, or 45% of our loan portfolio, at December 31, 2011. Of these, $47 million, or 38% (and 17% of our total loan portfolio), were loans for owner occupied properties and $77 million, or 62% (28% of our total loan portfolio), were loans for non-owner occupied properties. We generally will finance owner occupied commercial real estate at a maximum loan–to-value of 85% and non-owner occupied at a maximum loan to value of 80%. Our underwriting policies and processes focus on the underlying credit of the owner for owner occupied real estate and on the rental income stream (including rent terms and strength of tenants) for non-owner occupied real estate as well as an assessment of the underlying real estate. Risks inherent in managing a commercial real estate portfolio relate to vacancy rates/ absorption rates for surrounding properties, sudden or gradual drops in property values as well as changes in the economic climate. We attempt to mitigate these risks by carefully underwriting loans of this type as well as by following appropriate loan-to-value standards. We are cash flow lenders and never rely solely on property valuations in reaching a lending decision. Personal guarantees are often required for commercial real estate loans as they are for other commercial loans. Most of our real estate loans carry fixed interest rates, amortize over 20 – 25 years but have five- to seven-year maturities. Properties securing our commercial real estate loans primarily include office buildings, office condominiums, distribution facilities and manufacturing plants. Substantially all of our commercial real estate loans are secured by properties located in our market area.

Commercial real estate loans generally carry higher interest rates and have shorter terms than one- to four-family residential mortgage loans. Commercial real estate loans, however, entail significant additional risks as compared with residential mortgage lending, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties.

Construction Lending.  This segment of our loan portfolio constituted $39 million, or 14% of our portfolio, at December 31, 2011. Most of these loans (92%) were commercial construction loans and land loans while the remainder at December 31, 2011 were for residential construction lending. Construction lending can cover funding for land acquisition, land development and/or construction of residential or commercial structures. Our construction loans generally bear a variable rate of interest and have terms of one to two years. Funds are advanced on a percentage-of-completion basis. These loans are generally repaid at the end of the development or construction phase, although loans for commercial construction will often convert into a permanent commercial mortgage loans at the end of the term of the loan. Loan to value parameters range from 65 % of the value of land to 75% for developed land, 80 % for commercial or multifamily construction and 85% for residential construction. These loan-to-value ratios represent the upper limit of advance rates to remain in compliance with Bank policy. Typically, loan-to-value ratios should be somewhat lower than these upper limits, requiring the borrower to provide significant equity at the inception of the loan. Our underwriting looks not only at the value of the property but the expected cash flows to be generated by sale of the parcels or completed construction. The borrower must have solid experience in this type of construction and personal guarantees are usually required.

Construction lending entails significant risks compared with residential mortgage lending. These risks involve larger loan balances concentrated with single borrowers with funds advanced upon the security of the land or the project under construction. The value of the project is estimated prior to the completion of construction. Thus, it is more difficult to evaluate accurately the total loan funds required to complete a project and related loan to value ratios. If the estimate of construction or development cost proves to be inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment. To mitigate these risks, in addition to the underwriting considerations noted above, we maintain an in-house construction monitoring unit that has oversight for the projects and we require both site visits and frequent reporting before funds are advanced.

Residential Mortgage Lending.  We offer a variety of consumer-oriented residential real estate loans. Residential mortgage loans constituted $31 million, or 11.3% of our loan portfolio at December 31, 2011. Of these, approximately 71% is made up of first mortgage loans to individuals, most of which have a loan to value not exceeding 85%. The remainder of this portion of our portfolio consists of home equity lines of credit and fixed rate home equity loans.

Our residential mortgage loans are generally for owner-occupied single family homes. These loans are generally for a primary residence although we will occasionally originate loans for a second home where the borrower has extremely strong credit. Our residential mortgage loans are generally fixed rate loans with 15- or 30-year terms. We will occasionally, however, originate variable rate loans with a five- to seven-year term, although such loans have a longer amortization schedule.

Our home equity loans and home equity lines of credit are primarily secured by a second mortgage on owner occupied one-to four-family residences. Our home equity loans are originated at fixed interest rates and with terms of between five and 30 years for primary residences and between five and 15 years for secondary and rental properties, and are fully amortizing. Our home equity lines allow for the borrower to draw against the line for ten years, after which the line is refinanced into a ten-year fixed loan, with the possibility of a one-time extension of five years. Home equity lines of credit carry a variable rate of interest and minimum monthly payments during the draw period, which are the greater of (i) $50.00 or (ii) depending on credit score, loan-to-value and debt-to-income ratios, either the interest due or interest due plus 1% of the outstanding loan balance. Home equity loans and lines of credit are generally underwritten with a maximum loan-to-value ratio of 85% (80% when appraised value is greater than $1 million) for a primary residence when combined with the principal balance of the existing mortgage loan; for home equity loans on secondary and rental properties, the maximum loan-to-value ratio is 65%. We require appraisals on all real estate loans — both commercial and residential. At the time we close a home equity loan or line of credit, we record a mortgage to perfect our security interest in the underlying collateral. Home equity loans and lines of credit also require title insurance, and borrowers must obtain hazard insurance, and flood insurance if applicable.

Home equity loans and lines of credit generally have greater risk than one- to four-family residential mortgage loans. In these cases, we face the risk that collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. In particular, because home equity loans are secured by second mortgages, decreases in real estate values could adversely affect the value of the property serving as collateral for these loans. Thus, the recovery of such property could be insufficient to compensate us for the value of these loans.

Loans secured by second mortgages have greater risk than owner-occupied residential loans secured by first mortgages. When customers default on their loans we attempt to foreclose on the property. However, the value of the collateral may not be sufficient to compensate for the amount of the unpaid loan, and we may be unsuccessful in recovering the remaining balance from these customers. In addition, decreases in property values could adversely affect the value of properties used as collateral for the loans. These second lien loans represent a smaller portion of our portfolio.

Our home equity and home improvement loan portfolio gives us a diverse client base. Although most of these loans are in our primary market area, the diversity of the individual loans in the portfolio reduces our potential risk.

Consumer Lending.  We offer various types of secured and unsecured consumer loans. Generally, our consumer loans are made for personal, family or household purposes as a convenience to our customer base. However, these loans are not a focus of our lending activities, and constituted only $1 million, or less than 1% of our loan portfolio, at December 31, 2011. As a general guideline, a consumer’s total debt service should not exceed 40% of their gross income. The underwriting standards for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of his or her ability to meet existing obligations and payments on the proposed loan.

Consumer loans may present greater credit risk than residential mortgage loans because many consumer loans are unsecured or are secured by rapidly depreciating assets. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance because of the greater likelihood of damage, loss or depreciation. Consumer loan collections also depend on the borrower’s continuing financial stability. If a borrower suffers personal financial difficulties, the loan may not be repaid. Also, various federal and state laws, including bankruptcy and insolvency laws, may limit the amount we can recover on such loans.

Loan Originations, Purchases, Sales, Participations and Servicing.  All loans that we originate are underwritten pursuant to our policies and procedures, which incorporate standard underwriting guidelines. We originate both fixed and variable rate loans. Our loan origination activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand. We generally retain in our portfolio the majority of loans that we originate, although we originate a small number of first lien residential mortgage loans that we sell into the secondary market. We do not retain the servicing rights on such loans.

We occasionally sell participations in commercial loans to correspondent banks if the amount of the loan exceeds our internal limits. More rarely, we purchase loan participations from correspondent banks in the local market as well. Those loans are underwritten in house with the same care of loans directly originated. These loans make up less than 5% of our portfolio.

Loan Approval Procedures and Authority.  Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our board of directors. The loan approval process is intended to assess the borrower’s ability to repay the loan, the viability of the loan, and the adequacy of the value of the collateral that will secure the loan, if applicable. To assess a business borrower’s ability to repay, we review and analyze, among other factors: current income, credit history including the Bank’s prior experience with the borrower, cash flow, any secondary sources of repayment, other debt obligations in regards to the equity/net worth of the borrower and collateral available to the Bank to secure the loan.

We require appraisals of all real property securing one- to four-family residential and commercial real estate loans and home equity loans and lines of credit. All appraisers are state-licensed or state-certified appraisers, and our practice is to have local appraisers approved by the board of directors annually.

Investments and Funding

We balance our liquidity needs based on loan and deposit growth via the investment portfolio and short term borrowings. It is our goal to provide adequate liquidity to support our loan growth. We use the generally short term investments that represent our liquidity to generate additional positive earnings. Howard Bank’s primary source of funds is, and will continue to be, core deposits generated from the local marketplace. Additional funding is provided by customer repurchase agreements, FHLB advances, the Board of Governors of the Federal Reserve (the “FRB”) Discount Window, and other purchased funds. Other purchased funds may include CDs over $100,000, federal funds purchased, and institutional or brokered deposits. Lines of credit with the Federal Home Loan Bank (the “FHLB”) of Atlanta are maintained to protect liquidity levels resulting from unexpected deposit withdrawals and natural-market credit demand.

Our investment policy is reviewed annually by our board of directors. The board of directors has appointed its executive committee to serve as the investment committee, and the executive committee therefore meets at regular intervals (not less than quarterly) and provides a report on the investment portfolio performance to the full board of directors. The investment officer is designated by the President and is responsible for managing the day-to-day activities of the liquidity and investments in accordance with the policies approved by the board of directors. The investment officer is presently our Chief Financial Officer. We actively monitor our investment portfolio and we classify the majority of the portfolio as “available for sale.” In general, under such a classification, we may sell investment instruments as management deems appropriate.

Other Banking Products

We offer our customers wire transfer services, courier service for non-negotiable deposits, ATM and check cards, automated teller machines at all of our full-service branch locations, safe deposit boxes at all full service locations and credit cards through a third party processor. Additionally, we provide Internet banking capabilities to our customers and merchant card services for our business customers. With our Internet banking service, our customers may view their accounts on line and electronically remit bill payments. Our commercial account services include an overnight sweep service and remote deposit capture service.

Deposit Activities

Deposits are the major source of our funding. We offer a broad array of consumer and business deposit products that include demand, money market, savings and individual retirement accounts, as well as certificates of deposit. We offer through key technology partnerships a competitive array of commercial cash management products, which in combination with our in-house courier service and remote deposit/ check imaging service, allow us to attract demand deposits. We believe that we pay competitive rates on our interest bearing deposits. As a relationship-oriented organization, we generally seek to obtain deposit relationships with our loan clients.

We also use customer repurchase agreements, FHLB advances, the FRB Discount Window and other purchased funds as a funding mechanism. Other purchased funds may include certificates of deposits over $100,000, federal funds purchased and institutional or brokered deposits.

Lending Limit

As of December 31, 2011, our legal lending limit for loans to one borrower was approximately $5.3 million. We further monitor our exposure to one borrower through a policy to limit our “in-house” lending limit to $4.5 million, which in-house limit can be waived by our board loan committee. As part of our risk management strategy, we may attempt to participate a portion of larger loans to other financial institutions. This strategy allows us to maintain customer relationships yet observe the legal lending limit and manage credit exposure. However, this strategy may not always be available.

Competition

Our primary market area is highly competitive and heavily branched by other financial institutions of all sizes. Competition for loans to small and medium sized businesses and their owners, professionals and executives, and high-net-worth individuals is intense, and pricing is important. We believe that acquisitions of several local competitors by larger institutions headquartered outside of the State of Maryland during the last five years have enhanced the Bank’s positioning as a locally headquartered and managed community bank, but many of these competitors now have substantially greater resources and lending limits than we do and offer services, such as extensive and established branch networks and trust services, that we do not expect to provide in the near future or ever. Moreover, larger institutions operating in our primary market area may have access to borrowed funds at a lower rate than is available to us. Deposit competition is also strong among institutions in our primary market area.

However, recent mergers of other area banks into large regional and national financial institutions have created opportunities for community focused and prudently managed community banks. While our board of directors is aware of the competition that these larger institutions offer, we believe that local independent banks play and will continue to play a significant role in our primary market area. Our board of directors believes it is a significant and distinct advantage to be a community owned and operated state bank interested in serving the needs of small and medium sized businesses and their owners, professionals and executives, and high-net-worth individuals in Howard and Anne Arundel Counties.

Properties

We have entered into a lease for our headquarters, which is located at Columbia 100 Corporate Park in Ellicott City, Maryland (6011 University Blvd.). The headquarters’ space is approximately 8,700 square feet on the 3rd floor. A full service branch is located on the ground floor of the same building and contains approximately 2,850 square feet. A separate drive-thru facility is adjacent to this building. The lease has an initial term of ten years, commencing on June 1, 2004, with two five-year renewal options. The annual rent is currently $402,906 and is subject to annual increases. In addition, we are required to pay our allocable portion of any increases (using 2004 as the base year) in real estate and other taxes, insurance, utilities and other operating expenses of the building as well as any taxes separately assessed for the drive-through facility.

A second branch is located in the Hickory Ridge Village Center in Columbia, Maryland (6430 Freetown Rd.), and consists of an approximate 2,400 square foot full service branch and a three lane drive-thru facility. The lease has an initial term of ten years, commencing on May 1, 2004, with one five-year renewal option. The annual rent is currently $146,355 and is subject to annual increases. In addition, we are required to pay our own utilities and our allocable portion of real estate and other taxes, insurance, common area utilities and other operating expenses of the shopping center.

A third branch is located in Maple Lawn near the intersection of Johns Hopkins Road and Old Columbia Road/Route 29 in Laurel, Maryland (10985 John Hopkins Road) and consists of an approximate 3,000 square foot full service branch and a three lane drive-thru facility. The lease has an initial term of 20 years terminating in 2024, with four five-year renewal options. The initial annual rent is $125,000, subject to increases in the sixth, 11th and 16th years of the lease (currently $140,625). In addition, we are required to pay our utilities and our allocable portion of real estate taxes and roadway maintenance on the property, which includes two other buildings.

We own the property on U.S. Route 40 at 10163 Baltimore National Pike, Ellicott City, MD 21042 at which we operate an approximate 3,100 square foot full service branch and three lane drive-thru facility. An additional commercial building on this property includes approximately 9,000 square feet of retail space on the ground floor and an additional approximate 5,900 square feet of office space on the second floor that we use for our operations and support functions. We lease approximately 1,500 square feet of the first floor of this building to a retail tenant and are attempting to lease the remaining retail space.

We opened our fifth full service branch in May 2012. We executed a lease for this location on December 27, 2011 for approximately 2,756 square feet of space and drive thru lanes located on the first floor of a building located at 116 Defense Highway in Annapolis, Maryland. The initial annual rent is $26.00 per square foot or approximately $71,656, subject to 3% annual increases and rent abatement of four months during the initial lease year. In addition, we are required to pay our proportionate share of any increases in operating expenses and real estate taxes each year to the extent such expenses exceed those during calendar year 2012. The landlord will, however, be reimbursing us $25.00 per square foot (or approximately $68,900) for the cost of necessary renovations to the leased space. The initial lease term will expire on December 31, 2018, subject to our right to extend the lease for two five-year periods.

We also maintain an approximately 2,400 square foot loan production office, which we opened in 2010 initially as a limited service branch, in the Annapolis Exchange Building in Annapolis, Maryland (197 Annapolis Exchange Parkway, Suite 140). We executed a lease for this office in 2009 and the lease term expires on March 31, 2015. The initial annual rent is $76,992, subject to 3% annual increases (currently $79,302). In addition, we are required to pay our allocable portion of any increases in real estate taxes (using the 2009/2010 tax year as the base year) and any increases (using 2010 as the base year) in insurance, utilities and other operating expenses of the building. The branch functions of this office were relocated to our fifth full service branch in May 2012.

Employees

As of April 30, 2012, Howard Bank has 66 full-time employees and four part-time employees. None of our employees are represented by any collective bargaining unit, and we believe that relations with our employees are good. Howard Bancorp has no employees.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our normal course of business. As of the date of this prospectus, we are not aware of any material pending litigation matters.

Participation in Small Business Lending Fund

On September 22, 2011, we entered into a securities purchase agreement with the Secretary of the Treasury pursuant to which we sold to the Secretary of the Treasury 12,562 shares of our Series AA Preferred Stock, having a liquidation amount per share equal to $1,000, for an aggregate purchase price of $12,562,000. We issued the Series AA Preferred Stock pursuant to Treasury’s Small Business Lending Fund. Enacted into law as part of the Small Business Jobs Act of 2010, the SBLF was a $30 billion fund designed to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion at favorable rates. We are pleased to be one of only four banks in the State of Maryland that was approved to participate in this program. The Series AA Preferred Stock qualifies as Tier 1 capital and is generally non-voting. In accordance with the terms of the SBLF program, the Series AA Preferred Stock has an initial annual dividend rate of 5%. The dividend rate will be reduced if our small business lending increases by at least 2.5%; this reduced rate may be as low as 1% if such lending increases by 10% or more. If we increase small business lending by at least 2.5% but by less than 10%, the rate on the Series AA

Preferred Stock may fall to between 2% and 4%, but if lending does not increase in the first two and one-half years the annual dividend rate will increase to 7%. After four and one-half years, the dividend rate will increase to 9% if we have not repaid the SBLF funding at such time. Please see “Description of our Capital Stock — Series AA Preferred Stock.”

As part of, and as required by, this transaction, we used $6.3 million of the SBLF funds to redeem all of the outstanding shares of Series A and Series B Preferred Stock issued to the Treasury under the TARP Capital Purchase Program, resulting in a net cash payment to us of $6.2 million. This additional capital will allow us to support our continued growth, including our increased lending to small to medium sized businesses. As we no longer have any preferred stock outstanding that was issued under the TARP Capital Purchase Program, we are no longer subject to the corporate governance, compensation and other restrictions and requirements as set forth in EESA and ARRA. Participation in the SBLF does not entail such restrictions and requirements.

The Securities Purchase Agreement we entered into with Treasury with respect to its investment under the SBLF program is filed as Exhibit 10.9 to the Registration Statement on Form S-1 of which this prospectus is a part. See “Where You Can Find Additional Information.” Except for its status as the contractual document between the parties with respect to the transaction described therein, the Securities Purchase Agreement is not intended to provide factual information about the parties. The representations and warranties contained in the Securities Purchase Agreement were made solely for the purposes of such agreement as of specified dates, and are not intended to provide factual, business or financial information about Howard Bancorp or Howard Bank. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties contained in such Securities Purchase Agreement as accurate or complete or as characterizations of the actual state of facts as of any specified date.

Participation in the Troubled Asset Relief Program

On February 27, 2009, we entered into a Letter Agreement and Securities Purchase Agreement with Treasury, pursuant to which we sold to Treasury, for an aggregate purchase price of $5,983,000, (i) 5,983 shares of our Fixed Rate Cumulative Preferred Stock, Series A, having a liquidation amount per share equal to $1,000 and (ii) a warrant to purchase 299 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, having a liquidation amount per share equal to $1,000, for an exercise price of $0.01 per share, which was immediately exercised.

We issued the shares of Series A Preferred Stock and Series B Preferred pursuant to Treasury’s Capital Purchase Program under TARP as authorized by the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”).

We redeemed the Series A and Series B Preferred Stock on September 22, 2011, in connection with our issuance of Series AA Preferred Stock to the Secretary of the Treasury pursuant to the SBLF program, as discussed above.

SUPERVISION AND REGULATION

Howard Bancorp, Inc.

We are a bank holding company under the Bank Holding Company Act of 1956, as amended. We are subject to regulation and examination by the Federal Reserve, and are required to file periodic reports and any additional information that the Federal Reserve may require. The Bank Holding Company Act generally prohibits a bank holding company from engaging in activities other than banking, managing or controlling banks or other permissible subsidiaries, and acquiring or retaining direct or indirect control of any company engaged in any activities closely related to banking or managing or controlling banks.

The status of Howard Bancorp, Inc. as a registered bank holding company under the Bank Holding Company Act and a Maryland-chartered bank holding company does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

Howard Bank

Howard Bank is a Maryland chartered trust company (with all the powers of a commercial bank), and its deposit accounts are insured by the Deposit Insurance Fund (“DIF”) of the FDIC up to the maximum legal limits of the FDIC. It is subject to regulation, supervision and regular examination by the Maryland Commissioner of Financial Regulation and the FDIC. The regulations of these various agencies govern most aspects of Howard Bank’s business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowing, dividends and location and number of branch offices. The laws and regulations governing Howard Bank generally have been promulgated to protect depositors and the DIF, and not for the purpose of protecting stockholders.

Set forth below is a brief description of the material regulatory requirements that are applicable to Howard Bank and Howard Bancorp, Inc. The description below is limited to the material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Howard Bank and Howard Bancorp, Inc.

Banking Regulation

Financial Institutions Article of the Maryland Annotated Code.  The Financial Institutions Article of the Maryland Annotated Code (the “Banking Code”) contains detailed provisions governing the organization, operations, corporate powers, commercial and investment authority, branching rights and responsibilities of directors, officers and employees of Maryland banking institutions. The Banking Code delegates extensive rulemaking power and administrative discretion to the Maryland Office of the Commissioner of Financial Regulation in its supervision and regulation of state-chartered banking institutions. The Maryland Office of the Commissioner of Financial Regulation may order any banking institution to discontinue any violation of law or unsafe or unsound business practice.

Capital Requirements.  Under the FDIC’s regulations, federally insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as Howard Bank, are required to comply with minimum leverage capital requirements. The minimum leverage capital requirement for a bank is the ratio of Tier 1 (core) capital to total assets of not less than 3.0% if the FDIC determines that the institution is not anticipating or experiencing significant growth and has well-diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and in general is considered a strong banking organization, rated composite 1 under the Uniform Financial Institutions Rating System (the CAMELS rating system) established by the Federal Financial Institutions Examination Council. For all other institutions, the minimum leverage capital ratio is not less than 4.0%. Tier 1 capital is the sum of common stockholders’ equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and certain other specified items.

In addition, FDIC regulations require state non-member banks to maintain certain ratios of regulatory capital to regulatory risk-weighted assets, or “risk-based capital ratios.” Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to risk-weighted categories ranging from 0.0% to 200.0%. State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8.0%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and certain other capital instruments, and a portion of the net unrealized gain on equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution’s Tier 1 capital.

At this time the bank regulatory agencies are more inclined to impose higher capital requirements in order to meet well capitalized standards, and future regulatory change could impose higher capital standards as a routine matter. The regulators may also set higher capital requirements for holding companies whose circumstances warrant it. For example, holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

As an additional means to identify problems in the financial management of depository institutions, the Federal Deposit Insurance Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

Dividends.  Howard Bancorp, Inc. is a legal entity separate and distinct from Howard Bank. Virtually all of Howard Bancorp, Inc.’s revenue available for the payment of dividends on its common stock results from dividends paid to Howard Bancorp, Inc. by Howard Bank. Under Maryland law, Howard Bank may declare a cash dividend, after providing for due or accrued expenses, losses, interest and taxes, from its undivided profits or, with the prior approval of the Maryland Office of the Commissioner of Financial Regulation, from its surplus in excess of 100% of its required capital stock. Also, if Howard Bank’s surplus is less than 100% of its required capital stock, cash dividends may not be paid in excess of 90% of net earnings. In addition to these specific restrictions, the bank regulatory agencies have the ability to prohibit or limit proposed dividends if such regulatory agencies determine the payment of such dividends would result Howard Bank being in an unsafe and unsound condition. Because Howard Bank has negative retained earnings, it is currently unable to pay dividends to Howard Bancorp, Inc. without first obtaining the approval of the Maryland Bank Commissioner. To date, Howard Bank has received approval from the Maryland Bank Commissioner to issue dividends only with respect to the Series AA Preferred Stock issued under the Small Business Loan Fund Program. See “Description of Capital Stock — Series AA Preferred Stock — Dividends.”

Prompt Corrective Action.  Under federal prompt corrective action regulations, the FDIC is authorized and, under certain circumstances required, to take supervisory actions against state non-member banks that are not adequately capitalized. Under these regulations, a bank is considered to be (i) “well capitalized” if it has total risk-based capital of 10.0% or more, Tier 1 risk-based capital of 6.0% or more, Tier I leverage capital of 5.0% or more, and is not subject to any written capital order or directive; (ii) “adequately capitalized” if it has total risk-based capital of 8.0% or more, Tier I risk-based capital of 4.0% or more and Tier I leverage capital of 4.0% or more (3.0% under certain circumstances), and does not meet the definition of “well capitalized”; (iii) “undercapitalized” if it has total risk-based capital of less than 8.0%, Tier I risk-based capital of less than 4.0% or Tier I leverage capital of less than 4.0% (3.0% under certain circumstances); (iv) “significantly undercapitalized” if it has total risk-based capital of less than 6.0%, Tier I risk-based capital less than 3.0%, or Tier I leverage capital of less than 3.0%; and (v) “critically undercapitalized” if its ratio of tangible equity to total assets is equal to or less than 2.0%. Under certain circumstances, the FDIC may reclassify a well capitalized institution as adequately capitalized, and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized). As of December 31, 2011, Howard Bank was “well capitalized” for this purpose.

Howard Bank has been “well capitalized” since it commenced its business operations.

Deposit Insurance Assessments.  Howard Bank’s deposit accounts are insured by the FDIC generally up to a maximum of $250,000 per separately insured depositor. FDIC-insured depository institutions are required to pay deposit insurance assessments to the FDIC. The amount of a particular institution’s deposit insurance assessment is based on that institution’s risk classification under an FDIC risk-based assessment system. An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. Deposit insurance assessments fund the DIF, which is currently under-funded.

The Dodd-Frank Act changed the way an insured depository institution’s deposit insurance premiums are calculated. The assessment base will no longer be the institution’s deposit base, but rather its average consolidated total assets less its average tangible equity. The legislation also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and noninterest bearing transaction accounts have unlimited deposit insurance through December 31, 2012. The Dodd-Frank Act also made changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% percent to 1.35% of the estimated amount of total insured deposits, eliminating the upper limit for the reserve ratio designated by the FDIC each year, and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds.

As mandated by the Dodd-Frank Act, in February 2011, the FDIC approved a final rule that changes the deposit insurance assessment system from one that is based on domestic deposits to one that is based on average consolidated total assets minus average tangible equity. In addition, the rule adopts a “scorecard” assessment scheme for larger banks and suspends dividend payments indefinitely if the DIF reserve ratio exceeds 1.5% percent, but provides for decreasing assessment rates when the reserve ratio reaches certain thresholds. Under the new rule, larger insured depository institutions will likely be forced to pay higher assessments than under the old system, which should offset the cost of the assessment increases for institutions with consolidated assets of less than $10 billion, such as Howard Bank. Assessments for the second quarter 2011 were based on this rule, which resulted in an assessment for us of $65,703.25 in September 2011 and $63,258.42 based upon December 31, 2011 call report data, which was paid on March 30, 2012.

Maryland Regulatory Assessment.  The Maryland Office of the Commissioner of Financial Regulation annually assesses state banking institutions to cover the expense of regulating banking institutions. The Commissioner assesses each banking institution the sum of $1,000, plus $0.08 for each $1,000 of assets of the institution over $1,000,000, as disclosed on the banking institution’s most recent financial report.

Liquidity.  Howard Bank is subject to the reserve requirements imposed by the State of Maryland. A Maryland banking institution is required to have at all times a reserve equal to at least 15% of its demand deposits. Howard Bank is also subject to the uniform reserve requirements of Federal Reserve Regulation D, which applies to all depository institutions with transaction accounts or non-personal time deposits. Amounts in transaction accounts above $11.5 million and up to $71.0 million must have reserves held against them in the ratio of three percent of the amount. Amounts above $71.0 million require reserves of $1,785,000 plus 10% of the amount in excess of $71.0 million. The Maryland reserve requirements may be used to satisfy the requirements of Regulation D. Howard Bank is in compliance with its reserve requirements.

Loans-to-One-Borrower Limitation.  With certain limited exceptions, a Maryland banking institution may lend to a single or related group of borrowers an amount equal to 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if such loan is secured by readily marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. Howard Bank is in compliance with the loans-to-one borrower limitations.

Community Reinvestment Act and Fair Lending Laws.  Under the Community Reinvestment Act of 1977 (“CRA”), the FDIC is required to assess the record of all financial institutions regulated by it to determine if such institutions are meeting the credit needs of the community (including low and moderate income neighborhoods) which they serve. CRA performance evaluations are based on a four-tiered rating system: Outstanding, Satisfactory, Needs to Improve and Substantial Noncompliance. CRA performance evaluations are considered in evaluating applications for such things as mergers, acquisitions and applications to open branches. Howard Bank has a CRA rating of “Outstanding.” In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the FDIC, the Department of Housing and Urban Development, and the Department of Justice, and in private civil actions by borrowers.

Transactions with Related Parties.  Transactions between banks and their related parties or affiliates are limited by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is generally any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are affiliates of the bank.

Generally, Sections 23A of the Federal Reserve Act and the Federal Reserve’s Regulation W limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10.0% of such institution’s capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20.0% of such institution’s capital stock and surplus. The term “covered transaction” includes the making of loans, purchase of assets, issuance of guarantees and other similar transactions. In addition, loans or other extensions of credit by the bank to an affiliate are required to be collateralized in accordance with regulatory requirements and the bank’s transactions with affiliates must be consistent with safe and sound banking practices and may not involve the purchase by the bank of any low-quality asset. Section 23B applies to covered transactions as well as certain other transactions and requires that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to non-affiliates.

Section 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board govern extensions of credit made by a bank to its directors, executive officers, and principal stockholders (“insiders”). Among other things, these provisions require that extensions of credit to insiders be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features. Further, such extensions may not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Howard Bank’s capital. Extensions of credit in excess of certain limits must be also be approved by the board of directors.

Standards for Safety and Soundness.  Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Anti-Money Laundering and OFAC.  Under federal law, financial institutions must maintain anti-money laundering programs that include established internal policies, procedures and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function. Financial institutions are also prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and customer identification in their dealings with foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and law enforcement authorities have been granted increased access to financial information maintained by financial institutions. Bank regulators routinely examine institutions for compliance with these obligations, and they must consider an institution’s compliance in connection with the regulatory review of applications, including applications for banking mergers and acquisitions. The regulatory authorities have imposed “cease and desist” orders and civil money penalty sanctions against institutions found to be violating these obligations.

The Office of Foreign Assets Control, or OFAC, is responsible for helping to insure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. OFAC sends bank regulatory agencies lists of persons and organizations suspected of aiding, harboring or engaging in terrorist acts, known as Specially Designated Nationals and Blocked Persons. If Howard Bancorp or Howard Bank finds a name on any transaction, account or wire transfer that is on an OFAC list, Howard Bancorp or Howard Bank must freeze such account, file a suspicious activity report and notify the appropriate authorities.

Consumer Protection Laws.  Howard Bank is subject to a number of federal and state laws designed to protect borrowers and promote lending to various sectors of the economy. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, and the Real Estate Settlement Procedures Act, and various state law counterparts.

In addition, federal law currently contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. These provisions also provide that, except for certain limited exceptions, a financial institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. Further, under the “Interagency Guidelines Establishing Information Security Standards,” banks must implement a comprehensive information security program that includes administrative, technical, and physical safeguards to ensure the security and confidentiality of customer information. Federal law makes it a criminal offense, except in limited circumstances, to obtain or attempt to obtain customer information of a financial nature by fraudulent or deceptive means.

The Dodd-Frank Act.  On July 21, 2010, President Obama signed the Dodd-Frank Act into law, and many of those laws are now in effect. The Dodd-Frank Act will have a broad impact on the financial services industry, imposing significant regulatory and compliance changes, including the designation of certain financial companies as systemically significant, the imposition of increased capital, leverage, and liquidity requirements, and numerous other provisions designed to improve supervision and oversight of, and strengthen safety and soundness within, the financial services sector.

The following items provide a brief description of certain provisions of the Dodd-Frank Act.

•	Source of strength. The Dodd-Frank Act extended the Federal Reserve Board’s “source of strength” doctrine to savings and loan holding companies. The regulatory agencies must issue regulations requiring that all bank and savings and loan holding companies serve as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress. Under this requirement, Howard Bancorp in the future could be required to provide financial assistance to Howard Bank should Howard Bank experience financial distress.
•	Mortgage loan origination and risk retention. The Dodd-Frank Act contains additional regulatory requirements that may affect our operations and result in increased compliance costs. For example, the Dodd-Frank Act imposes new standards for mortgage loan originations on all lenders, including banks, in an effort to require steps to verify a borrower’s ability to repay. In addition, the Dodd-Frank Act generally requires lenders or securitizers to retain an economic interest in the credit risk relating to loans the lender sells or mortgage and other asset-backed securities that the securitizer issues. The risk retention requirement generally will be 5%, but could be increased or decreased by regulation.

•	Consumer Financial Protection Bureau (“CFPB”). The Dodd-Frank Act created a new independent CFPB within the Federal Reserve. The CFPB is tasked with establishing and implementing rules and regulations under certain federal consumer protection laws with respect to the conduct of providers of certain consumer financial products and services. The CFPB has rulemaking authority over many of the statutes governing products and services offered to bank consumers, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. For banking organizations with assets under $10 billion, like Howard Bank, the CFPB has exclusive rulemaking authority, but the FDIC, as Howard Bank’s primary federal regulator, will continue to have examination and enforcement authority under federal consumer financial law. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the CFPB. Compliance with any such new regulations would increase our cost of operations.
•	Deposit insurance. The Dodd-Frank Act made permanent the general $250,000 deposit insurance limit for insured deposits. The Dodd-Frank Act also extends until January 1, 2013, federal deposit insurance coverage for the full net amount held by depositors in noninterest bearing transaction accounts. As discussed above, amendments to the Federal Deposit Insurance Act broadened the assessment base against which an insured depository institution’s deposit insurance premiums paid to DIF are calculated. These provisions could increase the FDIC deposit insurance premiums paid by Howard Bank.
•	Enhanced lending limits. The Dodd-Frank Act strengthened the existing limits on a depository institution’s credit exposure to one borrower. Federal banking law limits a depository institution’s ability to extend credit to one person (or group of related persons) in an amount exceeding certain thresholds. The Dodd-Frank Act expanded the scope of these restrictions to include credit exposure arising from derivative transactions, repurchase agreements, and securities lending and borrowing transactions.
•	Corporate governance. The Dodd-Frank Act addressed many investor protection, corporate governance and executive compensation matters that will affect most U.S. publicly traded companies, including Howard Bancorp. The Dodd-Frank Act provides the U.S. Securities Exchange Commission (“SEC”) with authority to adopt proxy access rules that would allow stockholders of publicly traded companies to nominate candidates for election as a director and have those nominees included in a company’s proxy materials and directed the SEC and national securities exchanges to adopt rules that: (1) provide stockholders of U.S. publicly traded companies an advisory vote on executive compensation; (2) will enhance independence requirements for compensation committee members; and (3) will require companies listed on national securities exchanges to adopt incentive-based compensation clawback policies for executive officers.

Many of the requirements of the Dodd-Frank Act will be implemented over time and most will be subject to regulations implemented over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on our operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors.

Effect of Governmental Monetary Policies.  Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.

Bank Holding Company Regulation

As a bank holding company, Howard Bancorp, Inc. is subject to regulation and examination by the Maryland Office of the Commissioner of Financial Regulation and the Federal Reserve. Howard Bancorp, Inc. is required to file with the Federal Reserve an annual report and such additional information as the Federal Reserve may require pursuant to the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Among other things, the BHC Act requires regulatory filings by a stockholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. The determination whether an investor “controls” a depository institution is based on all of the facts and circumstances surrounding the investment. As a general matter, a party is deemed to control a depository institution or other company if the party owns or controls 25% or more of any class of voting stock. Subject to rebuttal, a party may be presumed to control a depository institution or other company if the investor owns or controls 10% or more of any class of voting stock. Ownership by affiliated parties, or parties acting in concert, is typically aggregated for these purposes. If a party’s ownership of Howard Bancorp were to exceed certain thresholds, the investor could be deemed to “control” Howard Bancorp for regulatory purposes. This could subject the investor to regulatory filings or other regulatory consequences.

Pursuant to provisions of the BHC Act and regulations promulgated by the Federal Reserve thereunder, Howard Bancorp, Inc. may only engage in or own companies that engage in activities deemed by the Federal Reserve to be so closely related to the business of banking or managing or controlling banks as to be a proper incident thereto, and the holding company must obtain permission from the Federal Reserve prior to engaging in most new business activities. In addition, bank holding companies like Howard Bancorp must be well capitalized and well managed in order to engage in the expanded financial activities permissible only for a financial holding company.

Federal banking regulators have adopted risk-based capital guidelines for bank holding companies. Currently, the required minimum ratio of total capital to risk-weighted assets (including off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be Tier 1 capital, consisting principally of common stockholders’ equity, non-cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill. The remainder (Tier 2 capital) may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock and a limited amount of the general loan loss allowance.

In addition to the risk-based capital guidelines, the federal banking regulators established minimum leverage ratio (Tier 1 capital to total assets) guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of 3% for those bank holding companies which have the highest regulatory examination ratings and are not contemplating or experiencing significant growth or expansion. All other bank holding companies are required to maintain a leverage ratio of at least 4%.

The above risk-based and leverage ratio guidelines apply on a consolidated basis to any bank holding company with consolidated assets of $500 million or more. These guidelines also apply on a consolidated basis to any bank holding company with consolidated assets of less than $500 million if such holding company (i) is engaged in significant nonbanking activities either directly or through a nonbank subsidiary; (ii) conducts significant off-balance sheet activities or (iii) has a material amount of debt or equity securities outstanding (other than trust preferred securities) that are registered with the SEC. As of December 31, 2011, Howard Bancorp, Inc. had consolidated assets of less than $500 million and did not satisfy the nonbanking, off-balance sheet, or debt requirements that would make it subject to the risk-based or leverage ratio requirements discussed above. However, under the Federal Reserve’s Policy for Small Holding Companies it must continue to serve as a source of strength for its subsidiary bank.

The Federal Reserve has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of Howard Bancorp, Inc. to pay dividends or otherwise engage in capital distributions.

Federal and State Securities Laws

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act for the registration of the shares of common stock to be issued pursuant to the offering. Upon completion of the offering, our common stock will be registered with the Securities and Exchange Commission under the Exchange Act. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act, which means that we will file annual, quarterly and other reports with the Securities and Exchange Commission. Pursuant to the JOBS Act, we will now be permitted to cease filing such reports if at any time after the end 2012 we have less than 1,200 holders of record of our common stock. Absent unforeseeable changed circumstances, however, we will not take advantage of this provision of the JOBS Act in the foreseeable future.

The registration under the Securities Act of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act. If we meet the current public information requirements of Rule 144 under the Securities Act, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act.

Further, if we wish to sell common stock or other securities to raise capital in the future, we will be subject to the registration, anti-fraud, and other applicable provisions of state and federal securities laws. For example, we will have to register the sales of such securities under the Securities Act, the Maryland Securities Act, and the applicable securities laws of each state in which we offer or sell the securities, unless an applicable exemption from registration exists with respect to such sales. Such exemptions may, among other things, limit the number and types of persons we could sell such securities to and the manner in which we could market the securities. We would also be subject to federal and state anti-fraud requirements with respect to any statements we make to potential purchasers in connection with the offer and sale of such securities.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the board of directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We will be subject to further reporting and audit requirements under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

MANAGEMENT OF HOWARD BANCORP, INC.

Shared Management Structure

The directors of Howard Bancorp, Inc. are the same individuals who are the directors of Howard Bank and the executive officers of Howard Bank are the executive officers of Howard Bancorp, Inc. We expect that Howard Bancorp, Inc. and Howard Bank will continue to have common executive officers until there is a business reason to establish separate management structures.

There are no family relationships between any of our executive officers and directors.

Executive Officers of Howard Bancorp, Inc. and Howard Bank

The following table sets forth information regarding the individuals who serve as the executive officers of Howard Bank and Howard Bancorp, Inc.

Name	Age	Position(s)
Mary Ann Scully	60	Board Chairman, President, Chief Executive Officer and Chief Risk Officer of Howard Bancorp and Howard Bank
Paul G. Brown	57	Executive Vice President of Howard Bancorp, Executive Vice President, Chief Lending Officer, Chief Client Services Officer and Chief Credit Risk Officer of Howard Bank
Charles E. Schwabe	56	Executive Vice President and Secretary of Howard Bancorp, and Executive Vice President, Chief Administrative Officer, Chief Information Officer, Information Security Officer, Compliance Officer, Chief Operational Risk Officer and Secretary of Howard Bank
George C. Coffman	48	Executive Vice President, Chief Financial Officer and Treasurer of Howard Bancorp, Executive Vice President, Chief Financial Officer, Chief Investment Officer, Treasurer and Chief Interest Rate and Liquidity Risk Officer of Howard Bank

The executive officers of Howard Bancorp, Inc. and Howard Bank are elected annually. The business experience for at least the past five years of each of our executive officers is set forth below.

Mary Ann Scully

Ms. Scully, 60, has served as a director and as the Board Chairperson, President, Chief Executive Officer and Chief Risk Officer of Howard Bancorp since December 2005 and has served as a director and as the Board Chairperson, President, Chief Executive Officer and Chief Risk Officer of Howard Bank since the founding of the Bank in 2004. Ms. Scully is also an organizing director of Howard Bank and the Chair of the Executive Committee of the boards of directors of both Howard Bancorp and Howard Bank. Ms. Scully was employed by Allfirst Bank (formerly known as The First National Bank of Maryland and now known as M&T Bank) from 1973 through April 2003. She served as Executive Vice President for Regional Banking from June 2001 through April 2003, Executive Vice President for Community Banking from January 2000 through June 2001, Senior Vice President for Strategic Planning from 1998 to 2000, Senior Vice President for Mergers and Acquisitions from 1996 to 1998, and Senior Vice President of International Banking from 1984 to 1996.

Ms. Scully has been a Howard County resident since 1995. She is the Chairman of the Maryland Bankers Association and the Immediate Past Chair of the Columbia Foundation. She also serves on the boards of the Howard County General Hospital and Catholic Charities. Ms. Scully was formerly a trustee and served on the Finance Committee and the Capital Campaign Council of the Howard Community College Foundation Board, as a trustee of the United Way of Central Maryland, as a trustee of the Horizon Foundation and as an advisory board member of the Sellinger School of Business.

The board of directors of each of Howard Bancorp and Howard Bank believe that Ms. Scully’s qualifications for serving as Chairman of the Board include her extensive knowledge of the Bank’s history, business and operations, as well as of the banking industry in general and the risks facing the industry. Ms. Scully has gained valuable insight into the Bank and the industry as a result of her long tenure with the Bank both as a director and in her executive officer positions as well as her previous extensive experience at other banks and her being active in several banking associations, including as the present Chair of the Maryland Bankers Association. The boards also believe that her personal and business affiliations in our market areas also qualify her to sit on the boards of directors, and that it is beneficial to have an executive officer, who is familiar with the day-to-day operations of Howard Bancorp and the Bank, serving on the board of directors, which provides the boards with a management perspective that helps the them successfully oversee Howard Bancorp and the Bank.

Paul G. Brown

Mr. Brown, 57, serves as Executive Vice President of Howard Bancorp, and Executive Vice President, Chief Lending Officer, Chief Client Services Officer and Chief Credit Risk Officer of Howard Bank. He has held these positions since the founding of the Bank in 2004 and since December 2005 with respect to Howard Bancorp. Mr. Brown provides direct leadership for the relationship management activities of the Bank’s commercial and consumer lending, branch and client service areas.

Prior to joining the organizing group for Howard Bank, he served from 2001 – 2003 as the Senior Vice President of Regional Banking for Allfirst Bank (now M&T Bank). Before joining Allfirst Bank, he served as Regional President for Keystone Bank (now M&T Bank) and Senior Vice President of Retail Banking for SunTrust Bank (1997 – 2000). Mr. Brown has also held senior management positions at Citizens Bank of Maryland (now SunTrust Bank) and Maryland National Bank (now Bank of America).

Mr. Brown has over 30 years of experience in the commercial banking industry.

Charles E. Schwabe

Mr. Schwabe, 56, serves as Executive Vice President and Secretary of Howard Bancorp, and Executive Vice President, Chief Administrative Officer, Chief Information Officer, Information Security Officer, Compliance Officer, Chief Operational Risk Officer and Secretary of Howard Bank. He has held these positions since the founding of the Bank in 2004 and since December 2005 with respect to Howard Bancorp. Mr. Schwabe provides leadership for the operations, information technology, human resources, loan documentation, deposit management, marketing and other areas of administration including the Bank’s strategic partnership outsourcing arrangements. He is also Howard Bank’s Community Reinvestment Act Officer.

Prior to joining the organizing group for Howard Bank, he was employed by Allfirst Bank (now M&T Bank) from 1988 through April of 2003. He served as Senior Vice President and Manager for the Customer Relationship Management Program as well as the Strategy and Planning Director for the Technology, eCommerce and Operations Division. At Allfirst Bank, he was also Vice President of Strategic Planning for the Mergers and Acquisitions Division and Vice President and Group Marketing Head for small business and retail product development and management. Prior to working at Allfirst Bank, he was a consultant and senior manager for a marketing firm that specialized in the health care and financial services industries.

Mr. Schwabe has over 20 years of banking management experience and another seven years as a marketing strategy consultant to the banking, retail and business services industries.

George C. Coffman

Mr. Coffman, 48, serves as Executive Vice President, Chief Financial Officer and Treasurer of Howard Bancorp and Executive Vice President, Chief Financial Officer, Chief Investment Officer, Treasurer and Chief Interest Rate and Liquidity Risk Officer of Howard Bank. He has held these positions since the opening of the Bank in 2004 and since December 2005 with respect to Howard Bancorp. Mr. Coffman provides leadership for the financial management and investment operations of Howard Bank. In this role, he directly manages all of the corporate accounting functions, management and regulatory reporting preparation, and compliance with accounting principles and disclosure requirements. Mr. Coffman also is responsible for the management of interest rate risk, budgeting and financial planning, and tax planning and reporting. Other duties include directing the investment portfolio, as well as overall funds management, and investor relations. Mr. Coffman is a Certified Public Accountant. He also serves as the Bank’s Chief Investment Officer.

Prior to joining the organizing group of Howard Bank, he held several senior financial management positions at Maryland based financial institutions, including Mercantile Bank in Baltimore (now PNC Bank), Farmers & Mechanics Bank in Frederick (now PNC Bank), Sequoia Bank in Bethesda (now United Bank), and Citizens Bank of Maryland in Laurel (now SunTrust Bank).

Mr. Coffman has more than 23 years of experience in the operations, accounting, investment and finance areas of commercial banks in the central Maryland area.

Directors of Howard Bancorp, Inc. and Howard Bank

The Howard Bancorp board of directors includes 15 directors, 14 non-employee/independent directors and Mary Ann Scully, our President and Chief Executive Officer, who also serves as our Chairman, each of whom is also a director of Howard Bank. Our bylaws provide that directors will serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Following is certain information about our non-employee directors, including their names, current ages, and recent business experience:

Richard G. Arnold

Mr. Arnold, 50, has served as a director of Howard Bancorp since its formation in 2005 and has served as a director of Howard Bank since 2004. Mr. Arnold is the Vice President and co-owner of The John E. Ruth Company, Inc., a plumbing and heating firm. He has served in that capacity since 1983. He also maintains ownership in various real estate holdings. Mr. Arnold serves on the Board of Trustees at Mount de Sales High School and serves on several related committees. Mr. Arnold is an organizing director of Howard Bank and is currently a member of the Compensation Committee of the boards of directors of both Howard Bancorp and Howard Bank.

The board of directors of each of Howard Bancorp and Howard Bank believe that Mr. Arnold’s qualifications for serving on the board include his many years of active involvement with the boards of directors, his experience owning and operating a small business in our market area, his experience in real estate and real estate development, and being a life-long member of the community which provides long standing affiliations with local businesses.

Nasser Basir

Mr. Basir, 57, has served as a director of Howard Bancorp and Howard Bank since 2009. Mr. Basir is the CEO, President, and founder of PSI Pax, Inc., an Information Technology (IT) services business, which he created in 2006 as a spin off from Planned Systems International, Inc., also an IT services firm which he had co-founded in 1988. Mr. Basir has over 30 years of management and technical experience as an IT consultant to both government and commercial organizations. He is presently on the Board of Trustees of the Glenelg Country School and serves and has served on several not-for-profit boards. Mr. Basir is currently a member of the Audit Committee of the boards of directors of both Howard Bancorp and Howard Bank.

The board of directors of each of Howard Bancorp and Howard Bank believes that Mr. Basir’s experience managing, operating, and growing his own business, extensive knowledge of the government contracting industry and affiliations with the local community qualify him to serve on the board of directors.

Andrew E. Clark

Mr. Clark, 50, has served as a director of Howard Bancorp since its formation in 2005 and as a director of Howard Bank since 2005. Mr. Clark has been a Managing Principal and Chief Operating Officer of Evergreen Advisors, LLC, which assists closely-held and emerging growth companies in the areas of corporate finance, exit strategies, valuations, and advisory services, since 2009. In addition, since January 2011 Mr. Clark has been the Chairman of Capella Tax Network, LLC, a start-up company providing pre-paid tax compliance and advice, primarily as a pre-tax voluntary employee benefit, through a local network of Certified Public Accountants. Mr. Clark is also Chairman of Wheatfield Ventures, LLC, a private investment firm, and has served in that capacity since 2000. Prior to founding Wheatfield Ventures, LLC, Mr. Clark was a senior executive with Verio, Inc., an international provider of internet and Web hosting services, from 1997 to 2000. In addition, Mr. Clark is a member of the Advisory Board of Spring Capital Partners, L.P., a provider of subordinated mezzanine financing in the Mid-Atlantic region. He is presently on the Board of Trustees of the Glenelg Country School, and is the immediate past President of Cattail Creek Country Club. Mr. Clark is currently the Chair of the Compensation Committee and a member of the Executive Committee of the boards of directors of both Howard Bancorp and Howard Bank.

The boards of directors of each of Howard Bancorp and Howard Bank believe that Mr. Clark’s qualifications for serving on the board include his educational background, extensive experience with financial accounting matters, including several years with the accounting firm of KPMG and serving in financial and operating positions with a public company, his financial expertise including serving as Chief Financial Officer of a privately held company, and his accounting certification.

Arthur D. Ebersberger

Mr. Ebersberger, 65, has served as a director of Howard Bancorp and Howard Bank since 2010. Mr. Ebersberger has been Senior Vice President of CBIZ Insurance Services, Inc. since 2000, which is when he sold to CBIZ the insurance brokerage firm that he had owned since June 1968. In addition, he was Secretary and Treasurer of E-IDC Inc., a software developer, from June 2007 through August 2009. He has served on and chaired the boards of several educational, medical, civic and other non-profit and business associations in Maryland and Anne Arundel County, including current service on the boards of Anne Arundel Community College, ERIS Technologies, LLC and the Professional Liability Agents Network. Mr. Ebersberger is currently a member of the Compensation Committee and the Audit Committee of the boards of directors of both Howard Bancorp and Howard Bank.

The boards of directors of Howard Bancorp and Howard Bank believe that Mr. Ebersberger’s qualifications for serving on the boards of directors include his extensive business experience and community contacts as a result of his service on non-profit boards and business associations in our market areas.

Philip W. Gibbs

Mr. Gibbs, 53, has served as a director of Howard Bancorp and Howard Bank since 2009. Mr. Gibbs has been President and Chief Operating Officer of Hamel Builders, Inc. since it was founded in 1998. He was a co-founder and is a co-owner of this full-service building firm that provides construction management, design-build and general contracting services in the Mid-Atlantic region. He is also the Vice President of Hamel Commercial, Inc., also a third party general contractor, and has held this position since 1998. He is currently a member of the Compensation Committee of the boards of directors of both Howard Bancorp and Howard Bank. In 2009 Mr. Gibbs was named Anne Arundel County Philanthropist of the Year for his continued annual contributions to over 50 charities. In addition to gift giving, Mr. Gibbs presently serves on the boards of the Anne Arundel Medical Center Foundation and the Anne Arundel Affordable Housing Coalition. He is current Chairperson for the Archdiocese Capital Campaign and past Parent Chair of the St. Mary’s Fleur De Lis Fund. Mr. Gibbs also serves on many community Advisory Committees including: Johns Hopkins National Pediatric Care; Anne Arundel County Boys & Girls Club; and Catholic Charities. Through the Gibbs Family Fund, Mr. Gibbs has endowed student scholarships at East Carolina University and St. Mary’s School in Annapolis, Maryland.

The boards of directors of Howard Bancorp and Howard Bank believe that Mr. Gibbs’ qualifications for serving on the boards of directors include his entrepreneurial, financial and operational expertise and extensive knowledge of the real estate industry.

Robert J. Hartson

Mr. Hartson, 55, has served as a director of Howard Bancorp since its formation in 2005 and has served as a director of Howard Bank since 2004. Mr. Hartson is the President of ATEC Industries, Ltd., a multi-disciplined construction company working in both the public and private sectors. Mr. Hartson has held this position since 1987. Mr. Hartson also has been the President of ATEC Shielding Systems since 2003. ATEC Shielding Systems is a specialty subcontractor that designs, manufactures and installs systems that protect mission critical assets from the affects of High Electromagnetic Pulse, Electromagnetic Pulse and other destructive electromagnetic phenomenon, and whose primary customers include the U.S. military and various federal agencies. Mr. Hartson is also managing member of several entities that operate diagnostic medical imaging centers in Maryland, including Howard Radiology, Seven Square Imaging, Howard Open MRI (1998-present) and Olney High Field MRI (2002-present). Mr. Hartson is an organizing director of Howard Bank and is currently a member of the Audit and Executive Committees of the boards of directors of both Howard Bancorp and Howard Bank.

The boards of directors of each of Howard Bancorp and Howard Bank believe that Mr. Hartson’s qualifications for serving on the boards of directors include his deep understanding of Howard Bancorp and Howard Bank as a result of being a member of the boards of directors since their inception and his knowledge of the real estate industry and business environment in our market areas.

Paul I. Latta, Jr.

Mr. Latta, 68, has served as a director of Howard Bancorp since its formation in 2005 and has served as a director of Howard Bank since 2004. Mr. Latta serves as Managing Member of ERIS Technologies LLC, a company developing 3-D software solutions for managing emergency situations. Prior to that Mr. Latta served as a Senior Vice President of The Rouse Company, a real estate development firm, from 1968 to 1999, and as President of E-IDC Inc., a software developer, from June 2007 through August 2009. Mr. Latta is an organizing director of Howard Bank, serves as the Lead Independent Director of Howard Bancorp and Howard Bank, and is currently a member of the Executive, the Governance and Nominating, and the Compensation Committees of the boards of directors of both Howard Bancorp and Howard Bank. Mr. Latta also serves as a director of ERIS Technologies, LLC.

The boards of directors of both Howard Bancorp and Howard Bank believe that Mr. Latta’s qualifications for serving on their boards include his extensive knowledge of the real estate industry and his understanding of Howard Bancorp and Howard Bank as a result of being a member of the boards of directors since their inception.

Barbara K. Lawson

Ms. Lawson, 65, has served as a director of Howard Bancorp and Howard Bank since 2008. Ms. Lawson is a partner of the Synergies Consulting Group and until 2008 was the president and CEO of the Columbia Foundation. Prior to that she served in a variety of not for profit leadership roles, including the Traditional Acupuncture Foundation, the National Institute of Mental Health and the American Red Cross with the latter including refugee and relief work assignments. She is a graduate of Leadership Howard County, is a founding advisory board member of the Women’s Giving Circle, the Howard County Police Foundation and Vision Howard County and has received the Audrey Robbins Humanitarian award and is an inductee in the Howard County Women’s Hall of Fame and the 2005 Top Hundred Maryland’s Women. Ms. Lawson is currently a member of the Governance and Nominating Committee of the boards of directors of both Howard Bancorp and Howard Bank.

The boards of directors of each of Howard Bancorp and Howard Bank believe that Ms. Lawson’s qualifications for serving on the boards of directors include her management and consulting skills and her long-standing affiliations with the local business community.

Kenneth C. Lundeen

Mr. Lundeen, 67, has served as a director of Howard Bancorp since its formation in 2005 and has served as a director of Howard Bank since 2004. Mr. Lundeen is President, Chief Executive Officer, and a co-owner of Environmental Reclamation Company, a diversified environmental services company, and has held this position for more than five years. Mr. Lundeen has also served as the President and Chief Executive Officer of C.J. Langenfelder & Son, Inc., a diversified construction contracting firm (1995 – 2004), and is Chairman of its successor Conrad Capital Corporation, an asset holding company (2004-present). Mr. Lundeen served on the board of directors of the Baltimore branch of the Federal Reserve Bank of Richmond (2001 – 2006). He is an attorney and actively practiced in Maryland, specializing in corporate and business law and representing small to medium-sized private and publicly held companies, from 1972 until 1988. Mr. Lundeen is an organizing director of Howard Bank and is currently a member of the Governance and Nominating Committee and the Executive Committee of the boards of directors of both Howard Bancorp and Howard Bank.

The boards of directors of each of Howard Bancorp and Howard Bank believe that Mr. Lundeen’s qualifications for serving on the boards of directors include his legal and management experience and his knowledge of the banking industry gained though his service at the Federal Reserve Bank and as a director of Howard Bank and Howard Bancorp since their formation.

Robert N. Meyers

Mr. Meyers, 56, has served as a director of Howard Bancorp since its formation in 2005 and has served as a director of Howard Bank since 2004. Mr. Meyers is President of Southeast Real Estate Advisors, Inc., a firm providing management, consulting and development services in the commercial real estate industry. Mr. Meyers is also President of Southeast Financial Services, Inc., a firm providing financial and consulting services to individuals and companies. He has held these positions since 1997. He was formerly Vice President and Chief Financial Officer for JHP/Tristar Management Inc., a real estate development and property management company. Prior to joining JHP/Tristar, Mr. Meyers practiced as a certified public accountant with Stegman & Company from 1978 to 1984. Mr. Meyers is an organizing director of Howard Bank and is currently the Chair of the Audit Committee and a member of Executive Committee of the boards of directors of both Howard Bancorp and Howard Bank.

The boards of directors of Howard Bancorp and Howard Bank believe that Mr. Meyers’ qualifications for serving on the boards of directors include his extensive knowledge of the commercial real estate industry, his financial and accounting background, and his understanding of small businesses.

Richard H. Pettingill

Mr. Pettingill, 76, has served as a director of Howard Bancorp since its formation in 2005 and has served as a director of Howard Bank since 2004. Mr. Pettingill has been the President of Dick Pettingill Commercial Real Estate Brokerage, Inc., a commercial real estate brokerage firm, since 1998. He has had multiple experiences working in commercial real estate in the Baltimore Washington Corridor since 1978, including a ten year assignment as Senior Vice President and partner of Casey & Associates/ONCOR International. He is a past President of the Howard County Chamber of Commerce and the Columbia Rotary Club. Additionally, he was the founding Chairman of the Howard County Economic Development Authority established in 1991 and served on that Board for more than eight years. Mr. Pettingill served on the Board of Maryland Chamber of Commerce and was the Treasurer of their PAC for four years through 2006. Mr. Pettingill served as a director of Commercial & Farmers Bank until its acquisition by Farmers & Mechanics Bank in 1999, and continued on the F&M Advisory Board for many years thereafter. Mr. Pettingill is an organizing director of Howard Bank and is currently a member of the Compensation Committee of the boards of directors of both Howard Bancorp and Howard Bank.

The boards of directors of Howard Bancorp and Howard Bank believe that Mr. Pettingill’s qualifications for serving on the boards of directors include his commercial real estate expertise, his industry experience and knowledge gained through service on the boards of other financial institutions, and his extensive community contacts.

Steven W. Sachs

Mr. Sachs, 65, has served as a director of Howard Bancorp since its formation in 2005 and has served as a director of Howard Bank since 2004. Mr. Sachs is an Executive Vice President and Director, Real Estate and Hotel Practice of Willis, a global insurance brokerage and risk management services company. He has been employed with Willis and its predecessors since 1973. Mr. Sachs is also a founder and Chairman of the Board of Sharbrooke Management Company, the operator of six Honey baked Ham and Café franchise locations in the Baltimore metropolitan area. He served from 1992 to 2000 on the Board of the Self Insurance Education Foundation and the Board of the Self Insurance Institute of America from 1996 until 1999. Mr. Sachs was also on the board of directors of the Howard Chamber of Commerce from 1996 to 2002, was the Chairman of the Board of Howard Community College, and is a two-time Past President of the Columbia Rotary Club. Mr. Sachs presently serves on the boards of A Taste of Home, which supports Maryland National Guard members serving in harm’s way as well as their families, the Horizon Foundation and the Columbia Festival of the Arts. Mr. Sachs is an organizing director of Howard Bank and is currently a member of the Governance and Nominating Committee of the boards of directors of both Howard Bancorp and Howard Bank. Mr. Sachs was selected by the Howard County Chamber of Commerce as Howard County Business Person of the Year for 2005 – 06 and by Leadership Howard County, an organization that provides programs designed to empower and connect community leaders in Howard County, for its 2011 Leadership Legacy Award.

The boards of directors of Howard Bancorp and Howard Bank believe that Mr. Sachs’ qualifications for serving on the boards of directors include his extensive knowledge of Howard Bancorp and Howard Bank as a result of being a member of the boards of directors since their inception, his business experience and understanding of small business development and operations as a result of, among other things, his experience as the owner and an officer of Sharbrooke Management Company, his extensive governance experience as a result of his experience on numerous community boards and his community involvement and contacts.

Donna Hill Staton

Ms. Staton, 54, has served as a director of Howard Bancorp and Howard Bank since December 2009. Ms. Staton is an attorney and member of the Maryland Bar since 1982. Her professional experience includes 13 years with the law firm of Piper & Marbury (now DLA Piper) where she was elected partner in 1993. Her commercial litigation practice included the representation of financial institutions and other businesses in state and federal courts and commercial arbitrations. Following a period of service as a Maryland circuit court judge, Ms. Staton was appointed Deputy Attorney General of the State of Maryland in 1997, a position she held until 2006. As chief deputy, she assisted the Attorney General with supervision of an office of nearly 600 employees, a multi-million dollar budget and responsibility for: the delivery of legal advice, counsel and representation of all branches of Maryland government; enforcement of the state’s Securities, Antitrust and Consumer Protection laws; criminal investigations; and representation of the State in all criminal appellate appeals. Since leaving her Deputy Attorney General position, Ms. Staton has served in numerous volunteer capacities including the Maryland State Board of Education (since 2009), the Howard County Bar Foundation, the Client Protection Fund of the Bar of Maryland and the Baltimore Education Scholarship Trust. She also served as an adjunct professor at the University of Maryland Law School during 2008. Ms. Staton is currently a member of the Governance and Nominating Committee of the boards of directors of both Howard Bancorp and Howard Bank.

The boards of directors of each of Howard Bancorp and Howard Bank believe that Ms. Staton’s qualifications to serve as a director of Howard Bancorp and Howard Bank include her legal background working with and representing businesses, regulators and legislative bodies, her management experience, and her knowledge of governance principals gained from service on government and not-for-profit boards and commissions.

Richard B. Talkin

Mr. Talkin, 74, has served as a director of Howard Bancorp and Howard Bank since 2007. Mr. Talkin, whose law firm is Talkin & Oh, LLC, has been a practicing attorney in Howard County, Maryland since 1968, concentrating in real estate law, zoning, administrative law, real estate construction and development. He previously served as an Assistant States Attorney for Howard County, Maryland, President of the Howard County Bar Association and on the Board of Directors of the MD Bar Association. He is also actively engaged in real estate development and ownership. Mr. Talkin currently serves on the board of directors of the Maryland Science Center, the Domestic Violence Center of Howard County and Stocks in the Future, an organization that aims to improve school performance of middle school students through the teaching of financial life skills. Mr. Talkin is currently a member of the Audit Committee of the boards of directors of both Howard Bancorp and Howard Bank.

The boards of directors of each of Howard Bancorp and Howard Bank believe that Mr. Talkin’s qualifications for serving on the boards of directors include his legal background, his knowledge of the real estate industry and his contacts in the community as a result of his community activities.

Director Independence

The board of directors has determined that all directors, with the exception of Ms. Scully, are independent directors as determined under the definition of independence set forth in the rules and listing standards of The NASDAQ Stock Market LLC. There are no relationships, transactions or arrangements between the directors and Howard Bank or Howard Bancorp that are not disclosed under “— Certain Relationships and Related Transactions” below.

Board Leadership Structure; Lead Independent Director

Currently, our President and Chief Executive Officer also serves as the Chairman of the Board. We believe this leadership structure is most appropriate for us because we believe having the CEO serve as Chairman fosters an alignment of various company leadership duties, and that having the person most familiar with all aspects of Howard Bancorp’s day to day operations lead the Board enhances accountability and effectiveness.

In addition to the Chairman of the Board, which is the only board position filled by a member of management, the board of directors has established the position of Lead Independent Director. Mr. Latta currently serves as the Lead Independent Director.

The Lead Independent Director provides leadership to and reports to the Board focused on enhancing effective corporate governance, provides a source of board leadership complementary to, collaborative with and independent of the leadership of the Board Chair/CEO, and promotes best practices and high standards of corporate governance.

Director Compensation

Director Fees.  Each non-employee director of Howard Bancorp is compensated at the rate of $300 for each meeting of our board of directors attended. In addition, each non-employee director is compensated for each committee meeting attended. The Chairperson of the Committee is compensated at the rate of $225 per meeting attended, and Committee members are compensated at the rate of $150 per Committee meeting attended. Director compensation is generally paid quarterly. Each non-employee director may make an annual election to have their director compensation paid in the form of cash, stock, or a mix of cash and stock. When non-employee directors elect to have their compensation paid in the form of shares of stock, the number of shares of stock awarded is equal to the total compensation earned, divided by the fair market value of the Howard Bancorp shares as of the date of award (i.e., the last business day of the calendar quarter for which the compensation is payable). The boards of directors and committees of both Howard Bancorp and the Bank generally meet concurrently, and compensation is determined on the basis of such concurrent meetings being considered as one board or committee meeting.

The Lead Independent Director is also awarded per quarter, as a retainer, an additional 200 shares of our common stock.

In 2011, non-employee directors earned and received cash payments of $64,200, and awards of 4,663 shares of common stock as compensation for attending board of director and committee meetings. The directors receive no other compensation for their services.

Directors’ Summary Compensation Table.  The following table sets forth for the year December 31, 2011 certain information as to the total remuneration earned by our directors.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Richard G. Arnold	$—	$6,165	$6,165
Nasser Basir	5,400	—	5,400
Andrew E. Clark	7,350	—	7,350
Arthur D. Ebersberger	5,100	—	5,100
Phillip W. Gibbs	—	3,009	3,009
Robert J. Hartson	8,100	—	8,100
Paul I. Latta, Jr.	—	13,128	13,128
Barbara K. Lawson	5,400	—	5,400
Kenneth C. Lundeen	7,200	—	7,200
Robert N. Myers	8,625	—	8,625
Richard H. Pettingill	4,650	—	4,650
Steven W. Sachs	2,025	3,979	6,004
Mary Ann Scully(2)	—	—	—
Donna Hill Staton	4,950	—	4,950
Richard B. Talkin	5,400	—	5,400

(1)	As of December 31, 2011, our directors held outstanding options to purchase shares of our common stock as follows: Mr. Arnold — 10,609 shares; Mr. Clark — 6,951 shares; Mr. Latta — 13,187 shares; Ms. Lawson — 3,454; Mr. Lundeen — 5,939 shares; Mr. Meyers — 7,938 shares; Mr. Sachs — 6,732 shares; and Mr. Talkin — 4,161 shares.
(2)	Ms. Scully is an executive officer and is not compensated for her services as a director.

Executive Officer Compensation

Summary Compensation Table.  The following table sets forth a comprehensive overview of the compensation for Ms. Scully, the Chief Executive Officer and President of Howard Bancorp, and the three other executive officers of Howard Bancorp (the “named executive officers”) for the years ended December 31, 2011 and 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation(1)	All Other Compensation		Total
Mary Ann Scully, Chairman, Chief Executive Officer, and President of the Company and the Bank	2011	$245,000	$12,500	$1,745	(2)	$259,245
	2010	$220,000	0	$5,837		$225,837
Paul G. Brown, Executive Vice President of the Company and the Bank, Chief Lending Officer of the Bank	2011	185,000	12,500	2,603	(3)	200,103
	2010	185,000	0	2,612		187,612
George C. Coffman, Executive Vice President and Treasurer and Chief Financial Officer of the Company and the Bank	2011	185,000	12,500	8,482	(4)	205,982
	2010	185,000	4,000	8,650		197,650
Charles E. Schwabe, Executive Vice President and Secretary of the Company and the Bank, Chief Administrative Officer of the Bank	2011	185,000	12,500	9,442	(5)	206,942
	2010	185,000	6,000	8,824		199,824

(1)	Represents cash incentives based upon the executive's performance the year indicated even if paid in the following year. For 2011, cash incentives are deferred such that one-third of the incentive is paid in each of the following three years.
(2)	Represents $1,745 in life insurance benefits.
(3)	Represents $1,858 in 401(k) matching contribution, and $745 in life insurance benefits.
(4)	Represents $7,432 in 401(k) matching contribution, and $1,050 in life insurance benefits.
(5)	Represents $7,672 in 401(k) matching contribution, and $1,770 in life insurance benefits.

The following table discloses information about unexercised options outstanding as of December 31, 2011 for each of the named executive officers.

	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable(1)	Option Exercise Price	Option Expiration Date
Mary Ann Scully	6,387.00	—	$13.75	2/14/2017
	10,200.00	6,800.00	$13.99	1/17/2017
	6,000.00		$11.00	12/14/2015
	9,786.00		$10.50	10/31/2015
	29,356.00		$10.00	8/9/2014
	7,500.00		$10.00	8/9/2014
	69,229.00	6,800.00
Paul Brown	4,562.00	—	$13.75	2/14/2017
	8,520.00	5,680.00	$13.99	1/17/2017
	5,000.00		$11.00	12/14/2015
	6,990.00		$10.50	10/31/2015
	20,968.00		$10.00	8/9/2014
	6,250.00		$10.00	8/9/2014
	52,290.00	5,680.00
George Coffman	4,562.00	—	$13.75	2/14/2017
	8,520.00	5,680.00	$13.99	1/17/2017
	5,000.00		$11.00	12/14/2015
	6,990.00		$10.50	10/31/2015
	20,968.00		$10.00	8/9/2014
	46,040.00	5,680.00
Charles Schwabe	4,562.00	—	$13.75	2/14/2017
	8,520.00	5,680.00	$13.99	1/17/2017
	5,000.00		$11.00	12/14/2015
	6,990.00		$10.50	10/31/2015
	20,968.00		$10.00	8/9/2014
	6,250.00		$10.00	8/9/2014
	52,290.00	5,680.00

(1)	The unexercisable options with an expiration date of 01/17/2017 will become exercisable in quarterly increments, with full vesting on the fifth anniversary of the grant which is January 17, 2012.

Employment Agreements

The following summarizes the material terms of the employment agreements between the named executive officers and Howard Bank.

Chief Executive Officer — Mary Ann Scully

Howard Bank entered into an amended and restated employment agreement with Mary Ann Scully on December 18, 2008 pursuant to which Ms. Scully serves as President and Chief Executive Officer of Howard Bancorp and Howard Bank.

The amended and restated employment agreement provides for an initial term that expires on March 31, 2011 and, unless written notice that the agreement will not be renewed is provided to Ms. Scully, is renewed for an additional year on each subsequent March 31 (beginning on March 31, 2009), such that the remaining term at each renewal will be three years. Ms. Scully’s term of employment is currently extended through March 31, 2015.

Ms. Scully’s employment agreement provides for an initial annual salary subject to annual increases as may be determined by the Bank’s board of directors. Ms. Scully’s current annual salary is set at $245,000. Ms. Scully is also entitled to a bonus as determined each year by the Bank’s board of directors and to participate in any other bonus, incentive and other executive compensation programs as are made available to the Bank’s executive management. The agreement also provides that Ms. Scully is not compensated for her services as a director.

Howard Bank may terminate Ms. Scully’s employment under the agreement for certain events constituting Cause as defined in the agreement. In addition, Howard Bank may terminate the agreement without Cause or upon Ms. Scully’s Permanent Disability as defined in the agreement, in each case upon written notice to Ms. Scully. Ms. Scully may terminate her employment at any time under the agreement.

If Howard Bank terminates Ms. Scully’s employment without Cause or upon Ms. Scully’s Permanent Disability, or Ms. Scully terminates her employment for Good Reason or upon her Permanent Disability, and a Change in Control, as defined in the agreement, has not occurred, then Ms. Scully will be entitled to receive an amount equal to her current base salary plus all benefits she is then receiving for a period equal to the remaining term of the agreement plus any incentive compensation already accrued for that year. In addition, all of her stock awards and stock options shall immediately vest upon the effective date of such termination. If the termination is due to Permanent Disability, then such amount payable will be reduced if and to the extent that Ms. Scully receives payments under any disability insurance or other program maintained by Howard Bank.

If, within 12 months following a Change in Control, Ms. Scully’s employment is terminated under the agreement by Ms. Scully for any reason or by Howard Bank without Cause, then, instead of the payments provided for above, Ms. Scully will be entitled to: (i) a lump sum payment equal to the sum of (a) 2.99 times her average annual compensation (consisting of base pay and bonus) during the most recent three years minus the aggregate present value of any other payments she receives that are treated as contingent upon the Change in Control (not including (ii), (iii) and (iv) of this sentence, and (b) a pro-rated bonus; (ii) immediate vesting of all stock awards; (iii) immediate exercisability of any unexercised stock options; and (iv) continued medical coverage for the remaining term of the agreement as available to the Bank’s other employees.

If any severance payment or distribution made to Ms. Scully is determined to be subject to the limitations of Section 280G of the Internal Revenue Code of 1986, as amended (a “Parachute Payment”), Ms. Scully will be entitled to a full tax “gross-up” to cover any excise taxes on such amount, unless the total value of all such payments and benefits (as measured for purposes of Section 280G) exceeds the taxable threshold by 10% or less, in which event the payments and benefits will instead be reduced so as to fall below the taxable threshold.

Ms. Scully’s employment also terminates upon mutual agreement of the parties or immediately upon her death. If her employment is terminated upon death, all of Ms. Scully’s stock awards and stock options shall immediately vest.

The agreement also contains confidentiality, non-compete and non-solicitation provisions.

Executive Officers — Messrs. Brown, Coffman, and Schwabe

On December 18, 2008, Howard Bank entered into amended and restated employment agreements with Messrs. Brown, Coffman and Schwabe pursuant to which each serves as an Executive Vice President of Howard Bank.

The amended and restated employment agreements provide for an initial term that expires on March 31, 2011 and, unless written notice that the agreement will not be renewed is provided to the executive, is renewed for an additional year on each subsequent March 31 (beginning on March 31, 2009), such that the remaining term at each renewal will be three years. The term of each executive’s employment is currently extended through March 31, 2015.

Each executive’s employment agreement provides for an initial annual salary, subject to annual increases as may be determined by the Bank’s board of directors. Each executive also may receive an annual bonus to be determined by the Bank’s board of directors. Each executive officer’s annual salary is currently set at $185,000. The executives are also entitled to a bonus as determined each year by the board and to participate in any other bonus, incentive and other executive compensation programs as are made available to the Bank’s executive management.

The other substantive provisions of Messrs. Brown, Coffman and Schwabe’s employment agreements are identical to those of Ms. Scully’s employment agreement as described above.

Certain Relationships and Related Transactions

Prior to Howard Bank’s initial capital offering, the organizing directors of Howard Bank and certain other organizing investors purchased an aggregate of 238,750 shares of Howard Bank’s common stock at a purchase price of $20.00 per share. The primary purpose of this “organizational offering” was to provide Howard Bank with the capital necessary to fund some of the initial organizational and prepaid operating expenses. The following table lists the organizing directors and other organizing investors that participated in the purchase of the initial 238,750 shares (some of the following persons no longer hold warrants or shares of common stock of Howard Bancorp).

Name	Number of Shares	Percent Of Class
Directors:
Richard G. Arnold	5,000	2.09%
Martha A. Clark	5,000	2.09%
Bernaldo J. Dancel	12,500	5.24%
Tamara K. Fuller	5,000	2.09%
Robert J. Hartson	17,500	7.33%
John M. Kingsmore	5,000	2.09%
Edward C. Kohls	5,000	2.09%
Paul I. Latta, Jr.	5,000	2.09%
Kenneth C. Lundeen	12,500	5.24%
Donald A. Manekin	2,500	1.05%
Robert N. Meyers	5,000	2.09%
Richard H. Pettingill	5,000	2.09%
Steven W. Sachs	5,000	2.09%
Mary Ann Scully	12,500	5.24%
Executive Officers:
Paul G. Brown	5,000	2.09%
Charles E. Schwabe	5,000	2.09%
All directors & executive	112,500	47.09%

Principal Stockholders Who Are Not Directors or Executive Officers:

1999 D’Anna Family Trust	12,500	5.24%
Francis P. Bramble	12,500	5.24%
Jeremiah E. Casey	12,500	5.24%
DeVito Family Limited	12,500	5.24%
B. James Greenfield	12,500	5.24%
Frank M. Timlin	12,500	5.24%
Others
Susan Keating	5,000	2.09%
Berman Goldman & Ribakow	7,500	3.14%
Gerald Schoenen	5,000	2.09%

Name	Number of Shares	Percent Of Class
James Atsaides	5,000	2.09%
Nicholas Pirone	2,500	1.05%
E. David Walter, Jr.	6,250	2.62%
Melvin S Powell, Jr.	5,000	2.09%
Michael & Pamela Carnock	5,000	2.09%
Victor Frenkil Jr.	5,000	2.09%
Hostetler Mgmt	5,000	2.09%
	238,750

In recognition of the financial and organizational risk undertaken by the purchasers in the organizational offering, each purchaser in the organizational offering received a warrant to purchase 0.25 shares of common stock at $20.00 per share for every share that they purchased in the organizational offering. As a result, Howard Bank issued warrants to purchase an aggregate of 56,250 shares of common stock to the purchasers in the organizational offering.

The warrants are exercisable in whole or in part until August 9, 2014. The warrants and the shares of common stock issuable upon the exercise of the warrants are transferable subject to compliance with applicable securities laws.

Upon the effective date of the share exchange (December 15, 2005), the date on which Howard Bancorp became the owner of all outstanding shares of stock of the Bank, pursuant to the plan of reorganization and Articles of Share Exchange that were approved at the 2005 Annual Meeting of Stockholders, the number of Howard Bank stock options and warrants were adjusted to reflect the exchange of two shares of Howard Bancorp’s common stock for each share of the Bank’s common stock.

Howard Bank and Howard Bancorp may engage in transactions in the ordinary course of business with some of its directors, executive officers, holders of five percent or more of any class of our securities, and entities and individuals affiliated with such persons. In addition, Howard Bank has had in the past, and may have in the future, banking transactions, including making loans to and loan guarantees on behalf of, with directors, executive officers, holders of five percent or more of any class of our securities and the business and professional organizations in which they are associated in the ordinary course of business. All such transactions will be made on terms that are no less favorable to us than those that could be obtained at the time from unaffiliated third parties and otherwise in accordance with applicable law. Further, any loans, loan commitments and loan guarantees are and will be made in accordance with all applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to unrelated persons. See “Supervision and Regulation — Transactions with Related Parties.” Further, a majority of our independent directors must approve all future material affiliated transactions, and loans that are in excess of $500,000, including any forgiveness of loans, with our directors, executive officers, holders of five percent or more of any class of our securities, and entities and individuals affiliated with such persons. We will provide the independent directors with access, at our expense, to our legal counsel or independent legal counsel in connection with any loans or other material transactions involving our executive officers, directors or persons that hold five percent or more of any class of our equity securities. Further, our officers, directors and counsel will (1) consider their due diligence and assure that there is a reasonable basis for these statements in connection with future transactions and (2) consider whether to embody these statements in our articles of incorporation or bylaws.

In the opinion of management, these transactions do not and will not involve more than the normal risk of collectability or present other unfavorable features. Directors or officers with any personal interest in any loan application are excluded from considering any such loan application. The aggregate amount of loans outstanding to Howard Bank’s directors, executive officers and their affiliates at December 31, 2011 was approximately $14.7 million. Each of such loans: (1) is evidenced by a promissory note naming the Bank as payee; (2) bears interest at rates comparable to those that other commercial lenders normally charge for similar loans made in our market area; (3) requires the borrower to repay the loan under an appropriate amortization schedule; (4) is supported by credit reports and financial statements that show we can collect the loan and that the borrower is a satisfactory credit risk, in light of the nature and terms of the loan and other circumstances; (5) meets loan policies that other commercial lenders normally use for similar loans in our market area; (6) is reviewed by us with respect to the purpose of the loan, and we monitor the disbursement of proceeds in a manner that other commercial lenders normally use for similar loans made in our market area; (7) does not violate the requirements of any banking or other applicable regulatory authority; and (8) contains default provisions comparable to those other commercial lenders normally use for similar loans made in our market area.

THE RIGHTS OFFERING

The Subscription Rights

We are distributing to the holders of our common stock as of February 27, 2012, at no cost to stockholders, non-transferable subscription rights to purchase shares of our common stock at $7.30 per share. The subscription rights entitle the holders of our common stock to purchase an aggregate of approximately 1,150,891 shares of our common stock for an aggregate purchase price of $8.4 million.

Each holder of record of our common stock will receive one subscription right for each share of our common stock owned by such holder as of 5:00 p.m., Eastern Time, on February 27, 2012. Each subscription right entitles the holder to a basic subscription right and an over-subscription option.

Basic Subscription Right.  With your basic subscription right, you may purchase 0.4359 share of our common stock per subscription right, subject to delivery of the required documents and payment of the subscription price of $7.30 per share, prior to the expiration of the rights offering. The number of rights you are entitled to pursuant to your basic subscription right appears on your rights certificate if you are a holder of record (see “— Beneficial Owners” if you hold your shares through a nominee). You may exercise all or a portion of your basic subscription right, or you may choose not to exercise any of your subscription right. However, if you do not exercise all of your basic subscription right in full, you will not be entitled to subscribe for shares under your over-subscription option.

At the closing of the rights offering, which is conditioned on our receiving subscriptions for at least 356,165 shares of common stock in the offering and which we anticipate will be concurrent with the closing of the public offer and the private placement, which we expect will occur approximately two weeks after expiration of the rights offering, shares purchased pursuant to the basic subscription rights will be issued in book entry form in the name of the purchasers and we will record or cause to be recorded in our stock ledger the name of the persons to whom such shares are issued.

Over-Subscription Option.  If you purchase all of the shares of common stock available to you pursuant to your basic subscription right, you may also choose to subscribe for a portion of any shares of our common stock that are not purchased by other stockholders through the exercise of their basic subscription rights. We have the right, in our sole discretion, to accept or reject any subscription pursuant to the exercise of over-subscription options on or before the expiration date of the rights offering. If sufficient shares of common stock are available, however, we expect that we will generally honor the over-subscription requests in full. If over-subscription requests exceed the number of shares of common stock available, we expect that we will allocate the available shares of common stock among stockholders who over-subscribed by multiplying the number of shares requested by each stockholder through the exercise of their over-subscription options by a fraction which equals (x) the number of shares available to be issued through over-subscription options divided by (y) the total number of shares requested by all subscribers through the exercise of their over-subscription options.

In order to properly exercise your over-subscription option, you must deliver the subscription payment related to your over-subscription option at the time you deliver payment related to your basic subscription right. Because we will not know the actual number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription option, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you. For that calculation, you must assume that no stockholder other than you will subscribe for any shares of common stock pursuant to their basic subscription right.

You may not be able to purchase the entire number of shares issuable upon the exercise of your over-subscription option. We have the right to accept or reject subscriptions pursuant to the exercise of over-subscription options in whole or in part. In addition, we will not be able to satisfy any orders for shares pursuant to the over-subscription option if all of our stockholders exercise their basic subscription rights in full. We can only accept an over-subscription option to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription rights.

To the extent the aggregate subscription price of the actual number of unsubscribed shares we allocate to you pursuant to your exercise of the over-subscription option is less than the amount you paid in connection with the exercise of the over-subscription option, any excess subscription payments will be returned to you, without interest or penalty, as soon as practicable but in any case within 90 days of the payment date.

To the extent the amount you paid in connection with your exercise of the over-subscription option is less than the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription option, you will be allocated a maximum of the number of unsubscribed shares for which you actually paid in connection with your exercise of the over-subscription option.

At the closing of the public offer, which is conditioned on our receiving subscriptions for at least 356,165 shares of common stock in the offering, shares purchased pursuant to the over-subscription option will be issued in book entry form in the name of the purchasers and we will record or cause to be recorded in our stock ledger the name of the persons to whom such shares are issued.

Reasons for the Offering

As discussed elsewhere in this prospectus, we are conducting the offering primarily to increase our capital levels in order to support organic growth and potential acquisition opportunities we believe will be available to as a result of anticipated consolidation in the financial services industry as a result of pressures resulting from the existing economic and regulatory environment, including current economic conditions and the regulatory changes being instituted by, among other things, the Dodd-Frank Act, and so that we will have sufficient capital to maintain our “well-capitalized” status after any such acquisition(s). Such acquisitions may be made with our without FDIC assistance. We monitor the competitive landscape and acquisition opportunities continuously. We have been solicited by community banks and we have approached other community banks about possible combination, consolidation, merger or acquisition, but not our sale. We are notified by the FDIC when the FDIC places certain community banks into receivership as the FDIC seeks their concurrent resolution. We currently do not, however, have any definitive agreements with respect to a potential acquisition.

The additional capital will also allow us to expand our loan and investment activities, including increasing our loans to one borrower limit, and provide us the means to take advantage of opportunities, including potential acquisition opportunities, that may become available to us in the future, especially in light of the current regulatory and economic environment.

Our board of directors has chosen to structure the offering as a rights offering concurrently with an offering of the unsubscribed shares to the public in order to allow existing stockholders to acquire additional shares of our common stock based on their pro rata ownership percentage and provide such stockholders the opportunity to limit their ownership dilution from the sale of our common stock in the offering and the private placement.

Public Offer

In the event all or any portion of the subscription rights are not exercised by the stockholders prior to the expiration of the rights offering, those remaining shares of common stock will be offered to the public in a public offering on a best efforts basis by us and by Griffin Financial Group at $7.30 per share, which we refer to as the public offer. See “The Public Offer.”

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders.  If you hold a Howard Bancorp stock certificate, the number of rights you may exercise pursuant to your basic subscription right is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address set forth below under “— Subscription Agent; Delivery of Subscription Materials and Payment,” to be received prior to 5:00 p.m., Eastern Time, on June 18, 2012, unless the offering is extended by our board of directors in its sole discretion.

Subscription by Beneficial Owners.  If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, one subscription right will be issued to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares of our common stock in the rights offering.

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, June 18, 2012 expiration date that we have established for the rights offering.

Your subscription rights will not be considered exercised unless the subscription agent actually receives from you, your broker, dealer, custodian bank or nominee, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m. Eastern Time, on June 18, 2012, the scheduled expiration date of the rights offering, unless the offering is extended by our board of directors.

Payment Method

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full United States currency by:

•	Personal check payable to “Registrar and Transfer Company,” the subscription agent, drawn upon a United States bank;
•	Certified check payable to “Registrar and Transfer Company,” drawn upon Howard Bank; or
•	Wire transfer of immediately available funds at the following account: ABA No. 031-201-360, further credit to Account No. 276-053-5977 at TD Bank, with an account name of “Registrar and Transfer Company FBO Howard Bancorp” (the “Subscription Account”). Any wire transfer should clearly indicate the identity of the subscriber who is paying the subscription price by wire transfer.

Payment will be deemed to have been received by the subscription agent only upon the subscription agent’s (i) receipt of any certified check drawn on Howard Bank, (ii) in the case of a personal check, the subscription agent’s receipt and clearance of such check, or (iii) receipt of collected funds via wire in the Subscription Account designated above.

Please note that funds paid by personal check may take up to seven or more business days to clear. Accordingly, if you wish to pay by means of a personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription agent receives cleared funds before that time. We also urge you to consider payment by means of a certified check drawn on Howard Bank or wire transfer.

You should read and follow the instructions accompanying the rights certificate carefully. As described in the instructions accompanying the rights certificate, in certain cases additional documentation or signature guarantees may be required.

The method of delivery of payments of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to us.

There is no sales fee or commission payable by you. We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with your exercise of the subscription rights.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to our acceptance of your subscription pursuant to the exercise of, and the availability of shares under, the over-subscription option and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the expiration of the rights offering.

Medallion Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	you provide on the rights certificate that shares are to be delivered in your name to your address of record, as imprinted on the face of the rights certificate; or
•	you are an eligible institution.

Limitation on How Many Shares of Common Stock You May Purchase in the Rights Offering

Under Federal Reserve rules and regulations, if you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more persons or entities, will own more than 25% of our common stock after giving effect to the offering, then you will be conclusively deemed to control us. If, after giving effect to the rights offering, you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more persons or entities, will hold 10% or more of our common stock you will be presumed to control us. This presumption of control is, however, rebuttable. The Federal Reserve requires an application, notice or agreement to rebut the presumption of control be filed prior to obtaining control.

We will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription options, or to any person or entity, who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of June 18, 2012, such clearance or approval has not been obtained and/or any required waiting period has not expired. If we elect not to issue shares of common stock in such a case, the unissued shares will become available to purchasers in the public offer.

Expiration Date and Right to Cancel

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on June 18, 2012, which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering without notice to you, although we do not presently intend to do so. In no event will the expiration date be later than July 16, 2012. We may extend the expiration of the rights offering by giving oral or written notice to the subscription agent prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than the next business day after the board of directors determines to extend the rights offering.

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, June 18, 2012, expiration date that we have established for the rights offering.

We may cancel the rights offering at any time for any reason prior to the time the closing of the rights offering. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancelation and all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable.

Determination of Subscription Price

We established an offering committee, comprised of members of our board of directors, the majority of whom are independent directors and all of whom we expect will purchase shares in the offering. The subscription price in the rights offering was set at the price paid by the investors in the private placement, which was determined by the offering committee, in consultation with Griffin, after taking into account various factors including: (i) the market price for our common stock after taking into account the fact that Howard Bancorp is not a registrant under the Exchange Act and its shares are not listed on a securities exchange and the lack of trading volume in the over the counter market and the wide bid ask spreads; (ii) the committee’s perception of our future prospects; (iii) our recent performance in prior periods; (iv) the state of the new issue capital markets generally and for banks, including, particularly, for banks of our size; (v) pricing and related data on recent underwritings for banks, particularly for banks of the Bank’s size in the mid-Atlantic states; (vi) pricing and related data on recent private placements for banks, particularly for banks of the Bank’s size in the mid-Atlantic states; (vii) pricing of recent merger and acquisition transactions for banks, particularly those of the Bank’s size in the mid-Atlantic states, less assumed control premiums; (viii) pricing discussions between us and investors solicited in the private placement; and (ix) pricing agreed to between us and the investors who are participating in the private placement.

The subscription price of $7.30 represents 80% of our reported tangible common book value per share at December 31, 2011 and may or may not be considered the fair market value of our common stock on that date or any date relevant hereto. You should not consider the subscription price as an indication of value of Howard Bancorp or our common stock. You should not assume or expect that, after the offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the offering, and you may not be able to sell the underlying shares of our common stock purchased during the offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the offering.

Conditions, Withdrawal and Termination

We cannot complete the rights offering unless we receive aggregate subscriptions for at least $2.6 million of common stock (356,165 shares) in the offering, and the rights offering will be withdrawn and cancelled after expiration of the rights offering if we do not receive aggregate subscriptions for the required minimum. However, we reserve the right to withdraw the rights offering at any time for any reason, and we may terminate the rights offering if our board of directors decides to do so in its sole discretion. If we terminate the rights offering, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable.

Subscription Agent; Delivery of Subscription Materials and Payment

The subscription agent for the offering is Registrar and Transfer Company. The address to which rights certificates and payments, other than wire transfers, should be mailed or delivered is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and allow a sufficient number of days to ensure delivery to the subscription agent. Do not send or deliver these materials to Howard Bancorp.

By Mail, Hand, Express Mail or Overnight Courier:
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
Attn: Reorg/Exchange Department

Telephone Number for Confirmation:
(800) 368-5948 (toll free)
Telephone Number for Information:
(800) 368-5948 (toll free)

Email Address for Information:
info@rtco.com

If you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please contact our subscription agent for the rights offering, Registrar and Transfer Company, as indicated above.

If you have any questions regarding the rights offering, Howard Bancorp or Howard Bank in general, please contact Mary Ann Scully or George C. Coffman at (410) 750-0020.

No Fractional Shares

All shares will be sold at a purchase price of $7.30 per share. We will not issue fractional shares. Fractional shares of our common stock resulting from the exercise of the basic subscription rights and the over-subscription option will be eliminated by rounding down to the nearest whole share and adjusting the aggregate subscription price due accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Notice to Nominees

If you are a broker, dealer, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a registered holder of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment to be received by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a broker, dealer, custodian bank or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Eastern Time, June 18, 2012 expiration date.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable (other than by operation of law) and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on any stock exchange or market.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering or the public offer. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment has been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering and the public offer will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of our common stock in the rights offering in a segregated account at TD Bank pending closing of the rights offering, which we intend to close concurrently with the public offer and private placement. The subscription agent will hold this money in escrow until the closing of the rights offering or until the rights offering is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable. Further, the rights offering will not be completed (i.e. subscriptions will not be accepted and shares of common stock will not be issued) unless we have received subscriptions for at least 356,165 shares in the offering.

Foreign Stockholders

We will mail this prospectus, but not rights certificates, to stockholders of record with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold the rights certificates for the account of such stockholders. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three business days prior to the expiration of the rights offering (or, if the rights offering is extended, on or before three business days prior to the extended expiration date) and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder and otherwise make satisfactory arrangements with the subscription agent for the exercise of the rights evidenced by such rights certificates.

No Revocation or Change

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these subscription rights to purchase shares of our common stock for the reasons described below in “Material U.S. Federal Income Tax Consequences.”

No Board or Financial Advisor Recommendation

Neither our board of directors nor Griffin Financial Group makes any recommendation to any holder of rights or other prospective purchasers regarding the exercise of their rights or the subscription for shares of our shares of common stock. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and financial condition, our prospects for the future and the terms of the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Shares of Our Common Stock Outstanding After the Offering

Assuming no warrants or options are exercised prior to the expiration of the offering, we expect approximately 2,996,429 and 3,791,155 shares of our common stock will be outstanding immediately after completion of the rights offering and public offer, assuming completion of the offering at the minimum and maximum offering range, respectively, not including up to 603,699 shares we expect to issue in the private placement.

Other Matters

We are not making this offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material federal income tax consequences of the rights offering to holders of our common stock that hold such stock as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date of this prospectus, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons, defined as a citizen or resident of the United States, a domestic partnership, a domestic corporation, any estate the income of which is subject to U.S. federal income tax regardless of its source, and any trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

This discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”), including, but not limited to, holders who are subject to the alternative minimum tax, holders who are dealers in securities or foreign currency, foreign persons (defined as all persons other than U.S. persons), U.S. holders that have a principal place of business or “tax home” outside the U.S., any entity treated as a partnership for U.S. federal income tax purposes, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or holders who acquired common stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives the subscription rights or holds shares of common stock received upon exercise of the subscription rights, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the receipt and ownership of the subscription rights or the ownership of shares of common stock received upon exercise of the subscription rights.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the federal income tax consequences of the rights offering or the related share issuance. The IRS could take positions concerning the tax consequences of the rights offering or the related issuances that are different from those described in this discussion and, if litigated, a court could sustain any such positions taken by the IRS. In addition, the following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws.

THIS SUMMARY IS ONLY A GENERAL DISCUSSION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE RIGHTS IS COMPLEX AND POTENTIALLY UNFAVORABLE TO U.S. HOLDERS. ACCORDINGLY, EACH HOLDER WHO ACQUIRES RIGHTS IS STRONGLY URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF THE ACQUISITION OF THE RIGHTS, WITH SPECIFIC REFERENCE TO SUCH PERSON’S PARTICULAR FACTS AND CIRCUMSTANCES.

THE FEDERAL TAX DISCUSSION CONTAINED IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED BY THE CODE. THE FEDERAL TAX DISCUSSION CONTAINED IN THIS PROSPECTUS WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS DESCRIBED IN THIS PROSPECTUS. YOU SHOULD SEEK ADVICE FROM YOUR OWN INDEPENDENT TAX ADVISORS CONCERNING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THESE TRANSACTIONS BASED ON YOUR PARTICULAR CIRCUMSTANCES.

Subscription Rights

Receipt of Subscription Rights.  Your receipt of subscription rights in the rights offering, including over-subscription rights, should be treated as a nontaxable distribution with respect to your common stock for United States federal income tax purposes. The discussion below refers to both the basic subscription rights and oversubscription rights, and assumes that the receipt of subscription rights will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Subscription Rights.  The tax basis of the subscription rights received in the rights offering will be zero, unless (a) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received, or (b) you elect, by attaching a statement to your federal income tax return for the taxable year in which the subscription rights are received, to allocate basis to the subscription rights. Any such election must apply with respect to all subscription rights received in the rights offering. In either case, your tax basis in your common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed.

Expiration.  You will not recognize any gain or loss if you allow the subscription rights received in the rights offering to expire, and your tax basis in the common stock with respect to which such subscription rights were distributed will be equal to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering, regardless of whether the basis would otherwise have been allocated as described above.

Exercise; Tax Basis in and Holding Period of Common Stock.  You will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis of the shares of common stock you receive upon exercise of the subscription rights will equal the sum of (i) the subscription price and (ii) the tax basis, if any, of the subscription rights as determined above. Your holding period for the shares of common stock you receive upon exercise of the subscription rights will begin on the date the subscriptions rights are exercised.

Taxation of Common Stock

Distributions with respect to shares of common stock received upon exercise of the subscription rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits, if any, as determined for United States federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis of such shares of common stock and thereafter as capital gain.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by certain non-corporate U.S. holders, including individuals, in respect of the shares of common stock in taxable years beginning before January 1, 2013, are generally taxed at a maximum federal rate of 15%. Subject to similar exceptions for short-term and hedged positions, distributions on the shares of common stock constituting dividend income paid to U.S. holders that are domestic corporations generally will qualify for the dividends-received deduction. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate and the dividends-received deduction in light of your particular circumstances.

If you sell or otherwise dispose of any shares of the common stock, you will generally recognize capital gain or loss equal to the difference between your amount realized and your adjusted tax basis of such shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares of common stock is more than one year. Long-term capital gain of a non-corporate U.S. holder, including individuals, that is recognized in taxable years beginning before January 1, 2013 is generally taxed at a maximum federal rate of 15%. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, payments made in the United States or through certain United States related financial intermediaries with respect to the ownership and disposition of the shares of common stock will be required to be reported to the IRS unless you are a corporation or other exempt recipient and, when required, demonstrate this fact. In addition, you may be subject to a backup withholding tax (currently at a rate of 28%) on such payments unless you (i) are a corporation or other exempt recipient and when required, demonstrate this fact or (ii) provide a taxpayer identification number and otherwise comply with applicable certification requirements.

You should consult your own tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and you may use amounts withheld as a credit against your United States federal income tax liability or may claim a refund so long as you timely provide certain information to the IRS.

This discussion is included for your general information only. You should consult your tax advisor to determine the tax consequences to you of this rights offering in light of your particular circumstances, including any state, local and foreign tax consequences.

THE PUBLIC OFFER

Submission of Subscriptions

The public offer will begin concurrently with the commencement of the rights offering, although we will not formally accept subscriptions in the public offer until after expiration of the rights offering when we know the number of shares that were not subscribed for in the rights offering and therefore remain available to be sold to other investors in the public offer. Persons and entities that are not stockholders eligible to participate in the rights offering may submit subscription agreements to purchase shares of our common stock, if any, that remain available for purchase following the expiration date of the rights offering while the rights offering is pending and until expiration of the public offer. Prospective purchasers should complete, date and sign the subscription agreement that accompanies this prospectus and return it to Griffin Financial Group at 607 Washington Street, Reading, Pennsylvania 19601-3503, Attn: Eric S. Magrisi, Senior Managing Director. Payment for the shares of common stock subscribed for in the public offer must accompany the subscription agreement and may be made by one of the following methods:

•	check payable to “SunTrust Bank as Escrow Agent FBO Howard Bancorp Escrow Account” in an amount equal to the subscription price of $7.30 per share multiplied by the number of shares of common stock subscribed for, drawn upon a United States bank, which check for payment must be delivered to Griffin Financial Group with the completed subscription agreement in the manner instructed above; or
•	by wire transfer of immediately available funds at the following account: ABA No. 061000104, further credit to Account No. 94423001321 at SunTrust Bank (the “Escrow Agent”), with an account name of SunTrust Bank Escrow Services” (the “Escrow Account”). Any wire transfer should reference “SunTrust Bank as Escrow Agent FBO Howard Bancorp Escrow Account” and clearly indicate the identity of the subscriber who is paying the subscription price by wire transfer. The Escrow Agent’s phone number is (804) 782-5400 and its address is:

Escrow Services
SunTrust Bank
919 E. Main Street
Richmond, VA 23219

Upon receipt by Griffin Financial Group on behalf of Howard Bancorp, the subscription agreement will become binding on and irrevocable by the subscriber.

No Revocation or Change

Once you submit your subscription agreement and your payment, you will not be allowed to revoke your subscription or request a refund of monies paid. All subscriptions are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not submit a subscription agreement unless you are certain that you wish to purchase shares of our common stock at the subscription price.

Discretion to Accept Subscriptions

We have the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration date of the public offer. If we receive subscriptions for more shares than we are offering or that remain available after expiration of the rights offering, we may not be able to fully or partially fill your subscription request. Shares will be allocated first to stockholders exercising their basic subscription rights in the rights offering and second, subject to our acceptance thereof, to stockholders subscribing for shares pursuant to the exercise of over-subscription options in the rights offering.

We will only accept subscriptions to the extent that an adequate number of shares remain available after expiration of the rights offering. We may also accept subscriptions from persons to whom the public offer was not necessarily directed. As a result, you may not receive any or all of the shares for which you subscribe. We will notify subscribers as soon as practicable following the expiration date of the public offer as to whether and to what extent their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will return promptly to the subscriber the unaccepted portion of the subscription funds, without interest or penalty.

Expiration of the Public Offer; Conditions, Extension, Termination and Cancellation

The public offer will expire at the earlier of 5:00 p.m. Eastern Time, seven days after expiration of the rights offering or such earlier date on which we have either accepted subscriptions for all shares of common stock remaining for purchase or elect in our discretion to terminate the public offer. Although we do not intend to do so, we may at our option (with the consent of Griffin Financial Group) extend the public offer for additional periods totaling not more than an additional 60 days (i.e. for a total of 67 days after expiration of the rights offering).

We cannot complete the public offer unless we receive aggregate subscriptions for at least $2.6 million of common stock (356,165 shares) in the rights offering and the public offer together, and the public offer will be withdrawn and cancelled if we do not receive aggregate subscriptions for the required minimum amount. We may at our option end the public offer prior to the scheduled expiration date, including if we sell all of the shares of common stock we are offering hereby prior to the scheduled expiration date. We may cancel the public offer at any time for any reason, including following the expiration date of the rights offering. If we cancel the public offer, we will return promptly all subscription payments received in the public offer, without interest or deduction.

Limitation on How Many Shares of Common Stock You May Purchase in the Public Offer

As discussed above under “— Limitation on How Many Shares of Common Stock You May Purchase in the Rights Offering,” there are limits on the percentage of our common stock you may own without certain regulatory approvals. We will not issue shares of common stock in the public offer to any person or entity, who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of the expiration date of the public offer, such clearance or approval has not been obtained and/or any required waiting period has not expired.

Escrow Arrangements; Return of Funds

The Escrow Agent will hold funds received with subscription agreements in the Escrow Account. The Escrow Agent will hold these funds in the Escrow Account until closing of the public offer or until the public offer is canceled. If the public offer is canceled, including because we do not receive aggregate subscriptions for the required minimum offering amount, we will instruct the Escrow Agent to return promptly the subscription payments, without interest or deduction.

Issuance of Shares

At the closing of the offering, which is conditioned on our receiving subscriptions for at least 356,165 shares of common stock in the offering and which we expect will take place concurrently with the closing of the private placement, shares purchased in the public offer will be issued in book entry form in the name of the purchasers and we will record or cause to be recorded in our stock ledger the name of the persons to who such shares are issued.

THE PRIVATE PLACEMENT

We completed a private placement pursuant to which we offered shares of our common stock to certain institutional investors, which private placement was conducted separately from the rights offering and public offer. On March 28, 2012, we entered into separate investment agreements with two institutional investors pursuant to which they have agreed to purchase an aggregate of between 517,354 and 603,699 shares of our common stock (depending on how many of the shares we are offering hereby are sold) at $7.30 per share, the same price as the subscription price in the offering. Pursuant to such investment agreements, Emerald has agreed to purchase 173,003 shares of our common stock and Battlefield has agreed to purchase that number of shares of our common stock that equals 9.8% of our outstanding common stock upon closing of this offering and the private placement. The shares of common stock that Battlefield has agreed to purchase are not being offered for resale pursuant to this prospectus. Consummation of the investors’ purchase of shares of common stock in the private placement is subject to certain closing conditions, as discussed below.

In addition, the private placement investors will be entitled to preemptive rights for a period of three years that would allow them to maintain their percentage ownership in any subsequent offerings of our common stock or securities convertible into our common stock.

Assuming the conditions to closing are satisfied, we expect that the closing of the private placement will take place concurrently with the closing of the offering.

The investment agreements we entered into with the private placement investors are filed as Exhibits 10.17 and 10.18 to the Registration Statement on Form S-1 of which this prospectus is a part. See “Where You Can Find Additional Information.” Except for their status as the contractual documents between the parties with respect to the transaction described therein, the investment agreements are not intended to provide factual information about the parties. The representations and warranties contained in the investment agreements were made solely for the purposes of such agreement as of specified dates, and are not intended to provide factual, business or financial information about Howard Bancorp or Howard Bank. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties contained in such investment agreements as accurate or complete or as characterizations of the actual state of facts as of any specified date.

Closing Conditions

In addition to standard closing conditions, the consummation of each of the investor’s purchase of shares of common stock in the private placement pursuant to its investment agreement is subject to the following conditions: (i) our raising aggregate gross proceeds in the rights offering, the public offer and the private placement of at least $6.0 million (including the amounts to be purchased by the investors in the private placement); (ii) the effectiveness of the registration statement of which this prospectus is a part; (iii) our common stock being approved for listing on the NASDAQ Capital Market; and (iv) closing of the private placement by July 27, 2012. Note, however, that once we raise the $2.6 million minimum in this offering, Emerald and Battlefield, assuming the other conditions to closing are satisfied, will be required to purchase the shares they have agreed to purchase under their investment agreements, which will bring the aggregate amount raised to more than the required $6.0 million aggregate minimum.

As a result, we cannot assure you that we will ultimately be able to close the private placement and issue the shares subject to the investment agreements. Battlefield is affiliated with Griffin Financial Group. Battlefield and Emerald are purchasing the shares of common stock pursuant to their respective investment agreements for accounts of investors which they manage or advise.

SELLING STOCKHOLDER

Emerald is an affiliate of Emerald Asset Management, Inc. Emerald is an institutional asset management firm specializing in equity portfolio management for its clients. We are registering all 173,003 shares of our common stock that Emerald is obligated to purchase in the private placement, pursuant to its investment agreement with us at the closing of the rights offering and the public offer, for possible future resale by Emerald for accounts that it manages or advises and for which it has discretionary authority to buy or sell shares, even though it has represented to us that it has no present intent to do so. Emerald’s purchase of the shares from us in the private placement is conditioned on our raising aggregate gross proceeds of at least $6.0 million in this offering and the private placement, which $6.0 million amount includes the amounts to be purchased by Emerald and Battlefield in the private placement, such that once we raise the $2.6 million aggregate minimum in the rights offering and the public offer, Emerald and Battlefield, assuming the other conditions to closing are satisfied, will be required to purchase the shares they have agreed to purchase under their investment agreements, which will bring the aggregate amount raised to more than the required $6.0 million aggregate minimum. See “The Private Placement” for more information. Assuming closing of the private offering and before any shares it purchases are resold, Emerald will own approximately 4.92% of our outstanding shares of common stock if the minimum number of shares offered hereby (356,165 shares) is sold and approximately 3.94% of our outstanding shares of common stock if the maximum number of shares offered hereby (1,150,891 shares) is sold.

Kenneth G. Mertz II, President and Chief Investment Officer of Emerald, is the natural person who exercises sole dispositive and voting power on behalf of Emerald.

Emerald has represented in its investment agreement that the shares are being purchased for investment and not with a view toward resale or distribution. As of the date of this prospectus, Emerald owns no shares of our common stock and has represented to us that, prior to the completion of the private placement, it does not intend to acquire any additional shares of our common stock. Emerald has acknowledged that we will not sell it shares in the public offer. We will not receive any proceeds from any subsequent resale of this common stock by Emerald pursuant to the registration statement of which this prospectus is a part or otherwise.

We are obligated, for a period of six months, to prepare and file with the SEC such amendments and supplements to the Registration Statement to which this prospectus relates as shall be necessary to keep the Registration Statement effective and current during such period. Emerald will thereby be free to sell under SEC Rule 144 promulgated under the Securities Act without volume limitation. For this purpose Emerald has represented that neither Emerald nor any of its directors and executive officers has a relationship with us other than pursuant to its investment agreement and that neither Emerald nor any of its directors or executive officers has not ever been one of our officers or directors.

We may require the selling stockholder to suspend any sales of its shares of common stock it is offering by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of the statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to the registration statement to reflect any such material changes to this prospectus.

PLAN OF DISTRIBUTION

Plan of Distribution for Howard Bancorp’s Initial Public Offering of 958,900 Shares of Common Stock

On or about the date of this prospectus, we will distribute the subscription rights, subscription rights certificates and copies of this prospectus to individuals who owned shares of common stock of record as of 5:00 p.m., Eastern Time, on February 27, 2012, the record date for the rights offering. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights certificate and return it with payment for the shares of our common stock, to the subscription agent, Registrar and Transfer Company. See “The Rights Offering — Method of Exercising Subscription Rights.” If you have any questions, you should contact Mary Ann Scully or George C. Coffman at Howard Bank, at (410) 750-0020.

We have agreed to pay the subscription agent customary fees plus certain expenses in connection with the rights offering. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the rights offering. We will pay all expenses of the rights offering as well as the public offer.

Some of our officers, employees and directors may solicit responses from you as a holder of subscription rights. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

As previously described in this prospectus, any shares of common stock that remain unsubscribed (after taking into account all over-subscription options exercised and accepted) at the expiration of rights offering will be offered to the public in a public offering at the $7.30 per-share subscription price. Griffin Financial Group, a broker-dealer registered with FINRA, will act as our sales agent in the public offer. In addition, one or more of our executive officers may offer and sell the shares of common stock in the public offer on our behalf. Such executive officers will not receive, directly or indirectly, any sales commission or other special compensation for such services, but will be reimbursed for reasonable expenses. The shares we are offering hereby will be offered and sold to existing stockholders, certain “friends and family” and business acquaintances of our officers, directors and employees and certain related persons of such friends and family, as well as other persons and entities solicited by Griffin Financial Group.

We will pay fees and commissions to Griffin Financial Group in connection with it acting as sales agent in the public offer. Griffin Financial Group is acting as our financial advisor and sales agent on a best efforts basis in the public offer only and is not obligated to purchase any shares of common stock that are being offered for sale. We are paying Griffin Financial Group a fixed fee of $50,000 for its services in connection with the public offer, regardless of how many shares are offered and sold, as well as a fee based on the number of shares it sells in the public offer, other than to persons identified by Howard Bancorp, as discussed below.

Plan of Distribution for 173,003 Shares of Common Stock by the Selling Stockholder

Emerald, the selling stockholder, may, from time to time, after the closing of the rights offering and the public offer, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares, without limitation:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	privately negotiated transactions;
•	market sales (both long and short to the extent permitted under the federal securities laws);
•	at the market to or through market makers or into an existing market for the shares;
•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and
•	a combination of any of the aforementioned methods of sale.

In the event of the transfer by the selling stockholder of its shares of common stock to any pledgee, donee or other transferee, we will amend this prospectus by filing of prospectus supplement in order to have the pledgee, donee or other transferee listed in place of the selling stockholder.

In effecting sales, brokers and dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above. The selling stockholder and any broker-dealers or agents that participate with the selling stockholder in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholder may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by the selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholder intends to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required by us in the event the selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the shares of common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M as discussed below. All of the foregoing may affect the marketability of the shares of common stock.

We will bear all expenses of the registration statement of which this prospectus is a part including, but not limited to, legal, accounting and printing fees. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholder, the purchasers participating in such transaction or both.

The selling stockholder is required to comply with: (i) the prospectus delivery requirements; and (ii) the applicable “blue sky” laws of the various states, in connection with the sale of its shares offered hereby. We will receive no proceeds from the sale of the selling stockholder’s shares pursuant to this prospectus.

This secondary offering shall begin upon the closing of the private placement and our issuance of shares to Emerald and will terminate upon the earliest of (i) such time as all of the shares of common stock owned by Emerald has been sold pursuant to the registration statement or (ii) six months after the closing of the private placement.

The selling stockholder will act independently of Howard Bancorp in making decisions with respect to the timing, manner and size of each sale or sale-related transfer.

Regulation M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M. In general, Regulation M precludes the selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling stockholder that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the selling stockholder of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

Griffin Financial Group

We have engaged Griffin Financial Group, a broker-dealer registered with FINRA, as our financial advisor in the public offer pursuant to a letter agreement between us and Griffin Financial Group. Griffin Financial Group will also offer and sell shares of our common stock on our behalf, primarily to persons identified by us as well as to others, on a best efforts basis in the public offer pursuant to an agency agreement to be entered into between Griffin Financial Group and us. Pursuant to our agreement, Griffin Financial Group is providing certain advisory services to us in connection with the public offer, and, pursuant to the engagement letter, provided certain advisory services to us in connection with the private placement and will also provide advice as to possible merger or acquisition transactions. Griffin Financial Group is a regional investment banking firm with significant experience in advising financial institutions. In the ordinary course of its investment banking business, Griffin Financial Group is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

In its capacity as our financial advisor in the public offer, Griffin Financial Group provided advice to us regarding the structure of the offering. Griffin Financial Group also assisted us in identifying and soliciting investors in the private placement.

Griffin Financial Group has not prepared any report or opinion constituting a recommendation or advice to us or our stockholders. Griffin Financial Group expresses no opinion and makes no recommendation to holders of the subscription rights as to the purchase by any person of shares of our common stock. Griffin Financial Group also expresses no opinion as to the prices at which shares to be distributed in connection with the rights offering may trade if and when they are issued or at any future time. See “The Rights Offering —  Determination of Subscription Price.”

Pursuant to our agreement with Griffin Financial Group, we have paid Griffin Financial Group for services related to mergers, acquisitions and similar transactions an initial non-refundable retainer fee of $10,000 and four additional non-refundable retainer fees of $15,000 each. Additional non-refundable retainer fees of $15,000 are due each January, April, October and July 1st through termination of the agreement.

In addition, upon closing of the public offer, we will pay Griffin Financial Group a fixed fee of $50,000 for its services in connection with the public offer as well as a fee of 7.0% of the aggregate gross proceeds raised in the public offer, except that no fee will be due with respect to sales to our officers, directors or employees, certain “friends and family” of our officers, directors and employees and certain related persons of such friends and family. Griffin will not receive a fee with respect to any shares sold to existing stockholders in the rights offering.

Pursuant to the agency agreement, we will reimburse Griffin Financial Group up to 3% of the actual gross proceeds from the rights offering and the public offer, but not to exceed $128,000, for its reasonable fees and expenses pertaining to its engagement for its services in the public offer. We have further agreed to indemnify Griffin Financial Group and certain other parties affiliated or associated with Griffin Financial Group against claims, liabilities and expenses related to or arising in connection with its engagement.

Griffin Financial Group may in the future provide other investment banking services to us and will receive compensation for such services. In the ordinary course of its business as a broker-dealer, Griffin Financial Group may also purchase securities from and sell securities to us and may actively trade our equity or debt securities for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

DESCRIPTION OF CAPITAL STOCK

General

The rights of stockholders of Howard Bancorp, Inc. are governed by the Maryland General Corporation Law (the “MGCL”) and by our articles of incorporation and bylaws.

Pursuant to its articles of incorporation, Howard Bancorp’s authorized capital stock consists of 10,000,000 shares of common stock par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 par value per share. Our articles of incorporation allow our board, without approval of the stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of any class of stock that we are authorized to issue.

Common Stock

We are currently authorized to issue 10,000,000 shares of common stock, par value $0.01 per share. Upon completion of the offering, including the shares of common stock currently issued and outstanding and the maximum number of shares we may issue pursuant to the private placement, a maximum of 4,394,854 shares of common stock will be issued and outstanding (not including any shares issuable upon the exercise of our outstanding options and warrants). Subject to all rights of holders of any other class or series of stock, holders of common stock are entitled to receive dividends if and when our board of directors declares dividends from funds legally available therefor. In addition, holders of common stock share ratably in the net assets of Howard Bancorp upon the voluntary or involuntary liquidation, dissolution or winding up of Howard Bancorp, after distributions are made to anyone with more senior rights.

Under Maryland law, we are not permitted to pay dividends if, as a result, we would be unable to pay our debts as they come due in the ordinary course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time the dividend is paid, to satisfy the preferential rights on dissolution of any stockholders whose preferential rights on dissolution are superior to those stockholders receiving the dividend.

In general, each outstanding share of common stock entitles the holder to vote for the election of directors and on all other matters requiring stockholder action, and each share is entitled to one vote. Holders of common stock have no conversion, sinking fund or redemption rights. While in general holders of our common stock have no preemptive rights to purchase additional shares of common stock, the private placement investors will be entitled to preemptive rights for a period of three years that would allow them to maintain their percentage ownership in any subsequent offerings of our common stock or securities convertible into our common stock.

Our articles of incorporation grant to our board of directors the right to classify or reclassify any unissued shares of common stock from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. Accordingly, our board of directors could authorize the issuance of additional shares of common stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which the holders of some, or a majority, of shares of common stock might believe to be otherwise in their best interests or in which the holders of some, or a majority, of shares of common stock might receive a premium for their shares of common stock over the then market price of such shares. As of the date hereof, our board of directors has no plans to classify or reclassify any unissued shares of common stock.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, par value $0.01 per share. Shares of preferred stock may be issued from time to time by the board of directors in one or more series. Prior to issuance of shares of each series of preferred stock, the board of directors is required to fix for each series the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and terms or conditions of redemption. The board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that some of our stockholders might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the market price of such shares. However, we will not offer preferred stock to directors, executive officers, holders of five percent or more of any class of our equity securities or “promoters” as defined in Rule 405 adopted under the Securities Act except on the same terms as such preferred stock is offered to all other existing or new stockholders.

Series AA Preferred Stock

The following is a brief description of the terms of the Series AA Preferred Stock. The description of the Series AA Preferred Stock contained in this section is qualified in its entirety by the actual terms of the Series AA Preferred Stock, as are stated in the articles supplementary to our articles of incorporation, a copy of which is attached as Exhibit 3.2 to our registration statement on Form S-1 of which this prospectus is a part. See “Where You Can Find Additional Information.”

The Series AA Preferred Stock constitutes a single series of our preferred stock, consisting of 12,562 shares, par value $0.01 per share, having a liquidation preference amount of $1,000 per share, all of which are issued and outstanding as of the date of this prospectus. The Series AA Preferred Stock has no maturity date. We issued the shares of Series AA Preferred Stock to Treasury on September 22, 2011 in connection with the SBLF program for a purchase price of $12,562,000.

Dividends

General.  Dividends on the Series AA Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a non-cumulative basis, on the $1,000 per share liquidation preference amount. Dividends are payable on January 1, April 1, July 1 and October 1 of each year, beginning January 1, 2012.

Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our board of directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or from and including the date of the issuance of the Series AA Preferred Stock, in the case of the initial dividend period) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of four 90-day quarters, and actual days elapsed over a 90-day quarter. If a scheduled dividend payment date falls on a day that is not a business day, the dividend payment will be postponed to the next day that is a business day and no additional dividends will accrue as a result of that postponement. The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York or the District of Columbia generally are authorized or required by law or other governmental actions to close.

Rate.  The per annum dividend rate, as a percentage of the liquidation amount, can fluctuate on a quarterly basis during the first ten quarters during which the Series AA Preferred Stock is outstanding, based upon changes in the amount of “Qualified Small Business Lending” or “QSBL” (as defined below) by the Bank from the “Baseline” (as defined below). The dividend rate for the initial dividend period (which ends on December 31, 2011) is 5%. For the second dividend period through the tenth dividend period after the September 22, 2011 issuance date, the dividend rate may be adjusted to between 1% and 5%, to reflect the change in the Bank’s level of QSBL from the Baseline to the level as of the end of the second dividend period preceding the dividend period in question. For the 11th dividend period after the issuance date to four and one-half years after the issuance date, the dividend rate will be fixed at between 1% and 5%, based upon the increase in QSBL from the Baseline to the level as of the end of the ninth dividend period (i.e., as of December 31, 2013), or will be fixed at 7% if there is no increase or there is a decrease in QSBL from the Baseline to the level as of the end of the ninth dividend period. From and after four and one-half years from the issuance date, the dividend rate will be fixed at 9%, regardless of the amount of QSBL.

Any reduction in the dividend rate to below 5% prior to the four and one-half year anniversary of the issuance date will not apply to the portion of the aggregate liquidation amount of the then-outstanding shares of Series AA Preferred Stock that is greater than the amount of the increase in QSBL from the Baseline. Dividends on any portion of the aggregate liquidation amount of the then-outstanding shares of Series AA Preferred Stock that is in excess of the amount of the increase in the amount of QSBL from the Baseline will be payable at five percent per annum until the four and one-half year anniversary of the issuance date, resulting in a blended dividend rate that will apply to each outstanding share of Series AA Preferred Stock. As noted above, from and after the four and one-half year anniversary of the issuance date, the dividend rate applicable to each outstanding share of Series AA Preferred Stock will be 9%, regardless of the amount of QSBL.

“Qualified Small Business Lending,” or “QSBL,” is defined as the sum of all lending by the Bank of the following types:

(i)	commercial and industrial loans;
(ii)	owner-occupied, nonfarm, nonresidential real estate loans;
(iii)	loans to finance agricultural production and other loans to farmers; and
(iv)	loans secured by farmland;

and, within these loan categories, excluding: (A) any loan or group of loans to the same borrower and its affiliates with an original principal or commitment amount greater than $10 million or that is made to a borrower that had (or whose ultimate parent company had) more than $50 million in revenues during the most recent fiscal year ended as of the date of origination; (B) to the extent not included in (A) or (C), the portion of any loans guaranteed by the U.S. Small Business Administration, any other U.S. Government agency or a U.S. Government-sponsored enterprise; and (C) to the extent not included in (A) or (B), the portion of any loans held by the Bank for which the risk is assumed by a third party (e.g., the portion of loans that have been participated), while, further, adding to the amount determined above the cumulative amount of net charge-offs with respect to QSBL as measured since the quarter ended September 30, 2010.

The “Baseline” is defined as the average of the Bank’s quarter-end QSBL for the four quarters ended June 30, 2010. The Bank’s “Baseline” is $120,456,000.

Non-Cumulative.  Dividends on the Series AA Preferred Stock are non-cumulative. If for any reason our board of directors does not declare a dividend on the Series AA Preferred Stock for a particular dividend period, then the holders of the Series AA Preferred Stock will have no right to receive any dividend for that dividend period, and we will have no obligation to pay a dividend for that dividend period. We must, however, within five calendar days, deliver to the holders of the Series AA Preferred Stock a written notice executed by our Chief Executive Officer and Chief Financial Officer stating our board of directors’ rationale for not declaring dividends. Our failure to pay a dividend on the Series AA Preferred Stock also will restrict our ability to pay dividends on and repurchase other classes and series of our stock. See “— Restrictions on Dividends and Repurchases.”

When dividends have not been declared and paid in full on the Series AA Preferred Stock for an aggregate of four or more dividend periods, and during that time we were not subject to a regulatory determination that prohibits the declaration and payment of dividends, we must, within five calendar days of each missed payment, deliver to the holders of the Series AA Preferred Stock a certificate executed by at least a majority of the members of our board of directors stating that the board used its best efforts to declare and pay such dividends in a manner consistent with safe and sound banking practices and the directors’ fiduciary obligations. In addition, our failure to pay dividends on the Series AA Preferred Stock for five or more dividend periods, whether or not consecutive, will give the holders of the Series AA Preferred Stock the right to appoint a non-voting observer on our board of directors, which right will continue until we have timely paid dividends on the Series AA Preferred Stock for at least four consecutive dividend payments.

No Sinking Fund.  There is no sinking fund with respect to dividends on the Series AA Preferred Stock.

Restrictions on Dividends and Repurchases

Restrictions on Dividends.  So long as the Series AA Preferred Stock remains outstanding, we may declare and pay dividends on our common stock, and any other shares of Junior Stock (as defined below) or Parity Stock (as defined below), only if, after giving effect to the dividend, our Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold (as defined below) and full dividends on all outstanding shares of Series AA Preferred Stock for the most recently completed dividend period have been or are contemporaneously declared and paid.

If a dividend is not declared and paid in full on the Series AA Preferred Stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, no dividend or distribution may be declared or paid on our common stock or any other shares of Junior Stock (other than dividends payable solely in shares of common stock) or Parity Stock; provided, however, that in any such dividend period in which a dividend is declared and paid on the Series AA Preferred Stock, dividends may be paid on Parity Stock to the extent necessary to avoid any material breach of any covenant to which we are bound.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series AA Preferred Stock as to dividend and redemption rights and/or as to rights on our liquidation, dissolution or winding up. Currently, our common stock is the only class of stock outstanding that constitutes Junior Stock.

“Parity Stock” means any class or series of our stock, other than the Series AA Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series AA Preferred Stock as to dividend rights and/or as to rights upon our liquidation, dissolution or winding up, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock that constitutes Parity Stock.

The “Tier 1 Dividend Threshold” means 90% of $23,536,000, which is Howard Bancorp’s consolidated Tier 1 capital as of June 30, 2011, less the $6.3 million in TARP preferred stock then outstanding and repaid on September 22, plus the $12,562,000 in Series AA Preferred Stock issued and minus the net loan charge-offs by the Bank since September 22, 2011. The Tier 1 Dividend Threshold is subject to reduction, beginning on the first day of the 11th dividend period following the date of issuance of the Series AA Preferred Stock, by $1,256,200 (10% of the aggregate liquidation amount of the Series AA Preferred Stock initially issued, without regard to any subsequent partial redemptions) for each 1% increase in QSBL from the Baseline level to the ninth dividend period.

Restrictions on Repurchases.  So long as the Series AA Preferred Stock remains outstanding, we may repurchase or redeem shares of Capital Stock (as defined below) only if (i) after giving effect to such repurchase or redemption, our Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold and (ii) dividends on all outstanding shares of Series AA Preferred Stock for the most recently completed dividend period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for payment has been set aside for the benefit of the holders of the Series AA Preferred Stock as of the applicable record date).

If a dividend is not declared and paid on the Series AA Preferred Stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, neither we nor any of our subsidiaries may redeem, purchase or acquire any shares of our common stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of ours or of any of our subsidiaries, or any trust preferred securities issued by us or by any of our affiliates (“Capital Stock”), (other than (i) redemptions, purchases, repurchases or other acquisitions of the Series AA Preferred Stock, (ii) repurchases of common stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset any Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount may not exceed the Share Dilution Amount, (iii) the acquisition by us or by any of our subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians, (iv) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or trust preferred securities for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case solely to the extent required pursuant to binding agreements entered into prior to September 22, 2011 or any subsequent agreement for the accelerated exercise, settlement or exchange of these types of securities for our common stock, (v) redemptions of securities held by us or by any of our wholly owned subsidiaries, and (vi) redemptions, purchases or other acquisitions of capital stock or other equity securities of any kind of any of our subsidiaries required pursuant to binding agreements entered into prior to February 27, 2009, the date we issued our Series A and Series B Preferred Stock to Treasury pursuant to the TARP Capital Purchase Program.

“Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with GAAP applied on a consistent basis, and as measured from December 31, 2010) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

Further, at any time after September 22, 2021 when we are not required to file reports with the U.S. Securities and Exchange Commission or our primary banking regulator and no class of our securities is listed on a national securities exchange, then if any shares of the Series AA Preferred Stock remain outstanding, neither we nor our subsidiaries may, directly or indirectly, purchase, redeem or otherwise acquire for consideration any shares of our common stock or any Junior Stock or Parity Stock.

Liquidation Rights

In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of the Series AA Preferred Stock will be entitled to receive for each share of Series AA Preferred Stock held, out of our assets or proceeds thereof available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Series AA Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series AA Preferred Stock. To the extent the assets or proceeds thereof available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series AA Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series AA Preferred Stock, the holders of the Series AA Preferred Stock and such other stock will share ratably in any such distribution.

For purposes of the liquidation rights of the Series AA Preferred Stock, a merger or consolidation of Howard Bancorp with another entity or the sale, lease or exchange of all or substantially all of our assets will not constitute a liquidation, dissolution or winding up of Howard Bancorp.

Redemption and Repurchases

Subject to the approval of the Federal Reserve, the Series AA Preferred Stock is redeemable at our option in whole or in part at any time and from time to time. In addition, if there is a change in the law that modifies the terms of Treasury’s investment in the Series AA Preferred Stock or the terms of the SBLF program in a materially adverse respect for us, we may, after consultation with the Federal Reserve, redeem all of the shares of Series AA Preferred Stock. The per-share redemption price will be equal to the sum of the liquidation preference amount per share of $1,000 plus the per-share amount of any unpaid dividends for the then current dividend period to, but excluding, the date of redemption (regardless of whether any dividends are actually declared for that dividend period).

To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Series AA Preferred Stock by first class mail, not less than 30 days and not more than 60 days before the date of redemption. The notice of redemption must state: (i) the redemption date; (ii) the number of shares of Series AA Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Series AA Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors or a committee of the board determines to be fair and equitable, provided that shares representing at least 25% of the aggregate liquidation amount of the Series AA Preferred Stock are redeemed.

Shares of Series AA Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Series AA Preferred Stock.

No Conversion Rights

Holders of the Series AA Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

No Preemptive Rights

Holders of the Series AA Preferred Stock have no right to acquire additional shares of our capital stock if we issue any shares of capital stock in the future.

Voting Rights

The holders of the Series AA Preferred Stock do not have voting rights other than those described below, except to the extent from time to time required by law.

If dividends on the Series AA Preferred Stock have not been declared and paid in full within five business days after each dividend payment date for an aggregate of five or more dividend periods, whether or not consecutive, we must invite a representative selected by the holders of a majority of the outstanding shares of Series AA Preferred Stock, voting as a single class, to attend all meetings of our board of directors in a nonvoting observer capacity and give such representative copies of all notices, minutes, consents and other materials that we provide to our directors in connection with such meetings. The holders of the Series AA Preferred Stock are not obligated to select such a representative and such a representative, if selected, is not obligated to attend any meeting to which he or she is invited. This right of the holders of the Series AA Preferred Stock will terminate when full dividends have been timely paid for at least four consecutive dividend periods, subject to revesting in the event we again fail to declare and pay dividends in full on the Series AA Preferred Stock for five or more dividend periods.

In addition to any other vote or consent required by law or by our charter, the written consent of (i) Treasury, if Treasury holds any shares of Designated Preferred Stock, or (ii) the holders of a majority of the outstanding shares of Series AA Preferred Stock, voting as a single class, if Treasury does not hold any shares of Series AA Preferred Stock, is required in order to do the following:

•	amend our articles of incorporation or the articles supplementary for the Series AA Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series AA Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of Howard Bancorp;
•	amend our articles of incorporation or the articles supplementary for the Series AA Preferred Stock in a way that materially and adversely affect the rights, preferences, privileges or voting powers of the Series AA Preferred Stock;
•	consummate a binding share exchange or reclassification involving the Series AA Preferred Stock or our merger or consolidation with another entity, unless (i) the shares of Series AA Preferred Stock remain outstanding or, in the case of a merger or consolidation in which Howard Bancorp is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of Series AA Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions, that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions, of the Series AA Preferred Stock immediately prior to consummation of the transaction, taken as a whole;
•	sell all, substantially all or any material portion of our assets, if the Series AA Preferred Stock will not be redeemed in full contemporaneously with the consummation of such sale; or
•	consummate a Holding Company Transaction (as defined below), unless as a result thereof each share of Series AA Preferred Stock will be converted into or exchanged for one share with an equal liquidation preference of preference securities of Howard Bancorp or the acquiror (the “Holding Company Preferred Stock”). Any such Holding Company Preferred Stock must entitle its holders to dividends from the date of issuance of such stock on terms that are equivalent to the terms of the

Series AA Preferred Stock and have such other rights, preferences, privileges and voting powers, and limitations and restrictions, that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions, of the Series AA Preferred Stock immediately prior to such conversion or exchange, taken as a whole;

provided, however, that any increase in the amount of our authorized shares of preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series AA Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative, and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series AA Preferred Stock and will not require the vote or consent of the holders of the Series AA Preferred Stock.

A “Holding Company Transaction” means the occurrence of (a) any transaction that results in a person or group (i) becoming the direct or indirect ultimate beneficial owner of common equity of Howard Bancorp representing more than 50% of the voting power of the outstanding shares of our common stock or (ii) being otherwise required to consolidate Howard Bancorp for GAAP purposes, or (b) any consolidation or merger of Howard Bancorp or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of our consolidated assets to any person other than one of our subsidiaries; provided that, in the case of either clause (a) or (b), Howard Bancorp or the acquiror is or becomes a bank holding company or savings and loan holding company.

To the extent holders of the Series AA Preferred Stock are entitled to vote, holders of shares of the Series AA Preferred Stock will be entitled to one for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Series AA Preferred Stock would otherwise be required, all outstanding shares of the Series AA Preferred Stock have been redeemed by us or called for redemption upon proper notice and sufficient funds have been deposited by us in trust for the redemption.

Anti-Takeover Provisions of Our Articles of Incorporation and Bylaws

General.  A number of provisions of our articles of incorporation and bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of our articles and bylaws that might be deemed to have a potential “anti-takeover” effect. The following description of certain of the provisions of our articles and bylaws is necessarily general and reference should be made in each case to the articles and bylaws.

Classification of the Board of Directors.  Our articles provide that we will have not less than five nor more than 25 directors, and our bylaws provide that the exact number shall be fixed by the board of directors and that the number of directors may be increased or decreased by the board of directors. Our board of directors is currently composed of 15 directors.

Our directors are divided into three classes — Class I, Class II, and Class III — each class consisting of an equal number of directors, or as nearly equal as possible. Each director serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. A classified board of directors promotes continuity and stability of management, but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. We believe that classification of the board of directors will help to assure the continuity and stability of our business strategies and policies as determined by the board of directors.

Extraordinary Transactions.  Pursuant to the MGCL, a corporation generally cannot (except under and in compliance with specifically enumerated provisions of the MGCL) amend its charter, consolidate, merge, sell, lease or exchange all or substantially all of its assets, engage in a share exchange, or liquidate, dissolve or wind-up unless such acts are approved by the affirmative vote of at least two-thirds of the shares entitled to vote on the matter, unless a lesser or greater percentage is set forth in the corporation’s charter. Our articles of incorporation requires that such acts be approved by the affirmative vote at least 80% of all the votes entitled to be cast on the matter unless, other than with respect to amendments to our articles of incorporation, the transaction is approved by a majority of the board of directors.

Amendment of Articles of Incorporation.  In general, other than with respect to increasing or decreasing the aggregate number of shares of stock or the number of shares of stock of any class that we have the authority to issue, our articles of incorporation may be amended only upon the affirmative vote at least 80% of all the votes entitled to be cast on the matter.

Amendment of Bylaws.  Our bylaws may be amended only by our board of directors. Our stockholders have no authority to amend our bylaws.

Removal of Directors.  Our articles of incorporation and bylaws provide that a director may only be removed by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors. In addition, the MGCL provides that if a corporation’s directors are divided into classes, a director may only be removed for cause.

No Dissenters’ Rights.  Our articles of incorporation provide that our stockholders and other securityholders are not entitled to exercise any rights of an objecting stockholder (commonly referred to as “appraisal rights” or “dissenters’ rights”) under the MGCL unless otherwise determined by our board of directors.

Procedures for Stockholder Nominations and Proposals.  Our bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to our secretary not less than 90 days nor more than 120 days before the anniversary of the mailing date of the proxy materials in connection with the prior year’s annual meeting, unless we provide prior public disclosure, as defined in the bylaws, of less than 100 days of such annual meeting, in which case such notice must be received not later than the tenth day following the day on which we first make such public disclosure of the date of the meeting. With respect to an election to be held at a special meeting of stockholders, notice of nominees for director must be received no later than the tenth day following the day on which prior public disclosure of the date of the special meeting is first made.

A stockholder’s notice to the secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on our books, of the stockholder proposing such business and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal, (iii) the class and number of shares of our capital stock that are beneficially owned by such stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, (iv) the identification of any person retained or to be compensated by the stockholder submitting the proposal, or any person acting on his or her behalf, to make solicitations or recommendations to stockholders for the purpose of assisting in the passage of such proposal and a brief description of the terms of such employment, retainer or arrangement for compensation, and (v) any material interest of the stockholder in such business.

A stockholder’s notice with respect to the nomination of a director candidate must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director and as to the stockholder giving the notice, (i) the name, age, business address and residence address of the person (and as the address appears on our books, if different), (ii) the principal occupation or employment of the person, (iii) the class and number of shares of our stock that are beneficially owned by the person on the date of such stockholder notice, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the proxy rules under the Exchange Act or any successor rule thereto (to the extent such rules are applicable to the Howard Bancorp); (b) as to any person known by the stockholder giving the notice to be supporting any such nominee, (i) the name and address, as they appear on our books, of such persons and (ii) the class and number of shares of our stock that are beneficially owned by such persons; (c) a representation that the stockholder giving the notice intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the stockholder giving the notice and each nominee and any arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and (e) the consent of each nominee to serve as a director if so elected.

Nominations and proposals that fail to follow the prescribed procedures will not be considered. We believe that it is in our and our stockholders’ best interests to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors or proposals for new business. This advance notice requirement also may give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations should management determine that doing so is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Absence of Cumulative Voting.  There is no cumulative voting in the election of our directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares that they own multiplied by the number of directors to be elected. Because a stockholder entitled to cumulative voting may cast all of his votes for one nominee or disperse his votes among nominees as he chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation’s board of directors. The absence of cumulative voting means that the holders of a majority of our shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Authorized Shares.  As indicated above, our articles of incorporation currently authorize the issuance of 10,000,000 shares of common stock and 5,000,000 shares of preferred stock, and our articles of incorporation authorize a majority of our entire board of directors, without stockholder approval, to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class that we have authority to issue. The authorization of shares of common stock and preferred stock in excess of the amount issued, and the authority of a majority of our board of directors to increase our authorized capital stock or any class thereof without stockholder approval, provides our board of directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock options or other stock-based compensation. The unissued authorized shares also may be used by our board of directors consistent with its fiduciary duty to deter future attempts to gain control of Howard Bancorp. Also, as indicated above, our board of directors’ right to set the terms of one or more series of preferred stock has anti-takeover effects.

Anti-Takeover Provisions of the Maryland General Corporation Law

In addition to the provisions contained in our articles of incorporation and bylaws, the MGCL includes certain provisions applicable to us that may have an anti-takeover effect, including, but not limited to, the provisions discussed below.

Business Combinations.  Under the MGCL, certain “business combinations” between a Maryland corporation and an “Interested Stockholder” (as described in the MGCL) are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder, unless an exemption is available. Thereafter a business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation; and (ii) two thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless the corporation’s stockholders receive a minimum price (as described in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.

Maryland’s business combination statute does not apply to business combinations that are approved or exempted by the board of directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. In addition, Maryland’s business combination statute does not apply to (i) a corporation that has fewer than 100 beneficial owners of its stock, unless the corporation specifically “opts in” to the business combination statute through a charter provision, or (ii) to a corporation that “opts out” of the business combination statute through a charter provision. Howard Bancorp has not elected to “opt in” to or “opt out” of Maryland’s business combination statute through a charter provision.

Control Share Acquisitions.  The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to such control shares except to the extent approved by a vote of two thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquirer or by officers or directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one tenth or more but less than one third; (ii) one third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an “acquiring person statement”), may compel the corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the holder’s voting rights with respect to the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

Unless the corporation’s charter or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within ten days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the charter or bylaws provide otherwise, if voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

Maryland’s control share acquisition statute does not apply to individuals or transactions that are approved or exempted (whether generally or specifically) in a charter or bylaw provision before the control share acquisition occurs. In addition, Maryland’s control share acquisition statute does not apply to a corporation that has fewer than 100 beneficial owners of its stock. Howard Bancorp has not approved or exempted any individuals or transactions through a charter or bylaw provision.

Summary of Anti-Takeover Provisions

The foregoing provisions of our articles of incorporation and bylaws and Maryland law could have the effect of discouraging an acquisition of Howard Bancorp or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of our common stock. In addition, such provisions may make Howard Bancorp less attractive to a potential acquiror and/or might result in stockholders receiving a lesser amount of consideration for their shares of common stock than otherwise could have been available.

Our board of directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors. Our board of directors believes that these provisions are in our best interests and the best interests of our stockholders. In the board of directors’ judgment, the board of directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of our stockholders. Accordingly, the board of directors believes that it is in our best interests and in the best interests of our stockholders to encourage potential acquirors to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.

Despite the board of directors’ belief as to the benefits to us of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The board of directors, however, believes that the potential benefits of these provisions outweigh their possible disadvantages.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 21, 2012, information with respect to the beneficial ownership of Howard Bancorp’s common stock by each director, by its executive officers and by all of its directors and executive officers as a group, as well as information regarding each other person that we believe owns in excess of 5% of the outstanding common stock. Unless otherwise noted below, we believe that each person named in the table has or will have the sole voting and sole investment power with respect to each of the securities reported as owned by such person.

	Position	Number of Shares Beneficially Owned(1)	Stock Options and Warrants Exercisable Within 60 Days	Total	Percent of Common Shares
Board of Directors:
Richard G. Arnold	Director	57,486	10,609	68,095	2.57%
Nasser Basir	Director	2,000	304	2,304	*
Andrew E. Clark(2)	Director	30,180	6,951	37,131	1.40%
Arthur D. Ebersberger	Director	100	—	100	*
Philip W. Gibbs	Director	4,858	—	4,858	*
Robert J. Hartson(3)	Director	127,825	17,269	145,094	5.46%
Donna Hill Staton	Director	100	—	100	*
Paul I. Latta, Jr.	Director	52,211	15,687	67,898	2.56%
Barbara K. Lawson(4)	Director	3,100	3,454	6,554	*
Kenneth C. Lundeen(5)	Director	126,791	12,261	139,052	5.24%
Robert N. Meyers(6)	Director	35,618	10,512	46,130	1.74%
Richard H. Pettingill	Director	17,565	8,419	25,984	*
Steven W. Sachs	Director	58,825	9,306	68,131	2.57%
Mary Ann Scully(7)	Director, Chairman of Board, Chief Executive Officer and President	70,186	83,529	153,715	5.64%
Richard B. Talkin(8)	Director	8,800	4,161	12,961	*
Executive Officers:
Paul G. Brown(9)	Executive Vice President	23,540	60,546	84,086	3.11%
George C. Coffman(10)	Executive Vice President Chief Financial Officer and Treasurer	34,627	51,796	86,423	3.21%
Charles E. Schwabe	Executive Vice President and Secretary	17,448	60,546	77,994	2.89%
All directors & executive officers as a group (18 persons)		671,260	355,350	1,026,610	34.27%

*	Less than 1%

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.
(2)	Does not include 1,500 shares held in UTMA accounts for Mr. Clark’s children, for which he disclaims beneficial ownership.
(3)	Includes 19,334 shares and 2,500 warrants owned by Hartson Family Trust, for which Mr. Hartson serves as co-trustee and over which he has shared voting and investment power; 20,600 shares held by ATEC Profit Sharing Plan, for which Mr. Hartson is the trustee. Does not include 16,200 shares held in the name of Mr. Hartson’s spouse, for which Mr. Hartson disclaims beneficial ownership.
(4)	Includes 1,700 shares held in an Individual Retirement Account in the name of Ms. Lawson.
(5)	Includes 25,600 shares held in an Individual Retirement Account in the name of Mr. Lundeen, of which he is the beneficial owner. Also includes 6,668 shares held by Mr. Lundeen’s spouse and 14,674 shares held in trust by Mr. Lundeen’s spouse as trustee for benefit of members of her family, for which Mr. Lundeen disclaims beneficial ownership.
(6)	Includes 3,700 shares held in an Individual Retirement Account in the name of Mr. Meyers and 3,700 shares held in an Individual Retirement Account in the name Mr. Meyers’ spouse.
(7)	Includes 5,000 shares held in an Individual Retirement Account in the name of Ms. Scully.
(8)	Includes 5,000 shares held in a Profit Sharing Plan for the benefit of Mr. Talkin for which Mr. Talkin is the trustee.
(9)	All shares owned by Mr. Brown are pledged as security.
(10)	Includes 8,200 shares held in an Individual Retirement Account in the name of Mr. Coffman and 25,927 shares owned jointly with his spouse.

TRANSFER AGENT

The transfer agent and registrar for Howard Bancorp’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The financial statements of Howard Bancorp as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011 included in this prospectus and in the registration statement have been so included in reliance upon the report of Stegman & Company, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Ober, Kaler, Grimes & Shriver, a professional corporation, Baltimore, Maryland, counsel to Howard Bancorp, Inc. and Howard Bank, will issue to Howard Bancorp, Inc. its opinions regarding the legality of the common stock. Ober, Kaler, Grimes & Shriver, a professional corporation, has consented to the references in this prospectus to its opinions. Certain legal matters will be passed upon for Griffin Financial Group by Stevens & Lee, a professional corporation, Reading, Pennsylvania. Stevens & Lee and Griffin Financial Group are affiliated.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Howard Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock we are offering hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission’s telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Howard Bancorp, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

HOWARD BANCORP, INC.

INDEX TO FINANCIAL STATEMENTS

The accompanying notes are an integral part of these consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
Howard Bancorp, Inc.
Ellicott City, Maryland

We have audited the accompanying consolidated balance sheets of Howard Bancorp, Inc. (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Howard Bancorp, Inc. as of December 31, 2011 and 2010 and the results of  their consolidated operations and cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

Baltimore, Maryland
March 23, 2012

Howard Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

	December 31,
(in thousands)	2011	2010
ASSETS
Cash and due from banks	$17,926	$11,456
Federal funds sold	279	298
Total cash and cash equivalents	18,205	11,754
Securities available-for-sale	13,376	15,040
Nonmarketable equity securities	1,313	1,515
Loans held for sale	646	1,063
Loans, net of unearned income	276,531	256,307
Allowance for credit losses	(3,433)	(3,523)
Net loans	273,098	252,784
Bank premises and equipment, net	9,484	9,239
Other real estate owned	1,885	3,024
Deferred income taxes	1,679	2,663
Interest receivable and other assets	3,396	3,137
Total assets	$323,082	$300,219
LIABILITIES
Noninterest-bearing deposits	$62,044	$48,679
Interest-bearing deposits	200,598	190,635
Total deposits	262,642	239,314
Short-term borrowings	12,984	25,024
Long-term borrowings	10,000	6,000
Accrued expenses and other liabilities	826	593
Total liabilities	286,452	270,931
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock – par value $0.01 (liquidation preference of $1,000 per share) authorized 5,000,000; shares issued and outstanding 12,562 series AA at December 31, 2011 and 6,282 series A and B at December 31, 2010, net of issuance cost	12,562	6,272
Common stock – par value of $0.01 authorized 5,000,000 shares; issued and outstanding 2,640,264 shares at December 31, 2011 and 2,636,837 December 31, 2010	26	26
Capital surplus	28,413	28,285
Accumulated deficit	(4,391)	(5,325)
Accumulated other comprehensive income	20	30
Total shareholders’ equity	36,630	29,288
Total liabilities and shareholders’ equity	$323,082	$300,219

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Operations

	Year ended December 31,
(in thousands)	2011	2010	2009
INTEREST INCOME
Interest and fees on loans	$14,516	$14,103	$12,179
Interest and dividends on securities	102	124	176
Other interest income	22	28	71
Total interest income	14,640	14,255	12,426
INTEREST EXPENSE
Deposits	1,748	2,572	3,443
Short-term borrowings	168	215	195
Long-term borrowings	101	120	106
Total interest expense	2,017	2,907	3,744
NET INTEREST INCOME	12,623	11,348	8,682
Provision for credit losses	1,164	1,633	3,670
Net interest income after provision for credit losses	11,459	9,715	5,012
NONINTEREST INCOME
Service charges on deposit accounts	298	390	449
Other operating income	839	351	307
Total noninterest income	1,137	741	756
NONINTEREST EXPENSE
Compensation and benefits	5,020	4,593	4,130
Occupancy and equipment	1,436	1,520	1,398
Marketing and business development	494	363	311
Professional fees	401	279	352
Data processing fees	353	354	539
FDIC Assessment	332	476	584
Provision for OREO	777	—	1,286
Other operating expense	1,335	1,123	660
Total noninterest expense	10,148	8,707	9,260
INCOME (LOSS) BEFORE INCOME TAXES	2,448	1,749	(3,492)
Income tax expense (benefit)	1,063	816	(1,304)
NET INCOME (LOSS)	$1,385	$933	$(2,188)
Preferred stock dividends and discount accretion	451	326	274
Net income (loss) available to common shareholders	$934	$607	$(2,462)
NET INCOME (LOSS) PER COMMON SHARE AVAILABLE
Basic	$0.35	$0.23	$(0.93)
Diluted	$0.35	$0.23	$(0.93)

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity

(dollars in thousands, except per share data)	Preferred stock	Number of shares	Common stock	Capital Surplus	Accumulated deficit	Accumulated other comprehensive gain/loss	Total
Balances at January 1, 2009	$—	2,633,064	$26	$28,181	$(3,511)	$60	$24,756
Comprehensive income:
Net loss	—	—	—	—	(2,188)	—	(2,188)
Other comprehensive loss net of tax:
Net unrealized gain/(loss) on securities	—	—	—	—	—	(10)	(10)
Total comprehensive loss							(2,198)
Issuance of Preferred Stock:
Series A and B	6,272	—	—	(299)	—	—	5,973
Dividends paid on preferred stock	—	—	—	—	(233)	—	(233)
Issuance of Common Stock:
Stock Awards	—	772	—	6	—	—	6
Stock-based compensation	—	—	—	210	—	—	210
Balances at December 31, 2009	6,272	2,633,836	26	28,098	(5,932)	50	28,514
Comprehensive income:
Net income	—	—	—	—	933	—	933
Other comprehensive loss net of tax:
Net unrealized gain/(loss) on securities	—	—	—	—	—	(20)	(20)
Total comprehensive income							913
Dividends paid on preferred stock	—	—	—	—	(326)	—	(326)
Issuance of Common Stock:
Stock Awards	—	3,001	—	21	—	—	21
Stock-based compensation	—	—	—	166	—	—	166
Balances at December 31, 2010	6,272	2,636,837	26	28,285	(5,325)	30	29,288
Comprehensive income:
Net income	—	—	—	—	1,385	—	1,385
Other comprehensive loss net of tax:
Net unrealized gain/(loss) on securities	—	—	—	—	—	(10)	(10)
Total comprehensive income							1,375
Issuance of series AA preferred stock	12,562						12,562
Dividends paid on preferred stock	—	—	—	—	(451)	—	(451)
Repurchase of series A and series B preferred stock	(6,272)	—	—	—	—	—	(6,272)
Issuance of Common Stock:
Stock Awards	—	3,427	—	22	—	—	22
Stock-based compensation	—	—	—	106	—	—	106
Balances at December 31, 2011	$12,562	2,640,264	$26	$28,413	$(4,391)	$20	$36,630

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,385	$933	$(2,187)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Provision for credit losses	1,164	1,633	3,670
Deferred income taxes (benefit)	991	816	(1,304)
Provision for other real estate owned	777	—	1,286
Depreciation	455	356	366
Stock-based compensation	128	187	216
Net accretion of investment securities	181	173	(638)
Loans originated for sale	(3,298)	(7,751)	—
Proceeds from loans originated for sale	3,744	6,726	—
Gains on sales of loans	(28)	(53)	—
Gains on sales of other real estate owned, net	(459)	—	—
(Decrease) increase in interest receivable	(111)	(128)	72
Decrease in interest payable	(27)	(30)	(100)
Decrease (increase) in other assets	52	(283)	(2,136)
Increase in other liabilities	260	41	42
Net cash provided (used) by operating activities	5,214	2,620	(713)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investment securities available-for-sale	(39,185)	(53,221)	(48,594)
Proceeds from maturities of investment securities available-for-sale	40,652	53,379	44,002
Net increase in loans outstanding	(23,283)	(7,350)	(51,476)
Proceeds from the sale of other real estate owned	2,626	—	—
Purchase of premises and equipment	(700)	(7,213)	(284)
Net cash used in investing activities	(19,890)	(14,405)	(56,352)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in noninterest-bearing deposits	13,365	9,681	1,256
Net increase in interest-bearing deposits	9,963	890	45,001
Net (decrease) increase in short-term borrowings	(12,040)	4,566	529
Proceeds from issuance of long-term debt	4,000	—	6,000
Repayment of long-term debt	—	(2,000)	—
Net proceeds from issuance of preferred stock, net of cost	6,290	—	6,272
Cash dividends on preferred stock	(451)	(326)	(234)
Net cash provided by financing activities	21,127	12,811	58,824
Net increase in cash and cash equivalents	6,451	1,026	1,759
Cash and cash equivalents at beginning of period	11,754	10,728	8,969
Cash and cash equivalents at end of period	$18,205	$11,754	$10,728
SUPPLEMENTAL INFORMATION
Cash payments for interest	$1,774	$2,937	$3,544
Cash payments for income taxes	$330	$—	$—
Transferred from loans to other real estate owned	$1,805	$2,147	$—

The accompanying notes are an integral part of these consolidated financial statements.

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 1: Summary of Significant Accounting Policies

Nature of Operations

On December 15, 2005, Howard Bancorp, Inc. (“Bancorp”) acquired all of the stock and became the holding company of Howard Bank (the “Bank”) pursuant to the Plan of Reorganization approved by the shareholders of the Bank and by federal and state regulatory agencies. Each share of the Bank common stock was converted into two shares of Bancorp common stock effected by the filing of Articles of Exchange on that date, and the shareholders of the Bank became the shareholders of Bancorp. The Bank has three subsidiaries, two of which hold foreclosed real estate and the other owns and manages real estate that is used as a branch location and has office and retail space. The accompanying consolidated financial statements of Bancorp and its wholly-owned subsidiary bank (collectively the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America.

Bancorp was incorporated in April of 2005 under the laws of the State of Maryland and is a bank holding company registered under the Bank Holding Company Act of 1956. The Company is a single bank holding company with one subsidiary, Howard Bank, which operates as a state trust company with commercial banking powers regulated by the Maryland Division of Financial Regulation.

The Company is a diversified financial services company providing commercial banking, mortgage banking and consumer finance through banking branches, the internet and other distribution channels to businesses, business owners, professionals and other consumers located primarily in Howard County Maryland, Anne Arundel County Maryland and their contiguous counties.

The following is a description of the Company’s significant accounting policies.

Principles of Consolidation

The consolidated financial statements include the accounts of Bancorp, its subsidiary bank and the bank’s subsidiaries. All significant intercompany accounts and transactions have been eliminated. The parent company only financial statements report investments in the subsidiary bank under the equity method. Certain reclassifications may have been made to the prior year’s consolidated financial statements to conform to current period presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of the allowance for credit losses, other-than-temporary impairment of investment securities and deferred income taxes.

Segment Information

The Company has one reportable segment, “Community Banking.” All of the Company’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others. For example, lending is dependent upon the ability of the Bank to fund itself with deposits and other borrowings and manage interest rate and credit risk. Accordingly, all significant operating decisions are based upon analysis of the Company as one segment or unit.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks, cash items in the process of clearing, federal funds sold, and interest-bearing deposits with banks with original maturities of less than 90 days. Generally, federal funds are sold as overnight investments.

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 1: Summary of Significant Accounting Policies  – (continued)

Investment Securities

Marketable equity securities and debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are acquired as part of the Bank’s asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk and other factors. Securities available-for-sale are carried at estimated fair value, with unrealized gains or losses based on the difference between amortized cost and fair value reported as accumulated other comprehensive income (loss), net of deferred taxes, a separate component of shareholders’ equity, when appropriate. Realized gains and losses, using the specific identification method, are included as a separate component of noninterest income. Related interest and dividends are included in interest income. Declines in the fair value of individual available-for-sale securities below their amortized cost that are other than temporary result in write-downs of the individual securities to their fair value. Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, or that management would not have the intent and ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value or that management would be required to sell the security before recovery in fair value.

Nonmarketable Equity Securities

Nonmarketable equity securities include equity securities that are not publicly traded or are held to meet regulatory requirements such as Federal Home Loan Bank stock. These securities are accounted for at cost.

Loans Held-For-Sale

The Company engages in sales of residential mortgage loans originated by the Bank. Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is derived from secondary market quotations for similar instruments. Gains and losses on sales of these loans are recorded as a component of noninterest income in the Consolidated Statements of Operations. The Company’s current practice is to sell residential mortgage loans on a servicing released basis, and, therefore, it has no intangible asset recorded for the value of such servicing.

The Company enters into commitments to originate residential mortgage loans whereby the interest rate on the loan is determined prior to funding (i.e. rate lock commitment). Such rate lock commitments on mortgage loans to be sold in the secondary market are considered to be derivatives. The period of time between issuance of a loan commitment and closing and sale of the loan generally ranges from 15 to 60 days. The Company protects itself from changes in interest rates through the use of best efforts forward delivery commitments, whereby the Company commits to sell a loan at a premium at the time the borrower commits to an interest rate with the intent that the buyer has assumed interest rate risk on the loan. As a result, the Company is not exposed to losses nor will it realize gains related to its rate lock commitments due to changes in interest rates.

The market value of rate lock commitments and best efforts contracts are not readily ascertainable with precision because rate lock commitments and best efforts contracts are not actively traded. Because of the high correlation between rate lock commitments and best efforts contracts, no gain or loss occurs on rate lock commitments.

Loans and Leases

Loans are stated at their principal balance outstanding, plus deferred origination costs, less unearned discounts and deferred origination fees. Interest on loans is credited to income based on the principal amounts outstanding. Origination fees and costs are amortized to income over the contractual life of the related loans. Generally, accrual of interest on a loan is discontinued when the loan is delinquent more than ninety days unless the collateral securing the loan is sufficient to liquidate the loan. All interest accrued but not collected

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 1: Summary of Significant Accounting Policies  – (continued)

for loans that are placed on non-accrual or charged-off is reversed against interest income. Interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Management considers loans impaired when, based on current information, it is probable that the Company will not collect all principal and interest payments according to contractual terms. Loans are tested for impairment no later than when principal or interest payments become ninety days or more past due and they are placed on nonaccrual. Management also considers the financial condition of the borrower, cash flows of the loan and the value of the related collateral. Impaired loans do not include large groups of smaller balance homogeneous loans such as residential real estate and consumer installment loans which are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of “minimal delay” in payment (ninety days or less) provided eventual collection of all amounts due is expected. The impairment of a loan may be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if repayment is expected to be provided by the collateral. Generally, the Company’s impairment on such loans is measured by reference to the fair value of the collateral. Interest income on impaired loans is recognized on the cash basis.

The segments of the Company’s loan portfolio are disaggregated to a level that allows management to monitor risk and performance. The commercial real estate (“CRE”) loan segment is further disaggregated into two classes; owner occupied loans and non-owner occupied loans. Non-owner occupied CRE loans, which include loans secured by non-owner occupied nonfarm nonresidential properties, generally have a greater risk profile than owner occupied CRE loans. The residential mortgage loan segment is further disaggregated into two classes: first lien mortgages and second or junior lien mortgages.

Allowance for Credit Losses

The allowance for credit losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio and is based on the size and current risk characteristics of the loan portfolio, an assessment of individual problem loans, actual loss experience, current economic events in specific industries and geographic areas including unemployment levels and other pertinent factors including general economic conditions. Determination of the allowance is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows on impaired loans, estimated losses on pools of homogenous loans based on historical loss experience and consideration of economic trends, all of which may be susceptible to significant change. Credit losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for credit losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors. Evaluations are conducted at least quarterly and more often if deemed necessary.

The allowance for credit losses consists of a specific component and a nonspecific component. The components of the allowance for credit losses represent an estimation done pursuant to either Financial Accounting Standards (“FASB”) Accounting Standards Codification (“ASC”) Topic 450 Contingencies or ASC Topic 310 Receivables. The specific component of the allowance for credit losses reflects expected losses resulting from analysis developed through credit allocations for individual loans. The credit allocations are based on a regular analysis of all loans regardless of size where the internal credit ratings classify the loan as substandard or lower. Loans that have at any point been classified as Troubled Debt Restructurings (TDRs) are deemed to be impaired, and even if the loan is no longer categorized as a TDR utilizes the specific approach.

The nonspecific portion of the allowance is determined based on management’s assessment of general economic conditions, as well as economic factors in the individual markets in which the Company operates including the strength and timing of economic cycles and concerns over the effects of a prolonged economic downturn in the current cycle. This determination inherently involves a higher risk of uncertainty and considers current risk factors that may not have yet manifested themselves in the Bank’s historical loss factors

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 1: Summary of Significant Accounting Policies  – (continued)

used to determine the nonspecific component of the allowance, and it recognizes knowledge of the portfolio may be incomplete. The Bank’s historic loss factors are based upon actual losses incurred by portfolio segment over the preceding 24-month period. In portfolio segments where no actual losses have been incurred within the most recent 24-month period, industry loss data for that portfolio segment, as provided by the FDIC, are utilized. In addition to historic loss factors, the Bank’s methodology for the allowance for credit losses also incorporates other risk factors that may be inherent within the portfolio segments. For each portfolio segment, in addition to the historic loss experience experienced, the other factors that are measured and monitored in the overall determination of the allowance include:

•	Changes in lending practices within the underwriting process
•	Additional risk presented for construction related loans
•	Changes in levels, and migration of classified loans
•	Collateral lien positions for real estate based loans
•	Amount of loans with SBA guarantees and the related net exposure levels
•	The current economic condition of the market and observable trends in the economy
•	Level of current delinquency levels and non-performing loans with recent trends of each
•	Any other factors which management believes may impose additional risk within each portfolio segment

Each of these qualitative risk factors are measured based upon data generated either internally, or in the case of economic conditions utilizing independently provided data on items such as unemployment rates, commercial real estate vacancy rates, or other market data deemed relevant to the business conditions within the markets served. Given the overall status of the economy in recent years, the Bank experienced a high level of loan losses in 2009, with declining levels of losses for 2010 and 2011 (see Note 6). Thus, the historic loss factors have been the largest determinant of the overall risk factors assigned to each portfolio segment. The following table summarizes the amounts of the allowance for credit losses that are attributable to each component of the analysis:

	12/31/2011	12/31/2010
Collectively evaluated for impairment
Based Upon Historic Losses	1,630	2,289
Based upon Qualitative Factors	530	434
Total for loans collectively evaluated	2,160	2,723
Individually evaluated for impairment	1,273	800
Total Allowance for credit losses	3,433	3,523

The above table reflects the composition of the allowance for credit losses, detailing the amount of the allowance attributable to amounts identified for loans that have been individually evaluated for impairment, and also the amount of the allowance for loans that are collectively evaluated by portfolio segment. For the periods represented in this table, the nonspecific portion of the allowance resulting from applying historic loss experience represents approximately 75% in 2011 and 84% in 2010, respectively, of the collectively evaluated total for each period.

The Company’s loan policies state that after all collection efforts have been exhausted, and the loan is deemed to be a loss, then the remaining loan balance will be charged to the Company’s established allowance for loan losses. All loans are evaluated for loss potential once it has been determined by the Watch Committee that the likelihood of repayment is in doubt. When a loan is past due for at least 90 days or a deterioration in debt service coverage ratio, guarantor liquidity, or loan-to-value ratio has occurred that would cause concern regarding the likelihood of the full repayment of principal and interest, and the loan is deemed not to be well

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 1: Summary of Significant Accounting Policies  – (continued)

secured, the loan should be moved to nonaccrual status and a specific reserve is established if the net realizable value is less than the principal value of the loan balance(s). Once the actual loss value has been determined a charge-off against the allowance for loan losses for the amount of the loss is taken. Each loss is evaluated on its specific facts regarding the appropriate timing to recognize the loss.

Other Real Estate Owned

Other real estate acquired through, or in lieu of, foreclosure is initially recorded at the lower of book value or fair value less estimated cost to sell at the date of acquisition, establishing a new cost basis. Revenues and expenses from operations are included in noninterest income. Additions to the valuation allowance are included in noninterest expense. Subsequent to foreclosure, valuations are periodically performed by management and an allowance for losses is established, if necessary, by a charge to operations if the carrying value of a property exceeds its estimated fair value less estimated costs to sell.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization computed using the straight-line method. Premises and equipment are depreciated over the useful lives of the assets, which generally range from 3 to 10 years for furniture, fixtures and equipment, 3 to 5 years for computer software and hardware. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. The costs of major renewals and betterments are capitalized, while the costs of ordinary maintenance and repairs are included in noninterest expense.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under the liability method, deferred-tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities (i.e., temporary differences) and are measured at the enacted rates that will be in effect when these differences reverse.

As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. In addition, deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Interest and penalties related to income tax matters are recognized in income tax expense.

The Company does not have uncertain tax positions that are deemed material, and did not recognize any adjustments for unrecognized tax benefits. The Company’s policy is to recognize interest and penalties on income taxes in other non-interest expenses. The Company remains subject to examination for income tax returns for the years ending after December 31, 2007.

Net Income (Loss) Per Common Share

Basic net income (loss) per common share is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding during the year. Diluted net income (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the year including any potential dilutive effects of common stock equivalents, such as options and warrants.

Share-Based Compensation

Compensation cost is recognized for stock options issued to directors and employees. Compensation cost is measured as the fair value of these awards on their date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options. Compensation cost is recognized over the required service period, generally defined as the vesting period for stock option awards. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. When an award is granted to an employee who is retirement eligible, the compensation cost of these awards is recognized over the period up to the director or employee first becomes eligible to retire.

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 1: Summary of Significant Accounting Policies  – (continued)

Compensation expense for non-vested common stock awards is based on the fair value of the awards, which is generally the market price of the common stock on the measurement date, which, for the Company, is the date of grant, and is recognized ratably over the service period of the award.

Advertising Costs

All advertising costs are expensed as incurred. Advertising expense was $494 thousand in 2011, $363 thousand in 2010 and $311 thousand in 2009.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the statement of financial condition when they are funded.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income, are components of comprehensive income.

Transfer of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. In certain cases, the recourse to the Bank to repurchase assets may exist but is deemed immaterial based on the specific facts and circumstances.

Note 2: Cash and Due from Banks

Regulation D of the Federal Reserve Act requires that banks maintain reserve balances with the Federal Reserve Bank based principally on the type and amount of their deposits. During 2011, the Company maintained balances at the Federal Reserve (in addition to vault cash) to meet the reserve requirements as well as balances to partially compensate for services. Additionally, the Company maintained balances with the Federal Home Loan Bank and two domestic correspondents as partial compensation for services they provided to the Company.

Note 3: Investments Securities

The amortized cost and estimated fair values of investments available for sale are as follows:

	December 31,
(in thousands)	2011				2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Federal agencies	$12,774	$1	$2	$12,773	$14,037	$3	$3	$14,037
Mortgage-backed	568	35	—	603	953	50	—	1,003
	$13,342	$36	$2	$13,376	$14,990	$53	$3	$15,040

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 3: Investments Securities  – (continued)

There have not been any individual securities with an unrealized loss position for a period greater than one year as of either December 31, 2011 or December 31, 2010. Gross unrealized losses and fair value by investment category and length of time the individual securities have been in a continuous unrealized loss position December 31, 2011 and December 31, 2010:

December 31, 2011 (in thousands)	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Federal agencies	$9,722	$2	$—	$—	$9,722	$2
Mortgage-backed	—	—	—	—	—	—
	$9,722	$2	$—	$—	$9,722	$2

December 31, 2010 (in thousands)	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Federal agencies	$5,996	$3	$—	$—	$5,996	$3
Mortgage-backed	—	—	—	—	—	—
	$5,996	$3	$—	$—	$5,996	$3

The unrealized losses that existed were a result of market changes in interest rates since the original purchase. Management systematically evaluates investment securities for other-than-temporary declines in fair value on a quarterly basis. This analysis requires management to consider various factors, which include (1) duration and magnitude of the decline in value, (2) the financial condition of the issuer or issuers and (3) structure of the security.

An impairment loss is recognized in earnings if any of the following are true: (1) the Company intends to sell the debt security; (2) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis or (3) the Company does not expect to recover the entire amortized cost basis of the security. In situations where the Company intends to sell or when it is more likely than not that the Company will be required to sell the security, the entire impairment loss must be recognized in earnings. In all other situations, only the portion of the impairment loss representing the credit loss must be recognized in earnings, with the remaining portion being recognized in shareholders’ equity as a component of other comprehensive income, net of deferred tax.

The amortized cost and estimated fair values of investments available for sale by contractual maturity are shown below:

	December 31,
(in thousands)	2011		2010
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Amounts maturing:
One year or less	$6,000	$6,000	$12,037	$12,040
After one through five years	7,021	7,036	2,424	2,441
After five through ten years	168	177	—	—
After ten years	153	163	529	559
	$13,342	$13,376	$14,990	$15,040

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 3: Investments Securities  – (continued)

There were no sales of investment securities during 2011, 2010 or 2009. At December 31, 2011 and December 31, 2010, $5.8 million and $9.0 million fair value of securities was pledged as collateral for repurchase agreements, respectively. The outstanding balance of no single issuer, except for U. S. Government and U. S. Government agency securities, exceeded ten percent of shareholders’ equity at December 31, 2011.

Note 4: Nonmarketable Equity Securities

At December 31, 2011, December 31, 2010 and 2009, the Company’s investment in nonmarketable equity securities consisted of Federal Home Loan Bank of Atlanta stock, which is required for continued membership, of $1.3 million, $1.5 million and $1.7 million, respectively. These investments are carried at cost.

Note 5: Loans and Leases

The Company makes loans to customers primarily in the Greater Baltimore Maryland metropolitan area, and surrounding communities. A substantial portion of the Company’s loan portfolio consists of loans to businesses secured by real estate and/or other business assets.

The loan portfolio segment balances at December 31, 2011 and December 31, 2010 are presented in the following table:

	December 31,
(in thousands)	2011	% of Total	2010	% of Total
Real estate
Construction and land	39,268	14.2%	$30,604	11.9%
Residential – first lien	22,087	8.0	22,309	8.7
Residential – junior lien	9,242	3.3	9,889	3.9
Total residential real estate	31,329	11.3	32,198	12.6
Commercial – owner occupied	46,588	16.8	46,947	18.3
Commercial – non-owner occupied	76,880	27.8	58,438	22.8
Total commercial real estate	123,468	44.6	105,385	41.1
Total real estate loans	194,065	70.2	168,187	65.6
Commercial loans and leases	81,243	29.4	86,851	33.9
Consumer	1,223	0.4	1,269	0.5
Total loans	$276,531	100.0%	$256,307	100.0%

There were $646 thousand in loans held for sale at December 31, 2011 and there were $1.1 million at December 31, 2010.

Portfolio Segments

The Company currently manages its credit products and the respective exposure to credit losses (credit risk) by the following specific portfolio segments (classes) which are levels at which the Company develops and documents its systematic methodology to determine the allowance for loan and lease losses attributable to each respective portfolio segment. These segments are:

•	Commercial business loans & leases — Commercial loans are made to provide funds for equipment and general corporate needs. Repayment of a loan primarily uses the funds obtained from the operation of the borrower’s business. Commercial loans also include lines of credit that are utilized to finance a borrower’s short-term credit needs and/or to finance a percentage of eligible receivables and inventory. The Company’s loan portfolio also includes a small portfolio of equipment leases, which consists of leases for essential commercial equipment used by small to medium sized businesses.

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 5: Loans and Leases  – (continued)

•	Construction and land loans — Commercial acquisition, development and construction loans are intended to finance the construction of commercial and residential properties and include loans for the acquisition and development of land. Construction loans represent a higher degree of risk than permanent real estate loans and may be affected by a variety of factors such as the borrower’s ability to control costs and adhere to time schedules and the risk that constructed units may not be absorbed by the market within the anticipated time frame or at the anticipated price. The loan commitment on these loans often includes an interest reserve that allows the lender to periodically advance loan funds to pay interest charges on the outstanding balance of the loan.
•	Commercial owner occupied real estate loans — Commercial owned-occupied real estate loans consist of commercial mortgage loans secured by owner occupied properties where an established banking relationship exists and involves a variety of property types to conduct the borrower’s operations. The primary source of repayment for this type of loan is the cash flow from the business and is based upon the borrower’s financial health and the ability of the borrower and the business to repay.
•	Commercial non-owner occupied real estate loans — Commercial non-owner occupied loans consist of properties where an established banking relationship exists and involves investment properties for warehouse, retail, and office space with a history of occupancy and cash flow. This commercial real estate category contains mortgage loans to the developers and owners of commercial real estate where the borrower intends to operate or sell the property at a profit and use the income stream or proceeds from the sale(s) to repay the loan.
•	Consumer loans — This category of loans includes primarily installment loans and personal lines of credit. Consumer loans include installment loans used by customers to purchase automobiles, boats and recreational vehicles.
•	Residential first lien mortgage loans — The residential real estate category contains permanent mortgage loans principally to consumers secured by residential real estate. Residential real estate loans are evaluated for the adequacy of repayment sources at the time of approval, based upon measures including credit scores, debt-to-income ratios, and collateral values. Loans may be either conforming or non-conforming.
•	Residential junior lien mortgage loans — This category of loans includes primarily home equity loans and lines. The home equity category consists mainly of revolving lines of credit to consumers which are secured by residential real estate. These loans are typically secured with second mortgages on the homes.

NOTE 6 — CREDIT QUALITY ASSESSMENT

Allowance for Credit Losses

Credit risk can vary significantly as losses, as a percentage of outstanding loans, can vary widely during economic cycles and are sensitive to changing economic conditions. The amount of loss in any particular type of loan can vary depending on the purpose of the loan and the underlying collateral securing the loan. Collateral securing commercial loans can range from accounts receivable to equipment to improved or unimproved real estate depending on the purpose of the loan. Home mortgage and home equity loans and lines are typically secured by first or second liens on residential real estate. Consumer loans may be secured by personal property, such as auto loans or they may be unsecured loan products.

To control and manage credit risk, management has an internal credit process in place to determine whether credit standards are maintained along with an in-house loan administration accompanied by oversight and review procedures. The primary purpose of loan underwriting is the evaluation of specific lending risks that involves the analysis of the borrower’s ability to service the debt as well as the assessment of the value

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

NOTE 6 — CREDIT QUALITY ASSESSMENT  – (continued)

of the underlying collateral. Oversight and review procedures include the monitoring of the portfolio credit quality, early identification of potential problem credits and the management of the problem credits. As part of the oversight and review process, the Company maintains an allowance for loan and lease losses (the “allowance”) to absorb estimated and probable losses in the loan and lease portfolio. The allowance is based on consistent, continuous review and evaluation of the loan and lease portfolio, along with ongoing assessments of the probable losses and problem credits in each portfolio. While portions of the allowance are attributed to specific portfolio segments, the entire allowance is available to credit losses inherent in the total loan portfolio.

Summary information on the allowance for credit loss activity for the years ended December 31 is provided in the following table:

	December 31,
(in thousands)	2011	2010	2009
Balance at beginning of year	$3,523	$3,508	$2,659
Provision for credit losses	1,164	1,633	3,670
Loan charge-offs	(1,616)	(1,754)	(2,831)
Loan recoveries	362	136	10
Balance at end of year	$3,433	$3,523	$3,508

The following table provides information on the activity in the allowance for loan and lease losses by the respective loan portfolio segment for the year ended December 31, 2011 and 2010:

	December 31, 2011
(in thousands)	Construction and land	Residential first lien	Residential junior lien	Commercial owner occupied	Commercial non-owner occupied	Commercial loans and leases	Consumer loans	Total
Allowance for credit losses:
Beginning balance	$143	$16	$20	$892	$124	$2,294	$34	$3,523
Charge-offs	—	—	—	(1,033)	—	(562)	(21)	(1,616)
Recoveries	—	—	—	—	—	361	1	362
Provision for credit losses	31	95	44	752	73	140	29	1,164
Ending balance	$174	$111	$64	$611	$197	$2,233	$43	$3,433
Ending balance:
individually evaluated for impairment	—	68	44	—	—	1,161	—	1,273
collectively evaluated for impairment	174	43	20	611	197	1,072	43	2,160
Loans:
Ending balance	39,268	22,087	9,242	46,588	76,880	81,243	1,223	276,531
Ending balance:
individually evaluated for impairment	—	611	44	1,988	2,783	3,498	9	8,933
collectively evaluated for impairment	39,268	21,476	9,198	44,600	74,097	77,745	1,214	267,598

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

NOTE 6 — CREDIT QUALITY ASSESSMENT  – (continued)

	December 31, 2010
(in thousands)	Construction and land	Residential first lien	Residential junior lien	Commercial owner occupied	Commercial non-owner occupied	Commercial loans and leases	Consumer loans	Total
Allowance for credit losses:
Beginning balance	$515	$30	$26	$903	$358	$1,658	$18	$3,508
Charge-offs	—	—	(40)	—	(100)	(1,585)	(29)	(1,754)
Recoveries	—	—	—	—	—	135	1	136
Provision for credit losses	(372)	(14)	34	(11)	(134)	2,086	44	1,633
Ending balance	$143	$16	$20	$892	$124	$2,294	$34	$3,523
Ending balance:
individually evaluated for impairment	—	—	—	800	—	—	—	800
collectively evaluated for impairment	143	16	20	92	124	2,294	34	2,723
Loans:
Ending balance	30,604	22,309	9,889	46,947	58,438	86,851	1,269	256,307
Ending balance:
individually evaluated for impairment	—	—	—	4,565	2,814	2,054	—	9,433
collectively evaluated for impairment	30,604	22,309	9,889	42,382	55,624	84,797	1,269	246,874

Integral to the assessment of the allowance process is an evaluation that is performed to determine whether a specific reserve on an impaired credit is warranted. At such time an action plan is agreed upon for the particular loan and an appraisal will be ordered (for real estate based collateral) depending on the time elapsed since the prior appraisal, the loan balance and/or the result of the internal evaluation. The Company’s policy is to strictly adhere to regulatory appraisal standards. If an appraisal is ordered, no more than a 45 day turnaround is requested from the appraiser, who is selected from an approved appraiser list. After receipt of the updated appraisal, the Company’s Watch Committee will determine whether a specific reserve or a charge-off should be taken based upon an impairment analysis. When potential losses are identified, a specific provision and/or charge-off may be taken, based on the then current likelihood of repayment, that is at least in the amount of the collateral deficiency, and any potential collection costs, as determined by the independent third party appraisal. Any further collateral deterioration may result in either further specific reserves being established or additional charge-offs. The President and the Chief Lending Officer have the authority to approve a specific reserve or charge-off between Watch committee meetings to ensure that there are no significant time lapses during this process.

All loans that are considered impaired are subject to the completion of an impairment analysis. This analysis highlights any potential collateral deficiencies. If the net realizable value of the collateral, less selling costs, results in a shortfall when compared to the carrying amount of the loan, a specific reserve is established for the amount of the shortfall. If in the future additional information becomes available concerning the value of the collateral, adjustments may be made to the specific reserve. When the impairment analysis indicates that the portion of the loss has been confirmed, a charge-off is taken, the loan is written down to its realizable value and the amount of the charge-off is then included in the historic loss experience and, therefore, impacts the calculation of the allowance for credit losses on the nonspecific portion of the allowance calculation. For a loan with a specific reserve, the total amount of the loan is classified as a non-accrual loan, even though a specific reserve has been taken for that loan. This reserve increases the amount of the allowance, and thus increases the ratio of the allowance to total loans outstanding. However, when this specific reserve is charged

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

NOTE 6 — CREDIT QUALITY ASSESSMENT  – (continued)

off, the loan amount is reduced which reduces the amount of non accrual loans. This also reduces the associated reserve and, therefore, the ratio of the allowance to total loans outstanding is reduced.

The Company’s systematic methodology for evaluating whether a loan is impaired begins with risk-rating credits on an individual basis and includes consideration of the borrower’s overall financial condition, resources and payment record, the sufficiency of collateral and, in a select few cases, support from financial guarantors. In measuring impairment, the Company looks to the discounted cash flows of the project itself or the value of the collateral as the primary sources of repayment of the loan. The Company will consider the existence of guarantees and the financial strength and wherewithal of the guarantors involved in any loan relationship as both a secondary source of repayment and for the potential as the primary repayment of the loan.

The Company typically relies on recent third party appraisals of the collateral to assist in measuring impairment.

Management has established a credit process that dictates that structured procedures be performed to monitor these loans between the receipt of an original appraisal and the updated appraisal. These procedures include the following:

•	An internal evaluation is updated quarterly to include borrower financial statements and/or cash flow projections.
•	The borrower may be contacted for a meeting to discuss an update or revised action plan which may include a request for additional collateral.
•	Re-verification of the documentation supporting the Company’s position with respect to the collateral securing the loan.
•	At the Watch committee meeting the loan may be downgraded and a specific reserve may be decided upon in advance of the receipt of the appraisal if it is determined that the likelihood of repayment is in doubt.

The Company generally follows a policy of not extending maturities on non-performing loans under existing terms. The Company may extend the maturity of a performing or current loan that may have some inherent weakness associated with the loan. Maturity date extensions only occur under terms that clearly place the Company in a position to assure full collection of the loan under the contractual terms and /or terms at the time of the extension that may eliminate or mitigate the inherent weakness in the loan. These terms may incorporate, but are not limited to additional assignment of collateral, significant balance curtailments/liquidations and assignments of additional project cash flows. Guarantees may be a consideration in the extension of loan maturities, but the Company does not extend loans based solely on guarantees. As a general matter, the Company does not view extension of a loan to be a satisfactory approach to resolving non-performing credits. On an exception basis, certain performing loans that have displayed some inherent weakness in the underlying collateral values, an inability to comply with certain loan covenants which are not affecting the performance of the credit or other identified weakness may be extended.

Collateral values or estimates of discounted cash flows (inclusive of any potential cash flow from guarantees) are evaluated to estimate the probability and severity of potential losses. A specific amount of impairment is established based on the Company’s calculation of the probable loss inherent in the individual loan. The actual occurrence and severity of losses involving impaired credits can differ substantially from estimates.

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

NOTE 6 — CREDIT QUALITY ASSESSMENT  – (continued)

Credit risk profile by portfolio segment based upon internally assigned risk assignments are presented below:

	December 31, 2011
(in thousands)	Construction and land	Residential first lien	Residential junior lien	Commercial owner occupied	Commercial non-owner occupied	Commercial loans and leases	Consumer loans	Total
Credit quality indicators:
Not classified	$39,268	$21,476	$9,198	$44,600	$76,880	$78,014	$1,214	$270,650
Special mention	—	—	—	—	—	—	—	—
Substandard	—	611	44	1,988	—	3,229	9	5,881
Doubtful	—	—	—	—	—	—	—	—
Total	$39,268	$22,087	$9,242	$46,588	$76,880	$81,243	$1,223	$276,531

	December 31, 2010
(in thousands)	Construction and land	Residential first lien	Residential junior lien	Commercial owner occupied	Commercial non-owner occupied	Commercial loans and leases	Consumer loans	Total
Credit quality indicators:
Not classified	$30,604	$22,309	$9,889	$43,347	$58,437	$82,785	$1,269	$248,640
Special mention	—	—	—	—	—	2,017	—	2,017
Substandard	—	—	—	3,601	—	2,049	—	5,650
Doubtful	—	—	—	—	—	—	—	—
Total	$30,604	$22,309	$9,889	$46,948	$58,437	$86,851	$1,269	$256,307
•	Special mention — A Special Mention asset has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special Mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.
•	Substandard — Substandard loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected.
•	Doubtful — Loans classified Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable.

Loans classified special mention, substandard, doubtful or loss are reviewed at least quarterly to determine their appropriate classification. All commercial loan relationships are reviewed annually. Non-classified residential mortgage loans and consumer loans are not evaluated unless a specific event occurs to raise the awareness of a possible credit deterioration.

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

NOTE 6 — CREDIT QUALITY ASSESSMENT  – (continued)

An aged analysis of past due loans are as follows:

	December 31, 2011
(in thousands)	Construction and land	Residential first lien	Residential junior lien	Commercial owner occupied	Commercial non-owner occupied	Commercial loans and leases	Consumer loans	Total
Analysis of past due loans:
Accruing loans current	$39,268	$21,719	$9,198	$44,600	$75,790	$77,951	$1,214	$269,740
Accruing loans past due:
31 – 59 days past due	—	—	—	—	—	—	—	—
60 – 89 days past due	—	—	—	—	1,000	63	—	1,063
Greater than 90 days past due	—	—	—	—	90	—	—	90
Total past due	$—	$—	$—	$—	$1,090	$63	$—	$1,153
Non-accrual loans	—	368	44	1,988	—	3,229	9	5,638
Total loans	$39,268	$22,087	$9,242	$46,588	$76,880	$81,243	$1,223	$276,531

	December 31, 2010
(in thousands)	Construction and land	Residential first lien	Residential junior lien	Commercial owner occupied	Commercial non-owner occupied	Commercial loans and leases	Consumer loans	Total
Analysis of past due loans:
Accruing loans current	$30,604	$22,309	$9,739	$43,347	$58,437	$85,087	$1,269	$250,792
Accruing loans past due:
31 – 59 days past due	—	—	—	—	—	—	—	—
60 – 89 days past due	—	—	—	—	—	—	—	—
Greater than 90 days past due	—	—	$150	$—	$—	$—	$—	$150
Total past due	$—	$—	$150	$—	$—	$—	$—	$150
Non-accrual loans	—	—	—	3,601	—	1,764	—	5,365
Total loans	$30,604	$22,309	$9,889	$46,948	$58,437	$86,851	$1,269	$256,307

Total loans either in non-accrual status or in excess of ninety days delinquent totaled $5.7 million or 2.07% of total loans outstanding as of December 31, 2011 which represents an increase from the total of $5.5 million or 2.15% of total loans at December 31, 2010.

The impaired loans for the years ended December 31, 2011 and 2010 are as follows:

	December 31, 2011
(in thousands)	Construction & land	Residential first lien	Residential junior lien	Commercial owner occupied	Commercial non-owner occupied	Commercial loans and leases	Consumer loans	Total
Impaired loans:
Recorded investment	—	611	44	1,988	2,783	3,498	9	8,933
With an allowance recorded	—	368	44	—	—	1,884	—	2,296
With no related allowance recorded	—	243	—	1,988	2,783	1,614	9	6,637
Related allowance	—	68	44	—	—	1,161	—	1,273
Un-paid principal	—	611	44	3,021	2,783	3,533	9	10,001
Average balance of impaired loans	—	609	44	3,044	2,778	3,593	9	10,078
Interest income recognized	—	23	2	52	114	157	—	348

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

NOTE 6 — CREDIT QUALITY ASSESSMENT  – (continued)

	December 31, 2010
(in thousands)	Construction & land	Residential first lien	Residential junior lien	Commercial owner occupied	Commercial non-owner occupied	Commercial loans and leases	Consumer loans	Total
Impaired loans:
Recorded investment	—	—	—	4,565	2,814	2,054	—	9,433
With an allowance recorded	—	—	—	2,122	—	—	—	2,122
With no related allowance recorded	—	—	—	2,443	2,814	2,054	—	7,311
Related allowance	—	—	—	800	—	—	—	800
Un-paid principal	—	—	—	4,565	2,814	2,439	—	9,818
Average balance of impaired loans	—	—	—	5,857	2,838	2,678	—	11,373
Interest income recognized	—	—	—	130	57	79	—	266

Nonaccrual loans included in impaired loans totaled $5.6 million, $5.4 million and $4.9 million at December 31, 2011, 2010 and 2009 respectively. Interest income that would have been recorded if nonaccrual loans had been current and in accordance with their original terms was $105 thousand, $183 thousand and $142 thousand, respectively.

In 2011, the Company transferred one loan totaling $1.5 million, net of reserves, to other real estate owned (“OREO”). Management routinely evaluates OREO based upon periodic appraisals. The Company recorded an additional valuation allowance of $777 thousand in non-interest expense for several properties whose current appraised value was less than the recorded OREO amount. In 2010, the Company transferred three loans totaling $2.1 million, net of the reserve, to OREO.

Loans may have their terms restructured (e.g., interest rates, loan maturity date, payment and amortization period, etc.) in circumstances that provide payment relief to a borrower experiencing financial difficulty. Such restructured loans are considered impaired loans that may either be in accruing status or non-accruing status. Non-accruing restructured loans may return to accruing status provided there is a sufficient period of payment performance in accordance with the restructure terms. Loans may be removed from the restructured category in the year subsequent to the restructuring if they have performed based on all of the restructured loan terms.

The trouble debt restructured loans (“TDRs”) for December 31, 2011 and December 31, 2010 are as follows:

	As of December 31, 2011
(dollars in thousands)	Number of Loans	Non-Accrual Status	Number of Loans	Accrual Status	Total TDR’s
Residential real estate – first lien	—	$—	1	$240	$240
Commercial real estate non-owner occupied	—	—	—	—	—
Commercial loans	5	751	—	—	751
	5	$751	1	$240	$991

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

NOTE 6 — CREDIT QUALITY ASSESSMENT  – (continued)

	As of December 31, 2010
(dollars in thousands)	Number of Loans	Non-Accrual Status	Number of Loans	Accrual Status	Total TDR’s
Residential real estate – first lien	—	$—	—	$—	$—
Commercial real estate non-owner occupied	—	—	—	—	—
Commercial loans	2	529	1	285	814
	2	$529	1	$285	$814

A summary of TDRs modifications outstanding and performance under modified terms are as follows:

	As of December 31, 2011
(in thousands)	Not Performing to Modified Terms	Performing to Modified Terms	Total TDR’s
Residential real estate – first lien
Interest only payments	$—	$—	$—
Rate modification	—	—	—
Forberance	—	—	—
Extension or other modification	—	240	240
Total residential real estate	—	240	240
Commercial loans
Interest only payments	$—	$—	$—
Rate modification	—	—	—
Forberance	353	—	353
Extension or other modification	398	—	398
Total commercial	751	—	751
Total TDR’s	$751	$240	$991

	As of December 31, 2010
(in thousands)	Not Performing to Modified Terms	Performing to Modified Terms	Total TDR’s
Commercial loans
Interest only payments	$—	$—	$—
Rate modification		285	285
Forberance	367	—	367
Extension or other modification	162	—	162
Total TDR’s	$529	$285	$814

There were recorded losses of $19 thousand on one loan that has been classified as a TDR during 2011, while a loss of $120,000 was recorded in 2010 for one loan classified as a TDR.

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 7: Premises and Equipment

Premises and equipment include the following at:

	December 31,
(in thousands)	2011	2010
Land	2,660	$2,660
Building and leasehold improvements	7,141	6,653
Furniture and equipment	1,912	1,702
Software	163	161
	11,876	11,176
Less: accumulated depreciation and amortization	2,392	1,937
Net premises and equipment	$9,484	$9,239

The Company occupies banking, land and office space in four locations under noncancellable lease arrangements accounted for as operating leases. The initial lease periods range from 10 to 20 years and provide for one or more 5-year renewal options. Rent expense applicable to operating leases amounted to $800 thousand, $961 thousand and $871 thousand for the year ended December 31, 2011, 2010 and 2009, respectively.

In 2010, the Company purchased and now owns a property which includes one of our branch locations as well as both office and retail units. In addition to the current branch, the Company utilizes the office portion of the center for Bank purposes and intends to lease the remainder of the space in the future.

Future minimum lease payments under noncancellable operating leases within the years ending December 31, having an initial term in excess of one year are as follows:

(in thousands)
2012	$783
2013	797
2014	468
2015	239
2016	181
Thereafter	1,430
Total minimum lease payments	$3,898

Note 8: Deposits

The following table details the composition of deposits and the related percentage mix of total deposits, respectively:

	December 31,
(dollars in thousands)	2011	% of Total	2010	% of Total
Noninterest-bearing demand	62,044	24%	$48,679	20%
Interest-bearing checking	17,687	7	17,152	7
Money market accounts	61,267	23	64,637	27
Savings	10,644	4	13,608	6
Certificates of deposit $100,000 and over	79,718	30	68,118	29
Certificates of deposit under $100,000	31,282	12	27,120	11
Total deposits	$262,642	100%	$239,314	100%

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 8: Deposits  – (continued)

The contractual maturities of certificates of deposits greater than $100,000 at December 31, 2011 are shown in the following table:

(in thousands)
Three months or less	$18,400
Over three months through twelve months	31,594
Over one year through three years	26,493
Over three years	3,231
Total	$79,718

Interest expense on deposits for the twelve months ended December 31, 2011, December 31, 2010 and 2009 were as follows:

	December 31,
(in thousands)	2011	2010	2009
Interest-bearing checking	68	$69	$73
Savings and money market	517	653	509
Certificates of deposit $100,000 and over	756	1,053	1,156
Certificates of deposit under $100,000	407	797	1,705
Total	$1,748	$2,572	$3,443

Note 9: Short-Term Borrowings

Short-term borrowings consist of overnight unsecured master notes, overnight securities sold under agreement to repurchase and FHLB advances with a final remaining maturity of less than one year. Information relating to short-term borrowings at December 31, 2011 and for the years ended December 31, 2010 and 2009 is presented below:

	December 31,
	2011		2010
(dollars in thousands)	Amount	Rate	Amount	Rate
At period end	$12,984	0.68%	$25,024	0.91%
Average for the year	$21,840	0.65%	$23,186	0.93%
Maximum month-end balance	$29,879		$28,509

The Company pledges U.S. Government Agency securities, based upon their fair value, as collateral for 100% of the principal and accrued interest of its repurchase agreements. At December 31, 2011, 2010 and 2009 there were $5.8 million, $9.0 million and $11.0 million, respectively in borrowings under these agreements.

If the Company should need to supplement its liquidity, it could borrow, subject to collateral requirements, up to approximately $64.2 million on a line of credit arrangement with the Federal Home Loan Bank of Atlanta (“FHLB”). At December 31, 2011, 2010 and 2009 there were $16.0 million, $20.0 million and $14.0 million, respectively in advances outstanding under this arrangement.

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 10: Long-Term Borrowings

Long-term borrowings for the periods consisted of the following:

	December 31,
(in thousands)	2011	2010
Federal Home Loan Bank Advances(1)
1.82% Due 2013	$2,000	$2,000
0.94% Due 2013	2,000
0.55% Due 2013	2,000
1.59% Due 2014	2,000
0.84% Due 2014	2,000
2.18% Due 2012	2,000
1.17% Due 2012	—	2,000
Total long-term borrowings	$10,000	$6,000

(1)	Fixed rate advances

Note 11: Income Taxes

Federal and state income tax expense (benefit) consists of the following for the years ended:

	December 31,
(in thousands)	2011	2010	2009
Current federal income tax	$330	$—	$—
Current state income tax	—	—	—
Deferred federal income tax expense (benefit)	511	645	(1,031)
Deferred state income tax expense (benefit)	222	171	(273)
Total income tax expense (benefit)	$1,063	$816	$(1,304)

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate for the periods ended follows:

	December 31,
(in thousands)	2011	2010	2009
Statutory federal income tax rate	34.0%	34.0%	(34.0)%
State income taxes, net of federal income tax expense (benefit)	5.6	5.2	(5.1)
Other, net	0.8	7.5	1.7
Effective tax rate	40.4%	46.6%	(37.4)%

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 11: Income Taxes  – (continued)

The following table is a summary of the tax effect of temporary differences that give rise to a significant portion of deferred tax assets:

	December 31,
(in thousands)	2011	2010
Deferred tax assets:
Net operating loss carryforwards	$—	$1,131
Allowance for credit losses	686	872
Valuation on foreclosed real estate	774	507
Stock-based compensation	59	59
Deferred loan fees and costs, net	42	32
Other	220	137
Total deferred tax assets	1,781	2,738
Deferred tax liabilities:
Unrealized gain on securities	13	20
Depreciation and amortization	89	55
Total deferred tax liabilities	102	75
Net deferred tax assets	$1,679	$2,663

Based upon the taxable income generated during 2011, all of the tax loss carryforwards at December 31, 2010 were fully utilized, and there were no remaining tax loss carryforwards recorded as of December 31, 2011.

Note 12: Related Party Transactions

In the normal course of business, loans are made to officers and directors of the Company, as well as to their related interests. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than the normal risk of collectibility. Total outstanding balances to the Company’s executive officers, directors and their related interests at are presented below. Total outstanding commitments to these parties at December 31, 2011 were $14.7 million.

	December 31,
(in thousands)	2011	2010
Balance January 1	$11,673	$14,529
Additions	2,675	1,425
Repayments	1,580	4,281
Balance December 31	$12,768	$11,673

Note 13: Financial Instruments with Off-Balance Sheet Risk

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments may include commitments to extend credit, standby letters of credit and purchase commitments. The Company uses these financial instruments to meet the financing needs of its customers. Financial instruments involve, to varying degrees, elements of credit, interest rate, and liquidity risk. These do not represent unusual risks, and management does not anticipate any losses which would have a material effect on the accompanying financial statements.

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 13: Financial Instruments with Off-Balance Sheet Risk  – (continued)

Outstanding loan commitments and lines and letters of credit are as follows:

	December 31,
(in thousands)	2011	2010
Unfunded loan commitments	$31,203	$20,945
Unused lines of credit	23,424	26,219
Letters of credit	4,902	4,906

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The Company generally requires collateral to support financial instruments with credit risk on the same basis as it does for on-balance sheet instruments. The collateral is based on management’s credit evaluation of the counterparty. Commitments have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Each customer’s credit-worthiness is evaluated on a case-by-case basis.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party.

Note 14: Stock Options, Awards and Warrants

The Company initially raised $4,775,000 of capital by selling to its founders investment units consisting of one share of common stock and a fully detachable warrant equal to .25 shares of common stock per unit. The warrants were issued in recognition of the financial and organizational risk undertaken by the purchasers in the organizational offering. The warrants are immediately exercisable and will expire ten (10) years from the date of issuance August 8, 2014. As of December 31, 2011 there have been no exercises of these warrants and the Company has outstanding warrants to purchase 119,376 shares at the price of $10.00 per share.

The Company’s stock incentive plans provide for awards of nonqualified and incentive stock options as well as vested and non-vested common stock awards. Employee stock options can be granted with exercise prices at the fair market value (as defined within the plan) of the stock at the date of grant and with terms of up to ten years. Except as otherwise permitted in the plan, upon termination of employment for reasons other than retirement, permanent disability or death, the option exercise period is reduced or the options are canceled.

Stock options and stock awards may also be granted to non-employee members of the Board of Directors as compensation for attendance and participation at meetings of the Board of Directors and meetings of the various committees of the Board. The Company previously maintained an Advisory Board, for which non-employee members were compensated via stock options for meeting attendance. These nonqualified stock options can be granted with terms up to ten years, vest immediately, and are fully exercisable at time of grant. Stock awards granted to directors are based on the fair value of the awards, which is generally the market price of the common stock on the measurement date, and vest immediately. In 2011 and 2010, the Company’s issued 4,663 and 3,001 shares of stock, respectively, to directors as compensation for their service.

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 14: Stock Options, Awards and Warrants  – (continued)

The following table summarizes the Company’s stock option activity and related information for the period and years ended:

	December 31,
	2011		2010
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	397,911	$11.16	408,458	$11.16
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(2,560)	11.11	(10,547)	10.84
Outstanding at end of year	395,351	$11.16	397,911	$11.16
Exercisable at end of year	372,201	$11.08	345,314	$10.98
Weighted average fair value of options granted during the year		$—		$—

The intrinsic value of a stock option is the amount that the market value of the underlying stock exceeds the exercise price of the option. Based upon a fair market value of $4.60 on December 31, 2011 the options outstanding had no aggregate intrinsic value. There were no options exercised at during 2011, 2010 or 2009.

Share-based Compensation Expense:  Stock-based compensation is recognized as compensation cost in the statement of operations based on their fair values on the measurement date, which, for the Company, is the date of the grant. The Company recognized additional share-based compensation expense related to stock options of $106 thousand for the year ended December 31, 2011, and $166 thousand and $210 thousand during 2010 and 2009, respectively.

Valuation of Share-Based Compensation:  The fair value of the Company’s stock options granted as compensation is estimated on the measurement date, which, for the Company, is the date of grant. The fair value of stock options was calculated using the Black-Scholes option-pricing model. There were no stock options granted in 2011 and 2010, and the weighted-average fair value of stock options granted was $2.52 for 2009. The Company estimated expected market price volatility and expected term of the options based on historical data and other factors.

Note 15: Profit Sharing Plan

The Company sponsors a defined contribution retirement plan through a Section 401(k) profit sharing plan. Employees may contribute up to 15% of their pretax compensation. Participants are eligible for matching Company contributions up to 4% of eligible compensation dependent on the level of voluntary contributions. Company matching contributions totaled $99 thousand, $82 thousand and $84 thousand, respectively for the year ended December 31, 2011, 2010 and 2009. The Company’s matching contributions vest immediately.

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 16: Income (Loss) per Common Share

The table below shows the presentation of basic and diluted income (loss) per common share for the years ended:

	December 31,
(dollars in thousands, except per share data)	2011	2010	2009
Net income (loss) applicable to common stock (numerator)	$1,385	$933	$(2,188)
Preferred dividends	$(451)	$(326)	$(274)
Net income (loss) available to common shareholders	$934	$607	$(2,462)
BASIC
Average common shares outstanding (denominator)	2,638,443	2,634,822	2,633,066
Basic income (loss) per common share	$0.35	$0.23	$(0.94)
DILUTED
Average common shares outstanding	2,638,443	2,634,822	2,633,066
Diluted effect of stock options and warrants	—	—	—
Diluted average common shares outstanding (denominator)	2,638,443	2,634,822	2,633,066
Diluted income (loss) per common share	$0.35	$0.23	$(0.94)
Stock options and warrants outstanding that are anti-dilutive and thus excluded from calculation of diluted number of shares presented above	495,141	464,689	439,034

Note 17: Risk-Based Capital

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) required that the federal regulatory agencies adopt regulations defining five capital tiers for banks: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.

Quantitative measures, established by the regulators to ensure capital adequacy, require that the Bank and Bancorp maintain minimum ratios (set forth below) of capital to risk-weighted assets. There are three categories of capital under the guidelines. Tier 1 capital includes common shareholders’ equity, qualifying preferred stock and trust preferred securities, less goodwill and certain other deductions (including the unrealized net gains and losses, after applicable income taxes, on securities available for sale carried at fair value). Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, subordinated debt, the allowance for credit losses and net unrealized gains on marketable equity securities, subject to limitations by the guidelines. Tier 2 capital is limited to the amount of Tier 1 capital (i.e., at least half of total capital must be in the form of Tier 1 capital). Tier 3 capital includes certain qualifying unsecured subordinated debt.

Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of four risk weights (0%, 20%, 50% and 100%) is applied to the different balance sheet and off-balance sheet assets, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0%. Off-balance sheet items, such as loan commitments, are also applied a risk weight after calculating balance sheet equivalent amounts. One of four credit conversion factors (0%, 20%, 50% and 100%) is assigned to loan commitments based on the likelihood of the off-balance sheet item becoming an asset. For

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 17: Risk-Based Capital  – (continued)

example, certain loan commitments are converted at 50% and then risk-weighted at 100%. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Management believes that, as of December 31, 2011 and 2010, the Bank met all capital adequacy requirements to which it is subject.

	Actual		For capital adequacy purposes		To be well capitalized under the FDICIA prompt corrective action provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2011:
Total capital (to risk-weighted assets)
Howard Bank	$38,172	13.75%	$22,214	8.00%	$27,768	10.00%
Howard Bancorp	$40,127	14.36%	$22,349	8.00%	N/A
Tier 1 capital (to risk-weighted assets)
Howard Bank	$34,739	12.51%	$11,107	4.00%	$16,661	6.00%
Howard Bancorp	$36,694	13.14%	$11,174	4.00%	N/A
Tier 1 capital (to average assets)
(Leverage ratio)
Howard Bank	$34,739	10.92%	$12,725	4.00%	$15,907	5.00%
Howard Bancorp	$36,694	11.52%	$12,737	4.00%	N/A
As of December 31, 2010:
Total capital (to risk-weighted assets)
Howard Bank	$30,859	11.83%	$20,875	8.00%	$26,094	10.00%
Howard Bancorp	$32,450	12.39%	$20,951	8.00%	N/A
Tier 1 capital (to risk-weighted assets)
Howard Bank	$27,594	10.57%	$10,437	4.00%	$15,656	6.00%
Howard Bancorp	$29,173	11.14%	$10,475	4.00%	N/A
Tier 1 capital (to average assets)
(Leverage ratio)
Howard Bank	$27,594	9.05%	$12,199	4.00%	$15,248	5.00%
Howard Bancorp	$29,173	9.52%	$12,256	4.00%	N/A

The Bank is currently prohibited from paying dividends without the prior approval of the State Banking Commissioner.

Note 18: Fair Value

FASB ASC Topic 820 “Fair Value Measurements” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. FASB ASC Topic 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Company utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 18: Fair Value  – (continued)

nonrecurring basis, such as loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Under FASB ASC Topic 820, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine the fair value. These hierarchy levels are:

Level 1:  Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2:  Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:  Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The types of instruments valued based on quoted market prices in active markets include most U.S. government and agency securities, liquid mortgage products, active listed equities and most money market securities. Such instruments are generally classified within Level 1 or Level 2 of the fair value hierarchy. As required by FASB ASC Topic 820, the Company does not adjust the quoted price for such instruments.

The types of instruments valued based on quoted prices in markets that are not active, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency include most investment-grade and high-yield corporate bonds, less liquid mortgage products, less liquid equities, state, municipal and provincial obligations, and certain physical commodities. Such instruments are generally classified within Level 2 of the fair value hierarchy.

Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.

Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or market value. Market value is measured based on the value of the collateral securing these loans and is classified at a Level 3 in the fair value hierarchy. Collateral may be real estate and/or business assets including equipment, inventory and/or accounts receivable. The value of real estate collateral is determined based on appraisal by qualified licensed appraisers hired by the Company. The value of business equipment, inventory and accounts receivable collateral is based on the net book value on the business’ financial statements and, if necessary, discounted based on management’s review and analysis. Appraised and reported values may be discounted based on management’s historical knowledge, changes in market conditions from the time of valuation, and/or management’s expertise and knowledge of the client and client’s business. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors identified above.

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 18: Fair Value  – (continued)

The following table sets forth the Company’s financial assets and liabilities that were accounted for or disclosed at fair value on a recurring basis as of December 31, 2011 and December 31, 2010.

December 31, 2011

(in thousands)	Carrying Value (Fair Value)	Quoted Price (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
U.S. Federal agencies	$12,773	$—	$12,773	$—
Mortgage-backed securities	604	—	604	—
December 31, 2010

(in thousands)	Carrying Value (Fair Value)	Quoted Price (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
U.S. Federal agencies	$14,037	$—	$14,037	$—
Mortgage-backed securities	1,003	—	1,003	—

The following table sets forth the Company’s financial assets and liabilities that were accounted for or disclosed at fair value on a nonrecurring basis as of December 31, 2011 and December 31, 2010.

December 31, 2011

(in thousands)	Carrying Value (Fair Value)	Quoted Price (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other real estate owned	$1,885	$—	$—	$1,885
Impaired loans:
Residential – first lien	611	—	—	611
Residential – junior lien	44	—	—	44
Commercial – owner occupied	1,988	—	—	1,988
Commercial – non-owner occupied	2,783	—	—	2,783
Commercial loans and leases	3,498	—	—	3,498
Consumer	9	—	—	9
December 31, 2010

(in thousands)	Carrying Value (Fair Value)	Quoted Price (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other real estate owned	$3,024	$—	$—	$3,024
Impaired loans:
Commercial – owner occupied	4,565	—	—	4,565
Commercial – non-owner occupied	2,814	—	—	2,814
Commercial loans and leases	2,054	—	—	2,054

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 18: Fair Value  – (continued)

The following table provides a reconciliation of all assets measured at fair value on a nonrecurring basis using significant unobservable inputs for the twelve months ended December 31, 2011 and December 31, 2010.

(in thousands)	Foreclosed Properties	Impaired Loans
Balance at December 31, 2010	$3,024	$9,433
Total net gain (losses) for the year included in:
Gain on sale of foreclosed properties	459	—
Other comprehensive gain (loss)	—	—
Purchase and sales, net	(2,625)	—
Net transfers in (out)	1,804	218
Valuation allowance	(777)	(718)
Balance at December 31, 2011	$1,885	$8,933
Balance at December 31, 2009	$840	$7,649
Total net gain (losses) for the year included in:
Gain on sale of foreclosed properties	—	—
Other comprehensive gain (loss)	—	—
Purchase and sales, net	—	—
Net transfers in (out)	2,184	1,983
Valuation allowance	—	(199)
Balance at December 31, 2010	$3,024	$9,433

The following table presents required information in accordance with ASC Topic 825 “Financial Instruments” December 31, 2011 and 2010. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are based on quoted market prices where available or calculated using present value techniques. Since quoted market prices are not available on many of our financial instruments, estimates may be based on the present value of estimated future cash flows and estimated discount rates. These financial assets and liabilities have not been recorded at fair value.

The following methods and assumptions were used to estimate the fair value of financial instruments where it is practical to estimate fair value:

Cash and cash equivalents:  The fair value of cash and cash equivalents is estimated to approximate the carrying amounts.

Securities available-for-sale:  Based on quoted market prices. If quoted market price is not available fair value is estimated using quoted market prices for similar securities. See Note 3 for additional information.

Nonmarketable equity securities:  Because these securities are not marketable, the carrying amount approximates the fair value.

Loans:  For variable rate loans the carrying amount approximates the fair value. For fixed rate loans the fair value is calculated by discounting estimated cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The estimated cash flows do not anticipate prepayments.

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 18: Fair Value  – (continued)

Deposits:  The carrying amount of non-maturity deposits such as demand deposits, money market and saving deposits approximates the fair value. The fair value of deposits with predetermined maturity dates such as certificate of deposits is estimated by discounting the future cash flows using current rates of similar deposits with similar remaining maturities.

Short-term borrowing:  Variable rate repurchase agreements carrying amounts approximate the fair values at the reporting date.

Long-term borrowing:  Because the borrowing is a variable rate instrument, the carrying amount approximates the fair value.

Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented for loans would be indicative of the value negotiated in an actual sale.

	December 31,
	2011		2010
(in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Cash and cash equivalents	$18,205	$18,205	$11,754	$11,754
Nonmarketable equity securities	1,313	1,313	1,515	1,515
Loans	277,177	280,653	256,307	256,698
Financial Liabilities
Deposits	262,642	262,412	239,314	238,965
Short-term borrowings	12,984	12,984	25,024	25,024
Long-term borrowings	10,000	9,948	6,000	5,953

Note 19: NEW ACCOUNTING PRONOUNCEMENTS

In April 2011, the FASB issued ASU No. 2011-02, “A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring.” The provisions of ASU No. 2011-02 provide additional guidance related to determining whether a creditor has granted a concession, include factors and examples for creditors to consider in evaluating whether a restructuring results in a delay in payment that is insignificant, prohibit creditors from using the borrower’s effective rate test to evaluate whether a concession has been granted to the borrower, and add factors for creditors to use in determining whether a borrower is experiencing financial difficulties. A provision in ASU No. 2011-02 also ends the FASB’s deferral of the additional disclosures about troubled debt restructurings as required by ASU No. 2010-20. The provisions of ASU No. 2011-02 were effective for the Company’s reporting period ending September 30, 2011. The adoption of ASU No. 2011-02 did not have a material impact on the Company’s statements of income and condition.

In April 2011, the FASB issued ASU No. 2011-03, “Reconsideration of Effective Control for Repurchase Agreements.” ASU No. 2011-03 affects all entities that enter into agreements to transfer financial assets that both entitle and obligate the transferor to repurchase or redeem the financial assets before their maturity. The amendments in ASU No. 2011-03 remove from the assessment of effective control the criterion relating to the transferor’s ability to repurchase or redeem financial assets on substantially the agreed terms, even in the event of default by the transferee. ASU No. 2011-03 also eliminates the requirement to demonstrate that the transferor possesses adequate collateral to fund substantially all the cost of purchasing replacement financial assets. The guidance is effective for the Company’s reporting period ended June 30, 2012. The guidance will be applied prospectively to transactions or modifications of existing transaction that occur on or after January 1, 2012.

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 19: NEW ACCOUNTING PRONOUNCEMENTS  – (continued)

In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income.” This guidance requires companies to present comprehensive income in a single statement below net income or in a separate statement of comprehensive income immediately following the income statement. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. This guidance does not change which items are reported in other comprehensive income or the requirement to report reclassifications of items from other comprehensive income to net income. This guidance is effective for fiscal years and interim periods beginning after December 15, 2011 and will require retrospective application for all periods presented.

Note 20: Parent Company Financial Information

The condensed financial statement for Howard Bancorp, Inc. (Parent Only) is presented below:

Howard Bancorp, Inc.

Balance Sheets

	December 31,
(in thousands)	2011	2010
ASSETS
Cash and cash equivalents	$2,932	$2,692
Investment in subsidiaries	35,142	28,572
Other assets	60	51
Total assets	$38,134	$31,315
LIABILITIES
Short-term borrowings	$1,178	$1,998
Other Liabilities	326	29
Total liabilities	1,504	2,027
SHAREHOLDERS’ EQUITY
Preferred stock – par value $0.01 (liquidation preference of $1,000 per share) authorized 5,000,000; shares issued and outstanding 12,562 series AA at December 31, 2011 and 6,282 series A and B at December 31, 2010, net of issuance cost	12,562	6,272
Common stock – par value of $0.01 authorized 5,000,000 shares; issued and outstanding 2,640,264 shares at December 31, 2011 and 2,636,837 December 31, 2010	26	26
Capital surplus	28,413	28,285
Accumulated deficit	(4,391)	(5,325)
Accumulated other comprehensive income, net	20	30
Total shareholders’ equity	36,630	29,288
Total liabilities and shareholders’ equity	$38,134	$31,315

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 20: Parent Company Financial Information  – (continued)

Statements of Operations

	For the year ended December 31,
(in thousands)	2011	2010	2009
INTEREST INCOME
Interest and fees on loans	$—	$—	$26
INTEREST EXPENSE
Short-term borrowings	27	29	38
NET INTEREST EXPENSE	(27)	(29)	(12)
Provision for credit losses	—	—	(6)
Net interest expense after provision for credit losses	(27)	(29)	(6)
NONINTEREST EXPENSE
Compensation and benefits	106	166	235
Other operating expense	111	108	13
Total noninterest expense	217	274	248
Loss before income tax and equity in undistributed loss of subsidiary	(244)	(303)	(254)
Income tax benefit	(72)	(4)	(34)
Loss before equity in undistributed income (loss) of subsidiary	(172)	(299)	(220)
Equity in undistributed income (loss) of subsidiary	1,557	1,232	(1,968)
Net income (loss)	$1,385	$933	$(2,188)
Preferred stock dividends	451	326	274
Net income (loss) available to common shareholders	$934	$607	$(2,462)

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

Note 20: Parent Company Financial Information  – (continued)

Statements of Cash Flows

	Year Ended December 31,
(in thousands)	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,385	$933	$(2,188)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Provision for credit losses	—	—	(6)
Deferred income taxes (benefits)	26	(4)	(34)
Share-based compensation	128	187	216
Equity in undistributed (income) loss of subsidiary	(1,546)	(923)	1,978
Increase in other assets	(44)	29	(638)
Increase in other liabilities	295	—	—
Net cash provided (used) by operating activities	244	222	(672)
CASH FLOWS FROM INVESTING ACTIVITIES:
Net decrease in loans outstanding	—	—	430
Investment in subsidiary	(5,024)	(1,500)	(5,000)
Net cash used by investing activities	(5,024)	(1,500)	(4,570)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in short-term borrowings	(819)	(1,743)	3,698
Net proceeds from issuance of preferred stock, net of cost	6,290	—	6,272
Cash dividends on preferred stock	(451)	(326)	(234)
Net cash provided by financing activities	5,020	(2,069)	9,736
Net increase in cash and cash equivalents	240	(3,347)	4,494
Cash and cash equivalents at beginning of period	2,692	6,039	1,545
Cash and cash equivalents at end of period	$2,932	$2,692	$6,039

NOTE 20 — PREFERRED STOCK

On September 22, 2011, we entered into a Securities Purchase Agreement with the Secretary of the Treasury, pursuant to which we issued and sold to the Treasury 12,562 shares of our Senior Non-Cumulative Perpetual Preferred Stock, Series AA, having a liquidation preference of $1,000 per share, for aggregate proceeds of $12,562,000. The issuance was pursuant to the Treasury’s Small Business Lending Fund (SBLF) program, a $30 billion fund established under the Small Business Jobs Act of 2010, which encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion. The Series AA Preferred Stock is entitled to receive non-cumulative dividends payable quarterly on each January 1, April 1, July 1 and October 1, beginning October 1, 2011. The dividend rate, which is calculated on the aggregate Liquidation Amount, has been initially set at 5% per annum based upon the current level of “Qualified Small Business Lending” (“QSBL”) by the Bank. The dividend rate for future dividend periods will be set based upon the percentage change in qualified lending between each dividend period and the baseline QSBL level established at the time the Agreement was entered into. Such dividend rate may vary from 1% per annum to 5% per annum for the second through tenth dividend periods, from 1% per annum to 7% per annum for the eleventh through the first half of the nineteenth dividend periods. If the Series AA Preferred Stock remains outstanding for more than four-and-one-half years, the dividend rate will be fixed at 9%. Prior to that time, in general, the dividend rate decreases as the level of the Bank’s QSBL increases. Such dividends are not cumulative, but the Company may only declare and pay dividends on its common stock (or

HOWARD BANCORP, INC.

Notes to Consolidated Financial Statements

NOTE 20 — PREFERRED STOCK  – (continued)

any other equity securities junior to the Series AA Preferred Stock) if it has declared and paid dividends for the current dividend period on the Series AA Preferred Stock, and will be subject to other restrictions on its ability to repurchase or redeem other securities. In addition, if (i) we have not timely declared and paid dividends on the Series AA Preferred Stock for six dividend periods or more, whether or not consecutive, the Treasury (or any successor holder of Series AA Preferred Stock) may designate a representative to attend all meetings of Bancorp’s Board of Directors in a nonvoting observer capacity and Bancorp must give such representative copies of all notices, minutes, consents and other materials that Bancorp provide to its directors in connection with such meetings.

We may redeem the shares of Series AA Preferred Stock, in whole or in part, at any time at a redemption price equal to the sum of the Liquidation Amount per share and the per-share amount of any unpaid dividends for the then-current period, subject to any required prior approval by our primary federal banking regulator.

Simultaneously with the receipt of the SBLF funds, Bancorp redeemed the full balance of $6.3 million of shares of Series A and Series B preferred stock issued to the Treasury under the U S Treasury Capital Purchase Program (the “CPP”) in 2009. The resulting net increase of approximately $6.2 million of additional capital will support the Company’s continued growth.

On February 27, 2009, the United States Department of the Treasury (“Treasury”), purchased $5,983,000 of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) issued by Bancorp. The dividend rate was 5% for the first five years, rising to 9% thereafter. At the same time Bancorp issued its Series A Preferred Stock, it issued to the Treasury warrants which were immediately exercised to purchase Fixed Rate Cumulative Perpetual Preferred Stock, Series B Preferred Stock (“Preferred B”) in the amount of 5% of the Preferred A shares or 299 shares with a par value of $299,003.

1,150,891 Shares (Maximum)
356,165 shares (Minimum)
Offered by Howard Bancorp, Inc.

173,003 Shares Offered by Selling Stockholder

COMMON STOCK
par value $0.01 per share

HOWARD BANCORP, INC.

PROSPECTUS

May 21, 2012

Until June 15, 2012 (the 25th day after the date of this prospectus) all dealers effecting transactions in the registered securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Howard Bancorp, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Howard Bancorp, Inc. or Howard Bank since any of the dates as of which information is furnished herein or since the date hereof.